    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 12, 1994
                                                        REGISTRATION NO. 33-

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                ---------------

                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------

                  UAL CORPORATION AND UNITED AIR LINES, INC.
          (EXACT NAME OF EACH REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                ---------------

    DELAWARE--UAL                  4512--UAL            36-2675207--UAL
   DELAWARE--UNITED              4512--UNITED          36-2675206--UNITED
   (STATE OR OTHER            (PRIMARY STANDARD         (I.R.S. EMPLOYER
   JURISDICTION OF        INDUSTRIAL CLASSIFICATION   IDENTIFICATION NUMBER)
   INCORPORATION OR              CODE NUMBER)
    ORGANIZATION)



                           1200 EAST ALGONQUIN ROAD
                      ELK GROVE TOWNSHIP, ILLINOIS 60007
                                (708) 952-4000

      (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA
              CODE, OF REGISTRANTS' PRINCIPAL EXECUTIVE OFFICES)

                                                     Copies to:
      LAWRENCE M. NAGIN, ESQ.                 PETER ALLAN ATKINS, ESQ.
          UAL CORPORATION                     THOMAS H. KENNEDY, ESQ.
           P.O. BOX 66100                      ERIC L. COCHRAN, ESQ.
      CHICAGO, ILLINOIS 60666             SKADDEN, ARPS, SLATE, MEAGHER &
           (708) 952-4000                               FLOM
   (NAME, ADDRESS, INCLUDING ZIP                  919 THIRD AVENUE
    CODE, AND TELEPHONE NUMBER,               NEW YORK, NEW YORK 10022
 INCLUDING AREA CODE, OF AGENT FOR
              SERVICE)

                                ---------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: At the effective time of the recapitalization (the "Recapitalization") of UAL Corporation described in the Proxy Statement/Joint Prospectus forming a part of this Registration Statement.
  If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

                                ---------------

                        CALCULATION OF REGISTRATION FEE

================================================================================================
 TITLE OF EACH CLASS OF        AMOUNT           PROPOSED         PROPOSED
    SECURITIES TO BE            TO BE       MAXIMUM OFFERING MAXIMUM AGGREGATE     AMOUNT OF
       REGISTERED            REGISTERED      PRICE PER UNIT   OFFERING PRICE   REGISTRATION FEE
- ------------------------------------------------------------------------------------------------
Common Stock, par value
 $.01 per share, of
 UAL...................   14,463,093 shares       (1)               (1)        $700,462.52(1)(2)
- ------------------------------------------------------------------------------------------------
Series B Preferred Stock
 of UAL (or depositary
 receipts representing
 such shares)..........   35,984,175 shares       (1)               (1)               (1)
- ------------------------------------------------------------------------------------------------
Series D Redeemable
 Preferred Stock of
 UAL...................     28,927 shares         (1)               (1)               (1)
- ------------------------------------------------------------------------------------------------
Series A Senior
 Debentures due 2004 of
 United................     $449,802,200         (1)(2)           (1)(2)            (1)(2)
- ------------------------------------------------------------------------------------------------
Series B Senior
 Debentures due 2014 of
 United................     $449,802,200         (1)(2)           (1)(2)            (1)(2)
================================================================================================

(1) This Registration Statement covers the shares of Common Stock, par value $0.01 per share, of UAL (the "New Shares"), the shares of the Series B Preferred Stock of UAL and the shares of Series D Redeemable Preferred Stock of UAL to be issued in exchange for, and upon conversion of the shares of the Common Stock, par value $5 per share, of UAL (the "Old Shares") in connection with the Recapitalization. Immediately upon issuance, the Series D Redeemable Preferred Stock will be redeemed for cash, Series A Debentures due 2004 of United and Series B Debentures due 2014 of United (collectively, the "Debentures"). For the purposes of calculating the registration fee pursuant to Rule 457(f)(l), (i) the number of Old Shares to be exchanged and converted is 28,926,185 and (ii) $746,295,573 of cash ($25.80 per Old Share), which will be paid by UAL in connection with the Recapitalization, has been subtracted (pursuant to Rule 457(f)(3)) from the aggregate market value of Old Shares to be exchanged and converted in the Recapitalization. The aggregate market value of the Old Shares has been computed by taking the average of the high and low prices for the Old Shares on the New York Stock Exchange, Inc. on April 6, 1994 ($127.125).

(2) As noted below, the Debentures were registered as Debt Securities of United pursuant to the Registration Statement on Form S-3 (No. 33-57192) filed on January 21, 1993. Of the aggregate fee calculated pursuant to Rule 457(f), $310,208.41 is attributable to the Debentures, and the amount of the registration fee has been reduced by such amount.

                                ---------------

  THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

  AS PROVIDED UNDER RULE 429, THE DEBENTURES TO BE OFFERED HEREUNDER WERE REGISTERED AS DEBT SECURITIES OF UNITED PURSUANT TO THE REGISTRATION STATEMENT ON FORM S-3 (NO. 33-57192) FILED ON JANUARY 21, 1993.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                UAL CORPORATION
                             UNITED AIRLINES, INC.

                             CROSS-REFERENCE SHEET

                 PURSUANT TO ITEM 501(B) OF REGULATION S-K
        SHOWING THE LOCATION IN THE PROXY STATEMENT/JOINT PROSPECTUS
             OF THE INFORMATION REQUIRED TO BE INCLUDED THEREIN
                      IN RESPONSE TO PART I OF FORM S-4

                                               LOCATION OR HEADING IN
    S-4 ITEM NUMBER AND CAPTION           PROXY STATEMENT/JOINT PROSPECTUS
    ---------------------------           --------------------------------
 1. Forepart of Registration
    Statement and Outside Front
    Cover Page of Prospectus.......  FACING PAGE; CROSS-REFERENCE SHEET; OUTSIDE
                                     FRONT COVER PAGE
 2. Inside Front and Outside Back
    Cover Pages of Prospectus......  AVAILABLE INFORMATION; INCORPORATION OF
                                     CERTAIN DOCUMENTS BY REFERENCE; TABLE OF
                                     CONTENTS
 3. Risk Factors, Ratio of Earnings
    to Fixed Charges, and Other
    Information....................  SUMMARY OF PROXY STATEMENT/JOINT
                                     PROSPECTUS; --The Plan of
                                     Recapitalization--Certain Risk Factors;--
                                     Selected Consolidated Historical and Pro
                                     Forma Information; --SPECIAL FACTORS--
                                     Certain Risk Factors; SELECTED CONSOLIDATED
                                     FINANCIAL AND OPERATING INFORMATION;
                                     UNAUDITED PRO FORMA FINANCIAL INFORMATION

 4. Terms of the Transaction.......  SUMMARY OF THE PROXY STATEMENT/JOINT
                                     PROSPECTUS--The Plan of Recapitalization;
                                     --The Plan of Recapitalization--Background
                                     of the Recapitalization; --The Plan of
                                     recapitalization--Opinion of Certain
                                     Financial Advisors to the Board; --The Plan
                                     of Recapitalization--Certain Federal Income
                                     Tax Consequences; BACKGROUND OF THE
                                     RECAPITALIZATION; SPECIAL FACTORS--Opinions
                                     of the Financial Advisors to the Board;--
                                     Purpose and Structure of the
                                     Recapitalization;--Certain Effects of the
                                     Recapitalization; CERTAIN FEDERAL INCOME
                                     TAX CONSEQUENCES; THE PLAN OF
                                     RECAPITALIZATION--Terms and Conditions;--
                                     Establishment of ESOP; DESCRIPTION OF
                                     SECURITIES
 5. Pro Forma Financial
    Information....................  SUMMARY OF PROXY STATEMENT/JOINT
                                     PROSPECTUS--Selected Consolidated and Pro
                                     forma Operating Information; UNAUDITED PRO
                                     FORMA FINANCIAL INFORMATION

                                               LOCATION OR HEADING IN
    S-4 ITEM NUMBER AND CAPTION           PROXY STATEMENT/JOINT PROSPECTUS
    ---------------------------           --------------------------------
 6. Material Contacts with the
    Company Being Acquired.........  SUMMARY OF PROXY STATEMENT/JOINT
                                     PROSPECTUS--The Plan of Recapitalization--
                                     Background of the Recapitalization;
                                     BACKGROUND OF THE RECAPITALIZATION
 7. Additional Information Required
    for Reoffering by Persons and
    Parties Deemed to be
    Underwriters...................  NOT APPLICABLE
 8. Interests of Named Experts and
    Counsel........................  SPECIAL FACTORS--Opinions of the Financial
                                     advisors to the Board; EXPERTS; LEGAL
                                     OPINION
 9. Disclosure of Commission
    Position on Indemnification for
    Securities Act Liability.......  NOT APPLICABLE
10. Information With Respect to S-3
    Registrants....................  INCORPORATION OF CERTAIN DOCUMENTS BY
                                     REFERENCE; BACKGROUND OF THE PLAN OF
                                     RECAPITALIZATION
11. Incorporation of Certain
    Information by Reference.......  INCORPORATION OF CERTAIN DOCUMENTS BY
                                     REFERENCE
12. Information With Respect to S-2
    or S-3 Registrants.............  NOT APPLICABLE
13. Incorporation of Certain
    Information by Reference.......  NOT APPLICABLE
14. Information With Respect to
    Registrants Other Than S-3 or
    S-2 Registrants................  NOT APPLICABLE
15. Information With Respect to S-3
    Companies......................  NOT APPLICABLE
16. Information With Respect to S-2
    or S-3 Companies...............  NOT APPLICABLE
17. Information With Respect to
    Companies Other Than S-2 or S-3
    Companies......................  NOT APPLICABLE
18. Information if Proxies,
    Consents or Authorizations Are
    to be Solicited................  SUMMARY OF PROXY STATEMENT/JOINT
                                     PROSPECTUS--Date, Time and Place of
                                     Meeting; --Vote Required; --The Plan of
                                     Recapitalization--Interests of Certain
                                     Persons in the Recapitalization; --The Plan
                                     of Recapitalization--No Appraisal Rights;
                                     INTRODUCTION; --Voting Rights and Proxy
                                     Information; --No Appraisal Rights; SPECIAL
                                     FACTORS--Interests of Certain Persons in
                                     the Recapitalization; --Management
                                     Arrangements; THE PLAN OF
                                     RECAPITALIZATION--Revised Governance
                                     Structure; ELECTION OF DIRECTORS;
                                     BENEFICIAL OWNERSHIP OF SECURITIES;
                                     EXECUTIVE COMPENSATION
19. Information if Proxies,
    Consents or Authorizations are
    not to be Solicited, or in an
    Exchange Offer.................  NOT APPLICABLE

                                [UAL LETTERHEAD]

                                                          ________________, 1994

Dear Stockholder:

  At a Meeting of Stockholders of UAL Corporation scheduled to be held at the
      on      , common stockholders will be asked to approve a recapitalization transaction that substantially alters the cost structure of UAL's principal subsidiary, United Airlines, a change that is intended to immediately strengthen the carrier's competitive position in worldwide aviation markets while improving its long-term financial viability well into the future.

  As part of the transaction, employees will make an investment, which is estimated by the Company to have a net present value of approximately $4.9 billion, in the form of wage concessions, work-rule changes and related savings. In return, through the establishment of Employee Stock Ownership Plans, participating employees will hold, initially, approximately 53 percent of the equity of the Company with current stockholders, initially, retaining approximately 47 percent of the equity in the Company, subject to adjustment in certain circumstances. In addition, current common stockholders will receive additional consideration in the form of cash, debentures and preferred stock.

  We believe that the transaction directly addresses the major problem facing United and virtually all mature air carriers in the United States: a high cost structure that impedes effective competition with newer, low-cost carriers that have increased significantly their U.S. domestic market share over the past five years and that are continuing to make significant inroads into United's traditional markets.

  The employee investment is expected to reduce costs substantially throughout United's worldwide route system. The investment specifically addresses the critical challenge facing United in U.S. domestic markets by facilitating the creation of a new operation--an "airline-within-an-airline"--that is intended to compete more effectively with low-cost carriers in short-haul markets where they are most predominant.

  In addition--and importantly in a service business such as an airline--this transaction should enhance the commitment of employees by providing a tangible link between the Company's operating performance and the resulting rewards that can be realized by employee-owners of the Company.

  The transaction will take the form of a recapitalization that will provide an immediate return to common stockholders of $25.80 in cash, $31.10 liquidation value of Company preferred stock and $31.10 face amount of United debentures and will permit current stockholders to retain a significant ongoing equity interest in the Company.

  The attached Proxy Statement/Joint Prospectus details the proposed transaction, including the establishment of a revised corporate governance structure that will be implemented through, among other things, amendments to the Company's Restated Certificate of Incorporation and Bylaws.

  The Board of Directors has approved the recapitalization plan and has determined that the proposed recapitalization is fair to the holders of the Company's common stock. The Board of Directors recommends that holders of common stock vote FOR approval of the recapitalization plan and the related matters identified as Items 2 through 7 on the enclosed proxy card.

  You are urged to read the information concerning the proposed recapitalization contained in the attached Proxy Statement/Joint Prospectus, including pages 13 through 25 that outline the benefits the Company expects to achieve as a result of the employee investment, and the opinions of the Company's financial advisors, CS First Boston Corporation and Lazard Freres & Co. The Proxy Statement/Joint Prospectus also describes a number of other matters to be voted upon by holders of common stock at the Meeting.

  We ask you to fill out, sign and mail promptly the enclosed proxy. If you plan to attend, please request an admission card by marking the proxy card in the space provided. If you attend the meeting, you may vote your shares in person whether or not you have previously submitted a proxy.

  Thank you for your cooperation.

                                          Very truly yours,

                                          Stephen M. Wolf
                                          Chairman of the Board
                                          and Chief Executive Officer

                                UAL CORPORATION
                                P.O. BOX 66919
                            CHICAGO, ILLINOIS 60666

                               ----------------

                       NOTICE OF MEETING OF STOCKHOLDERS

To the Stockholders:

  A Meeting of stockholders of UAL Corporation, a Delaware corporation (the
"Company"), will be held at the                       ,                     ,
                 , on                , 1994, at   :00 a.m., local time, for
the following purposes:

    1. To approve the Agreement and Plan of Recapitalization, dated as of March 25, 1994 (the "Plan of Recapitalization"). The Plan of Recapitalization provides for the reclassification of the Company's outstanding common stock and other amendments to the Company's Restated Certificate of Incorporation and Bylaws, as a result of which each outstanding share of common stock, par value $5.00 per share, of the Company (the "Old Shares") will be reclassified as, and exchanged for, one-half (0.5) of a new share of common stock, par value $.01 per share, of the Company (the "New Shares"), $31.10 liquidation value of Series B Preferred Stock, without par value, of the Company, and one one-thousandth of a share of Series D Redeemable Preferred Stock, without par value, of the Company, which one one-thousandth of a share will be redeemed immediately after issuance for $25.80 in cash, $15.55 principal amount of Series A Debentures due 2004 of United Air Lines, Inc. ("United") and $15.55 principal amount of Series B Debentures due 2014 of United.

    2. Subject to and conditioned upon approval of the Plan of Recapitalization, to approve the amendment and restatement of the Company's Restated Certificate of Incorporation and Bylaws as set forth in the Plan of Recapitalization (the "Charter and Bylaw Amendments").

    3. Subject to and conditioned upon approval of the Plan of Recapitalization and the Charter and Bylaw Amendments, to approve the issuance of (a) shares of Class 1 ESOP Convertible Preferred Stock to State Street Bank and Trust Company ("State Street"), as trustee of the UAL Corporation Employee Stock Ownership Plan Trust, (b) shares of Class 2 ESOP Convertible Preferred Stock to State Street, as trustee of the UAL Corporation Supplemental ESOP Trust, (c) shares of (i) Class P ESOP Voting Preferred Stock, (ii) Class M ESOP Voting Preferred Stock and (iii) Class S ESOP Voting Preferred Stock to State Street, as trustee of the UAL Corporation Employee Stock Ownership Plan Trust and the UAL Corporation Supplemental ESOP Trust, (d) shares of Class I Junior Preferred Stock to certain individuals to be named as directors of the Company, (e) a share of Class Pilot MEC Junior Preferred Stock to the United Airlines Pilots Master Executive Council of the Air Line Pilots Association, International, (f) a share of Class IAM Junior Preferred Stock to the International Association of Machinists and Aerospace Workers or its designee and (g) shares of Class SAM Preferred Stock to an individual to be named as a director of the Company on behalf of its salaried and management employees and to an additional designated stockholder.

    4. Subject to and conditioned upon approval of the Plan of Recapitalization and the Charter and Bylaw Amendments, to elect four directors to serve as "Public Directors" of the Company until their successors are duly elected and qualified.

    5. Subject to and conditioned upon approval of the Plan of Recapitalization and the Charter and Bylaw Amendments, to amend the Company's 1981 Incentive Stock Program.

    6. Subject to and conditioned upon approval of the Plan of Recapitalization and the Charter and Bylaw Amendments, to amend the Company's 1988 Restricted Stock Plan.

    7. Subject to and conditioned upon approval of the Plan of Recapitalization, to amend the Company's Incentive Compensation Plan.

    8. To consider and act upon three stockholder proposals.

    9. To ratify the selection of Arthur Andersen & Co. as the Company's independent accountants for the year ending December 31, 1994.

    10. To transact such other business as may properly come before the Meeting or any adjournment or postponement thereof.

  If the Plan of Recapitalization is approved and directors are elected at the Meeting, the Meeting will be deemed to constitute the Company's 1994 annual meeting. If the Plan of Recapitalization is not approved and/or if directors are not elected at the Meeting, an annual meeting of stockholders for 1994 will be scheduled in the near future.

  Only holders of record of Old Shares at the close of business on , 1994 are entitled to notice of, and to vote at, the Meeting and at any adjournment or postponement thereof. A list of such holders will be open for examination during ordinary business hours by any stockholder for any purpose germane to
the meeting at      for a period of ten days prior to the meeting. The list
will also be available on      at the place of the Meeting.

  Stockholders will not be entitled to appraisal rights in connection with any of the matters to be voted on at the Meeting.

  Stockholders are urged to fill out, sign and mail promptly the enclosed proxy in the accompanying envelope, which requires no postage if mailed in the United States. Proxies forwarded by or for brokers or fiduciaries should be returned as directed. The prompt return of proxies will save the expense involved in further communication.

                                          By Order of the Board of Directors.

                                          Francesca M. Maher,
                                          Secretary

Chicago, Illinois
           , 1994

  PLEASE EXECUTE AND RETURN THE ENCLOSED PROXY PROMPTLY, WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING.

                  SUBJECT TO COMPLETION, DATED APRIL 12, 1994
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                                UAL CORPORATION
                             UNITED AIR LINES, INC.

                        PROXY STATEMENT/JOINT PROSPECTUS

  This Proxy Statement/Joint Prospectus (the "Proxy Statement/Prospectus") is being furnished in connection with the solicitation of proxies by the Board of Directors of UAL Corporation, a Delaware corporation (the "Company"), from holders of the outstanding shares of common stock, par value $5.00 per share, of the Company ("Old Shares") for use at the Meeting of Stockholders of the Company (the "Meeting") to be held at the time and place and for the purposes set forth in the accompanying Notice.

  At the Meeting, the holders of Old Shares will be asked to consider and to vote upon (i) the Agreement and Plan of Recapitalization, dated as of March 25, 1994 (the "Plan of Recapitalization"), which contemplates certain transactions collectively referred to as the "Recapitalization," (ii) subject to and conditioned upon approval of the Plan of Recapitalization, the amendment and restatement of the Company's Restated Certificate of Incorporation and Bylaws (the "Charter and Bylaw Amendments"), (iii) subject to and conditioned upon approval of the Plan of Recapitalization and the Charter and Bylaw Amendments, the approval of the issuance of (a) shares of Class 1 ESOP Convertible Preferred Stock to State Street Bank and Trust Company ("State Street"), as trustee of the UAL Corporation Employee Stock Ownership Plan Trust, (b) shares of Class 2 ESOP Convertible Preferred Stock to State Street, as trustee of the UAL Corporation Supplemental ESOP Trust, (c) shares of (1) Class P ESOP Voting Preferred Stock, (2) Class M ESOP Voting Preferred Stock and (3) Class S ESOP Voting Preferred Stock to State Street, as trustee of the UAL Corporation Employee Stock Ownership Plan Trust and the UAL Corporation Supplemental ESOP Trust, (d) shares of Class I Junior Preferred Stock to certain individuals to be named as directors of the Company, (e) a share of Class Pilot MEC Junior Preferred Stock to the United Airlines Pilots Master Executive Council ("ALPA-MEC") of the Air Line Pilots Association, International ("ALPA"), (f) a share of Class IAM Junior Preferred Stock to the International Association of Machinists and Aerospace Workers (the "IAM") or its designee, and (g) shares of Class SAM Preferred Stock to an individual to be named as a director of the Company on behalf of salaried and management employees and to an additional designated stockholder, (iv) subject to and conditioned upon approval of the Plan of Recapitalization and the Charter and Bylaw Amendments, the election of four "Public Directors" of the Company, (v) subject to and conditioned upon approval of the Plan of Recapitalization and the Charter and Bylaw Amendments, the amendment of the Company's 1981 Incentive Stock Program, (vi) subject to and conditioned upon approval of the Plan of Recapitalization and the Charter and Bylaw Amendments, the amendment of the Company's 1988 Restricted Stock Plan, (vii) subject to and conditioned upon approval of the Plan of Recapitalization, the amendment of the Company's Incentive Compensation Plan,
(viii) three stockholder proposals, and (ix) ratification of the selection of Arthur Andersen & Co. as the Company's independent accountants for the year ending December 31, 1994.

  As a result of the Recapitalization, each outstanding Old Share, including each share of restricted stock issued pursuant to the UAL 1988 Restricted Stock Plan, together with up to 1,000,000 Old Shares held by the Company as treasury stock or owned by any wholly-owned subsidiary of the Company, will be reclassified as, and converted into, one-half (0.5) of a new share of common stock, par value $.01 per share, of the Company (the "New Shares"), $31.10 liquidation value of Series B Preferred Stock, without par value, of the Company (the "Public Preferred Stock"), and one one-thousandth (0.001) of a share of Series D Redeemable Preferred Stock, without par value, of the Company (the "Redeemable Preferred Stock"), which will be redeemed immediately after issuance for $25.80 in cash, $15.55 principal amount of Series A Debentures due 2004 (the "Series A Debentures") of United Air Lines, Inc. ("United"), and $15.55 principal amount of Series B Debentures due 2014 of United (the "Series B Debentures" and, together with the Series A Debentures, collectively, the "Debentures"). One-half of a New Share will represent an equity interest (based on "Fully Diluted Old Shares") as defined in the "PLAN OF RECAPITALIZATION-- Terms and Conditions") immediately after the Recapitalization of 47% of one Old Share's current percentage equity interest in the Company, subject to possible reduction. See "PLAN OF RECAPITALIZATION--Establishment of ESOP--Additional Shares." The funds required to effect the Recapitalization, to pay related expenses (including certain expenses of ALPA and the IAM) and to provide for the Company's working capital needs after the Recapitalization are expected to be provided from the Company's internal resources.

  The Plan of Recapitalization provides for amendments to the Company's Restated Certificate of Incorporation and Bylaws which will provide, among other things, for a restructuring of the entire Board of Directors of the Company. If the Recapitalization is consummated, these amendments, together with the ownership initially of at least 53% of the Company's common stock interests by trusts for certain of its employees and provisions that will preserve the majority voting power of the employee groups so long as their percentage economic interest in the Company remains above certain levels, will have the effect of a change in control of the Company and may make more difficult a future change in control of the Company. See "THE PLAN OF RECAPITALIZATION--Revised Governance Structure."

  IN ASSESSING THE RECAPITALIZATION, EACH STOCKHOLDER SHOULD BE AWARE THAT CERTAIN FACTORS INVOLVED IN THE RECAPITALIZATION MAY INCREASE THE RISK ASSOCIATED WITH, AND MAY OTHERWISE ADVERSELY AFFECT THE VALUE OF, MAINTAINING AN EQUITY INVESTMENT IN THE COMPANY. THESE FACTORS INCLUDE AN IMMEDIATE CHANGE OF THE COMPANY'S CAPITALIZATION TO ONE THAT IS MORE LEVERAGED. SEE "SPECIAL FACTORS--CERTAIN RISK FACTORS" AND "--CERTAIN EFFECTS OF THE RECAPITALIZATION."

  Consummation of the Recapitalization is subject to certain conditions, including approval of the Plan of Recapitalization by holders of at least a majority of the outstanding Old Shares. See "THE PLAN OF RECAPITALIZATION-- Terms and Conditions."

  The address of the principal executive offices of the Company is 1200 East Algonquin Road, Elk Grove Township, Illinois 60007, its telephone number at such address is (708) 952-4000 and the mailing address of the Company is P.O. Box 66919, Chicago, Illinois 60666.

  The Company and United have filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), covering the New Shares, the Public Preferred Stock, the Redeemable Preferred Stock and the Debentures to be issued in the Recapitalization. This Proxy Statement/Prospectus, which is first being mailed to stockholders of the
Company on or about         , 1994, constitutes the joint prospectus of the
Company and United included as part of the Registration Statement. The Company has also filed a Rule 13e-3 Transaction Statement on Schedule 13E-3 (the "Schedule 13E-3") in connection with the Recapitalization. Copies of the Registration Statement and the Schedule 13E-3 may be obtained as set forth below under "AVAILABLE INFORMATION."

  No person is authorized in connection with any offering made hereby to give any information or to make any representations other than those contained in this Proxy Statement/Prospectus, and if given or made, such other information or representations must not be relied upon as having been authorized. This Proxy Statement/Prospectus does not constitute an offer to sell, or a solicitation of any offer to buy, by any person in any jurisdiction in which it is unlawful for such person to make such offer or solicitation. Neither the delivery of this Proxy Statement/Prospectus nor any sale made hereunder shall under any circumstances create any implication that information herein is correct as of any time subsequent to the date hereof.

                               ----------------

NEITHER THIS TRANSACTION NOR THESE SECURITIES HAVE BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION. THE COMMISSION HAS NOT PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ----------------

         The date of this Proxy Statement/Prospectus is         , 1994

                             AVAILABLE INFORMATION

  The Company and United are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy statements and other information with the Commission. The reports, proxy statements and other information filed by the Company and United with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Regional Offices of the Commission at Seven World Trade Center, 13th Floor, New York, New York 10048 and at Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material also can be obtained by mail from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, material filed by the Company can be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, the Chicago Stock Exchange, 440 South LaSalle Street, Chicago, Illinois 60605 and the Pacific Stock Exchange, 301 Pine Street, San Francisco, California 94104.

  The Company and United have filed with the Commission a Registration Statement under the Securities Act, with respect to the New Shares, the Public Preferred Stock, the Redeemable Preferred Stock, and the Debentures to be issued pursuant to or as contemplated by the Recapitalization as described in this Proxy Statement/Prospectus. This Proxy Statement/Prospectus does not contain all the information set forth or incorporated by reference in the Registration Statement and the exhibits and schedules relating thereto, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information, reference is made to the Registration Statement and the exhibits filed or incorporated as a part thereof, which are on file at the offices of the Commission and may be obtained upon payment of the fee prescribed by the Commission, or may be examined without charge at the offices of the Commission. Statements contained in this Proxy Statement/Prospectus, or in any document incorporated in this Proxy Statement/Prospectus by reference, as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, and each such statement is qualified in all respects by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents filed with the Commission by the Company and United pursuant to the Exchange Act are incorporated by reference in this Proxy Statement/Prospectus:

   1. The Company's Annual Report on Form 10-K for the year ended December 31, 1993, as amended.

   2. The Company's Current Reports on Form 8-K dated March 28, 1994 and March 29, 1994.

   3. United's Annual Report on Form 10-K for the year ended December 31,
      1993.

   4. United's Current Reports on Form 8-K both dated March 29, 1994.

  All documents and reports subsequently filed by the Company or United pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement/Prospectus and prior to the date of the Meeting of Stockholders of the Company shall be deemed to be incorporated by reference in this Proxy Statement/Prospectus and to be a part hereof from the date of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

  THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE UPON REQUEST FROM UAL CORPORATION, P.O. BOX 66919, CHICAGO, ILLINOIS 60666 (TELEPHONE NUMBER (708) 952-4000), ATTENTION: FRANCESCA M. MAHER, SECRETARY. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUESTS SHOULD BE MADE
BY         , 1994.

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
SUMMARY OF PROXY STATEMENT/PROSPECTUS.....................................  vii
  The Company and United..................................................  vii
  Date, Time and Place of Meeting.........................................  vii
  Purpose of the Meeting..................................................  vii
  Record Date; Stockholders Entitled to Vote.............................. viii
  Vote Required........................................................... viii
  The Plan of Recapitalization............................................ viii
    Effective Time of the Recapitalization................................    x
    Conditions to the Recapitalization....................................    x
    Payment for Old Shares................................................   xi
    Background of the Recapitalization....................................   xi
    Recommendation of the Board...........................................  xii
    Opinions of Financial Advisors to the Board........................... xiii
    Interests of Certain Persons in the Recapitalization..................  xiv
    Certain Risk Factors..................................................  xiv
    Fraudulent Conveyance.................................................  xiv
    Certain Federal Income Tax Consequences...............................  xix
    No Appraisal Rights...................................................  xix
  Market Prices of the Old Shares; Dividends..............................  xix
  Unaudited Pro Forma Consolidated Financial Position.....................  xxi
  Selected Consolidated Historical and Pro Forma Operating Information.... xxii
INTRODUCTION..............................................................    1
  Purpose of the Meeting..................................................    1
  Voting Rights and Proxy Information.....................................    3
  No Appraisal Rights.....................................................    4
BACKGROUND OF THE PLAN OF RECAPITALIZATION................................    4
SPECIAL FACTORS...........................................................   14
  Certain Company Analyses................................................   14
  Certain Revenue and Earnings Scenarios..................................   18
  Effect of the Recapitalization on Income Statement, Book Equity and Cash
   Flow...................................................................   19
  Implementation of the "Airline-Within-an-Airline" (U2)..................   21
  Unit Costs..............................................................   24
  Recommendation of the Board.............................................   25
  Opinions of the Financial Advisors to the Board.........................   26
  Opinion of Valuation Firm...............................................   34
  Purpose and Structure of the Recapitalization...........................   38
  Interests of Certain Persons in the Recapitalization....................   38
  Certain Risk Factors....................................................   40
  Certain Effects of the Recapitalization.................................   47
  Management Arrangements.................................................   48
CERTAIN FEDERAL INCOME TAX CONSEQUENCES...................................   49
LITIGATION................................................................   52
THE PLAN OF RECAPITALIZATION..............................................   53
  Investment for Unionized Employees......................................   53
  Investment For Salaried and Management Employees........................   56
  Revised Governance Structure............................................   57

                                                                           PAGE
                                                                           ----
  Terms and Conditions....................................................  66
    General...............................................................  66
    Effective Time........................................................  67
    Payment for Shares....................................................  67
    Stock Options.........................................................  68
    Convertible Company Securities........................................  69
    Treasury Shares.......................................................  69
    Pricing the Securities................................................  69
    Record and Payment Dates..............................................  70
    Representations and Warranties........................................  70
    Certain Covenants.....................................................  70
    Conditions............................................................  72
    Termination...........................................................  74
    Survival..............................................................  75
    Amendments; No Waivers................................................  75
    Fees and Expenses; Indemnification....................................  76
    Parties in Interest...................................................  78
    Specific Performance..................................................  78
  Establishment of ESOPs..................................................  78
ELECTION OF DIRECTORS.....................................................  84
  Nominees for Election as Public Directors...............................  84
  Public Directors........................................................  84
  Independent Directors...................................................  85
  SAM Director............................................................  85
MARKET PRICES OF THE SHARES; DIVIDENDS....................................  86
SELECTED CONSOLIDATED FINANCIAL AND OPERATING INFORMATION.................  87
UNAUDITED PRO FORMA FINANCIAL INFORMATION.................................  88
  Pro Forma Condensed Statement of Consolidated Operations................  89
  Notes to Pro Forma Condensed Statement of Consolidated Operations.......  90
  Pro Forma Condensed Statement of Consolidated Financial Position........  92
  Notes to Pro Forma Condensed Statement of Consolidated Financial
   Position...............................................................  93
CAPITALIZATION............................................................  94
BENEFICIAL OWNERSHIP OF SECURITIES........................................  95
  Securities Beneficially Owned by Directors and Executive Officers.......  96
CERTAIN INFORMATION CONCERNING THE BOARD OF DIRECTORS.....................  98
EXECUTIVE COMPENSATION.................................................... 100
APPROVAL OF AMENDMENTS TO THE 1981 INCENTIVE STOCK PROGRAM................ 106
APPROVAL OF AMENDMENTS TO THE 1988 RESTRICTED STOCK PLAN.................. 108
APPROVAL OF AMENDMENTS TO THE INCENTIVE COMPENSATION PLAN................. 110
DESCRIPTION OF SECURITIES................................................. 111
  The Debentures.......................................................... 111
  The Capital Stock of the Company........................................ 115
  The Public Preferred Stock.............................................. 115
  The Redeemable Stock.................................................... 119
  The ESOP Preferred Stock................................................ 121

                                                                           PAGE
                                                                           ----
  The Voting Preferred Stock.............................................. 124
  The Director Preferred Stock............................................ 125
  The Common Stock, the Series A Preferred Stock and the Junior
   Participating Preferred Stock.......................................... 128
STOCKHOLDER PROPOSALS..................................................... 132
FEES AND EXPENSES......................................................... 135
INDEPENDENT PUBLIC ACCOUNTANTS............................................ 135
DISCRETIONARY AUTHORITY OF PROXIES........................................ 135
EXPERTS................................................................... 136
LEGAL OPINION............................................................. 136
PROXY SOLICITATION........................................................ 136
PROPOSALS FOR 1995 ANNUAL MEETING......................................... 137
OTHER MATTERS............................................................. 137
ANNEX I--Opinion of CS First Boston Corporation...........................
ANNEX II--Opinion of Lazard Freres & Co...................................

                  SUMMARY OF PROXY STATEMENT/JOINT PROSPECTUS

  The following summary is intended only to highlight certain information contained in the Proxy Statement/Joint Prospectus (the "Proxy Statement/Prospectus"). This summary is not intended to be a complete statement of all material features of the proposed Recapitalization (defined below) and is qualified in its entirety by reference to the detailed information contained elsewhere in this Proxy Statement/Prospectus, the Annexes hereto and the documents referred to herein. Stockholders are urged to read this Proxy Statement/Prospectus and the Annexes hereto in their entirety.

THE COMPANY AND UNITED

  UAL Corporation, a Delaware corporation (the "Company"), is a holding company and its primary subsidiary is United Air Lines, Inc., a Delaware corporation ("United"), which is wholly owned. At the end of 1993, United served 159 airports in the United States and 32 foreign countries. During 1993, United averaged 2,040 departures daily, flew a total of 101 billion revenue passenger miles, and carried an average of 191,000 passengers per day. At the end of 1993, United's fleet of aircraft totaled 544. United's major hub operations are located at Chicago, Denver, San Francisco, Washington D.C., London and Tokyo.

  The address of the principal executive offices of the Company and United is 1200 East Algonquin Road, Elk Grove Township, Illinois 60007, their telephone number at such address is (708) 952-4000 and the mailing address of the Company and United is P.O. Box 66919, Chicago, Illinois 60666.

DATE, TIME AND PLACE OF MEETING

  The Annual Meeting of Stockholders of the Company (the "Meeting") is
scheduled to be held at the    on    .

PURPOSE OF THE MEETING

  Holders of shares of common stock, par value $5 per share, of the Company (the "Old Shares") are being asked to consider and vote upon:

    (i) the Agreement and Plan of Recapitalization dated as of March 25, 1994 (the "Plan of Recapitalization") pursuant to which, among other things, each Old Share that is outstanding at the Effective Time (as defined below) will be converted into, and become a right to receive, (a) $25.80 in cash,
  (b) $15.55 principal amount of Series A Debentures due 2004 of United (the "Series A Debentures"), (c) $15.55 principal amount of Series B Debentures due 2014 of United (the "Series B Debentures" and, together with the Series A Debentures, the "Debentures"), (d) $31.10 liquidation value of Series B Preferred Stock, without par value, of the Company (the "Public Preferred Stock") and (e) one half (0.5) of a share of new common stock, par value $0.01 per share, of the Company (the "New Shares") (collectively, the "Recapitalization Consideration");

    (ii) certain amendments to the Company's Certificate of Incorporation and Bylaws (the "Charter and Bylaw Amendments") that will effectuate the Recapitalization and put into place a revised corporate governance structure that is contemplated by the Plan of Recapitalization;

    (iii) the issuance of new classes of preferred stock that will (a) transfer approximately 53% (which, under certain circumstances, may be increased to up to a maximum of approximately 63%) of the common equity and voting power of the Company to employee stock ownership plans to be established for the benefit of certain groups of employees (the "ESOPs") and (b) effectuate the corporate governance structure referred to above by permitting different constituent groups to elect members of the Company's Board of Directors;

    (iv) the election of four directors, designated as "Public Directors," to the Company's Board of Directors (the "Board"), as contemplated by the corporate governance structure referred to above;

    (v) certain amendments to the Company's 1981 Incentive Stock Program;

    (vi) certain amendments to the Company's 1988 Restricted Stock Plan;

    (vii) certain amendments to the Company's Incentive Compensation Plan;

    (viii) three stockholder proposals; and

    (ix) ratification of the Company's independent accountants for the year ending December 31, 1994.

  The approval of matters (ii) through (vii) will be subject to the approval of the Plan of Recapitalization, and the approval of matters (iii) through (vi) will be subject to the approval of the Charter and Bylaw Amendments. See "INTRODUCTION--Purpose of the Meeting," "BACKGROUND OF THE PLAN OF RECAPITALIZATION" and "THE PLAN OF RECAPITALIZATION."

RECORD DATE; STOCKHOLDERS ENTITLED TO VOTE

  Only holders of record of Old Shares at the close of business on    , 1994
(the "Record Date") will be entitled to notice of, and to vote at, the Meeting and any adjournment or postponement thereof. Stockholders of record on the Record Date are entitled to one vote per Old Share held as of that date on any matter that may properly come before the Meeting. See "INTRODUCTION--Voting Rights and Proxy Information."

VOTE REQUIRED

  Under the Delaware General Corporation Law (the "DGCL"), the affirmative vote of the holders of at least a majority of the outstanding Old Shares on the Record Date will be required in order to approve and adopt the Plan of Recapitalization and the Charter and Bylaw Amendments and the affirmative vote of the holders of a plurality of Old Shares present in person or represented by proxy at the Meeting will be required to elect each of the Public Directors and the affirmative vote of the holders of a majority of Old Shares present in person or represented by proxy at the Meeting will be required to approve or adopt each of the other matters identified in this Proxy Statement/Prospectus as being presented to holders of Old Shares at the Meeting. None of the votes described above requires the separate approval of at least a majority of the Company's unaffiliated stockholders for its adoption. The Company's directors and executive officers, and their affiliates, have sole or shared voting power and beneficial ownership with respect to approximately 3.7 percent of the outstanding Old Shares which they intend to vote in favor of the Plan of Recapitalization and the Charter and Bylaw Amendments. Accordingly, the affirmative vote of the holders of more than approximately 46.3 percent of the outstanding Old Shares (other than directors and Executive Officers and their affiliates) is required for approval of the Plan of Recapitalization. See "INTRODUCTION--Voting Rights and Proxy Information."

THE PLAN OF RECAPITALIZATION

  The Plan of Recapitalization provides for the following transactions (the "Recapitalization"):

  (i) Reclassification--Upon the Effective Time, each outstanding Old Share, including each share of restricted stock issued pursuant to the Company's 1988 Restricted Stock Plan, together with up to 1,000,000 Old Shares held by the Company as treasury stock or owned by any wholly-owned subsidiary of the Company, will be reclassified as, and converted into, one-half (0.5) of a New Share, $31.10 liquidation value of Public Preferred Stock and one one-thousandth of a share of Series D Redeemable Preferred Stock, without par value, of the Company (the "Redeemable Preferred Stock"), which will be redeemed immediately after issuance for $25.80 in cash, $15.55 principal amount of Series A Debentures and $15.55 principal amount of Series B Debentures. One-half of a New Share will represent an equity interest (based on Fully Diluted Old Shares outstanding, see "PLAN OF RECAPITALIZATION--Terms and Conditions") immediately after consummation of the Recapitalization of 47% of one Old Share's current percentage equity interest in the Company, based on the Fully Diluted Old Shares (as described below in "THE PLAN OF RECAPITALIZATION--Terms and Conditions--General") although, under certain circumstances that percentage may be reduced to a minimum of approximately 37%. See "PLAN OF RECAPITALIZATION--Establishment of ESOP--Additional Shares." The interest rate on the Series A Debentures has been fixed provisionally at 9.00%, the interest rate on the Series B Debentures has been fixed provisionally at 9.70% and the dividend rate on the Public Preferred Stock has been fixed provisionally at 10.25%. The interest rates on the Debentures and the dividend rate on the Public Preferred Stock will be adjusted not less than five nor more than ten days before the date of the Meeting to rates (which, in each case, if there is an upward adjustment, may not be more than 1.125% higher than the respective provisional rates) that, in the opinion of the certain financial advisors to the Company and the Unions (as defined below) and, in the case of a deadlock, Salomon Brothers Inc, would permit the Debentures and the Public Preferred Stock to trade at par on such date on a fully distributed basis. See "THE PLAN OF RECAPITALIZATION--Terms and Conditions--Pricing the Securities."

  (ii) Charter and Bylaw Amendments--The Plan of Recapitalization provides for the Charter and Bylaw Amendments that will, among other things, effectuate the Recapitalization and put into place the revised corporate governance structure contemplated by the Plan of Recapitalization. See "THE PLAN OF
RECAPITALIZATION--Revised Governance Structure."

  (iii) The Stock Issuance--Pursuant to the Plan of Recapitalization, the Company will issue, in addition to the securities issued as part of the Recapitalization Consideration, (a) the Class 1 ESOP Convertible Preferred Stock and the Class 2 ESOP Convertible Preferred Stock (collectively, the "ESOP Preferred Stock") to the trustee (the "ESOP Trustee") for the "ESOPs" that will be established for the benefit of the employee groups that will be making wage, salary and other work-rule changes in connection with the Plan of Recapitalization, (b) the Class P ESOP Voting Preferred Stock, the Class M ESOP Voting Preferred Stock and the Class S ESOP Voting Preferred Stock (collectively, the "Voting Preferred Stock") to the ESOP Trustee, (c) the Class I Junior Preferred Stock to the initial independent directors who will enter into a stockholders' agreement to vote their shares to elect the future independent directors to the Board, (d) one share of the Class Pilot MEC Junior Preferred Stock to the United Airlines Pilots Master Executive Council (the "ALPA-MEC") of the Airline Pilots Association, International ("ALPA"), which will have the right to elect a director to the Board (the "ALPA Director"), (e) one share of the Class IAM Junior Preferred Stock to the International Association of Machinists and Aerospace Workers (the "IAM" and, together with ALPA, the "Unions"), or its designee, which will have the right to elect a director to the Board (the "IAM Director" and together with the ALPA Director, the ("Union Directors")) and (f) two shares of Class SAM Preferred Stock to the person nominated to serve as the salaried and management employees director (the "Salaried and Management Director") and one share to an additional designated person, which will have the right to vote as a class to elect a director to the Board. See "THE PLAN OF RECAPITALIZATION--Establishment of ESOP," "--Revised Governance Structure" and "DESCRIPTION OF SECURITIES." The ESOP Preferred Stock and the Voting Preferred Stock will initially represent a 53% equity interest (based on Fully Diluted Old Shares), including voting interest on all matters presented to holders of New Shares other than the election of Outside Public Directors (as defined below), immediately after consummation of the Recapitalization, although under certain conditions the percentage may be increased, up to a maximum of approximately 63%. See "THE PLAN OF RECAPITALIZATION--Establishment of ESOP--Additional Shares." The holders of the Voting Preferred Stock will continue to represent the same final percentage of voting power of the Company following the Recapitalization until the economic interest represented by the ESOP Preferred Stock becomes less than 20% of the common equity of the Company calculated as described under "THE PLAN OF RECAPITALIZATION--Revised Governance Structure--Nondilution."

  (iv) Employee Investment--Certain amendments to the existing ALPA collective bargaining agreement and the IAM collective bargaining agreements, and creation of a salaried and management employees cost reduction program, all of which will become effective at the Effective Time, are estimated to provide United with approximately $8.2 billion in improved operating earnings over a twelve year period, with a net present value of approximately $4.9 billion. Approximately $5.2 billion of such improvement is expected to arise from savings in labor costs, while the remaining approximately $3.0 billion is expected to arise from the startup of a new short-haul "airline-within-an-airline" referred to herein as "U2", which is expected to compete effectively against other low-cost, short-haul carriers. See "SPECIAL FACTORS--Certain Company Analyses," and "--Implementation of "Airline-Within-an-Airline' (U2)."

  (v) Employee Benefit Plans--Certain employee benefit plans maintained by the Company and United will be amended to permit employees to acquire substantial amounts of the New Shares, Public Preferred Stock and the Debentures. See "THE PLAN OF RECAPITALIZATION--Terms and Conditions--Certain Covenants."

Effective Time of the Recapitalization

  The Recapitalization will be consummated at such time as the amendment and restatement of the Company's Restated Certificate of Incorporation (the "Restated Certificate"), which provides for the reclassification of the Old Shares, is duly filed with the Secretary of State of the State of Delaware or at such later time as may be mutually agreed upon by the Company and each of the Unions and as is specified in the Restated Certificate (the "Effective Time"). The filing of the Restated Certificate is currently anticipated to be made as promptly as practicable after the Meeting. Such filing will be made, however, only upon satisfaction or, where permissible, waiver of all conditions contained in the Plan of Recapitalization and provided that the Plan of Recapitalization has not been terminated. See "THE PLAN OF RECAPITALIZATION-- Terms and Conditions" and "--Termination."

Conditions to the Recapitalization

  Pursuant to the Plan of Recapitalization, the obligation of the Company to file the Restated Certificate at the Effective Time and the obligations of each of the Unions to enter into the revised collective bargaining agreements at the Effective Time are subject to the satisfaction of the following conditions, among others: (i) holders of Old Shares have approved and adopted the Plan of Recapitalization and related transactions, as identified in "INTRODUCTION-- Purpose of the Meeting," (ii) all material actions by or in respect of or filings with any governmental body, agency, official, or authority required to permit the consummation of the Recapitalization, including, if applicable, notifications from the Department of Justice and the Federal Trade Commission under the Hart-Scott-Rodino Antitrust Improvement Act of 1976; have been obtained, (iii) the New Shares issuable as part of the Recapitalization have been authorized for listing on the New York Stock Exchange, Inc. (the "NYSE"), subject to official notice of issuance, (iv) the ESOP Trustee has received the written opinion of Houlihan Lokey Howard & Zukin, to the effect that, as of the Effective Time, the acquisition of the ESOP Preferred Stock by the ESOPs, is fair, from a financial point of view, to the ESOP participants, (v) the Board has received an updated solvency opinion from American Appraisal Associates, Inc. ("American Appraisal"), (vi) all the agreements required to be executed and delivered at the Effective Time are legal, valid and binding agreements of the Company and the other parties thereto from and after the Effective Time, enforceable against the Company and such other parties in accordance with their terms, including the stock purchase agreements pursuant to which the ESOPs will purchase a portion of the ESOP Preferred Stock, (vii) Mr. Gerald M. Greenwald (or such other person as proposed by the Unions prior to the Effective Time and not found unacceptable by the Company) is ready, willing and able to assume the office of Chief Executive Officer ("CEO") of the Company and United, (viii) the Board has received updated written opinions of each of CS First Boston Corporation ("CS First Boston") and Lazard Freres & Co. ("Lazard") confirming their earlier opinions, to the effect that the Recapitalization Consideration taken as a whole, is fair from a financial point of view to the holders of Old Shares, (ix) the revised collective bargaining agreements have been executed and delivered by the Unions and United and will be in full force and effect as of the Effective Time, (x) the Board has received satisfactory opinions of counsel and (xi) the Company has determined that the Company will be reasonably likely to have sufficient surplus (whether revaluation surplus or earned surplus) or net profits under the Delaware General Corporation Law (the "DGCL") to permit the legal payment of dividends on the ESOP Preferred Stock and the Public Preferred Stock when due. See "THE PLAN OF RECAPITALIZATION-- Conditions."

Payment for Old Shares

  To receive the Recapitalization Consideration, each holder of Old Shares must surrender his certificates representing Old Shares, together with a duly executed letter of transmittal, to First Chicago Trust Company of New York (the "Exchange Agent"). Instructions regarding the surrender of certificates, together with a form of transmittal letter to be used for this purpose, will be forwarded to stockholders promptly after the Effective Time. STOCKHOLDERS SHOULD NOT FORWARD CERTIFICATES WITH THE ENCLOSED PROXY CARD. STOCKHOLDERS SHOULD SURRENDER CERTIFICATES ONLY AFTER RECEIVING INSTRUCTIONS FROM THE EXCHANGE AGENT. In lieu of any fractional interests of New Shares, Debentures or Public Preferred Stock each former holder of Old Shares would otherwise be entitled to receive, the Exchange Agent will make a pro rata distribution of the cash proceeds received by the Exchange Agent from sale of the aggregate fractional interests of New Shares, Debentures and Public Preferred Stock. No interest will be paid or accrued in favor of any stockholder on the amounts payable upon surrender of certificates. Each stockholder will be responsible for the payment of transfer and other taxes, if any. See "THE PLAN OF RECAPITALIZATION--Payment for Shares."

Background of the Recapitalization

  Since the mid 1980s, in response to enhanced competition from low-cost air carriers resulting from the industry's deregulation and discordant relations between the Company and its principal unions, ALPA, the IAM and the Association of Flight Attendants ("AFA"), several attempts to effect a potential change in corporate control or the sale of substantial assets of the Company have occurred or were proposed, many of which involved the participation of one or more of the Company's unions.

  In recent years, including during 1992, the Company has noted a fundamental shift in consumer behavior, with an increased focus on the price/value relationship. Travel preference has continued to shift to low-cost travel as provided by carriers such as Southwest Airlines, Morris Air and Reno Air. The Company believed that this trend was long-term and would continue even if the weak economic conditions of the early 1990s improved. The Company determined that its ability to be competitive in such an environment required a substantial reduction of its operating costs.

  Thus, on January 6, 1993, the Company announced a $400 million cost reduction program, including the sub-contracting of certain services and the furlough of 2,800 employees. It also significantly reduced its aircraft purchase commitments through 1996, with a net effect of reducing the Company's planned capital spending through 1996 by over $6.2 billion. The Company determined that it was necessary to reduce its single largest expense, labor costs, to be competitive in the changed environment of the 1990s. Thus, in addition to the subcontracting, furloughs and the implementation of a 5% salary reduction program for certain management employees, the Company requested concessions from its three principal unions. However, this request was rejected by the IAM and the AFA, and ALPA requested a financial review of the Company. In light of the unwillingness of the Unions to participate in the Company's cost-cutting efforts, the Company thereafter announced its intention to undertake various other cost-cutting actions, including selling its flight kitchens and subcontracting certain ground services, opening a flight attendant domicile in Taiwan, and evaluating the sale of the Denver flight training center. The Company also discussed the possibility of selling its jet engine over-haul maintenance facility in San Francisco, subcontracting its components business, subcontracting its ground equipment over-haul business and subcontracting its line maintenance work, building maintenance work and computer terminal technician work.

  In reports presented to the Board of Directors by Booz . Allen & Hamilton ("BAH"), BAH advised the Board that it seemed unlikely that carriers such as United could achieve sufficient cost reductions without a major restructuring. The report also suggested that subcontracting jet engine repair could result in substantial cost savings. In a presentation to the Board on June 24, 1993, BAH indicated that, in the absence of labor cooperation, the Company had four options: (i) restructure and downsize to focus on those markets where United could be profitable in the long term, (ii) restructure and grow to create a stronger domestic and international competitive position, (iii) return value to stockholders by monetizing flying assets, services and/or other hard assets and (iv) sell the airline in whole or in parts. On August 5, 1993, the Board considered a presentation by BAH and members of Company's management concerning ways to improve the Company's profitability and provide additional shareholder value, with specific focus on establishment of one or more domestic short-haul carriers which would be owned independently of the Company and United and which would virtually eliminate short-haul flying by United, along with other fundamental alterations of the Company's business and structure (the "Fundamental Restructuring Plan"). The Board continued to review its various alternatives through the fall and early winter of 1993 until an agreement in principle (the "Agreement in Principle") was reached with ALPA and the IAM in December 1993.

  As a result of considering the various alternatives presented to the Board over the past several years and realizing that, in order to achieve a long term cost reduction program, the employees of the Company must be involved in any major restructuring of the Company, the Company's management concluded that long term stockholder value would be maximized through the proposed Recapitalization.

  Since the spring of 1993, the Company has been engaged in extensive discussions and negotiations with ALPA, the IAM and the AFA with respect to a "shared solution" that would enable the Company to reduce costs and allow certain employee groups to gain significant ownership of the Company. In September of 1993, the AFA ceased to participate in the negotiations, which continued with ALPA and the IAM (the "Coalition"). On December 22, 1993 the "Agreement in Principle' was reached among the Company, ALPA and the IAM pursuant to which (i) employee trusts will acquire approximately 53% of the common equity and voting power of the Company, subject to increase to up to approximately 63% based on stock price performance in the year after closing,
(ii) holders of Old Shares will receive cash, debt securities, preferred stock and common stock, (iii) participating employees of the Company will provide wage and benefit reductions and various work-rule changes and (iv) a new corporate governance structure will be implemented. A definitive agreement was signed on March 25, 1994. See "BACKGROUND OF THE PLAN OF RECAPITALIZATION."

  Amendments to the collective bargaining agreements with ALPA and the IAM, to be entered into upon consummation of the Plan of Recapitalization, and a salaried and management employees cost reduction program, to be established upon consummation of the Plan of Recapitalization, are estimated to provide United with approximately $8.2 billion of improved operating earnings over a twelve year period, with a net present value of approximately $4.9 billion. Approximately $5.2 billion of such improvement is expected to arise from savings in labor costs, while the remaining approximately $3.0 billion is expected to arise from earnings of a new short-haul "airline-within-an-airline," referred to herein as "U2," which is expected to compete effectively with low-cost short-haul carriers.

Recommendation of the Board

  THE BOARD HAS APPROVED THE PLAN OF RECAPITALIZATION AND HAS DETERMINED THAT THE RECAPITALIZATION IS FAIR TO THE HOLDERS OF OLD SHARES. THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE PLAN OF RECAPITALIZATION AND THE RELATED MATTERS IDENTIFIED IN CLAUSES (II) THROUGH (VII) UNDER "PURPOSE OF THE MEETING" ABOVE.

  The Board noted that the Recapitalization permits the holders of Old Shares to receive in exchange for each Old Share $25.80 in cash, $31.10 in principal amount of Debentures and $31.10 in liquidation value of Public Preferred Stock, while retaining a significant ongoing equity interest in the Company. In approving the Plan of Recapitalization, the Board also considered that the majority equity position of the employee stock ownership trusts is designed to provide additional incentives for the Company's employees to promote the success of the Company, which should, in part, inure to the benefit of the holders of shares of Common Stock of the Company.

  In reaching its decision to approve the Plan of Recapitalization, its determination that the Recapitalization is fair to the holders of Old Shares and its decision to recommend that the holders of Old Shares vote for approval and adoption of the Plan of Recapitalization and related matters, the Board consulted with its legal and financial advisors as well as the Company's management, and considered numerous factors, including, but not limited to: (i) the business, operations, earnings, properties and prospects of the Company and United and the perceived need for the Company to obtain a reduction of wages and benefits and work-rule changes in order to permit United to compete effectively in the aviation marketplace, (ii) the alternatives potentially available to the Company to achieve a reduction of wages and benefits and work-rule changes, as well as a comparison of the risks that would be associated with the Recapitalization and with such other alternatives, (iii) the terms of the employee investment contemplated by the Plan of Recapitalization, including the reduction in cost expense, the favorable tax treatment of ESOP transactions, the long-term labor contracts which limit salary increases and the ability to establish U2, (iv) the fact that the Recapitalization will provide the holders of Old Shares with an opportunity to receive cash, Debentures and Public Preferred Stock for a portion of the value of their Old Shares while retaining a significant ongoing equity interest in the Company through ownership of New Shares, (v) the terms of the proposed corporate governance structure, which contains both certain provisions required by the Coalition and certain provisions designed for the protection of the holders of New Shares, (vi) the identity of the new chief executive officer and the new Board (especially the Independent Directors), and the Board's assessment of such individuals, (vii) recent market prices for the Old Shares as well as market prices for the past several years, (viii) the Federal income tax consequences of the Recapitalization under existing law and (ix) the opinions of CS First Boston, a nationally recognized investment banking firm, and the opinions of Lazard, another nationally recognized investment banking firm, that, based upon the matters described therein, as of the date of each such opinion, the consideration to be received by the holders of Old Shares pursuant to the Recapitalization for each Old Share, taken as a whole, is fair to such stockholders from a financial point of view. See "SPECIAL FACTORS--Opinions of the Financial Advisors to the Board," "--Certain Risk Factors" and "--Certain Revenue and Earnings Scenarios," "THE PLAN OF RECAPITALIZATION" and "MARKET PRICES OF THE SHARES; DIVIDENDS." The Board also considered (i) the fact that the repayment of the Debentures and the payment of dividends on the Public Preferred Stock will be dependent on the Company's operations, assets, credit, cash flow and earning power, (ii) that, as a result of the Recapitalization, there will be a significant increase in the Company's long-term indebtedness, as well as a substantial negative balance in stockholders' equity and a significant reduction in cash reserves and (iii) the opinion of American Appraisal with respect to certain solvency and surplus matters. See "SPECIAL FACTORS--Certain Risk Factors," "THE PLAN OF RECAPITALIZATION" and "UNAUDITED PRO FORMA FINANCIAL INFORMATION."

  In view of the circumstances and the wide variety of factors considered in connection with this evaluation of the Recapitalization, the Board did not find it practicable to assign relative weights to the factors considered in reaching its decision.

 Opinions of the Financial Advisors to the Board

   On July 20, 1993, the Company retained CS First Boston to assist it in evaluating the Coalition proposals. By letter dated November 30, 1993, the Company retained Lazard as an additional financial advisor. On December 22, 1993, March 14, 1994, and March 24, 1994, CS First Boston and Lazard delivered to the Board their oral opinions (which in the case of the December 22, 1993 and March 24, 1994 opinions were later confirmed to the Board by CS First Boston and Lazard in writing) that, as of such dates, the consideration to be received by holders of Old Shares of the Company in connection with the Recapitalization, taken as a whole, was fair to such holders of Old Shares from a financial point of view. For further details concerning the engagement of CS First Boston and Lazard, including fees payable to them, see "SPECIAL FACTORS-- Opinions of Financial Advisors to the Board."

  THE FULL TEXT OF THE WRITTEN OPINIONS OF CS FIRST BOSTON AND LAZARD, EACH DATED MARCH 24, 1994, THAT SET FORTH THE ASSUMPTIONS MADE, THE MATTERS CONSIDERED AND THE REVIEW UNDERTAKEN WITH REGARD TO EACH SUCH OPINION, ARE ATTACHED AS ANNEXES I AND II RESPECTIVELY TO THIS PROXY STATEMENT/PROSPECTUS. STOCKHOLDERS ARE URGED TO READ SUCH OPINIONS IN THEIR ENTIRETY FOR A DESCRIPTION OF THE PROCEDURES FOLLOWED, MATTERS CONSIDERED, ASSUMPTIONS MADE AND LIMITATIONS ON THE REVIEW UNDERTAKEN AT SUCH FIRMS. THE OPINIONS ARE DIRECTED ONLY TO THE FAIRNESS OF THE CONSIDERATION TO BE RECEIVED BY THE HOLDERS OF OLD SHARES AND DO NOT CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF OLD SHARES AS TO HOW SUCH HOLDER OF OLD SHARES SHOULD VOTE.

 Interests of Certain Persons in the Recapitalization

  In considering the Plan of Recapitalization, stockholders should be aware that the executive officers and the Board members have certain interests that present them with potential conflicts of interest in connection with the Recapitalization. The Board was aware of these potential conflicts and considered them among the other matters described under "SPECIAL FACTORS-- Recommendation of the Board." See "SPECIAL FACTORS--Interests of Certain Persons in the Recapitalization."

 Certain Risk Factors

  Financial Effects; Delaware Law Considerations. The Recapitalization will immediately change the Company's capitalization to one that is more highly leveraged. On a pro forma book basis at December 31, 1993, the Company would have had approximately $3.482 billion of long-term debt and a deficit of approximately $302 million of stockholders' equity as compared to the approximately $2.702 billion of long-term debt and approximately $1.203 billion of stockholders' equity that was shown on the Company's balance sheet on such date. In addition, if the Recapitalization had occurred as of January 1, 1993, the Company would have reported, on a pro forma basis, a loss from continuing operations of approximately $177 million for the year ended December 31, 1993, as compared to the approximately $31 million loss from continuing operations that was reported for such period. See "UNAUDITED PRO FORMA FINANCIAL INFORMATION."

  The DGCL requires that the payments to be made to the holders of Old Shares in the Recapitalization be made from "surplus." Such payments would not be permitted if after giving effect to them the Company would not be able to pay its debts as they become due in the usual course of business. The Board believes that the Company will be able to pay such debts, based in part on the revenue and earnings scenarios set forth below under "SPECIAL FACTORS--Certain Revenue and Earnings Scenarios" and on American Appraisal's opinion referred to below. See "THE PLAN OF RECAPITALIZATION--Terms and Conditions," and "UNAUDITED PRO FORMA FINANCIAL INFORMATION." Given the more leveraged financial structure of the Company following the Recapitalization, certain airline industry risks could have a greater adverse impact on the Company after the Recapitalization than prior to the Recapitalization.

  Fraudulent Conveyance. If a court in a lawsuit by an unpaid creditor or representative of creditors, such as a trustee in bankruptcy, were to find that, at the time the Company distributed to holders of Old Shares the cash and Debentures that such holders are to receive in the Recapitalization, the Company (i) was insolvent, (ii) was rendered insolvent by reason of such distributions, (iii) was engaged in a business or transaction for which the assets remaining with the Company constituted unreasonably small capital to carry on its business or (iv) intended to incur, or believed that it would incur, debts beyond its ability to pay as such debts matured, such court may void the distributions to stockholders and require that such holders return the same (or equivalent amounts) to the Company or to a fund for the benefit of its creditors. The measure of insolvency for purposes of the foregoing would vary depending upon the law of the jurisdiction that was being applied. Generally, the Company would be considered insolvent if at the time of the

Recapitalization the fair value of the Company's assets is less than the amount of the Company's total debts and liabilities or if the Company has incurred debt beyond its ability to repay as such debt matures. In order to assist the Board to determine the solvency of the Company, the Company retained American Appraisal.

  As stated in "SPECIAL FACTORS--Opinion of American Appraisal," the American Appraisal Opinion stated that, based upon and subject to the conditions and assumptions contained therein, (a) the fair value of the aggregate assets of each of the Company (on a consolidated basis) and United (on a consolidated basis) will exceed their total respective liabilities (including, without limitation, subordinated, unmatured, unliquidated and contingent liabilities),
(b) the present fair salable value of the aggregate assets of each of the Company (on a consolidated basis) and United (on a consolidated basis) will be greater than their respective probable liabilities on their debts as such debts become absolute and matured, (c) each of the Company (on a consolidated basis) and United (on a consolidated basis) will be able to pay their respective debts and other liabilities, including contingent liabilities and other commitments, as they mature, (d) the capital remaining in each of the Company (on a consolidated basis) and in United (on a consolidated basis) after consummation of the Recapitalization will not be unreasonably small for the businesses in which the Company and United are engaged, as management of the Company and United has indicated such businesses are conducted and as management has indicated the businesses are proposed to be conducted following the consummation of the Recapitalization, and after giving due consideration to the prevailing practices in the industry in which the Company and United will be engaged, (e) the excess of the fair value of the total assets of the Company over the total liabilities, including contingent liabilities, of the Company, is equal to or exceeds the value of the Recapitalization Consideration to stockholders plus the stated capital of the Company and (f) the excess of the fair value of the total assets of United over the total liabilities, including contingent liabilities, of United, is equal to or exceeds the value of the stated capital of United.

  American Appraisal also indicated that it believed the excess of total assets over pro forma liabilities was approximately $2.5 billion at December 31, 1993, compared to approximately $1.203 billion in stockholders' equity as of such date, determined according to generally accepted accounting principles, so that, giving effect to the Recapitalization, the indicated excess assets of the Company for purposes of Delaware law exceeded $1 billion. See "SPECIAL FACTORS--Certain Risk Factors--Fraudulent Conveyance", "--Certain Revenue and Earnings Scenarios" and "UNAUDITED PRO FORMA FINANCIAL INFORMATION."

  Certain Antitakeover Effects. Certain provisions of the governance structure will make it extremely difficult to acquire the Company in a transaction that was not approved by at least one of either the ALPA Director or the IAM Director (collectively, the "Union Directors") or a 75% vote of the New Shares and the Voting Preferred Stock, even if such transaction might be beneficial to the Company's stockholders. See "THE PLAN OF RECAPITALIZATION--Revised Governance Structure."

  Investment Values; Future Investment. Cost savings envisioned by the agreements with ALPA and the IAM and the anticipated productivity increases could be difficult to achieve, and, even if all proposed plans for employee investment are implemented, the value of the reductions in wages and benefits and work-rule changes and anticipated productivity increases may not be as significant as currently calculated. Mandated job guarantees may make it difficult to achieve significant additional productivity improvements, and, if additional reductions in wages and benefits and work-rule changes become desirable in management's view, such reductions in wages and benefits and work-rule changes may be more difficult to achieve in light of the long-term nature of the revised collective bargaining agreements that constitute elements of the Recapitalization.

  Lack of Consensus. The AFA has declined to participate in the transaction, certain other employees who will be participating in the wage and benefit reductions and work-rules changes were not in favor of the transaction, and certain union organizing activity, based on opposition to certain aspects of the transaction, has occurred. This lack of consensus may reduce the value of the productivity improvements that the Company expects to achieve by virtue of the Recapitalization.

  Management Change. The new CEO, Mr. Gerald M. Greenwald, will be required to implement reductions in wages and benefits and work-rule changes that were negotiated by the current management, certain members of which will retire at the Effective Time, in an industry in which he has not previously been engaged. In addition, it is possible that the Company may face attrition by officers and other members of management and that the Company's new senior management may face difficulties in implementing the new strategies or attracting additional management employees.

  Reduced Flexibility. The corporate governance structure and collective bargaining agreements with ALPA and the IAM may inhibit management's ability to alter strategy in a volatile, competitive industry. Among the more significant constraints are (i) a prohibition on domestic code sharing in excess of 1% of domestic block hours, excluding several small existing agreements without ALPA's consent, (ii) a no layoff guarantee for all currently employed participating union employees during the five- to six-year investment period and for pilots while U2 remains in operation, (iii) restrictions on international code sharing, unless the Company can demonstrate that international code sharing arrangements do not cause a reduction in international flying and as long as the Company does not expand code sharing unless the Company reduces international flying below a certain level and (iv) an agreement not to sell the Company's Denver pilot training facility and certain maintenance facilities. In addition, the Restated Certificate contains significant limitations on the ability of the Company and United to sell assets and issue equity securities absent certain specified Board or stockholder approvals. In most circumstances, the issuance of additional equity securities would not be counted in determining whether the "sunset" (described below under "--Revised Governance Structure") has occurred.

  Implementation of U2. Although the Company expects to develop "an airline within-an-airline" for short-haul markets at reduced operational costs ("U2") as an important component of its competitive posture and has ascribed a significant portion of the value of the transaction to the ability to implement U2, no assurance can be given that the Company will be able to do so effectively or to realize the financial benefits expected to be received by the Company from implementation of U2. See "SPECIAL FACTORS--Implementation of "Airline Within-an-Airline' (U2)" and "--Certain Risk Factors--Implementation of U2."

  Competitive Response. Even if the Company is able to achieve cost reductions and productivity enhancements, the Company's higher cost competitors may be able to achieve comparable agreements with their labor groups and the Company's low-cost competitors may modify their operations in response to the competitive threat posed by U2 and thus, in such case, may eliminate or reduce the competitive gain sought by the Company and lead to reductions in fares and earnings. If the Company's higher cost competitors were to achieve more significant reductions in wages and benefits and work-rule changes than those achieved by the Company, the Company's ability to respond to competition would be hampered by the fixed long-term nature of the agreements that constitute elements of the Recapitalization.

  Labor Protective Provisions. The Company will continue in effect, or amend to include, certain provisions of agreements with ALPA and the IAM that (i) provide certain rights in the event of a change in control of the Company and
(ii) prohibit furloughs, within certain conditions, if the Company disposes of 25 percent or more of its assets or assets which produce 25 percent or more of its block hours. The revised collective bargaining agreements obligate the Company to require any carrier purchasing route authority or aircraft that produce 25 percent or more of the Company's operating revenues or block hours to hire and integrate an appropriate number of United employees with seniority credit.

  Tax Deductibility of Employee Stock Ownership Plan Contributions and Dividends. Although the Company has attempted to structure the ESOPs so that all amounts contributed thereto and dividends paid with respect to the stock held thereunder will be deductible to the Company for Federal income tax purposes, there are no regulations governing the deductibility of dividends paid on the ESOP Preferred Stock and there can be no assurance that one or more limitations under the Internal Revenue Code of 1986, as amended, will not adversely impact the deductibility of such amounts and dividends.

  Governance Structure. Although the Company has attempted to achieve a balanced approach to its corporate governance structure after the Recapitalization, such structure is very unusual in the management of a large, complex public corporation, and it is not certain that the actual operation of the corporate governance process will not result in disputes or fail to achieve results that are in the best interests of the Company or the holders of New Shares.

  Under the terms of the Restated Certificate, the participants in the ESOPs (and in certain circumstances the ALPA-MEC, the IAM and the Salaried and Management Director) will continue to hold more than 50% of the voting power of the Company until the equity interest held by the ESOPs and other employee benefit plans sponsored by the Company is less than 20% of the value of the common equity of the Company, all as more fully described in "THE PLAN OF RECAPITALIZATION--Revised Governance Structure--Nondilution." Under current actuarial assumptions, the Company estimates that this "sunset" provision will not become operative until 2016 if additional purchases are not made by eligible employee benefit plans. However, such plans will have the right, and may be expected, to make additional purchases, thereby delaying the occurrence of the "sunset." In addition, the Restated Certificate contains many provisions which may prevent the Company prior to the "sunset" from acting without the consent of one or both of the members of the Board elected by ALPA and the IAM or a 75% vote of holders of New Shares and Voting Preferred Stock. See "THE PLAN OF RECAPITALIZATION--Revised Governance Structure."

  Amendments to Collective Bargaining Agreements; Future Labor
Agreements. There can be no assurance that the new management of the Company in the future will not agree to amend further the collective bargaining agreements with ALPA and the IAM in a manner that reduces or eliminates the cost savings that are the basis for the Recapitalization. However, any such amendment must be approved by the Labor Committee of the Board (which will not include any Union Directors). See "THE PLAN OF RECAPITALIZATION--Revised Governance Structure--Committees." In addition, at the end of the current employee investment period, there can be no assurance that the Company's labor agreements will be renegotiated in a manner that continues in subsequent periods the cost savings that are being sought through the Recapitalization or that does not reverse the effect of any cost savings that will have been obtained thereby.

  Possible Effect of Organization of Additional Employees. In the event that any portion of the salaried and management employees who are not currently represented by a union elects union representation pursuant to the Railway Labor Act, the Company would be obligated to bargain with such union over the terms and conditions of employment applicable to such employees, including the terms, if any, of such employees' continuing participation in the ESOPs. This obligation to bargain requires the Company to "exert every reasonable effort" to reach an agreement but does not require it to agree to any change or particular term or condition sought by the union. During the period of negotiation, the Company would be entitled to maintain the then-existing terms of such employees' participation in the ESOPs.

  The ESOPs provide that if any group of employees who are not currently represented by a union becomes covered by a new collective bargaining agreement, such group of employees will not be covered under the ESOPs unless the collective bargaining agreement so provides. Whether any new collective bargaining agreement would provide for continuing participation in the ESOPs by such group of employees is a matter that would be subject to mutual agreement between the Company and the applicable union. The ESOPs provide, however, that if the terms of any employee's employment no longer reflect all of the reductions in wage and benefits and work-rule changes set forth in the Plan of Recapitalization, then such employee shall cease to be covered by the ESOPs.

  As a result, if any new collective bargaining agreement did not reflect the reductions in wage and benefits and work-rule changes required by the Plan of Recapitalization for particular employees, the Company could not agree, without amending the ESOPs, to allow such employees to participate in the ESOPs. If any currently unrepresented employees ceased to participate in the ESOPs under such circumstances, the ESOPs provided, however, that the unrepresented employees remaining in the ESOPs would receive the shares previously intended for that newly-represented group. The employment terms, except base pay, for the unrepresented employees remaining in the ESOPs will be subject to change, at the Company's discretion, so long as the net economic value of the unrepresented employees' employment terms is not altered.

  Employee Ownership and Influence. No assurance can be given that the Company, which will be subject to significant influence by employee groups (including through the right to voting representation in excess of economic equity ownership, Board and Board committee representation, the requirement of approval of certain matters by a Union Director or a 75% vote of the holders of New Shares and Voting Preferred Stock, and participation by Union Directors in the nomination of the Independent Directors (as such term is defined under "THE PLAN OF RECAPITALIZATION--Revised Governance Structure")), might not take actions that are more favorable to such employee groups than might be taken by a company that was not subject to such influence. The corporate governance structure after the Recapitalization will not, however, relieve the members of the Board of their fiduciary obligations under the DGCL.

  Effect of Adjustment on Trading. As described under "THE PLAN OF RECAPITALIZATION--Establishment of ESOP--Additional Shares," the ESOP Preferred Stock being issued to the ESOPs is initially convertible into approximately 53% of the New Shares but, based on the trading prices of the New Shares in the twelve months after the Effective Time (the "Measuring Period"), may be increased, to up to a maximum of approximately 63% of the New Shares. Such potential adjustment may adversely limit the trading prices of the New Shares during the Measuring Period.

  Financial Reporting; Market Assessment. The accounting rules governing employers accounting for employee stock ownership plans require that compensation expense be recorded for the ESOP Preferred Stock that is "committed to be released" during an accounting period based on the fair value of the ESOP Preferred Stock during such period. The difference between the fair value and the initial recorded cost of the ESOP Preferred Stock "committed to be released" is recorded as an adjustment to stockholders' equity. The ESOP Preferred Stock that has been "committed to be released" is considered to be outstanding in the if-converted earnings per share calculation for primary and fully diluted earnings per share if the effect is dilutive. The circular relationship between employee stock ownership plan accounting charge and the Company's stock price, coupled with the size of the contemplated ESOPs, make future earnings difficult to forecast. In addition, reported book earnings will be depressed in early years due to a mismatch between the term of employee investment (which increase earnings) of from five years, nine months to twelve years and the shorter period of only six years over which employee stock ownership plan accounting charges will occur. While it is possible that the equity research community and investors may look through employee stock ownership plan accounting charges, it is also possible that the trading price of the New Shares may be negatively impacted by such accounting treatment.

  Liquidity. United is a party to a $500 million commercial paper facility through agreements with United Airlines First Funding Corporation ("First Funding") and certain banks. As of the date of this Proxy Statement/Prospectus, approximately $270 million of commercial paper is outstanding under such facility. As a result of provisions in the Second Amended and Restated Credit Agreement, dated as of September 20, 1993 (the "Credit Agreement"), among First Funding, Union Bank as agent and certain other banks, a "change in control" may be deemed to occur as a result of the Recapitalization, and First Funding may be restricted from issuing new commercial paper under the Credit Agreement. Although this will not have an effect on outstanding commercial paper under the Credit Agreement, the Company will need either to renegotiate the Credit Agreement or to obtain an alternate funding source to replace such facility with respect to future fundings. Although the Company does not expect it to be the case, the Company may not be able to renegotiate or to obtain such alternate facility, in which case the Company's liquidity may be impaired.

  Limitations on asset sales and equity issuances included in the Company's Restated Certificate might make it more difficult to raise cash, even if management desired to do so to take advantage of a perceived opportunity.

                                     xviii

  Complexity. Given the complex nature of the various provisions affecting the operation of the Company after the Effective Time, it is possible that the equity research community and investors may find the Company difficult to evaluate, which may have the effect of reducing the trading price of the New Shares from levels that might otherwise prevail.

  Redistribution. In the Recapitalization, holders of Old Shares (an equity security) will receive Debentures and shares of Public Preferred Stock in addition to New Shares and cash. It is expected that there will exist a period, perhaps of a lengthy duration, during which certain recipients of such securities, concluding that the characteristics thereof are not consistent with their investment criteria, distribute such securities into the marketplace. During such distribution period, the supply of such securities in the market may exceed levels that might otherwise prevail, which would likely have the effect of depressing the price of such securities from levels that might otherwise prevail if such securities were held solely by persons or institutions for whom such securities satisfied their investment criteria. In addition, although the Company expects that it will apply for listing of the Debentures and the Public Preferred Stock on the NYSE, there can be no assurance that at or following the Effective Time such securities will be listed on the NYSE or any other securities exchange or that any trading market for the securities will develop.

  Industry Conditions and Competition. The airline industry is highly competitive and susceptible to price discounting. United's competitors include both domestic and international carriers some of which have low cost structures. In addition, airline profit levels are highly sensitive to elements outside the control of the airline industry such as fuel costs, passenger demand, taxes and terrorist activities.

  Regulatory Matters. In the last several years, the Federal Aviation Administration (the "FAA") has issued a number of maintenance directives and other regulations relating to, among other things, collision avoidance systems, airborne windshear avoidance systems, noise abatement and increased inspection requirements. The Company expects to continue incurring costs to comply with the FAA's regulations. Additional laws and regulations have been proposed from time to time that could significantly increase the cost of airline operations by, for instance, imposing additional requirements or restrictions on operations. Laws and regulations have also been considered from time to time that would prohibit or restrict the ownership and/or transfer of international airline routes or takeoff and landing slots. Also, the award of international routes to U.S. carriers (and their retention) is regulated by treaties and related agreements between the United States and foreign governments, which are amended from time to time. For example, there are significant aviation issues between the United States and such foreign governments as Germany, Japan and the United Kingdom that, depending on their resolution, may significantly impact the Company's existing operations or curtail potential expansion opportunities in important regions of the world. The Company cannot predict what laws and regulations will be adopted or what changes to international air transportation treaties will be effected, if any, or how they will affect United.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The Recapitalization is expected not to be a taxable transaction to the Company, but will be a taxable transaction to the Company's stockholders. A summary of certain Federal income tax consequences of the Recapitalization for stockholders is set forth under "CERTAIN FEDERAL INCOME TAX CONSEQUENCES."

NO APPRAISAL RIGHTS

  Stockholders of the Company will not be entitled to appraisal rights in connection with any of the matters to be voted upon at the Meeting. For a description of pending litigation related to the Recapitalization, see "THE PLAN OF RECAPITALIZATION--Litigation."

MARKET PRICES OF THE OLD SHARES; DIVIDENDS

  The Company's Old Shares are listed and traded, under the symbol UAL, on the New York Stock Exchange, the Chicago Stock Exchange and the Pacific Stock Exchange. At March 1, 1994, based on reports by the Company's transfer agent for the Company's Old Shares, there were 18,871
holders of record and as of    (the "Record Date") there were     Old Shares
outstanding held of record by holders. The high and low sales prices per share for its common stock for each quarterly period during the past two fiscal years as reported on the NYSE Composite Tape are as follows:

                                                                 HIGH     LOW
                                                               -------- --------
      1992:
      1st quarter............................................. $159     $139 1/4
      2nd quarter.............................................  143 3/4  111
      3rd quarter.............................................  119 3/4  103
      4th quarter.............................................  128 1/8  106 1/4
      1993:
      1st quarter............................................. $132 1/4 $110 3/4
      2nd quarter.............................................  149 3/4  118
      3rd quarter.............................................  150 1/2  121 5/8
      4th quarter.............................................  155 1/2  135 7/8
      1994:
      1st quarter............................................. $150     $123 3/4
      2nd quarter (through April 8, 1994).....................  129 7/8  124 1/4

  No dividends have been declared on the Old Shares since 1987.

  On December 22, 1993, the last trading day prior to the public announcement of the Agreement in Principle, closing sales price for the Old Shares as reported on the NYSE Composite Tape was $148 1/2 per share. On March 24, 1994, the last trading day prior to the public announcement of the execution of the Plan of Recapitalization, closing price for the Old Shares as reported on the
NYSE Composite Tape was $123 3/4 per share. On        , 1994, the last trading
day prior to the date of this Proxy Statement/Prospectus, the closing sales price for the Old Shares as reported on the NYSE Composite Tape was $ . STOCKHOLDERS SHOULD OBTAIN CURRENT MARKET QUOTATIONS FOR THE OLD SHARES AS ONE OF THE FACTORS RELEVANT TO ASSESSING THE VALUE OF THE NEW SHARES BEFORE VOTING ON THE PLAN OF RECAPITALIZATION. The New Shares are expected to be listed on the NYSE.

  The Board does not expect to declare the regular dividend for the second quarter of 1994, and if the Recapitalization is consummated, the Company does not expect to pay dividends in the foreseeable future on the New Shares. See "SPECIAL FACTORS--Certain Risk Factors" and "FINANCING OF THE
RECAPITALIZATION."

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL POSITION

  The following table sets forth the consolidated financial position of the Company and its subsidiaries at December 31, 1993, and the unaudited pro forma consolidated financial position of the Company and its subsidiaries after giving effect to the Recapitalization, the incurrence of indebtedness to finance the Recapitalization, and the payment of fees and expenses incurred in connection with the Recapitalization. This table should be read in conjunction with the selected consolidated financial and operating information, the unaudited pro forma financial information and the respective related notes thereto appearing elsewhere herein. See "SELECTED CONSOLIDATED FINANCIAL AND OPERATING INFORMATION" and "UNAUDITED PRO FORMA FINANCIAL INFORMATION." In addition, this table should be read in conjunction with the Company's Annual Report on Form 10-K for the year ended December 31, 1993, as amended, which is incorporated in this Proxy Statement/Prospectus by reference and which includes the Company's Consolidated Financial Statements, the related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                               DECEMBER 31, 1993
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                   ASSETS                    HISTORICAL ADJUSTMENTS    PRO FORMA
                   ------                    ---------- -----------    ---------
Current assets:
 Cash and cash equivalents..................  $   437     $             $   437
 Short-term investments.....................    1,391       (647)(1a)
                                                            (140)(2)        604
 Other......................................    1,885         62 (3)      1,947
                                              -------     ------        -------
                                                3,713       (725)         2,988
                                              -------     ------        -------
Operating property and equipment............   12,292                    12,292
Less: Accumulated depreciation
 and amortization...........................   (5,086)                   (5,086)
                                              -------     ------        -------
                                                7,206                     7,206
                                              -------     ------        -------
Other assets:
 Other......................................    1,921                     1,921
                                              -------     ------        -------
                                              $12,840     $ (725)       $12,115
                                              =======     ======        =======
    LIABILITIES AND SHAREHOLDERS' EQUITY
    ------------------------------------
Current liabilities:
 Short-term borrowings, long-term debt
  maturing within one year and current
  obligations under capital leases..........  $   521     $             $   521
 Other......................................    4,375                     4,375
                                              -------     ------        -------
                                                4,896                     4,896
                                              -------     ------        -------
Long-term debt..............................    2,702        780 (1b)     3,482
                                              -------     ------        -------
Long-term obligations under capital leases..      827                       827
                                              -------     ------        -------
Other liabilities, deferred credits and
 minority interest..........................    3,212                     3,212
                                              -------     ------        -------
Shareholders' equity:
 Series A Preferred Stock, $5 stated value,
  6,000,000 shares issued, $100 liquidation
  value.....................................       30        --              30
 Series B Preferred Stock, $.01 stated
  value, [   ] shares issued, $[  ]
  liquidation value.........................                 --  (1c)       --
 Class 1 ESOP Preferred Stock, $.01 par,
  [12,557,017] shares issued, $210
  liquidation value.........................                 --  (4)        --
 Class 2 ESOP Preferred Stock, $.01 par,
  [3,750,797] shares issued, $210
  liquidation value.........................                 --  (4)        --
 Voting Preferred Stocks, $.01 par, 3 shares
  issued, $.01 liquidation value............                 --  (5)        --
 Common stock, $5 par value, 25,489,745
  shares issued and outstanding--historical.      127       (127)(1c)       --
 Common stock, $.01 par value, 13,006,564
  shares issued and outstanding--pro forma..                --   (1c)       --
 Additional capital invested................      932       (152)(1c)
                                                           3,425 (4)
                                                              40 (6)      4,245
 Retained earnings (deficit)................      249     (1,148)(1)
                                                            (139)(7)     (1,038)
 Pension liability adjustment...............      (53)                      (53)
 Unearned compensation......................      (17)        17 (8)        --
 Unearned ESOP shares.......................              (3,425)(4)     (3,425)
 Common stock held in treasury, 920,808
  shares--historical, 435,404 shares--pro
  forma ....................................      (65)         4 (9)        (61)
                                              -------     ------        -------
                                                1,203     (1,505)(10)      (302)
                                              -------     ------        -------
                                              $12,840     $ (725)       $12,115
                                              =======     ======        =======

    See the accompanying notes to Pro Forma Consolidated Financial Position.

NOTES TO PRO FORMA CONSOLIDATED FINANCIAL POSITION

(1) To record the Recapitalization (as described in "THE PLAN OF RECAPITALIZATION--Terms and Conditions"). The entries assume that (i) all in-the-money employee stock options are vested and exercised at the Effective Time using a cashless exercise mechanism, (ii) treasury stock held by the Company immediately prior to the Effective Time will convert into New Shares that remain outstanding after the Recapitalization and
     (iii) Convertible Company Securities (as defined below) that are outstanding immediately prior to the Effective Time will not convert into the Recapitalization Consideration at the Effective Time.

     (a) To record the cash payment of $25.80 per share to holders of Old Shares upon the redemption of the Redeemable Preferred Stock.

     (b) To record the issuance of $15.55 principal amount of Series A Debentures and $15.55 principal amount of Series B Debentures to holders of Old Shares upon the redemption of the Redeemable Preferred Stock.

     (c) To record the reclassification of Old Shares into New Shares, Public Preferred Stock (Series B Preferred Stock), and Redeemable Preferred Stock. (The pro forma adjustments do not reflect the issuance of Redeemable Preferred Stock because such shares are redeemed for cash and Debentures immediately after issuance. In addition, the pro forma adjustments do not reflect the Public Preferred Stock and Redeemable Preferred Stock issued to the Company upon reclassification of the treasury stock because such shares are surrendered for cancellation immediately after issuance.)

(2) To record the cash impact of the estimated fees and transaction expenses, including expenses for the Company, ALPA and the IAM, severance payments to terminated officers and flight kitchen employees and payments relating to the employment agreement with Mr. Greenwald.

(3) To record the tax effects relating to nonrecurring charges recognized as a result of the Recapitalization.

(4) To record the issuance of shares of Class 1 ESOP Convertible Preferred Stock to the Qualified Trust (as defined below) and shares of Class 2 ESOP Convertible Preferred Stock to the Supplemental ESOP (as defined below) for an aggregate purchase price of $3.425 billion.

(5) To record the issuance at par of one share of Class P ESOP Voting Preferred Stock, one share of Class M Voting Preferred Stock, and one share of Class S ESOP Voting Preferred Stock to the Qualified ESOP. The remaining Voting Preferred Stock will be issued when it is contributed to the Qualified ESOP and the Supplemental ESOP.

(6) To account for the cashless exercise of options in the event of the Recapitalization. (Amount of the entry is based on an estimate of the Old Share price at the Effective Time of $163 per share.)

(7)  Represents the offset to entries (2), (3), (6), (8) and (9).

(8) To record the vesting of the unvested restricted stock as a result of the Recapitalization.

(9) To record 25,000 restricted shares to Mr. Greenwald that will vest at the Effective Time.

(10) Does not reflect the issuance of four shares of Class I Junior Preferred Stock, one share of Class Pilot MEC Junior Preferred Stock, one share of Class IAM Junior Preferred Stock, and three shares of Class SAM Junior Preferred Stock. These stocks have a $.01 par value and nominal economic value.

  Note: Pro forma financial information for United, which will reflect, among other things, the issuance of the Debentures, is currently being prepared and will be contained in an amended Proxy Statement/Prospectus.

SELECTED CONSOLIDATED HISTORICAL AND PRO FORMA OPERATING INFORMATION

  The following consolidated financial information has been derived from the Company's consolidated financial statements, for each of the fiscal years in the five year period ended December 31, 1993, which statements have been audited by Arthur Andersen, independent public accountants, as indicated in their reports incorporated by reference herein. Reference is made to said reports for the years 1993 and 1992 which include an explanatory paragraph with respect to the changes in methods of accounting for income taxes and postretirement benefits other than pensions as discussed in the notes to the consolidated financial statements. The table also sets forth certain information on a pro forma basis giving effect to the Recapitalization. The following should be read in conjunction with the consolidated financial and operating information, unaudited the pro forma financial statements and the related notes thereto appearing elsewhere herein. See "SELECTED CONSOLIDATED FINANCIAL AND OPERATING INFORMATION" and "UNAUDITED PRO FORMA FINANCIAL INFORMATION." In addition, this table should be read in conjunction with the Company's Annual Report on Form 10-K for the year ended December 31, 1993, as amended, which is incorporated in this Proxy Statement/Prospectus by reference and which includes the Company's Consolidated Financial Statements, the related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                       YEAR ENDED DECEMBER 31,
                         -------------------------------------------------------
                            1993
                          PRO FORMA   1993     1992     1991     1990     1989
                         ----------- -------  -------  -------  -------  -------
                         (UNAUDITED)
                                        (DOLLARS IN MILLIONS)
STATEMENT OF CONSOLI-
 DATED OPERATIONS DATA:
  Operating revenues....   $14,483   $14,511  $12,890  $11,663  $11,037  $ 9,794
  Earnings (loss) from
   operations...........       127       263     (538)    (494)     (36)     465
  Earnings (loss) before
   extraordinary item
   and cumulative effect
   of accounting
   changes..............      (177)      (31)    (417)    (332)      94      324
  Net earnings (loss)...      N.A.       (50)    (957)    (332)      94      324
STATEMENT OF CONSOLI-
 DATED FINANCIAL POSI-
 TION DATA (at end of
 year):
  Total assets..........   $12,115   $12,840  $12,257  $ 9,876  $ 7,983  $ 7,194
  Total long-term debt
   and capital lease
   obligations,
   including current
   portion..............     4,515     3,735    3,783    2,531    1,327    1,405
  Shareholders' equity..      (302)    1,203      706    1,597    1,671    1,564
OTHER DATA:
  Ratio of earnings to
   fixed charges(b).....        (a)       (a)      (a)      (a)    1.16     1.95
UNITED OPERATING DATA:
  Revenue passengers
   (millions)...........        70        70       67       62       58       55
  Average length of a
   passenger trip in
   miles................     1,450     1,450    1,390    1,327    1,322    1,269
  Revenue passenger
   miles (millions).....   101,258   101,258   92,690   82,290   76,137   69,639
  Available seat miles
   (millions)...........   150,728   150,728  137,491  124,100  114,995  104,547
  Passenger load factor.      67.2%     67.2%    67.4%    66.3%    66.2%    66.6%
  Break even passenger
   load factor..........      66.3%     65.6%    70.4%    69.5%    66.5%    63.0%
  Revenue per passenger
   mile.................      12.5c     12.5c    12.2c    12.5c    12.6c    12.2c
  Cost per available
   seat mile............       9.4c      9.3c     9.6c     9.8c     9.6c     8.9c
  Average price per gal-
   lon of jet fuel......      63.6c     63.6c    66.4c    71.6c    80.4c    63.6c

- --------
(a) Earnings were inadequate to cover fixed charges and preferred stock dividends by $99 million in 1993, by $748 million in 1992 and by $599 million in 1991. On a pro forma basis, earnings were inadequate to cover fixed charges by $334 million in 1993.
(b) The ratio of earnings to fixed charges and the ratio of earnings to fixed charges and preferred stock dividends were the same in each period presented.

                                     xxiii

                       PROXY STATEMENT/JOINT PROSPECTUS

                               ----------------

                                UAL CORPORATION
                            UNITED AIR LINES, INC.

                               ----------------

                            MEETING OF STOCKHOLDERS
                         TO BE HELD             , 1994

                                 INTRODUCTION

  This Proxy Statement/Joint Prospectus (the "Proxy Statement/Prospectus") is being furnished in connection with the solicitation of proxies by the Board of Directors of UAL Corporation, a Delaware corporation (the "Company"), for use
at the Meeting of Stockholders of the Company to be held on              ,
1994, at       a.m., local time, at                  , and at any adjournment
or postponement thereof (the "Meeting"). This Proxy Statement/Prospectus, the attached Notice of Meeting and the enclosed form of proxy are being first mailed to holders of shares of common stock, par value $5 per share, of the
Company ("Old Shares") of the Company on or about             , 1994.

PURPOSE OF THE MEETING

  The purpose of the Meeting is to consider and vote upon a proposal to recapitalize the Company as hereinafter described. Holders of Old Shares are being asked to consider and vote upon (i) the Agreement and Plan of Recapitalization, dated as of March 25, 1994 (the "Plan of Recapitalization"), which contemplates certain transactions collectively referred to as the "Recapitalization," (ii) subject to and conditioned upon approval of the Plan of Recapitalization, the amendment and restatement of the Company's Certificate of Incorporation and Bylaws (the "Charter and Bylaw Amendments"),
(iii) subject to and conditioned upon approval of the Plan of Recapitalization and the Charter and Bylaw Amendments, the approval of the issuance of (a) shares of Class 1 ESOP Convertible Preferred Stock (the "Class 1 ESOP Preferred Stock") to State Street Bank and Trust Company ("State Street"), as trustee of the UAL Corporation Employee Stock Ownership Plan Trust, (b) shares of Class 2 ESOP Convertible Preferred Stock (the "Class 2 ESOP Preferred Stock") to State Street, as trustee of the UAL Corporation Supplemental ESOP Trust, (c) shares of (1) Class P ESOP Voting Junior Preferred Stock, (2) Class M ESOP Voting Junior Preferred Stock and (3) Class S ESOP Voting Junior Preferred Stock to State Street, as trustee of the UAL Corporation Employee Stock Ownership Plan Trust and the UAL Corporation Supplemental ESOP Trust,
(d) shares of Class I Junior Preferred Stock to certain individuals to be named as directors of the Company, (e) a share of Class Pilot MEC Junior Preferred Stock to the United Airlines Pilots Master Executive Council ("ALPA-MEC") of the Air Line Pilots Association, International ("ALPA"), (f) a share of Class IAM Junior Preferred Stock to the International Association of Machinists and Aerospace Workers (the "IAM") or its designee and (g) shares of Class SAM Junior Preferred Stock to an individual to be named as a director of the Company on behalf of salaried and management employees of the Company (the "Salaried and Management Employees") and to an additional designated stockholder (collectively, the "Stock Issuance"), (iv) subject to and conditioned upon approval of the Plan of Recapitalization and the Charter and Bylaw Amendments, the election of four "Public Directors" of the Company, (v) subject to and conditioned upon approval of the Plan of Recapitalization and the Charter and Bylaw Amendments, the amendment of the Company's 1981 Incentive Stock Program, as amended (the "1981 Stock Program"), (vi) subject to and conditioned upon approval of the Plan of Recapitalization and the Charter and Bylaw Amendments, the amendment of the Company's 1988 Restricted Stock Plan (the "1988 Restricted Stock Plan"), (vii) subject to and conditioned upon approval of the Plan of Recapitalization, the amendment of the Company's Incentive Compensation Plan (the "Incentive Plan"), (viii) three stockholder proposals, (ix) ratification of the selection of Arthur Andersen & Co. ("Arthur Andersen") as the Company's independent accountants for the year ending December 31, 1994 and (x) to transact such other business as may properly come before the Meeting or any adjournment or postponement thereof. See "BACKGROUND OF THE

PLAN OF RECAPITALIZATION" and "THE PLAN OF RECAPITALIZATION." A copy of the Plan of Recapitalization and copies of the proposed Amended and Restated Certificate of Incorporation of the Company (the "Restated Certificate") and the Amended and Restated Bylaws of the Company have been filed as exhibits to the Registration Statements of which this Proxy Statement/Prospectus is a part and are incorporated herein by reference.

  The approval of matters (ii) through (vii) will be subject to the approval of the Plan of Recapitalization, and the approval of matters (iii) through (vi) will be subject to the approval of the Charter and Bylaw Amendments.

  The Plan of Recapitalization provides, among other things, that the Old Shares will be reclassified. As a result of the reclassification, each Old Share outstanding at the consummation of the Recapitalization (the "Effective Time"), including each share of restricted stock issued pursuant to the 1988 Restricted Stock Plan (which will vest upon the Effective Time if not vested prior thereto), together with up to 1,000,000 Old Shares held by the Company as treasury stock or owned by any wholly-owned subsidiary of the Company immediately prior to the Effective Time, will be reclassified as, and converted into, one-half (0.5) of a new share of common stock, par value $.01 per share, of the Company (the "New Shares"), $31.10 liquidation value of Series B Preferred Stock, without par value, of the Company (the "Public Preferred Stock") and one one-thousandth of a share of Series D Redeemable Preferred Stock, without par value, of the Company (the "Redeemable Preferred Stock"), which will be redeemed immediately after issuance for $25.80 in cash, $15.55 principal amount of Series A Debentures due 2004 (the "Series A Debentures") of United Air Lines, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company ("United"), and $15.55 principal amount of Series B Debentures due 2014 of United (the "Series B Debentures" and, together with the Series A Debentures, the "Debentures"). The New Shares, the cash, the Public Preferred Stock and the Debentures that will be received upon reclassification of the Old Shares and the redemption of the Redeemable Preferred Stock are referred to collectively herein as the "Recapitalization Consideration." The terms of the Debentures and the Public Preferred Stock are described under "DESCRIPTION OF SECURITIES--The Debentures" and "--The Public Preferred Stock." Under the Plan of Recapitalization, the interest rate on the Series A Debentures has been fixed provisionally at 9.00%, the interest rate on the Series B Debentures has been fixed provisionally at 9.70% and the dividend rate on the Public Preferred Stock has been fixed provisionally at 10.25%. Under the Plan of Recapitalization, the interest rates on the Debentures and the dividend rate on the Public Preferred Stock will be adjusted not less than five nor more than ten days before the date of the Meeting to rates (which in each case, if there is an upward adjustment, may not be more than 1.125% higher than the respective provisional rates) that, in the opinion of certain financial advisors to the Company and the Unions and in the case of a deadlock, Salomon Brothers Inc, would permit the Debentures and the Public Preferred Stock to trade at par on such date on a fully distributed basis. See "THE PLAN OF RECAPITALIZATION-- Terms and Conditions--Pricing the Securities."

  Each share of Series A Convertible Preferred Stock of the Company ("Series A Preferred Stock") and each of the Air Wis Services, Inc. 7 3/4% Convertible Subordinated Debentures Due 2010 and the Air Wis Services, Inc. 8 1/2% Convertible Subordinated Notes Due 1995 outstanding immediately prior to the Effective Time (each, a "Convertible Company Security") will remain outstanding, and each holder of any such Convertible Company Security will have the right to receive from and after the Effective Time the Recapitalization Consideration with respect to each Old Share that such holder would have been entitled to receive had such holder converted such Convertible Company Security in full immediately prior to the Effective Time.

  At the Effective Time, each outstanding employee stock option of the Company granted under the 1981 Stock Program or the Air Wis Services, Inc. 1987 Non-Qualified Stock Option Plan will remain outstanding, each such option then held by active employees and officers (including persons who were officers of the Company or United as of July 1993) will become fully vested and exercisable at the Effective Time and each such option will thereafter represent the right to receive, until the expiration thereof in accordance with its terms, in exchange for the aggregate exercise price for such option, the Recapitalization Consideration with respect to each Old Share that such holder would have been entitled to receive had such holder exercised such option in full immediately prior to the Effective Time.

VOTING RIGHTS AND PROXY INFORMATION

  The Board of Directors of the Company has fixed the close of business on
            , 1994 as the record date (the "Record Date") for determining which holders of Old Shares are entitled to notice of and to vote at the Meeting. Accordingly, only holders of record of Old Shares at the close of business on the Record Date will be entitled to vote at the Meeting. At the close of
business on the Record Date, there were              Old Shares outstanding and
entitled to vote, held by          stockholders of record. As of the close of
business on the Record Date, there were also           Old Shares held as
treasury stock by the Company, which Old Shares will not be voted at the Meeting. Holders of Series A Preferred Stock will not be entitled to vote at the Meeting, although such holders may convert their shares of Series A Preferred Stock into Old Shares prior to the Record Date and vote such Old Shares at the Meeting.

  Each holder of record of Old Shares on the Record Date is entitled to cast one vote per Old Share, in person or by properly executed proxy, at the Meeting. The presence in person or by properly executed proxy of the holders of a majority of the outstanding Old Shares entitled to vote is necessary to constitute a quorum at the Meeting.

  Under Delaware law, the affirmative vote of the holders of a majority of the Old Shares outstanding on the Record Date will be required to approve and adopt the Plan of Recapitalization and the Charter and Bylaw Amendments, the affirmative vote of the holders of a plurality of Old Shares present in person or represented by proxy at the Meeting will be required to elect each of the directors and the affirmative vote of the holders of a majority of Old Shares present in person or represented by proxy at the Meeting will be required to approve or adopt each of the other matters identified in this Proxy Statement/Prospectus as being presented to holders of Old Shares at the Meeting. The Company's directors and executive officers, and their affiliates, have sole or shared voting power and beneficial ownership with respect to
approximately             of the outstanding Old Shares, which they intend to
vote in favor of the Plan of Recapitalization and the Charter and Bylaw Amendments. None of the votes described above requires the separate approval by a majority of the shares held by the Company's unaffiliated stockholders.

  All Old Shares that are represented at the Meeting by properly executed proxies received prior to or at the Meeting and not revoked will be voted at the Meeting in accordance with the instructions indicated in such proxies. IF NO INSTRUCTIONS ARE INDICATED, SUCH PROXIES WILL BE VOTED FOR APPROVAL OF THE PLAN OF RECAPITALIZATION, THE CHARTER AND BYLAW AMENDMENTS, THE STOCK ISSUANCE, THE AMENDMENT OF THE 1981 STOCK PROGRAM, THE AMENDMENT OF THE 1988 RESTRICTED STOCK PLAN AND THE AMENDMENT OF THE INCENTIVE PLAN; FOR THE ELECTION OF FOUR PUBLIC DIRECTORS AND FOR THE RATIFICATION OF ARTHUR ANDERSEN AND AGAINST THE STOCKHOLDER PROPOSALS. The Board of Directors of the Company does not know of any matters, other than as described in the Notice of Meeting attached to this Proxy Statement/Prospectus, that are to come before the Meeting. IF A PROXY IS GIVEN TO VOTE IN FAVOR OF THE PLAN OF RECAPITALIZATION, THE PERSONS NAMED IN SUCH PROXY WILL HAVE AUTHORITY TO VOTE IN ACCORDANCE WITH THEIR BEST JUDGMENT ON ANY OTHER MATTER THAT IS PROPERLY PRESENTED AT THE MEETING FOR ACTION, INCLUDING WITHOUT LIMITATION, ANY PROPOSAL TO ADJOURN THE MEETING OR OTHERWISE CONCERNING THE CONDUCT OF THE MEETING.

  Abstentions will have the effect of a vote against the Plan of Recapitalization, the Charter and Bylaw Amendments and the other matters presented for a vote of the stockholders (other than the election of directors). With respect to abstentions, the Old Shares are considered present at the Meeting. The abstentions are not, however, affirmative votes for the matters presented for a vote and, therefore, they will have the same effect as votes against any matter presented for a vote of the stockholders (other than the election of directors). With respect to the election of directors, abstentions and broker non-votes will be disregarded and will have no effect on the outcome of the vote. Broker non-votes will have no effect on the outcome and the vote on any of the matters presented for a vote of stockholders at the Meeting, other than the Charter and Bylaw Amendments. With respect to the Charter and Bylaw Amendments, broker non-votes are considered present and, accordingly, will have the effect of a vote against the Charter and Bylaws Amendments.

  In the event that a quorum is not present at the time the Meeting is convened, or if for any other reason the Company believes that additional time should be allowed for the solicitation of proxies, the Company may adjourn the Meeting with a vote of the stockholders then present. The persons named in the enclosed form of proxy will vote any Old Shares for which they have voting authority in favor of such adjournment.

  Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of the Company, before the polls are closed with respect to the vote, a written notice of revocation bearing a later date than the proxy,
(ii) duly executing a subsequent proxy relating to the same Old Shares and delivering it to the Secretary of the Company or (iii) attending the Meeting and voting in person (although attendance at the Meeting will not in and of itself constitute a revocation of a proxy). Any written notice revoking a proxy should be sent to: UAL Corporation, P.O. Box 66919, Chicago, Illinois 60666,
Attention: Francesca M. Maher, Secretary.

  Stockholders are urged to read this Proxy Statement/Prospectus carefully in its entirety before deciding how to vote their Old Shares.

NO APPRAISAL RIGHTS

  Stockholders of the Company will not be entitled to appraisal rights in connection with any of the matters to be voted upon at the Meeting.

                   BACKGROUND OF THE PLAN OF RECAPITALIZATION

  In the years following a 29-day strike by ALPA in 1985, relations between the Company and its principal unions, ALPA, the IAM and the Association of Flight Attendants ("AFA"), have often been discordant. During this period, a number of significant events involving a potential change in corporate control or the sale of substantial assets of the Company have occurred or were proposed, many of which events involved the participation of one or more of the Company's unions, including (i) an offer by ALPA to acquire United and the Company's computerized reservation system for $4.5 billion in April 1987, (ii) a consent solicitation by a group including Coniston Partners in May 1987, (iii) a planned recapitalization, announced by the Company in May 1987, that would have resulted in the Company's stockholders receiving $60 per share while retaining their shares, (iv) the adoption in June 1987, following the resignation of Richard J. Ferris as chairman of the Company, of a restructuring plan involving the sale of the Hertz Company, Westin Hotel Company and Hilton International Co. and a distribution of cash, which led to such sales through a tender offer by the Company for its own shares which was completed in March 1988, (v) a proposal by a pilot-organized entity to acquire the Company for $110 per share in May 1988, (vi) a proposal from Marvin Davis to acquire the Company for $240 per share in August 1989, (vii) the entry into a merger agreement with Airline Acquisition Corp. (an entity which was intended to be owned 75% by employee stock ownership plans for the benefit of the Company's employees, 15% by British Airways and 10% by the Company's senior management) providing for consideration of $300 per share, which agreement was entered into in September 1989 and thereafter failed due to an inability to obtain necessary financing, and (viii) the entry into a merger agreement with United Employee Acquisition Corp. (an entity formed by ALPA, IAM and AFA) providing for consideration of $155 per share in cash, $35 per share in Company debt securities and $13 per share in debt securities of Covia Corp., which agreement was entered into in April 1990 and terminated in October 1990 due to an inability to obtain necessary financing following Iraq's invasion of Kuwait.

  During this period, earnings per share from continuing operations, helped by both the strength of the global economy and operating improvements undertaken by the Company, grew from a loss of $3.43 in 1985 to positive earnings of $20.20 in 1988 and $14.96 in 1989. This improving earnings posture came to a dramatic halt in 1990 when Iraq's invasion of Kuwait sent fuel prices skyrocketing while simultaneously dampening consumer demand for air travel. These events, combined with the downturn in the global economy, led to disappointing earnings per share of $4.33 in 1990 and a per share loss of $14.31 in 1991.

  In recent years, including during 1992, the Company has noted the emergence of a fundamental shift in consumer behavior, with an increased focus on the price/value relationship. Travel preference (of both business and leisure travellers) has continued to shift to low-cost travel as provided by carriers such as Southwest Airlines, Inc. ("Southwest"), Morris Air and Reno Air. The Company believed that this trend was long-term and would continue even if the weak economic conditions of the early 1990s improved. The Company determined that its ability to be competitive in such an environment required a substantial reduction of its operating costs.

  Thus, on January 6, 1993, the Company, while recognizing that it had put in place progressively leaner operating budgets over the prior few years, nevertheless announced a further $400 million cost reduction program, including the subcontracting of skycaps and certain janitorial services and the furlough of 2,800 employees. Additionally, the Company restructured its fleet plan and aircraft purchase commitments, cancelling firm orders for 49 Boeing aircraft, deferring acceptance of 14 Airbus aircraft and accelerating the retirement of 25 older aircraft. The net effect of these changes was to reduce the Company's planned capital spending through 1996 by over $6.2 billion and reduce the size of the planned 1996 year-end fleet size by over 85 aircraft.

  The Company determined that even with these changes it would be necessary to reduce its single largest expense, labor costs, to be competitive in the changed environment of the 1990s. Thus, in addition to the subcontracting, furloughs and the implementation of a 5% salary reduction program for certain management employees, the Company requested concessions from its three principal unions on January 14, 1993. AFA rejected such request on January 14, 1993 and the IAM rejected such request on January 19, 1993. ALPA indicated that it desired to conduct a financial review of the Company.

  In light of the unwillingness of the Company's unions to participate in the Company's cost-cutting efforts, the Company thereafter announced its intention to undertake various other cost-cutting actions, including selling its flight kitchens, subcontracting certain ground services, opening a flight attendant domicile in Taiwan and evaluating the sale of the Denver flight training center. CS First Boston Corporation ("CS First Boston") was retained February 12, 1993 to assist the Company in connection with the evaluation of a sale of the United States flight kitchens. The Company also discussed the possibility of subcontracting its jet repair work, selling its jet engine overhaul maintenance facility in San Francisco, subcontracting its components business, subcontracting its ground equipment overhaul business, and computer terminal technician work and subcontracting its line maintenance work and building maintenance work.

  In March, 1993, Booz . Allen & Hamilton ("BAH") was engaged by the Company to provide a description of, and outlook for, the U.S. airline industry and United. The assessment focused on the domestic airline industry as represented by the thirteen leading carriers, who together represent 99% of the U.S. airline industry's capacity. At a meeting of the Company's Board of Directors (the "Board") held on April 28, 1993, BAH presented a report to the Board. In this report, BAH noted "the U.S. airline industry has historically underperformed, particularly since deregulation when overall financial returns, in the aggregate, have been negative. Despite this poor performance, the industry expanded rapidly after deregulation. However, to fill the rapidly expanding capacity, the industry had to drop prices almost continuously. Unfortunately, for a significant portion of the post-deregulation period--most notable in the last three years--the industry has been unable to reduce costs as rapidly as prices, which has led to significant industry-wide losses." The report noted that it seemed unlikely that carriers such as United could achieve sufficient cost reduction without a major restructuring. The report concluded that United had to respond to major industry imperatives by reducing competitive intensity, through redeploying capacity into core segments and reducing costs to narrow the gap with its principal low-cost competitors. BAH advised that to redeploy capacity to defensible segments, United should (i) identify core capabilities as a basis for market advantage, (ii) focus product, capacity and resource investments into specific core areas to capitalize on those advantages, (iii) form partnerships/alliances to serve complementary segments and (iv) withdraw from non-core activities. In order to reduce its cost gap, United should (i) reduce controllable costs wherever possible, (ii) work with labor to achieve wage reductions and productivity improvements and
(iii) pursue alternatives for radical restructuring and product redesign.

  In a further presentation to the Board on June 24, 1993, BAH indicated that, in the absence of labor cooperation, the Company had four options: (i) restructure and downsize to focus on those markets where United could be profitable in the long term, (ii) restructure and grow to create a stronger domestic and international competitive position, (iii) return value to stockholders by monetizing flying assets, services and/or other hard assets and
(iv) sell the airline in whole or in parts.

  On April 19, 1993, the Board received a letter from the United Airlines Union Coalition (the "Coalition"), a group then composed of ALPA, the IAM and AFA, expressing concern over asset sales and extensive restructuring. In response, the Company sent a letter to the Coalition inviting a "shared solution" to the Company's need to reduce operating costs. On June 2, 1993, Mr. Stephen M. Wolf, Chairman of the Company, and Mr. Paul George, Senior Vice President--Human Resources of United, met with Captain Roger D. Hall, Chairman, ALPA-MEC, Ms. Diane Tucker, then President of the UAL/AFA Master Executive Council, and Mr. Ken Thiede, President and General Chairman of IAM-District 141. At such meeting, the Coalition indicated it was working on such a "shared solution". At the time, the Company was engaged in discussions with potential purchasers of its United States flight kitchens and final bids were due on July 20, 1993. The Company agreed to defer any major restructuring action until July 19, 1993 and requested that the Coalition submit a proposal by that time.

 July 16 Proposal

  On July 16, 1993, the Board received a letter from the Coalition (the "Coalition July 16 Proposal") that stated that the Coalition's participation in a cooperative restructuring was predicated on (i) employee investments by ALPA, the IAM, AFA and United's salaried and management employees that would be intended to produce an aggregate of $3.345 billion in employee cost savings over five years, (ii) joint development over a 12-18 month period of a plan intended to meet the competitive challenges facing United and projected to provide at least $100 million in additional operating income in 1995, $200 million in 1996 and $300 million in 1997 and each year thereafter, (iii) contribution of a substantial majority of the Company's common equity to a trust or trusts for the benefit of the Company's employees, (iv) a recapitalization of the Company (without additional external financing) in which the existing stockholders would receive a substantial minority of the Company's common stock and other consideration, (v) a balanced corporate governance structure, (vi) a restructuring that was not dependent on third parties (i.e., that did not require bank financing, a financial partner or a strategic partner), (vii) a restructured Company that maintained a substantial cash balance, (viii) negotiation of collective bargaining provisions intended to protect the job security and work opportunities of United's employees and
(ix) preservation of the status quo during negotiation of the proposal. The Coalition July 16 Proposal emphasized that such points were "all essential elements of the restructuring" and "available only in the context of a restructuring that meets the other characteristics outlined above."

  On July 20, 1993, the Company retained CS First Boston to assist it in its evaluation of the Coalition program. On July 21, 1993, the Coalition publicly confirmed that it had provided "several concepts" to the Company with respect thereto. On the same day, the Company publicly confirmed it was in communication with the Coalition regarding the concepts provided to the Company by the Coalition. Thereafter, representatives of the Company and the Coalition commenced a series of meetings to discuss the Coalition program.

 August 5 Board Meeting

  On August 5, 1993, the Board held a meeting at which it considered a presentation by BAH and members of Company management concerning ways to improve the Company's profitability and provide stockholder value, with specific focus on establishment of one or more domestic short-haul carriers which would be owned independently of the Company and United and which would virtually eliminate short-haul flying by United, along with other fundamental alterations of the Company's business and structure (the "Fundamental Restructuring Plan"). The Board also received a report on the status of discussions with the Coalition. The Board discussed the alternative of proceeding with the Fundamental Restructuring Plan and declining participation in the program outlined in the Coalition July 16 Proposal, the alternative of proceeding with the Coalition program and deemphasizing the Fundamental Restructuring Plan and the alternative of proceeding to develop both the Coalition program and the Fundamental Restructuring Plan. The Board, recognizing that the Coalition was offering very substantial concessions but that significant structural matters limited the ability to provide value to stockholders, determined both to work with the Coalition and to develop additional details of the Coalition July 16 Proposal. The Board concluded that a Coalition proposal should be considered only in light of, among other things, its valuation compared to the going concern value of the Company not taking into account any restructuring plan and the value to stockholders of other alternatives. The Board also instructed management to continue to explore the alternatives discussed by BAH and to pursue the sale of the United States flight kitchens.

  On August 10, Mr. Wolf and Mr. George met with Captain Hall, Mr. Kevin Lum, who had replaced Ms. Tucker as President of the UAL/AFA Master Executive Council, and Mr. Thiede and on August 11 the Company's representatives met with the Coalition's representatives. At both meetings the Company conveyed the view that, although the Company had not completed its valuation analysis, after reviewing the program outlined by the Coalition, particularly the limitations it imposed, the Company did not see how the program as outlined by the Coalition permitted the Company to satisfy its key requirement in any transaction involving the transfer of control: to deliver an appropriate premium over market to the holders of Old Shares in a transaction that was fair to such stockholders. At the same time, the Company expressed to the Coalition the Board's willingness to discuss actively a transaction that involved majority employee ownership, substantial corporate governance protection and comprehensive job protection provisions, provided that it also satisfied the Company's key requirement of providing substantial value to holders of Old Shares. At the meeting among representatives, some specific approaches were expressed as to possible areas of modifications to or enhancements of the Coalition program in order to bridge what appeared to the Company to be a substantial value gap. See "SPECIAL FACTORS--Certain Revenue and Earnings Scenarios."

 August 25 Board Meeting

  In a meeting held on August 25, 1993, the Board reviewed the process that was being followed and the steps that had been taken to obtain additional details and evaluate the Coalition proposal. The Board then reviewed in detail the various alternatives if the Company did not engage in a transaction involving the sale of a majority of the equity to its employees, including:

  . maintaining the "status quo" without undertaking extraordinary actions,

  . pursuing an alternative, referred to as the "enhanced status quo" alternative, whereby the Company would undertake certain extraordinary cost-cutting actions, including, for example, a sale of the flight kitchens, designed to enhance stockholder value over the "status quo" alternative without undertaking a major restructuring of the Company and

  . pursuing the Fundamental Restructuring Plan.

  In considering the "status quo" alternative, the Board considered as positive factors the prospect of labor peace, the possibility that the aviation environment might improve and the fact that this alternative preserved the Company's opportunity to carry out a fallback strategy. It considered as negative factors the fact that this alternative did not address the Company's fundamental problems (especially the continued expansion of low-cost carriers), and would result in continuing unsatisfactory financial performance, the loss of a "window of opportunity" before labor contracts reopened, the failure to provide sufficient incentive to the unions to lower costs and the prospect of a declining price of the Old Shares.

  The Board viewed the positive aspects of pursuing the "enhanced status quo" alternative as improved financial performance versus the "status quo" alternative and the use of a "window of opportunity" before labor contracts reopened. It viewed as negative factors the potential labor disruption in the workplace, the lack of sufficient improvement of financial performance, the failure to address the low-cost carrier problem and the possibility that United would be subject to some adverse media/political attention, which factors would potentially reduce the positive effects on the stock price.

  Because the "enhanced status quo" alternative was viewed as preferable to the "status quo" alternative in all aspects except the potential for labor disruption, the Board felt the "enhanced status quo" alternative was the appropriate comparison when evaluating the Fundamental Restructuring Plan and other alternatives.

  In considering the Fundamental Restructuring Plan, the Board noted that pursuit of such plan would significantly improve financial performance if successful, significantly improve stock price if successful, and take advantage of the "window of opportunity" before labor contracts reopened. The Board also noted that the ability of the Company to implement successfully this alternative was uncertain and that this alternative had the potential to cause extreme labor disruption in the workplace, to place severe limits on the Company's ability to pursue an acceptable fallback strategy, to subject United to extreme adverse media/political attention and to significantly depress the Company's stock price if not successful.

  The Board also recognized that the Fundamental Restructuring Plan was likely to be challenged by the Company's unions both in Federal court and in arbitration under the Railway Labor Act. Such a challenge could involve issues such as (i) whether the Fundamental Restructuring Plan violated statutory prohibitions against interference with union rights and/or unilateral carrier actions, (ii) whether the Fundamental Restructuring Plan violated provisions in the ALPA or AFA agreements that prohibit the Company from controlling, managing or holding any equity interest in another carrier, (iii) whether the Fundamental Restructuring Plan violated a provision in the AFA agreement that prohibits establishment of an "alter ego" carrier and (iv) whether the Fundamental Restructuring Plan violated a clause in the ALPA agreement that restricts marketing agreements with United Express carriers. The Board recognized that resolution of these issues could delay or prevent implementation of the Fundamental Restructuring Plan. The Board also considered the corporate taxation aspects of the Fundamental Restructuring Plan, including whether the creation of one or more new short-haul carrier entities would qualify as a tax-free reorganization under Section 355 of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code").

  Finally, the Board considered that a strategy involving a sale of a majority of the Company's equity to employees would be expected to result in labor peace, provide significant value to the stockholders, potentially address the low-cost carrier problem and potentially preserve the Company's opportunity to pursue a fallback strategy. The negative aspects of such a strategy were determined to include the fact that, if not successful, the Company would lose some of the "window of opportunity" and that the labor unions might initiate a destructive public relations campaign coupled with significant disruptive job action. The Board noted that such a strategy might provide potentially less value to stockholders than a fully successful Fundamental Restructuring Plan, although it would likely provide more value than a failed Fundamental Restructuring Plan.

  At the August 25, 1993 Board meeting, CS First Boston made a presentation summarizing its analyses of three alternatives to the Coalition program: maintaining the "status quo", implementing the "enhanced status quo" alternative (consisting of management actions that the Company believed would increase labor force productivity or reduce labor costs but that would not require a major restructuring) and implementing the Fundamental Restructuring Plan, including an overview of the steps that would be required for implementation of each. The presentation also included a preliminary valuation analysis of the "enhanced status quo" alternative and the Fundamental Restructuring Plan. In order to arrive at a range of values per share of the Company assuming implementation of the "enhanced status quo" alternative, CS First Boston used a discounted cash flow analysis to estimate the present value of the future cash flows that the Company could be expected to produce over a five-year period from 1994 through 1998 in accordance with management's forecasts adjusted to reflect the cost reductions of the "enhanced status quo" alternative. CS First Boston estimated a preliminary value range for the Company, assuming the implementation of the "enhanced status quo" alternative, by adding the present value of the five-year unleveraged free cash flows of the Company under that scenario to the present value of the Company's 1998 terminal value. The discount rates and terminal multiples reflected then-current market conditions. This analysis resulted in a preliminary range of values per share of the Company, assuming the implementation of the "enhanced status quo" alternative, of from $150 to $180.

  CS First Boston's presentation included a preliminary range of values for the Company assuming implementation of the Fundamental Restructuring Plan. CS First Boston applied the same discounted cash flow methodology used in the "enhanced status quo" case to the cash flows that the Company could be expected to produce over the five-year period from 1994 through 1998 if the Fundamental Restructuring Plan were adopted. This analysis resulted in a preliminary range of values per share, if the Fundamental Restructuring Plan were successfully implemented, of from $225 to $275. CS First Boston noted that this preliminary range of values must be reduced by the expected costs of the transition to such plan and the assumed costs of labor disruption related to the implementation of the Fundamental Restructuring Plan, which were estimated to range from $22 to $42 per share. After such reduction, this analysis resulted in a preliminary range of values per share of the Company, if the Fundamental Restructuring Plan were successfully implemented, of $183 to $253 per share. CS First Boston noted that this range of values assumed that the transaction would not be taxable to the Company or its stockholders and must be further reduced by the following factors, which were not quantified: (i) the ownership share expected to be retained by the new operators and accordingly not distributed to the Company's stockholders, (ii) structural inefficiencies, (iii) national labor leadership response, (iv) government reaction and (v) public relations risk.

  CS First Boston also presented a preliminary analysis of a range of values for the Company if implementation of the Fundamental Restructuring Plan was attempted by the Company, but was ultimately blocked as a result of legal action, and the Company subsequently adopted the "enhanced status quo" alternative described above. CS First Boston assumed for purposes of its analysis that the Company would have absorbed the transition expenses and labor disruption costs associated with the Fundamental Restructuring Plan during the pendency of the legal action. Accordingly, this analysis resulted in a preliminary range of values per share of the Company, if the "enhanced status quo" alternative were adopted following an unsuccessful attempt to implement the Fundamental Restructuring Plan, of from $108 to $158.

  For information relating to the qualifications of CS First Boston, the method of its selection, the nature of, and purpose for, its analyses, the procedures it followed in connection therewith and the compensation it has received or will receive, see "SPECIAL FACTORS--Opinions of the Financial Advisors to the Board."

  The Board then further discussed issues concerning the various alternatives, including their potential impact on the Company and the factors influencing the potential success of each alternative.

  At the conclusion of its deliberations, the Board determined that the Company should identify for the Coalition a set of possible enhancements to the Coalition program but at the same time management should proceed with the development of various restructuring activities as and to the extent management deemed appropriate.

  In a letter to the Coalition dated August 25, 1993, the Company stated that since August 11, 1993, the Company and its financial advisors "had performed further analysis which has provided the Company with a clearer view of value, both as to the Company if no Coalition transaction occurs and as to the value of the

Coalition program as reflected in the July 16th letter. The Company's analysis has confirmed that a substantial value gap exists between the Coalition program and the inherent value of the Company."

  In the August 25th letter, the Company outlined an approach to enhance the Coalition's program for a majority employee ownership transaction for consideration by the Coalition. This approach involved the following components to enhance the Coalition's proposed structure: (i) one or more trusts for the benefit of the Company employees would acquire 50.1% of the economic and voting power of the Company's equity, (ii) (a) employee investment as described in the Coalition July 16 Proposal would be supplemented by additional employee investment amounting to $120 million in year 1 and growing to $160 million in year 8, (b) an extension of the duration of the employee investment period by three years, (c) the entire investment would be by verifiable pay rate/defined contribution reductions, unless the Company agreed to alternative achievable work-rule changes of equal value, (d) there would be no "snap-backs" and contracts would be amendable after 8 years pursuant to Section 6 of the Railway Labor Act, (e) in each of years 6, 7 and 8 of the investment period, all employees would be provided a general wage rate increase of 2% per year if the Company achieved its earnings projections and there would be no other wage rate, per diem, allowance/premium or benefit increases during the investment period (other than step, longevity or comparable increases for non-contract salaried and management employees or status/promotional increases) and (f) a profit-sharing plan to provide potential for annual lump sum cash payments to employees if corporate performance targets are met, (iii) contract revisions allowing the establishment of a low-cost short-haul airline within United or the Company would be made, (iv) collective bargaining terms designed to provide reasonable job security provisions acceptable to the Company and to United's employees, which would not impose additional costs on United, would be agreed to, (v) upon consummation of the transaction, each existing Old Share would receive one new share of common stock and $100 in additional consideration, consisting of approximately $25 in cash and additional "cash equivalent value," consisting of approximately $37 in value of debt with specified terms and approximately $37 in value of preferred stock with specified terms and (vi) special governance provisions would be applicable to the "new company."

  The Company noted that the outlined approach was intended to provide a basis for discussion and was not intended to be exhaustive and that the Company "recognized that the [outlined] approach to enhancing the Coalition's program . . . will require amplification, modification and amendment of various aspects of the approach."

  On September 1, 1993, the Company delivered additional material to the Coalition on the economics of an "airline-within-an-airline" then described as "Friendship Express" (and subsequently referred to as "U2").

  On September 13, 1993, the Company announced that it had agreed to sell certain of its United States flight kitchens to Dobbs International Services, Inc. ("Dobbs") and Caterair International Corp. ("Caterair"). The Company also stated that it retained the option to terminate such agreements at any time prior to November 13, 1993.

  On September 30, 1993, the AFA announced that it had "terminated its participation in the negotiations" due to the Company's decision to open a flight attendant domicile in Taiwan. The Company had previously delayed this action on several occasions (despite the Company's belief that it would meaningfully increase the Company's productivity) in order to permit the AFA time to consider its participation in the transaction. Following such withdrawal by the AFA, the Company continued to have discussions with representatives of ALPA and the IAM. All references in this document to the "Coalition," "Participating Unions" or the "Unions" following September 30, 1993 refer to ALPA and the IAM, but not the AFA.

  On November 4, 1993, in response to media reports on the status of its discussions with the Coalition, the Company announced that no definitive proposal had been presented to the Company by the Coalition. On November 5, 1993, the Company announced it had sent a letter to the IAM containing a proposal whereby, among other things, the Company and the IAM would enter into a new seven-year contract relating to United States flight kitchens, in lieu of a sale thereof, that would reduce the Company's current catering expense.

  On November 6, 1993, the Coalition delivered a draft proposal to the Company with respect to a transaction. On November 8, 1993, a representative of the Company delivered a response to the Coalition that stated, among other things, that such draft presented significant deficiencies in addition to reflecting a substantial shortfall in the level of employee investment.

 November 11 Proposal

  During the evening of November 11, 1993, the Coalition delivered a formal proposal to the Company (the "Coalition November 11 Proposal"). The Coalition November 11 Proposal provided, among other things, for the acquisition by one or more employee stock ownership plans of securities representing 60% of the equity interest and voting power of the Company, and receipt by the Company's existing stockholders of a package comprised of an aggregate of $650 million in cash paid by the Company, $500 million of debentures of the Company, $750 million of preferred stock of the Company, and common stock representing 40% of the equity of the Company. The Coalition November 11 Proposal also stated that it would be immediately withdrawn in the event the Company sold the flight kitchens.

  Under the Coalition November 11 Proposal, ALPA, the IAM and salaried and management employees would make wage concessions which the Coalition valued at $3.496 billion in nominal amount, or $2.874 billion in present value (at a 9% discount rate). Under collective bargaining agreement modifications provided for in such proposal, the Company would be permitted to establish a unit to compete with low-cost carriers in the domestic short-haul market. The Coalition indicated that it believed that the present value (at a 9% discount rate) of this competitive capability was approximately $2.7 billion and valued its proposal at $165.67 per Old Share. CS First Boston analyzed the Coalition November 11 Proposal and, at a Board meeting held on November 12, 1993, indicated to the Board that it had concluded that the Coalition November 11 Proposal was substantially deficient from the standpoint of providing adequate value to the Company's stockholders. CS First Boston indicated that, although it had not completed a full analysis, it had calculated the value of the Coalition November 11 Proposal as approximately $140 per Old Share.

  The Company communicated such conclusion to the Coalition on November 12, 1993 and further responded with a written alternative which sought to provide "appropriate value" to stockholders while enabling the Coalition to achieve its goal of majority employee ownership. Among other things, the Company's alternative extended the employee investment period by two years, required health insurance contributions and reduced many new hire rates. On November 12, 1993, the Coalition rejected such alternative, stating that it was willing to continue negotiations subject to certain conditions.

  Based upon the Coalition response, the Board thereafter determined that the interests of the Company's stockholders would be best served by not exercising the right United had to terminate the flight kitchen sale contracts prior to November 13, 1993. The Company was then advised by the Coalition that the Coalition November 11 Proposal was withdrawn.

  On November 12, 1993, the Company issued a press release describing the events of November 11 and 12 described above and stated that it remained willing to continue to hold discussions with its labor unions and still believed that a cooperative approach to solving a non-competitive labor cost structure was in the best interests of all parties.

  On November 16, 1993, Mr. Wolf met in New York with Mr. Felix Rohatyn, a general partner of Lazard Freres & Co. ("Lazard") and a member of the National Commission to Ensure a Strong Competitive Airline Industry from June 1993 through September 1993, in order to explore the basis for renewed discussions with the Company's labor unions. Thereafter, the Board authorized the retention of Lazard. After the retention of Lazard, Lazard and CS First Boston contacted advisors to the Coalition to see if a "firm basis for continued discussion" was possible. On December 1, 1993, Company management and representatives met with senior Coalition officials and discussed certain significant issues, including a mechanism designed to help bridge the difference between the Company and the Coalition of their respective valuations of the Company after giving effect to the concessions.

  Thereafter, numerous meetings were held between representatives of the Company and representatives of the Coalition to discuss elements of a possible transaction.

 December 16 and 22 Board Meetings

  On December 16, 1993, the Board met to discuss the status of a revised Coalition proposal (the "Revised Coalition Proposal"). The Revised Coalition Proposal contemplated the acquisition by the employee trusts of a minimum of 53% of the common equity, subject to increase to up to 63% based on stock price performance in the year after closing, a recapitalization in which the holders of Old Shares would receive cash, debt and preferred stock valued at $88, and $4.548 billion net present value of wage and benefits reductions and work-rule changes relating to the Company's employees. In addition, the Revised Coalition Proposal contained a mechanism for resolving differences between the Company and the Coalition over the present value of the employee investment and the Competitive Action Plan contained in the proposal. The Coalition believed that the elements of the Revised Coalition Proposal provided a total market value of $6.9 billion to the Company and its stockholders; applying the same methodology used by the Coalition, the Company and its outside advisors believed the elements of the Revised Coalition Proposal represented $5.2 billion in market value. To resolve this dispute, the Revised Coalition Proposal contemplated an initial acquisition of 53% of the Company common equity by trusts for the participating employees based on the Company's valuation of the elements of the Revised Coalition Proposal at $5.2 billion. However, the proposal also allowed the trusts for the participating employee groups to obtain additional equity of the Company, up to 63% in total, if and to the extent the average trading price of the New Shares over the initial year following the Effective Time exceeded certain levels. At such meeting, the Board reviewed, among other things, the amount and terms of the consideration to be received by the public stockholders, the nature of the employee concessions, other terms of a proposed Agreement in Principle (as defined below) incorporating such Revised Coalition Proposal, including proposed conditions, the impact of the proposed transaction on the Company's access to financing, and other issues related to the structure of an employee stock ownership plan, tax effects and earnings per share and other valuation effects. During such meeting, representatives of both CS First Boston and Lazard indicated that despite the publicity surrounding the proposed transaction, no third party had indicated interest in acquiring the Company as an entirety and noted that certain factors, including the state of the leveraged acquisition market and the fundamental need to address cost factors, might be responsible for the lack of third party acquisition interest. At the conclusion of such meeting, the Board instructed the Company's representatives to continue to negotiate the open issues in the proposed Agreement in Principle with a view towards having a definitive proposal for presentation at a December 22, 1993 Board meeting.

  On December 22, 1993, the Board met again to discuss the substantially completed Agreement in Principle with respect to the Revised Coalition Proposal. During such meeting, the Board reviewed, among other things, the proposed corporate governance structure of the Company going forward, issues related to management and employee reaction to a transaction and the related transition, the alternatives available to the Company, including potential labor disruption (including the effect on public perception and relations with governmental authorities) if other alternatives were pursued, and the financial terms of the Revised Coalition Proposal. The Board discussed the requirement of the unions that Mr. Wolf, Mr. John C. Pope, President, and Mr. Lawrence M. Nagin, Executive Vice President--Corporate Affairs and General Counsel, retire at the Effective Time as well as the fact that the majority of the Board would be replaced, and extensively discussed issues relating to management of the Company following the transaction.

  At the December 22, 1993 Board meeting, CS First Boston and Lazard gave an overview of the Revised Coalition Proposal, including the improvements from the Coalition's November 11 Proposal. CS First Boston and Lazard described how the Revised Coalition Proposal would affect the Company's balance sheet. CS

First Boston and Lazard also described how the accounting rules applicable to "stock based compensation" (which require that stock compensation expense for periodic stock allocations be measured by the then-current market value of the shares at the time of allocation) would apply to the share allocations in the employee stock ownership plans contemplated under the Revised Coalition Proposal, the resulting complexities to forecasting earnings per share and how the investment community might analyze the situation. CS First Boston and Lazard discussed certain valuation issues related to the debentures and the preferred stock proposed to be issued in the Revised Coalition Proposal (including redistribution issues and, in the case of the preferred stock, the limited precedent for a security of the size of the contemplated issue). CS First Boston and Lazard described the possible impact of the proposed transaction on the Company's credit ratings and the cash flow impact of the proposed transaction (including the fact that the proposed employee investment would exceed the incremental fixed charges). CS First Boston and Lazard also described the structure and operation of the stock ownership adjustment mechanism contained in the Revised Coalition Proposal that would increase the employee trusts stock ownership percentage from 53% to a maximum of 63% if the Company's average closing stock price for one year after the Effective Time exceeded specified levels.

  At such meeting, CS First Boston and Lazard indicated to the Board that, as of such date, the consideration that would be received by holders of the Old Shares in connection with the transaction contemplated by the proposed Agreement in Principle, taken as a whole, was fair to such holders of Old Shares from a financial point of view. See "SPECIAL FACTORS--Opinions of the Financial Advisors to the Board." Following the presentations and discussions, the Board voted (with Dr. Andrew Brimmer dissenting) to approve the Agreement in Principle.

  The Agreement in Principle (the "Agreement in Principle") was executed on December 22, 1993 and thereafter the parties commenced preparation of definitive documentation. The Agreement in Principle provided for a preservation of the "status quo," subject to ratification of the transaction by the ALPA-MEC and the IAM membership occur by January 31, 1994 and an automatic termination of the agreement to preserve the "status quo" if definitive documentation was not completed by March 15, 1994. The IAM membership ratified the transaction on January 26, 1994 and the ALPA-MEC ratified the transaction on January 28, 1994.

 March 14 Board Meeting

  On March 14, 1994, the Board met to discuss the status of the proposed definitive documentation. At such meeting, the Board received presentations from management and counsel with respect to such status, including the documentation, the differences between such documentation and the Agreement in Principle (including, without limitation, the issuance of the Debentures by United rather than the Company, the inclusion of other employee plans in calculating the 20% "Sunset" threshold as described below in "THE PLAN OF RECAPITALIZATION--Revised Governance Structure--Nondilution" and the provision for payment of expenses of the Unions if the Plan of Recapitalization were terminated because of another proposed transaction which was subsequently consummated), the significant issues which remained unresolved (including, without limitation, certain issues relating to indemnification of the IAM relating to certain alleged claims by a former financial advisor, certain issues relating to expenses of the Unions, certain issues relating to the retention of a new CEO, certain issues related to the investment by Salaried and Management Employees, the standard for Unions' review of the proxy, various issues relating to the pricing of the Debentures and Public Preferred Stock and to the "treasury stock method" of calculating the number of Outstanding Old Shares, and certain issues related to the ESOPs) and a discussion of the employee stock ownership plan contemplated by the Agreement in Principle and its relationship to the transaction, a presentation from American Appraisal Associates, Inc. ("American Appraisal") with respect to issues of solvency and surplus under Delaware law and a financial presentation from CS First Boston and Lazard.

  Subsequent to such Board meeting, the parties continued to discuss various issues, principally the salaried and management employees' contribution, adjustments based on variances in share capitalization resulting from options and convertible securities, the terms of the employment agreement for the new chief executive officer and advisory fees. The Board had telephonic status meetings on March 15 and March 16, where management advised the Board about developments in the discussions with the Coalition.

 March 24 Board Meeting

  On March 24, 1994, the Board met telephonically to consider the definitive Plan of Recapitalization. At such meeting, the Board discussed the proposed transaction, focusing on issues that had either been resolved since the March 14 Board meeting or that remained unresolved, including the maximum final pricing of the Debentures and the Public Preferred Stock, the adjustments necessary to reflect the treasury stock method of calculating fully diluted shares, the method of pricing a call feature on the Debentures, the nature of the salaried and management employee concession package and a proposed indemnity to the IAM against certain alleged claims asserted against the IAM by a former financial advisor. In addition, the proposed Independent Directors (as defined below) were identified. After discussion, the Board voted (with Dr. Andrew Brimmer dissenting) to approve the Plan of Recapitalization. On March 25, 1994, the Plan of Recapitalization was executed by the Company, ALPA and the IAM.

                                SPECIAL FACTORS

CERTAIN COMPANY ANALYSES

  In connection with the consideration of the Recapitalization, United's internal financial analysis group prepared an analysis (the "Company Analysis") of the expected present value of the employee investments. The Company Analysis estimated the net present value (using a 10% discount rate) of such investment to be approximately $4.9 billion. The employee investments are expected to be in the form of wage and benefit reductions, work-rule changes and the startup of a new short-haul "airline-within-an-airline" referred to herein as "U2" (See "--Implementation of the "Airline-Within-an-Airline' (U2)").

  THE COMPANY ANALYSIS IS BASED UPON A VARIETY OF ASSUMPTIONS THAT MAY NOT BE REALIZED AND ARE SUBJECT TO SIGNIFICANT UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE COMPANY'S CONTROL. THE ACTUAL VALUE OF THE EMPLOYEE INVESTMENTS MIGHT BE HIGHER OR LOWER THAN THE VALUE ESTIMATED IN THE COMPANY ANALYSIS. NO ASSURANCE CAN BE GIVEN THAT THE ESTIMATED COST SAVINGS IN THE COMPANY ANALYSIS WILL BE ACHIEVED OR THAT THE U2 OPERATION WILL ACHIEVE THE POTENTIAL BENEFITS DESCRIBED BELOW. SEE "--CERTAIN RISK FACTORS--INVESTMENT VALUES, FUTURE INVESTMENTS."

  The employee investment relating to wage, benefit and work-rule modifications was estimated to have a net present value in excess of $3.3 billion, including modifications associated with U2. While the current contracts for both ALPA and the IAM become amendable in November 1994, the value of this portion of the employee investment was not based on any "projected" future wage rates, but rather using wage scales under the existing contracts. Additionally, the Plan of Recapitalization specifically does not guarantee any "snap-back" in wages or benefits at the end of the investment period. Further, the valuation of the employee investment was reduced by the potential for certain wage adjustments (that were not contractually guaranteed) beginning in 1997. Despite the absence of "snap-back" provisions, as these contracts will become amendable at that time, no valuation was made of the benefit associated with the lack of a "snap-back" provision in the post-investment period. In addition to the employee investment relating to wage benefit and work-rule modifications, net benefits of U2 (excluding labor savings) were estimated to have a net present value of approximately $1.6 billion.

                                ALPA INVESTMENT

  The ALPA investment consists of savings that are system-wide in nature and that will continue for five years, nine months, as well as an additional investment applicable solely to those pilots in the U2 operation and that will remain in force for twelve years.

  The base investment includes the following features:

    . Reduction in hourly wages for all pilots of 15.7%

    . Reduction in the Company contribution to the defined contribution retirement plan from current 9% of wages (ordinary earnings, excluding expense reimbursements) to 1% of post-transaction (reduced) wages

    . No pay raise during first three years other than existing seniority and promotion increases

  An additional investment that should assist United in competing against low-cost carriers on short-haul routes includes:

    . Further reduction of approximately 7.1% in hourly wage rates for B737 pilots in the U2 operation

    . Adjustments in work-rules for U2 pilots to increase productivity vis-a-vis the mainline United operation

  Partially offsetting these investments were changes to the following contract features:

    . Increased hourly rates for pilots flying the A320 aircraft

    . Potential increase in per diem and potential increase in wages in years 4 and 5 under an arbitrated settlement based on the Company's profitability, industry wage trends and wages at specified comparable carriers

  In addition, pilot benefits under the Company's defined benefit pension plan, disability plan and life insurance plan will continue to be based on pre-transaction "book" rates without regard to the 15.7% wage rate reduction.

                                 IAM INVESTMENT

  The IAM base investment will remain in force for six years. In lieu of creating a separate U2 workforce, the IAM made additional system-wide work-rule changes to improve productivity and competitiveness in all areas.

  The base investment includes the following features:

    . Reduction in hourly wage rates for all IAM employees of 9.7%

    . Elimination of the contractually provided May 1, 1994 wage increase of
      5%

    . No pay raise during first three years other than existing seniority and promotion increases

  Additional work-rule changes that will remain in place for twelve years:

    . Elimination of the half-hour paid lunch period

    . Elimination of allowance for paid lunch period on overtime

    . Provide United with the ability to outsource up to 20% of maintenance work

  Partially offsetting these investments were:

    . Potential wage increase in years 4 and 5 under an arbitrated settlement based on the Company's profitability, industry wage trends and wages at specified comparable carriers

    . Improved severance package for IAM employees affected by the flight kitchen sale, including reemployment incentives

    . Increase in pension benefits

    . Inefficiencies due to the impact of job security provisions on functions with variable workloads

    . Reimbursement for relocations caused by involuntary transfers

    . Subject to certain conditions and exceptions, provide IAM representation for ramp employees at stations with greater than 40 daily departures

                       SALARIED AND MANAGEMENT INVESTMENT

  The Salaried and Management Employee investment remains in force for five years, nine months and consists of salary reductions and work-rule and policy changes. In lieu of creating a separate U2 workforce, Salaried and Management Employee investment includes the introduction of a "market-based" new hire program.

  The base investment includes the following features:

    . Reduction in wage rates of 8.25%

    . No pay raise during first three years other than promotion and existing progression increases

    . Reduction in force of 127 management positions

  Additional work-rule changes include:

    . Elimination of the half-hour paid lunch period on overtime

    . Reduced eligibility for shift differential pay

    . Reduction of compensation for extended medical leave

    . Reduced reimbursement for certain management relocations

    . Four holidays changed to "floating" status to eliminate premium pay for such holidays worked

    . Reduce salary guarantee for part-time employees

  The market-based new-hire program includes the following features:

    . Maximum compensation levels reduced to market rates at other comparable employers (40-55% reduction)

    . Requirement of 25% employee copayment on medical coverage

    . Reductions in vacation, sick leave and dental insurance benefits

  Partially offsetting these investments was:

    . Potential wage increase in years 4 and 5, based on similar factors to those for the ALPA and IAM-represented employees and taking into account wage increases, if any, for such represented employees

                              TOTAL LABOR SAVINGS

  The changes to salaries, benefits and work-rules discussed above represent approximately $5.2 billion in estimated savings, with an estimated net present value of over $3.3 billion:

                              TOTAL LABOR SAVINGS*
                                   (MILLIONS)

                         1994  1995  1996  1997  1998  1999  2000  2001  2002  2003  2004  2005  2006  TOTAL   NPV**
                         ----  ----  ----  ----  ----  ----  ----  ----  ----  ----  ----  ----  ----  ------  ------
Salary Reduction ....... $190  $396  $420  $433  $452  $488  $204  $ 57  $ 71  $ 87  $105  $125  $ 67  $3,095  $2,150
Benefit Reductions......   62   129   139   149   158   171    78    45    52    59    67    74    39   1,222     801
Potential Midterm
 Increase...............    0     0     0   (32)  (90) (119)  (44)   (3)   (3)   (3)   (3)   (3)   (2)   (302)   (189)
Work-Rule Changes.......   12    39    73   101   120   134   138   148   154   159   165   171    87   1,501     792
Contract Improvements...  (33)  (53)  (41)  (43)  (46)  (47)  (25)   (9)   (9)   (9)   (9)   (9)   (4)   (337)   (240)
                         ----  ----  ----  ----  ----  ----  ----  ----  ----  ----  ----  ----  ----  ------  ------
  Total................. $231  $511  $591  $608  $594  $627  $351  $238  $265  $293  $325  $358  $187  $5,179  $3,313

- --------
 * ESTIMATES PREPARED BY THE COMPANY FOR ANALYSIS PURPOSES. ACTUAL RESULTS MAY VARY. SEE "--CERTAIN RISK FACTORS--INVESTMENT VALUES, FUTURE INVESTMENTS." ASSUMED CLOSING DATE OF RECAPITALIZATION IS JULY 1, 1994.
** NET PRESENT VALUE BASED ON A DISCOUNT RATE OF 10%.

                              SHORT-HAUL SAVINGS

  With the emergence of low-cost, low-frills carriers such as Southwest, United's cost structure has not been competitive in certain short-haul markets. To date, United, burdened by higher costs than these carriers, has maintained a full-service product in these markets to retain passengers connecting to long-haul domestic and international flights, which are the core of United's route network. See "--Implementation of the "Airline-Within-An-Airline' (U2)".

  The employee investments are expected to provide United with wage rates and work-rules that are believed to be competitive with low-cost carriers. This should permit United to be more competitive on many short-haul routes. Given these wage rates and work-rules, United should be able to implement a low-frills, high-frequency "airline-within-an-airline" that can compete for the extremely price-sensitive local passenger. Lower labor costs and work-rule changes are the cornerstones for achieving a variety of related cost saving actions. The combination of labor, work-rule changes and other cost savings are intended to allow United to be service, price and cost competitive with low-frills, low-cost carriers.

The U2 operation is expected to have the following features:

 . Improved Utilization Through a combination of reducing aircraft turnaround times, increasing frequency on existing routes and adding service in new markets, U2 is intended to operate with a greatly improved asset utilization. These enhancements are expected to allow United to leverage its fixed asset base--aircraft, airport space, ground equipment and both field and staff personnel--across a greater number of departures, and thereby to permit improvement in the profitability of marginal operations.

 . Limited Product Product and service levels will be reduced to more closely match the service levels offered by the competition on short-haul routes: beverage and peanuts service only, limited onboard amenities, streamlined reservations and airport check-in processes and a reduced Mileage Plus frequent flyer program.

 . Reduced Distribution Expense The experience of low-cost carriers has demonstrated that offering (and promoting) consistent, believably low fares and high-frequency service increases direct airline-to-customer ticketing. These and similar strategies employed by low-cost carriers are intended to be implemented to reduce distribution costs.

                              SHORT-HAUL SAVINGS*
                                  (MILLIONS)

                         1994 1995 1996 1997 1998 1999 2000 2001 2002 2003 2004 2005 2006 TOTAL  NPV**
                         ---- ---- ---- ---- ---- ---- ---- ---- ---- ---- ---- ---- ---- ------ ------
Improved Utilization.... $11  $33  $ 53 $ 70 $ 80  $81 $ 85   95 $103 $115 $127 $140 $ 73 $1,066 $  557
Limited Product.........  10   32    52   67   77   78   82   91  100  111  123  135   70  1,028    538
Reduced Distribution....  10   28    46   60   69   70   73   81   89   99  109  120   63    917    478
                         ---  ---  ---- ---- ---- ---- ---- ---- ---- ---- ---- ---- ---- ------ ------
  Total................. $31  $93  $151 $197 $226 $229 $240 $267 $292 $325 $359 $395 $206 $3,011 $1,573

- --------
* ESTIMATES PREPARED BY THE COMPANY FOR ANALYSIS PURPOSES. ACTUAL RESULTS MAY VARY. SEE "--CERTAIN RISK FACTORS--INVESTMENT VALUES, FUTURE INVESTMENTS." ASSUMED CLOSING DATE OF THE RECAPITALIZATION IS JULY 1, 1994.
**NET PRESENT VALUE BASED ON A DISCOUNT RATE OF 10%.

                      SUMMARY OF INVESTMENTS AND SAVINGS

  In total, the Plan of Recapitalization is estimated to provide United with approximately $8.2 billion in improved operating earnings over the twelve-year period, equating to a net present value of approximately $4.9 billion. Approximately $5.2 billion of the total improvement is expected to arise from savings in labor costs, with the remaining approximately $3.0 billion expected to arise from improvements associated with the U2 operation. Of course, future financial results are inherently subject to significant business, economic and competitive uncertainties and contingencies and to future business decisions taken by corporate management, and no assurance can be given that the estimated earnings improvement will be achieved.

                           SUMMARY OF TOTAL SAVINGS*
                                  (MILLIONS)

                         1994 1995 1996 1997 1998 1999 2000 2001 2002 2003 2004 2005 2006 TOTAL  NPV**
                         ---- ---- ---- ---- ---- ---- ---- ---- ---- ---- ---- ---- ---- ------ ------
Labor Savings........... $231 $511 $591 $608 $594 $627 $351 $238 $265 $293 $325 $358 $187 $5,179 $3,313
Short-Haul Savings......   31   93  151  197  226  229  240  267  292  325  359  395  206  3,011  1,573
                         ---- ---- ---- ---- ---- ---- ---- ---- ---- ---- ---- ---- ---- ------ ------
  Total Savings......... $262 $604 $742 $805 $820 $856 $591 $506 $557 $618 $684 $753 $393 $8,190 $4,886

- --------
* ESTIMATES PREPARED BY THE COMPANY FOR ANALYSIS PURPOSES. ACTUAL RESULTS MAY VARY. SEE "--CERTAIN RISK FACTORS--INVESTMENT VALUES, FUTURE INVESTMENTS." ASSUMED CLOSING DATE FOR THE RECAPITALIZATION IS JULY 1, 1994.
**NET PRESENT VALUE BASED ON A DISCOUNT RATE OF 10%.

CERTAIN REVENUE AND EARNINGS SCENARIOS

  The Company does not as a matter of course publicly disclose projections or forecasts as to future revenues or earnings. Management has not updated and revised and does not intend to update further or otherwise revise the revenue or earnings scenarios contained herein to reflect circumstances existing or changes occurring after March 1994.

  NONE OF THE COMPANY, BAH OR ANY OTHER PARTY ASSUMES ANY RESPONSIBILITY FOR THE ACCURACY OF THE REVENUE AND EARNINGS SCENARIOS CONTAINED HEREIN. THESE REVENUE AND EARNINGS SCENARIOS, WHILE PRESENTED WITH NUMERICAL SPECIFICITY, ARE BASED UPON A VARIETY OF ASSUMPTIONS RELATING TO THE BUSINESSES OF THE COMPANY THAT MAY NOT BE REALIZED AND ARE SUBJECT TO SIGNIFICANT UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE COMPANY'S CONTROL. THERE CAN BE NO ASSURANCE THAT ANY OF THE REVENUE AND EARNINGS SCENARIOS WILL BE REALIZED, AND ACTUAL RESULTS MAY VARY MATERIALLY FROM THOSE SHOWN.

  The revenue and earnings scenarios should be read together with the information contained in "BUSINESS OF THE COMPANY," "SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" and the Financial Statements, all of which are contained in the Company's Annual Report on Form 10-K for the year ended December 31, 1993 as amended and are incorporated by reference into this Proxy Statement/Prospectus.

  August 1993 Revenue Scenarios. In connection with its negotiations with the Coalition, the Company delivered in August 1993 certain revenue scenarios to the Coalition. All of such scenarios assumed that (i) United maintained status quo operations, (ii) recovering worldwide economies would result in higher yields and (iii) in the longer term, unit revenue growth would slow, reflecting a tapering off of the economic recovery and the addition of incremental capacity in the domestic system, principally due to continued expansion of low-cost carriers.

  Such scenarios, which assume average annual unit revenue growth rates for the 1993-98 period ranging from 2.0% to 4.2%, were based upon certain assumptions regarding highly uncertain variables, including but not limited to sustained world economic upturn, absence of significant non-compensatory competitive fare actions, absence of fuel price shocks, relatively constant consumer propensity to spend on air travel and relatively stable industry capacity growth. The various scenarios differed by the assumed intensity of the early economic recovery and the severity of later economic slowdowns.

  Of the revenue scenarios developed, the Company's management assigned the highest probability of occurrence to "Scenario C" which assumed medium unit revenue growth. The other scenarios, which varied in assumed economic conditions, growth rates, yields, capacities, and unit revenue growth were used to test the sensitivity of the various valuations to revenue changes from the baseline "Scenario C" case. The August 1993 version of "Scenario C" showed operating profits increasing from $168 million in 1993 to $620 million in 1998. The highest growth scenario showed operating profit increasing to $1.182 billion in 1998. The August 1993 scenarios did not provide for any wage increases other than promotion and progression increases, unless there existed contractual raises, in which case the contract raise was included.

  "Scenario C" relied upon the following assumptions: (i) passenger unit revenues growth of 5.5% in 1994 and 4.0% in 1995, reflecting a sustained economic recovery, (ii) domestic airline industry capacity growth of 1%, (iii) significant yield increases of 3.0% to 4.5%, reflecting a return of fares to levels prevailing prior to Value Pricing (a pricing strategy introduced by American Airlines ("American") in 1992 which led to significant discounting in the airline industry) and prior to the recession, (iv) moderate traffic increases of 2% and (v) unit revenue growth to slow to 3.0% in 1996, 2.5% in 1997 and 2.0% in 1998, reflecting industry capacity growth rising to 2% per year, yield growth moderating to 2.0%, and traffic increases of 2%.

  Updated Revenue Scenario C. Subsequent to the initial development of the revenue scenarios, the Company has continued to update Scenario C from time to time and to use such scenario in valuations (including the valuations performed by American Appraisal and Houlihan Lokey Howard & Zukin ("Houlihan Lokey"), the financial advisor to State Street, the trustee (the "ESOP Trustee") of the employee stock ownership plans contemplated by the Plan of Recapitalization (the "ESOPs"); and presentations to rating agencies (including those given to Standard & Poor's and Moody's). The status quo case ("Status Quo Scenario C") is based on the assumption that (i) operations continue as they are with no labor cost reductions and (ii) no salary increases are granted to any labor group (other than promotion and progression increases) unless there exists contractual raises in which case the contractual raise was included.

  The most recent Status Quo Scenario C model (prepared as of March 29, 1994), which is subject to various assumptions that may not be realized, and that are subject to significant uncertainties and contingencies, is shown below:

                     STATUS QUO SCENARIO C INCOME STATEMENT
                                   (MILLIONS)

                              1994     1995     1996     1997     1998     1999     2000
                             -------  -------  -------  -------  -------  -------  -------
Operating Revenues.........  $14,725  $15,794  $16,970  $17,840  $18,760  $19,684  $20,649
Operating Expenses.........   14,476   15,417   16,468   17,308   18,288   19,148   20,017
                             -------  -------  -------  -------  -------  -------  -------
Operating Income...........      249      377      502      532      472      536      632
Interest Expense...........     (318)    (302)    (288)    (273)    (259)    (243)    (232)
Interest Capitalized.......       51       33       42       27       18       15       15
Interest Income............       73       73       94      113      150      184      225
Other, Net.................      (10)      10       44       52       60       79       41
                             -------  -------  -------  -------  -------  -------  -------
Earnings Before Taxes......       45      191      394      451      441      571      681
Provision For Income Taxes.       17       73      150      171      168      217      259
                             -------  -------  -------  -------  -------  -------  -------
Net Income.................       28      118      244      280      273      354      422
Addback
 Depreciation/Amortization.      745      756      812      872      942      974    1,023
                             -------  -------  -------  -------  -------  -------  -------
Cash From Operations.......  $   773  $   874  $ 1,056  $ 1,152  $ 1,215  $ 1,328  $ 1,445

EFFECT OF THE RECAPITALIZATION ON INCOME STATEMENT, BOOK EQUITY AND CASH FLOW

  The effect of the Recapitalization on the Company's equity will be to immediately reduce it by approximately $1.5 billion due primarily to the cash and Debenture components of the Recapitalization Consideration provided to stockholders, vesting of unvested restricted stock and transaction costs. Based on the Company's analyses, the reduction in book equity is expected to be earned back in less than three years.

The reasons for the rapid recovery of the reduction in equity are increases in net income and the effect of employee stock ownership plan accounting. Additionally, the Company's cash balance is expected to increase approximately $4.0 billion from what it would have otherwise been.

  The following table sets forth a variance analysis showing changes from the Status Quo Scenario C model resulting from the anticipated effects of the Recapitalization.

                 CHANGES TO INCOME, BOOK EQUITY AND CASH FLOW*
                                   (MILLIONS)
            RECAPITALIZATION BETTER/(WORSE) THAN STATED QUO SCENARIO

                            1994  1995   1996    1997    1998    1999    2000
                            ----  ----  ------  ------  ------  ------  ------
Operating Income........... $(28) $ 16  $  157  $  204  $  192  $  199  $  462
Interest Expense...........  (37)  (73)    (80)    (84)    (84)    (84)    (84)
Interest Income............   (7)   (3)     16      38      62      88     105
                            ----  ----  ------  ------  ------  ------  ------
Earnings Before Taxes......  (72)  (60)     93     158     170     203     483
Income Taxes**.............   27    23     (35)    (60)    (65)    (77)   (183)
                            ----  ----  ------  ------  ------  ------  ------
Net Income.................  (45)  (37)     58      98     105     126     300
Non-Cash Employee Stock
 Ownership Plan Accounting
 Charge***.................  306   626     634     650     673     705     179
Deferred Taxes.............  (36)  (60)    (34)    (24)    (23)    (18)     63
                            ----  ----  ------  ------  ------  ------  ------
Funds From Operations......  225   529     658     724     755     813     542
Series A and B Preferred
 Stock Dividends...........  (40)  (80)    (64)    (55)    (55)    (55)    (55)
                            ----  ----  ------  ------  ------  ------  ------
Net Cash Flow.............. $185  $449  $  594  $  669  $  700  $  758  $  487
Change in Cash Balance
 (cumulative).............. $185  $634  $1,228  $1,897  $2,597  $3,355  $3,842
Change in Book Equity
 (cumulative).............. $221  $730  $1,358  $2,051  $2,774  $3,550  $3,974

- --------
* ASSUMES EXISTING SERIES A PREFERRED STOCK IS CONVERTED ON THE FIRST REDEMPTION DATE (MAY 1996). EXCLUDES EFFECTS OF NON-RECURRING CHARGES WITH THE EXCEPTION OF SEVERANCE BENEFITS PAID TO FLIGHT KITCHEN WORKERS WHICH WERE NETTED FROM EMPLOYEE INVESTMENT. SEE "UNAUDITED PRO FORMA FINANCIAL INFORMATION." ASSUMED CLOSING DATE OF THE RECAPITALIZATION IS JULY 1, 1994.
** FOR PURPOSES OF THIS ANALYSIS, INCOME TAXES WERE COMPUTED USING THE
   STATUTORY RATES.
***SEE "--CERTAIN RISK FACTORS--FINANCIAL REPORTING; MARKET ASSESSMENT."

  As shown above, the Recapitalization is expected to result in an improvement to cash flow averaging over $550 million per year through the year 2000. This improvement, aggregating $3.8 billion (excluding the cash consideration distributed to stockholders as part of the Recapitalization Consideration), is expected to result from (i) the employee investment which reduces cash expenses an average of $700 million per year, (ii) favorable tax treatment on ESOP transactions, which provides on average $500 million in annual tax deductions, and (iii) partially offsetting the factors described above, the additional interest expense on the Debentures, dividends on the Public Preferred Stock and foregone interest on the cash consideration distributed to stockholders in the Recapitalization. The Company expects that at the Effective Time, taking into account the distribution of cash in the Recapitalization, it will have an opening cash balance of approximately $1.5 billion (assuming the Effective Time occurs on June 30, 1994). Cash generated after the Effective Time is assumed to accumulate in a cash account; if the available cash was used to repay debt, free cash flow would improve further.

  Due to the accounting rules for stock-based compensation such as the ESOPs, it is expected to be difficult to compare the financial performance of the Company to companies without significant stock-based compensation. In addition to this, since there is a circular relationship between the Company's financial results and its stock price (See "--Certain Risk Factors--Financial Reporting; Market Assessment" and "--Opinions of the Financial Advisors to the Board"), it is expected that certain financial analysts may adjust the way they analyze the Company's performance. While there can be no assurances the Company's financial performance will be considered other than as reported under GAAP, the Company believes that the following analyses are consistent with the manner in which certain analysts will evaluate the Company's performance.

                          EARNINGS PER SHARE ANALYSIS*

                                                              1995    PER SHARE
                                                           (MILLIONS)  BASIS**
                                                           ---------- ---------
Net Income (Status Quo Scenario C)........................   $  118    $ 3.83
Change in Net Income due to Recapitalization..............      (37)    (1.20)
                                                             ------    ------
Net Income (Post-Recapitalization)........................       81      2.63
Preferred Stock Dividends Requirements***.................      (92)    (2.99)
                                                             ------    ------
Net Income Available to Common............................      (11)    (0.36)
Employee Stock Ownership Plan Accounting Charge (after-
 tax)****.................................................      388     12.62
                                                             ------    ------
Net Income Available to Common (adjusted).................   $  377    $12.26

                              CASH FLOW ANALYSIS*

                                                              1995    PER SHARE
                                                           (MILLIONS)  BASIS**
                                                           ---------- ---------
Net Income (Status Quo Scenario C)........................   $  118    $ 3.83
Addback Depreciation/Amortization.........................      756     24.57
                                                             ------    ------
Cash From Operations (Status Quo Scenario C)..............      874     28.40
Change in Net Cash Flow due to Recapitalization...........      449     14.60
                                                             ------    ------
Cash From Operations (Post-Recapitalization)..............   $1,323    $43.00

- --------
   * THE FIRST FULL YEAR OF THE RECAPITALIZATION (1995) WAS USED FOR ILLUSTRATIVE PURPOSE.
  ** PER SHARE AMOUNTS ASSUMES 30.77 MILLION FULLY DILUTED SHARES.
 *** PREFERRED STOCK DIVIDEND REQUIREMENTS REPRESENT SERIES B PREFERRED STOCK
     WHICH IS NOT CONVERTABLE TO COMMON STOCK.
**** FOR PURPOSES OF THIS ANALYSIS, INCOME TAXES WERE COMPUTED USING STATUTORY
     RATES.

IMPLEMENTATION OF THE "AIRLINE-WITHIN-AN-AIRLINE " (U2)

 Background

  In recent years, low-cost carriers, especially Southwest, have grown rapidly. These carriers offer the consumer air travel service with frequent departures, minimal inflight service, and simplified fares that are substantially below standard industry pricing. The consumer acceptance of such carriers has been especially strong in short-haul markets (markets under 750 miles) in which consumers readily opt for reliable, low-priced air transportation over the full service product (typically at higher prices) traditionally offered by carriers.

  Due to its current cost structure, United has experienced difficulty competing with low-cost carriers in short-haul markets. When a low-cost carrier enters a short-haul market, it typically does so with fares substantially below those existing prior to its entry and with the expectation of stimulating demand and gaining market share. When a low-cost carrier enters a short-haul market where United operates, United is faced with three choices:

  Do Nothing    Continue service and do not match the lower fares. Traffic that is connecting to other United flights would be retained.
                However, without competitive fares in the non-stop short-haul market, lost market share as well as a decline in revenues would occur. As a result, the economics of the segment would deteriorate and it almost certainly would become very unprofitable.

  Abandon Discontinue service in the market. This would alleviate losses on the non-stop, short-haul segment, assuming the aircraft can be profitably redeployed or sold. However, it would also deprive United of traffic that connects from the short-haul segment to the carrier's long-haul operations. The loss of these passengers would hurt the profitability of "beyond" segments that rely on the connecting traffic. Typically, this decrease in profitability on all "beyond" segments more than offsets the benefit from abandoning a short-haul market.

  Match Fares   Continue service and match the new low fares. Revenue and
                profitability would decline, but the retention of both local and connecting traffic would generally result in less deterioration to earnings than either the "Do Nothing" or "Abandon" choices.

  Accordingly, United often elects to remain in markets following the entrance of low-cost competition and match the lower fares even though doing so results in operating losses.

  While United believes that matching lower fares is the optimal strategy in the short-run, it recognizes that it cannot suffer losses in these markets indefinitely. The ideal strategy, which would allow United to compete profitably in markets with low-cost competition, is an alternative which is not currently available to United, that is, to compete with low-cost carriers on a cost basis. This strategy requires a cost structure similar to that of the low-cost carriers. United would need to reduce both labor and non-labor costs and increase productivity in order to establish a competitive cost structure that would allow United to profitably retain and increase market share. In order to achieve a competitive cost structure productivity increases are important elements of the Recapitalization.

  The Plan of Recapitalization permits the implementation of the low-cost strategy described above by providing for the establishment of U2, an airline-within-an-airline. U2 provisions of the labor agreements permit reduced labor rates and work-rule changes which are expected to lower costs and improve productivity. To maximize the benefits associated with those provisions, the Company will establish separate pilot positions for the U2 operation as well as a set of U2 routes that are intended to fully leverage potential productivity and cost savings. The product, pricing, and distribution attributes of U2 markets will be altered from United's to resemble those of a low-cost airline. U2 markets are expected to be flown as a branded product feature of United bearing its own distinct name. THERE CAN BE NO ASSURANCE THAT THE U2 OPERATION WILL BE SUCCESSFULLY IMPLEMENTED OR, IF IMPLEMENTED, THAT THE RESPONSES OF VARIOUS COMPETITORS WILL NOT REDUCE OR ELIMINATE THE BENEFITS SOUGHT TO BE OBTAINED.

 Operations and Route Systems

  Key operational elements of U2 are expected to be as follows:

    Short-haul missions    U2 will operate within the contiguous United States
                           in non-stop city pairs of up to 750 nautical miles in "stage length," other than flying between United's hubs and/or international gateway cities (except for Los Angeles basin to San Francisco bay area service which may be flown by U2). At least 10% of U2 flying must be in city pairs that United has not served for 24 months prior to the introduction of U2 service into that city pair.

    High frequency         One of the key characteristics of an efficient short-
                           haul operation is high frequency scheduling within a market. United intends to schedule U2 to average approximately ten frequencies per day in most markets.

    Rapid turn-arounds     United intends to reduce aircraft turn-around time in
                           the U2 operation to 20 minutes as compared to United's current 40 to 45 minutes. The rapid turn-around time is expected to be achieved through product simplification (e.g., reduced food service deliveries) and the streamlining of customer and ramp service procedures.

    Increased utilization  By combining high frequency with faster turn-arounds, utilization of aircraft, facilities and other equipment is expected to increase, thereby lowering unit costs. As compared with United's fleet, the utilization goal of the U2 fleet is anticipated to improve 16% to 11.0 hours per day from 9.5 hours per day. The increased utilization should allow more trips to be flown by the same fleet of aircraft.

 Product

  U2 is expected to be marketed as a branded product of United with its own distinct name (such as "Business One" and "Connoisseur Class" are today). Travel between U2 and United should appear seamless to the consumer. U2 flights are expected to feed United long-haul domestic and international flights and connect with United Express flights.

  U2 is expected to offer a simplified, lower-frills product as compared to mainline United service and will be cost competitive with other low-cost carriers. Key product features that will differentiate U2 from the mainline product are:

  . Reduced food service

  . Reduced onboard amenities

  . Expedited customer airport check-in

  While the U2 product clearly should be different from mainline United, it is also expected to be distinguishable from other low-cost carriers.

  . Unlike some short-haul carriers, U2 currently plans to offer added value to the consumer by providing seat assignments

  . To help retain high yield connecting traffic to mainline United, U2 currently plans to offer first class seating

  . Capitalizing on United's marketing strength and global route network, U2 consumers will be able to participate in one of the industry's highest rated frequent flyer programs--United's Mileage Plus program. While the program may be adjusted somewhat for U2 travel, the program's benefits are expected to help to generate a U2 revenue premium over the competition.

 Fare Structure

  In most markets in which U2 is expected to compete, fares have already been reduced by other low-cost carriers, and United's fares have been reduced to competitive levels. U2 intends to maintain United's current pricing practice of matching competitors' low fares, although U2 intends to heavily promote low fare levels. The objective in maintaining and promoting the low fares is to build customer trust so that when they purchase a ticket on a U2 flight, they know they are obtaining competitive value in the market and do not need to shop the fare.

 Distribution

  The experience of low-cost carriers has demonstrated that offering and promoting consistent, believably low fares and high-frequency service increases direct airline-to-customer ticketing. These and similar strategies employed by low-cost carriers are expected to be implemented to reduce distribution costs.

 Roll-out

  The Company expects that U2 will be rolled out no later than four to six months after the Effective Time and will be implemented in the short-haul markets as quickly as possible. It is currently expected that by year 5, U2 will operate approximately 130 aircraft and represent approximately 20% of system "block hours". Block hours is a measure of the time an aircraft is in motion (i.e. from the time it pushes back from the gate at the departing airport until it pulls up to the gate upon arrival). Factors affecting the rate of roll-out include market conditions, pilot attrition, growth of the airline and changes in the fleet plan.

  B737 aircraft are expected to be utilized in the U2 operations. To maximize fleet efficiency and to have the flexibility of swapping aircraft between the U2 and United fleet, no changes are expected to be made to livery or interior configuration.

UNIT COSTS

  Unit cost, a common industry measure of cost effectiveness, measures the cost of flying one airplane seat one mile. Due principally to the base employee investments, increased productivity, the U2 labor provisions and the other savings associated with the U2 operation, U2's unit costs (calculated on an incremental basis for short-haul markets) are expected to drop by 30% from United's existing costs on short-haul routes:

                            U2 UNIT COST COMPARISON
                           (PER AVAILABLE SEAT MILE)

                                                    U2 BETTER/(WORSE) THAN
                                                    ------------------------------
                                      CURRENT
                                      UNITED          UNITED         SOUTHWEST
                                      SHORT-        -------------   --------------
                         SOUTHWEST(1) HAUL(2) U2(2) AMT.    PCT.    AMT.     PCT.
                         ------------ ------- ----- ------  -----   ------   -----
Expense Category
  Wages & Benefits(3)...     2.4c       3.5c   2.6c    0.9c    25%    (0.2)c    (9)%
  Fuel & Oil............     1.1        1.1    1.1     --     --       --      --
  Aircraft Ownership(4).     0.7        0.8    0.7     0.1     16      --      --
  Aircraft Mainte-
   nance(5).............     0.6        0.3    0.2     0.1     22      0.4      64
  Commissions(6)........     0.5        1.0    0.6     0.4     36     (0.1)    (21)
  Advertising...........     0.2        0.2    0.3    (0.1)   (12)    (0.1)    (10)
  Food & Beverage.......     0.0        0.5    0.0     0.5     98      --      --
  Other.................     1.7        3.1    1.9     1.2     41     (0.2)    (11)
                             ---       ----    ---  ------          ------
                             7.2c      10.5c   7.4c    3.1c    30%    (0.2)c    (2)%

- --------
(1) SOUTHWEST'S RESULTS ARE FOR 1993 (EXCLUDING MORRIS AIR).
(2) UNITED AND U2 STEADY-STATE UNIT COSTS REFLECTING OPERATING ECONOMICS ON ROUTES COMPARABLE TO SOUTHWEST'S AND ARE ADJUSTED TO REFLECT AN ALL-COACH CONFIGURATION.
(3) U2 WAGES EXCLUDE EMPLOYEE STOCK OWNERSHIP PLAN ACCOUNTING CHARGE.
(4) NORMALIZED TO SOUTHWEST LEVEL.
(5) SOUTHWEST OUTSOURCES A HIGHER PERCENTAGE OF MAINTENANCE WORK THAN UNITED DOES. THUS WHILE SOUTHWEST'S AIRCRAFT MAINTENANCE UNIT COST IS MUCH HIGHER THAN UNITED'S, ITS UNIT LABOR EXPENSE RELATED TO MAINTENANCE IS LOWER.
(6) FOR COMPARABILITY PURPOSES, UNITED AND U2 COMMISSION EXPENSE EXCLUDES INTERNATIONAL "OVERRIDE" COMMISSIONS.

  System-wide labor unit costs are expected to be reduced by 11% as a result of the Recapitalization. The impact of this expected reduction is a 4% drop in United's total unit cost which would result in a unit cost 10% lower than the industry average.

                 UNITED VS. INDUSTRY AVERAGE NET UNIT COSTS(1)
                        (CENTS PER AVAILABLE SEAT MILE)

                                                             POST-TRANSACTION
                                                            BETTER/(WORSE) THAN
                                                            ----------------------
                                                   POST-     CURRENT     AVERAGE
                               INDUSTRY CURRENT TRANSACTION ----------  ----------
                               AVERAGE  UNITED   UNITED(2)  AMT.  PCT.  AMT.  PCT.
                               -------- ------- ----------- ----  ----  ----  ----
Expense Category
  Wages & Benefits(3).........   3.3c     3.1c      2.8c    0.3c   11%  0.5c   16%
  Fuel & Oil..................   1.2      1.2       1.2     --    --    --    --
  Rentals & Landing Fees......   1.0      1.0       1.0     --    --    --    --
  Depr. & Amortization........   0.6      0.5       0.5     --    --    0.1    12
  Aircraft Maintenance........   0.3      0.2       0.2     --    --    0.1    29
  Other.......................   1.8      1.7       1.7     --    --    0.1     5
                                 ---      ---       ---     ---   ---   ---   ---
                                 8.2c     7.7c      7.4c    0.3c    4%  0.8c   10%

- --------
(1) FULL YEAR 1993 RESULTS FOR THE "INDUSTRY" (DEFINED AS AMERICAN, DELTA, NORTHWEST, UNITED AND USAIR) BASED ON THE FINANCIAL RESULTS ANNOUNCED BY SUCH AIR CARRIERS.
(2) INCLUDES IMPACT OF FIRST FULL YEAR OF EMPLOYEE CONCESSIONS, BUT EXCLUDES "OTHER SAVINGS" ASSOCIATED WITH U2.
(3) EXCLUDES EMPLOYEE STOCK OWNERSHIP PLAN ACCOUNTING CHARGE. SEE "--CERTAIN RISK FACTORS--FINANCIAL REPORTING; MARKET ASSESSMENT."

RECOMMENDATION OF THE BOARD

  The Board has approved the Plan of Recapitalization and has determined that the Recapitalization is fair to the holders of Old Shares. The Board recommends that stockholders vote FOR the Plan of Recapitalization and the related matters identified in clauses (ii) through (vii) in the first paragraph under "INTRODUCTION--Purpose of the Meeting."

  The Board noted that the Recapitalization permits the holders of Old Shares to receive in exchange for each Old Share $25.80 in cash, $31.10 in Debentures and $31.10 in Public Preferred Stock, while retaining a significant ongoing equity interest in the Company. In approving the Plan of Recapitalization, the Board also considered that the majority equity position of the employee stock ownership plans is designed to provide additional incentives for the Company's employees to promote the success of the Company, which should, in part, inure to the benefit of the holders of Old Shares. The Board noted that no third party had expressed an interest in acquiring the Company as an entirety and considered the fact that the Plan of Recapitalization would not prevent the Company from pursuing such an alternative if it arose.

  In reaching its decision to approve the Plan of Recapitalization, its determination that the Recapitalization is fair to the holders of Old Shares and its decision to recommend that the holders of Old Shares vote for approval and adoption of the Plan of Recapitalization, the Board consulted with its legal and financial advisors as well as the Company's management, and considered numerous factors, including, but not limited to: (i) the business, operations, earnings, properties and prospects of the Company and United and the perceived need for the Company to obtain wage concessions and work-rule changes in order to permit United to compete effectively in the aviation marketplace, (ii) the alternatives potentially available to the Company to achieve wage concessions and work-rule changes, as well as a comparison of the risks that would be associated with the Recapitalization and with such other alternatives, (iii) the terms of the employee investment contemplated by the Plan of Recapitalization, including the reduction in cash expense, the favorable tax treatment of the ESOP transactions, the long-term labor contracts which limit salary increases and the ability to establish U2, (iv) the fact that the Recapitalization will provide the holders of Old Shares with an opportunity to receive cash, Debentures and Public Preferred Stock for a portion of the value of their Old Shares while retaining a significant ongoing equity interest in the Company through ownership of

New Shares, (v) the terms of the proposed corporate governance structure, which contains both certain provisions required by the Coalition and certain provisions designed for the protection of the holders of New Shares, (vi) the identity of the new chief executive officer and the new Board (especially the Independent Directors), and the Board's assessment of such individuals, (vi) recent market prices for the Old Shares as well as market prices for the past several years, (viii) the Federal income tax consequences of the Recapitalization under existing law and (ix) the opinions of CS First Boston, a nationally recognized investment banking firm, and the opinions of Lazard, another nationally recognized investment banking firm, that, based upon the matters described therein, as of the date of each such opinion, the consideration to be received by the holders of Old Shares pursuant to the Recapitalization for each Old Share, taken as a whole, was fair to such stockholders from a financial point of view. See "--Opinions of the Financial Advisors to the Board," "--Certain Risk Factors" and "--Certain Revenue and Earnings Scenarios," "THE PLAN OF RECAPITALIZATION" and "MARKET PRICES OF THE SHARES; DIVIDENDS." The Board also considered (i) the fact that the repayment of the Debentures and the payment of dividends on the Public Preferred Stock will be dependent on the Company's operations, assets, credit, cash flow and earning power, (ii) that, as a result of the Recapitalization, there will be a significant increase in the Company's long-term indebtedness, as well as a substantial negative balance in stockholders' equity and a significant reduction in cash reserves and (iii) the opinion of American Appraisal with respect to certain solvency and surplus matters. See "--Certain Risk Factors," "THE PLAN OF RECAPITALIZATION" and "UNAUDITED PRO FORMA FINANCIAL INFORMATION."

  In view of the circumstances and the wide variety of factors considered in connection with this evaluation of the Recapitalization, the Board did not find it practicable to assign relative weights to the factors considered in reaching its decision.

OPINIONS OF THE FINANCIAL ADVISORS TO THE BOARD

 Opinion of CS First Boston

  On December 22, 1993, March 14, 1994, and March 24, 1994, CS First Boston delivered to the Board its oral opinion that, as of such dates, the consideration to be received by holders of Old Shares of the Company in connection with the Recapitalization, taken as a whole, was fair to such holders of Old Shares from a financial point of view. On December 22, 1993 and March 24, 1994, CS First Boston delivered to the Board its written opinions that, as of such dates, the consideration to be received by holders of Old Shares in connection with the Recapitalization, taken as a whole, was fair to such holders of Old Shares from a financial point of view.

  THE FULL TEXT OF THE WRITTEN OPINION OF CS FIRST BOSTON DATED MARCH 24, 1994 WHICH SETS FORTH THE ASSUMPTIONS MADE, THE MATTERS CONSIDERED AND THE REVIEW UNDERTAKEN WITH REGARD TO SUCH OPINION, IS ATTACHED AS ANNEX I TO THIS PROXY STATEMENT/PROSPECTUS. STOCKHOLDERS ARE URGED TO READ SUCH OPINION IN ITS ENTIRETY. CS FIRST BOSTON'S OPINION IS DIRECTED ONLY TO THE FAIRNESS OF THE CONSIDERATION TO BE RECEIVED BY THE HOLDERS OF OLD SHARES AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF OLD SHARES AS TO HOW SUCH HOLDER SHOULD VOTE. THE SUMMARY OF THE OPINION OF CS FIRST BOSTON SET FORTH IN THIS PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION. THE TEXT OF THE WRITTEN OPINION OF CS FIRST BOSTON DATED DECEMBER 22, 1993 IS SUBSTANTIALLY THE SAME AS THE TEXT OF THE MARCH 24, 1994 OPINION.

  In arriving at its opinions, CS First Boston (i) reviewed the Plan of Recapitalization and its related schedules, (ii) reviewed certain publicly available business and financial information relating to the Company, (iii) reviewed certain other information, including financial forecasts, provided to CS First Boston by the Company and (iv) met with the Company's management to discuss the business of the Company. CS First Boston also considered certain financial and stock market data for the Company and compared that data with similar data for other publicly held companies in businesses similar to those of the Company, and it considered the financial terms of certain other business combinations that have recently been effected. CS First Boston also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that it deemed relevant. CS First Boston also reviewed the alternative of not effecting the Recapitalization and of implementing the Fundamental Restructuring Plan described under "BACKGROUND OF THE PLAN OF RECAPITALIZATION," which, if fully implemented, might result in a greater value to stockholders than the Recapitalization; however, the opinion assumed that the Board determined, in light of various factors relating to the implementation of the Fundamental Restructuring Plan and the availability of the Recapitalization, not to pursue such implementation. CS First Boston did assume, however, for purposes of the analyses described below, that, if the Recapitalization were not effected, the Company would implement the "enhanced status quo" alternative described under "BACKGROUND OF THE PLAN OF RECAPITALIZATION," consisting of a variety of significant actions to reduce costs and, therefore, to enhance profitability and stockholder value.

  In connection with its review, CS First Boston did not independently verify any of the foregoing information and CS First Boston relied on such information being complete and accurate in all material respects. With respect to the financial forecasts, CS First Boston assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of Company's management as to the future financial performance of the Company. In addition, CS First Boston did not make an independent evaluation or appraisal of any of the assets of the Company, nor was it furnished with any such appraisals. CS First Boston was not requested to, and did not, solicit third party offers to acquire all or any part of the Company, nor, to CS First Boston's knowledge, has any interest in making such an offer been presented by any third party, including in response to the public disclosure regarding discussions between the Company and the Coalition. CS First Boston assumed that the results expected by the Company's management to be obtained from the Recapitalization, including those arising from the employee investment contemplated by the Plan of Recapitalization, will be realized. CS First Boston's opinion was necessarily based solely upon information available to it and business, market, economic and other conditions as they existed on, and could be evaluated as of, the date of such opinion. CS First Boston's opinion did not address the Company's underlying business decision to effect the Recapitalization.

  The following is a summary of the analyses that CS First Boston utilized in arriving at its opinion as to the fairness of the consideration to be received by the holders of Old Shares of the Company in connection with the Recapitalization, taken as a whole, from a financial point of view and that CS First Boston discussed with the Board at the December 22, 1993, March 14, 1994 and March 24, 1994 Board meetings.

  Valuation of the Company

  For purposes of its opinion as to the fairness of the consideration to be received by holders of Old Shares in connection with the Recapitalization, taken as a whole, from a financial point of view, CS First Boston arrived at a reference range of values for the Company using three principal valuation methodologies: a discounted cash flow analysis, a publicly traded comparable company analysis and a comparable acquisitions analysis. At the December 22, 1993 Board meeting, CS First Boston advised the Board that its overall reference range per share was $160 to $200. CS First Boston did not update its overall reference range at the March 14, 1994 or March 24, 1994 Board meetings but it advised the Board at those meetings that if it had updated its reference range, the updated range would have been somewhat lower than the range given in December. The methodologies used by CS First Boston, which were described to the Board at the December 22, 1993 Board meeting but which were not updated for the Board at the March 14, 1994 or March 24, 1994 Board meetings, are described below:

  Discounted Cash Flow Analysis. Using a discounted cash flow analysis, CS First Boston estimated the present value of the future cash flows that the Company could be expected to produce over a five-year period from 1994 through 1998 under various assumptions and in accordance with management's forecasts. The analysis assumed that the "enhanced status quo" alternative would be implemented. CS First Boston determined an equity market value reference range for the Company by adding (i) the present value (using discount rates determined on the basis of an industry weighted average cost of capital ranging from 8.0% to 10.0%) of the five-year unleveraged free cash flows of the Company and (ii) the present value of the Company's 1998 terminal value. The terminal values were determined by multiplying 1998 projected earnings before interest, taxes, depreciation and amortization ("EBITDA") and 1998 projected net income by a range of multiples determined based on comparable companies and comparable acquisitions (ranging from 3.5 times to 5.5 times 1998 EBITDA and 11.0 times to 15.0 times 1998 net income). This analysis resulted in a range of values per Old Share of the Company of from $160 to $200.

  Publicly Traded Comparable Company Analysis. CS First Boston reviewed and compared the financial, operating and market performance of the following group of five domestic commercial airline companies with that of the Company: AMR Corporation, Continental Airlines, Delta Air Lines, Southwest Airlines and USAir Group (the "Comparable Group"). CS First Boston examined certain publicly available or estimated financial data of the Comparable Group, including total revenue, operating cash flow, operating income, net income to common shares, earnings per share, depreciation and amortization, interest expense and capitalized interest, rental expense and net cash flow per share. CS First Boston also examined and compared various operating ratios and certain capitalization data. CS First Boston also reviewed market data, including various trading multiples such as stock price to earnings per share, equity market capitalization to net cash flow (net income plus depreciation and amortization) and enterprise value to EBITDA (before and after adjusting for off-balance sheet operating rental payments). CS First Boston also considered other financial data (including margins and growth rates) as well as certain operating information, such as yields and load factors, for the Comparable Group. This analysis resulted in a range of values per Old Share of the Company of from $130 to $135.

  Comparable Acquisition Analysis. CS First Boston also reviewed selected acquisitions in the airline industry, including Continental Air/Air Canada, Trans World Airlines/Carl Icahn and NWA Inc./Wings Holdings, including the multiples of enterprise value to revenues (ranging from .85 times to 1.10 times) and equity market value to net cash flow (ranging from 1.5 times to 7.6 times) represented by the consideration in those transactions. This analysis resulted in a range of values per Old Share of the Company of from $120 to $200.

  Recapitalization Consideration

  For purposes of its opinion as to the fairness of the consideration to be received by holders of Old Shares in connection with the Recapitalization, taken as a whole, from a financial point of view, CS First Boston arrived at a reference range of values for the consideration to be received by the holders of Old Shares in the Recapitalization, consisting of cash, Debentures, Public Preferred Stock and New Shares. The interest rates on the Debentures and the dividend rate on the Public Preferred Stock were initially set upon the execution of the Plan of Recapitalization. The interest or dividend rate on each such security will be reset, as of a date to be determined that is not fewer than five calendar days and not greater than ten calendar days prior to the Meeting to the rate required to cause each such security to trade at 100% of its aggregate principal amount (in the case of the Debentures) or at 100% of its aggregate liquidation preference (in the case of the Public Preferred Stock) (collectively, "par"), on a fully distributed basis, as of such date (subject to a maximum potential increase, in each case, of 112.5 basis points (1.125 percentage points)). Accordingly, CS First Boston's opinion was based on the assumption that the final rates to be borne by such securities would be set so that the Debentures and the Public Preferred Stock would trade, as of such date, on a fully distributed basis, at par. CS First Boston advised the Board at the March 24, 1994 meeting that the reduction of the maximum potential increase in the interest rates on the Debentures and the dividend rate on the Public Preferred Stock from 150 basis points (1.5 percentage points) (which was the size of the rate cap arrangement provided for in the Agreement in Principle) to 112.5 basis points (1.125 percentage points) (the size of the rate cap arrangement provided for in the Plan of Recapitalization) could reduce the value of the Debentures and the Public Preferred Stock to be received by the holders of Old Shares in the Recapitalization by an amount that CS First Boston advised the Board was not material to the consideration to be received by the holders of Old Shares in the Recapitalization, taken as a whole. CS First Boston's opinion does not represent CS First Boston's view as to what the trading value of the securities actually will be when the securities are issued to the holders of the Old Shares following consummation of the Recapitalization. The actual trading values of such securities could be higher or lower depending upon changes in interest rates, dividend rates, market conditions, general economic conditions and other factors that generally influence the price of securities. Because of the large aggregate amount of the securities (particularly the Public Preferred Stock) being issued to holders of Old Shares and other factors, such securities may trade initially, and for an extended period thereafter, at prices below those at which they would trade on a fully distributed basis. Furthermore, any valuation of securities is only an approximation, subject to uncertainties and contingencies.

  Valuation of the New Shares.

  The principal valuation methodology used by CS First Boston with respect to the New Shares to be received by holders of Old Shares in the Recapitalization was the earnings and cash flow multiple method. A supplemental method referred to as the "gives/gets" method was also analyzed. These methodologies are described below:

  Earnings and Cash Flow Multiple Method. CS First Boston arrived at a range of values for the New Shares by reviewing the public market multiples of the Comparable Group and applying a range of multiples to the Company's estimated 1994 and 1995 earnings per share and net cash flow per share pro forma for the consummation of the Recapitalization. Because of the way the accounting rules applicable to "stock based compensation" (which require that stock compensation expense for periodic stock allocations be measured by the then-current market value of the shares at the time of allocation) will apply to the share allocations within the ESOPs, there are complexities as to forecasting future earnings per share of the Company. The size of the employee stock ownership plan accounting charge will be affected by the stock price, and the employee stock ownership plan accounting charge will reduce reported earnings per share which, in turn, may affect the stock price. In light of this, for purposes of its analyses, CS First Boston applied a range of multiples to forecasted results based on two cases: one assuming ratable allocation of the shares within the ESOPs over the period of the concessions and the other assuming immediate, full allocation (the latter methodology eliminates the need to estimate future stock price performance in order to project the Company's earnings per share). CS First Boston applied a discount to the resulting values to reflect the potential dilution from the equity collar arrangement, which will operate to increase the employee trusts' equity ownership from 53% to a maximum of 63% if the Company's average stock closing price for one year exceeds certain levels specified in the Plan of Recapitalization. This analysis resulted in a public market equity value reference range for the portion of a New Share to be received as part of the Recapitalization Consideration for one Old Share on December 22, 1993 of $80 to $82 and on March 14, 1994 of $73 to $77. CS First Boston advised the Board that the change in the reference range resulted from changes in a number of factors, including, but not limited to, higher interest rates, lower airline stock prices and updated financial forecast information. CS First Boston did not update this analysis at the March 24, 1994 Board meeting.

  "Gives/Gets" Method.

  "Gives/Gets" is a summary valuation methodology whereby the impact of the employee investment and the distribution of the Debentures and Public Preferred Stock on the Company's unaffected stock price (i.e., unaffected by the possibility of an extraordinary transaction) is considered. The "gives/gets" analysis started with the trading value of Old Shares, reduced by the increase in the stock price attributable, in CS First Boston's view, to market speculation about a possible employee investment transaction (minus the present value of the enhancements contained in the "enhanced status quo" alternative that the Company would have implemented if it had pursued such alternative but would not implement if the Recapitalization were effected) and added to this pre-transaction value the present value of the employee investment and the incremental value realized on the sale of the flight kitchens to arrive at an implied total equity value. CS First Boston subtracted from this amount the cash and securities (other than the New Shares) to be delivered to the holders of Old Shares to arrive at an implied post-transaction market value. Using this methodology, CS First Boston arrived at a valuation for the portion of a New Share to be received as part of the Recapitalization Consideration for one Old Share on December 22, 1993 of $85, which was presented to the Board primarily for the purpose of describing the possible adjustment in the percent equity to be held by the ESOPs based on the trading price of the New Shares during the first year following the Effective Time (see "THE PLAN OF RECAPITALIZATION-- Establishment of ESOP--Additional Shares"). CS First Boston did not update this analysis at the March 14, 1994 or March 24, 1994 Board meetings.

  In arriving at its written opinions dated December 22, 1993 and March 24, 1994, and in discussing its opinions with the Board, CS First Boston performed certain financial analyses, portions of which are summarized above. The summary set forth above does not purport to be a complete description of CS First Boston's analyses. CS First Boston believes that its analyses must be considered as a whole and that selecting portions of its analyses could create an incomplete view of the process underlying the opinions. In addition, CS First Boston may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be CS First Boston's view of the actual value of the Company. No company or transaction used in the publicly traded comparable company analysis or the comparable acquisition analysis summarized above is identical to the Company or the Recapitalization. Accordingly, any such analysis of the value of the Company involves complex considerations and judgments concerning differences in the potential financial and operating characteristics of the comparable companies as well as other factors relating to the trading and the acquisition values of the comparable companies. These and other limitations, including potential legal restrictions on airline ownership, may detract from the usefulness of either publicly traded comparable company multiples or purchase price multiples from prior airline acquisitions as valuation methodologies. In performing its analyses, CS First Boston made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Company and all of which are beyond the control of CS First Boston. The results of the analyses performed by CS First Boston are not necessarily indicative of actual values, which may be significantly more or less favorable than suggested by such analyses.

  The analyses described above were prepared solely as part of CS First Boston's analysis of the fairness of the Recapitalization Consideration to the holders of Old Shares. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the actual trading value of the Debentures, the Public Preferred Stock or the New Shares.

  CS First Boston is an internationally recognized investment banking firm and regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions and for other purposes. The Board selected CS First Boston to act as its financial advisor on the basis of CS First Boston's international reputation and CS First Boston's familiarity with the Company and the airline industry in general and its experience in the restructuring of other public companies in similar types of transactions. CS First Boston has previously acted as financial advisor to the Company in connection with financing and other matters unrelated to the Recapitalization for which it has received customary compensation. In the course of its business, CS First Boston actively trades the debt and equity securities of the Company for its own account and for the accounts of customers. Accordingly, CS First Boston may at any time hold a long or short position in such securities.

  As compensation for rendering the opinion described above and assisting the Company in evaluating, structuring, planning and negotiating the financial aspects of the Recapitalization, the Company has paid CS First Boston a retainer of $250,000 and since January 1994 CS First Boston has been receiving an advisory fee of $100,000 per month, as well as reimbursement of reasonable out-of-pocket expenses (including fees and disbursements). While the Company agreed to pay CS First Boston a fee of $2 million contingent upon consummation of the Recapitalization, CS First Boston's contingent fee is subject to adjustment based upon amounts paid to other financial advisors in the Recapitalization. Accordingly, the aggregate amount that CS First Boston will receive if the Recapitalization is consummated, including retainer and advisory fees and expense reimbursements paid by the Company, is $5 million (the success fee to be paid to Lazard upon consummation of the Recapitalization, as described below under "--Opinion of Lazard") plus the amount by which CS First Boston's expense reimbursements exceed Lazard's expense reimbursements. The Company has agreed to indemnify CS First Boston and its affiliates, their respective directors, officers, partners, agents and employees and each person, if any, controlling CS First Boston or any of its affiliates against certain liabilities, including certain liabilities under the Federal securities laws, relating to or arising out of its engagement.

 OPINION OF LAZARD

  On December 22, 1993, March 14, 1994, and March 24, 1994, Lazard delivered to the Board its oral opinion that, as of such dates, the consideration to be received by holders of Old Shares in connection with the Recapitalization, taken as a whole, was fair to such holders of Old Shares from a financial point of view. On December 22, 1993 and March 24, 1993, Lazard delivered to the Board its written opinions that, as of such dates, the consideration to be received by holders of Old Shares in connection with the Recapitalization, taken as a whole, was fair to such holders of Old Shares from a financial point of view.

  THE FULL TEXT OF THE WRITTEN OPINION OF LAZARD DATED MARCH 24, 1994, WHICH SETS FORTH THE ASSUMPTIONS MADE, THE MATTERS CONSIDERED AND THE REVIEW UNDERTAKEN WITH REGARD TO SUCH OPINION, IS ATTACHED AS ANNEX II TO THIS PROXY STATEMENT/PROSPECTUS. HOLDERS OF OLD SHARES ARE URGED TO READ SUCH OPINION IN ITS ENTIRETY. LAZARD'S OPINION IS DIRECTED ONLY TO THE FAIRNESS OF THE CONSIDERATION TO BE RECEIVED BY THE HOLDERS OF OLD SHARES AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF OLD SHARES AS TO HOW SUCH HOLDER SHOULD VOTE. THE SUMMARY OF THE OPINION OF LAZARD SET FORTH IN THIS PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION. THE TEXT OF THE WRITTEN OPINION OF LAZARD DATED DECEMBER 22, 1993 IS SUBSTANTIALLY THE SAME AS THE TEXT OF THE MARCH 24, 1994 OPINION.

  In arriving at its opinions, Lazard (i) reviewed the Plan of Recapitalization and its related schedules, (ii) reviewed certain publicly available business and financial information relating to the Company, (iii) reviewed certain other information, including financial forecasts, provided to Lazard by the Company and (iv) met with the Company's management to discuss the business of the Company. Lazard also considered certain financial and stock market data for the Company and compared that data with similar data for other publicly held companies in businesses similar to those of the Company. Lazard also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that it deemed relevant. Lazard also reviewed the alternative of not effecting the Recapitalization and of implementing the Fundamental Restructuring Plan described under "BACKGROUND OF THE PLAN OF RECAPITALIZATION," which, if fully implemented, might result in a greater value to stockholders than the Recapitalization; however, the opinion assumed that the Board determined, in light of various factors relating to the implementation of the Fundamental Restructuring Plan and the availability of the Recapitalization, not to pursue such implementation. Lazard did assume, however, for purposes of the analyses described below, that, if the Recapitalization were not effected, the Company would implement the "enhanced status quo" alternative described under "BACKGROUND OF THE PLAN OF RECAPITALIZATION," consisting of a variety of significant actions to reduce costs and, therefore, to enhance profitability and stockholder value.

  In connection with its review, Lazard did not independently verify any of the foregoing information and Lazard relied on such information being complete and accurate in all material respects. With respect to the financial forecasts, Lazard assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of Company's management as to the future financial performance of the Company. In addition, Lazard did not make an independent evaluation or appraisal of any of the assets of the Company, nor was it furnished with any such appraisals. Lazard was not requested to, and did not, solicit third party offers to acquire all or any part of the Company, nor, to Lazard's knowledge, has any interest in making such an offer been presented by any third party, including in response to the public disclosure regarding discussions between the Company and the Coalition. Lazard assumed that the results expected by the Company's management to be obtained from the Recapitalization, including those arising from the employee investment contemplated by the Plan of Recapitalization will be realized. Lazard's opinion was necessarily based solely upon information available to it and business, market, economic and other conditions as they existed on, and could be evaluated as of, the date of such opinion. Lazard's opinion did not address the Company's underlying business decision to effect the Recapitalization.

  The following is a summary of the analyses that Lazard utilized in arriving at its opinion as to the fairness of the consideration to be received by the holders of Old Shares of the Company in connection with the Recapitalization, taken as a whole, from a financial point of view and that Lazard discussed with the Board at the December 22, 1993, March 14, 1994 and March 24, 1994 Board meetings.

  Valuation of the Company

  For purposes of its opinion as to the fairness of the consideration to be received by holders of Old Shares in connection with the Recapitalization, taken as a whole, from a financial point of view, Lazard arrived at a reference range of values for the Company using three principal valuation methodologies: a discounted cash flow analysis, a publicly traded comparable company analysis and an unaffected trading value analysis. At the December 22, 1993 Board meeting, Lazard advised the Board that its overall reference range per share was $150 to $190. Lazard did not update its overall reference range at the March 14, 1994 or March 24, 1994 Board meetings but it advised the Board at those meetings that if it had updated its reference range, the updated range would have been somewhat lower than the range given in December. The methodologies used by Lazard, which were described to the Board at the December 22, 1993 Board meeting but which were not updated for the Board at the March 14, 1994 or March 24, 1994 Board meetings, are described below:

  Discounted Cash Flow Analysis. Using a discounted cash flow analysis, Lazard estimated the present value of the future cash flows that the Company could be expected to produce over a ten-year period from 1994 through 2003 under various assumptions in accordance with management's forecasts. The analysis assumed that the "enhanced status quo" alternative would be implemented. Lazard determined a range of total values for the Company by adding (i) the present value (using discount rates ranging from 8.0% to 12.0%) of the ten-year unleveraged free cash flows of the Company and (ii) the present value of the Company's 2003 terminal value. A range of terminal values was determined by multiplying 2003 projected net income by a range of multiples determined based on the trading multiples of selected publicly traded comparable companies (AMR Corporation, Continental Airlines, Delta Air Lines, Southwest Airlines and USAir Group (the "Comparable Group")) and other factors (ranging from 11.0 times to 15.0 times 2003 net income). This analysis resulted in a range of values per Old Share for the Company of from $170 to $210.

  Publicly Traded Comparable Company Analysis. Lazard reviewed and compared the financial, market and operating performance of the companies in the Comparable Group with that of the Company. Of the companies in the Comparable Group, Lazard focused its analyses principally on AMR Corporation, Delta Air Lines and Southwest Airlines. Lazard examined certain publicly available financial data, including total revenue, EBITDA, earnings before interest and taxes, earnings per share and net cash flow (net income plus depreciation) per share and reviewed various trading multiples for the Comparable Group. Lazard also considered other financial data (including margins and growth rates) as well as certain operating information (such as yields and load factors) for the Comparable Group. This analysis resulted in a range of appropriate multiples for the Company, which, in turn, resulted in a range of values per Old Share of the Company of from $140 to $180.

  Unaffected Trading Value Analysis. Lazard reviewed the history of the trading prices of the Company's common stock over various periods and at various times (including prior to the first public disclosure of the Coalition's proposal for a restructuring of the Company in July 1993) and compared such prices to the prices of other airline companies over such periods and at such times in order to estimate a normalized trading value for the Old Shares that would not reflect a significant premium attributable to the disclosure of, or market speculation about, a possible employee investment transaction. This analysis resulted in an unaffected trading range per Old Share of the Company of from $130 to $135.

  Recapitalization Consideration

  For purposes of its opinion as to the fairness of the consideration to be received by holders of Old Shares of the Company in connection with the Recapitalization, taken as a whole, from a financial point of view, Lazard arrived at a reference range of values for the consideration to be received by the holders of Old Shares in the Recapitalization, consisting of cash, Debentures, Public Preferred Stock and New Shares. The interest rates on the Debentures and the dividend rate on the Public Preferred Stock were initially set upon the execution of the Plan of Recapitalization. The interest or dividend rate on each such security will be reset, as of a date to be determined that is not fewer than five calendar days and not greater than ten calendar days prior to the Meeting, to the rate required to cause each such security to trade at 100% of its aggregate principal amount (in the case of the Debentures) or at 100% of its aggregate liquidation preference (in the case of the Public Preferred Stock) (collectively, "par"), on a fully distributed basis, as of such date (subject to a maximum potential increase, in each case, of 112.5 basis points (1.125 percentage points)). Accordingly, Lazard's opinion was based on the assumption that the final rates to be borne by such securities would be set so that the Debentures and the Public Preferred Stock would trade, as of such date, on a fully distributed basis, at par. Lazard advised the Board at the March 24, 1994 meeting that the reduction of the maximum potential increase in the interest rates on the Debentures and the dividend rate on the Public Preferred Stock from 150 basis points (1.5 percentage points) (which was the rate cap provided for in the Agreement in

Principle) to 112.5 basis points (1.125 percentage points) (the rate cap provided for in the Plan of Recapitalization) could reduce the value of the Debentures and the Public Preferred Stock to be received by the holders of Old Shares in the Recapitalization by an amount that Lazard advised the Board was not material to the consideration to be received by the holders of Old Shares in the Recapitalization, taken as a whole. Lazard's opinion does not represent Lazard's view as to what the trading value of the securities actually will be when the securities are issued to holders of the Old Shares following consummation of the Recapitalization. The actual trading values of such securities could be higher or lower depending upon changes in interest rates, dividend rates, market conditions, general economic conditions and other factors that generally influence the price of securities. Because of the large aggregate amount of the securities (particularly the Public Preferred Stock) being issued to holders of Old Shares and other factors, such securities may trade initially, and for an extended period thereafter, at prices below those at which they would trade on a fully distributed basis. Furthermore, any valuation of securities is only an approximation, subject to uncertainties and contingencies.

  Valuation of the New Shares.

  The principal valuation methodology used by Lazard with respect to the New Shares to be received by holders of Old Shares in the Recapitalization was the earnings and cash flow multiple method. The "gives/gets" method was also analyzed. These methodologies are described below:

  Earnings and Cash Flow Multiple Method. Lazard arrived at a range of values for the New Shares by reviewing the public market multiples of the Comparable Group and the Company, and applying a range of multiples to the Company's estimated 1994 and 1995 earnings per share and net cash flow per share pro forma for the consummation of the Recapitalization. Because of the way the accounting rules applicable to "stock based compensation" (which require that stock compensation expense for periodic stock allocations be measured by the then-current market value of the shares at the time of allocation) will apply to the share allocations within the ESOPs, there are complexities to forecasting future earnings per share of the Company. The size of the employee stock ownership plan accounting charge will be affected by the stock price, and the employee stock ownership plan accounting charge will reduce reported earnings per share which, in turn, may affect the stock price. For purposes of its analyses, Lazard applied a range of multiples to forecasted results based on two cases: one assuming ratable allocation of the shares within the ESOPs over the period of the concessions and the other assuming immediate, full allocation (the latter methodology eliminates the need to estimate future stock price performance in order to project the Company's earnings per share). Lazard applied a discount to the resulting values to reflect the potential dilution from the equity collar arrangement which will increase the employee trusts' equity ownership from 53% to a maximum of 63% if the Company's average stock closing price for one year exceeds certain levels specified in the Plan of Recapitalization. This analysis resulted in a public market equity value reference range for the portion of a New Share to be received as part of the Recapitalization Consideration for one Old Share on December 22, 1993 of $80 to $82 and on March 14, 1994 of $73 to $77. Lazard advised the Board that the change in the reference range resulted from changes in a number of factors, including but not limited to, higher interest rates, lower airline stock prices and updated financial forecast information. Lazard did not update this analysis at the March 24, 1994 Board meeting.

  "Gives/Gets" Method.

  "Gives/Gets" is a summary valuation methodology whereby the impact of the employee investment and the distribution of the Debentures and Public Preferred Stock on the Company's unaffected trading value is considered. The "gives/gets" analysis started with the trading value of Old Shares, reduced by the increase in the stock price attributable, in Lazard's view, to market speculation about a possible employee investment transaction (determined as described under "-- Unaffected Trading Value Analysis" above) (minus the present value of the enhancements contained in the "enhanced status quo" alternative that the Company would have implemented but would not in the Recapitalization) and added to this pre-transaction value the present value of the employee investment and the incremental value realized on the sale of the flight kitchens to arrive at an implied total equity value. Lazard subtracted from this amount the cash and securities (other than the New Shares) to be delivered to the holders of the Old Shares to arrive at an implied post-transaction market value. Using this methodology, Lazard arrived at a valuation for the portion of a New Share to be received as part of the Recapitalization Consideration for one Old Share on December 22, 1993 of approximately $85, which was presented to the Board primarily for the purpose of describing the possible adjustment in the percent equity to be held by the ESOPs based on the trading price of the New Shares during the first year following the Effective Time (See "THE PLAN OF RECAPITALIZATION--Establishment of ESOP--Additional Shares"). Lazard did not update this analysis at the March 14, 1994 or March 24, 1994 Board meetings.

  In arriving at its written opinions dated December 22, 1993 and March 24, 1994, and in discussing its opinions with the Board, Lazard performed certain financial analyses, portions of which are summarized above. The summary set forth above does not purport to be a complete description of Lazard's analyses. Lazard believes that its analyses must be considered as a whole and that selecting portions of its analyses could create an incomplete view of the process underlying the opinions. In addition, Lazard may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Lazard's view of the actual value of the Company. No company used in the publicly traded comparable company analysis summarized above is identical to the Company. Accordingly, any such analysis of the value of the Company involves complex considerations and judgments concerning differences in the potential financial and operating characteristics of the comparable companies as well as other factors relating to the trading values of the Comparable Group. In performing its analyses, Lazard made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Company and all of which are beyond the control of Lazard. The results of the analyses performed by Lazard are not necessarily indicative of actual values, which may be significantly more or less favorable than suggested by such analyses.

  The analyses described above were prepared solely as part of Lazard's analysis of the fairness of the Recapitalization Consideration to the holders of Old Shares. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the actual trading value of the Debentures, the Public Preferred Stock or the New Shares.

  Lazard is an internationally recognized investment banking firm and regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions and for other purposes. Lazard was chosen by the Company to act as financial advisor in connection with the negotiations with the Coalition and the Recapitalization because of its familiarity with the Company and the airline industry in general, because of its general experience in restructuring other public companies in similar types of transactions and because it was believed that the experience of Mr. Felix Rohatyn, a general partner of Lazard, who had been on the National Commission to Ensure a Strong Competitive Airline Industry, would provide additional valuable insight on the Company's situation and its discussions with the Coalition.

  In consideration for Lazard's services, the Company paid Lazard a retainer of $500,000 in January 1994 and agreed to pay Lazard a financial advisory fee of $100,000 per month (prorated for any portion of a full month) payable on the last day of each month beginning January 31, 1994. The Company has agreed to reimburse Lazard for its out-of-pocket expenses, including reasonable fees and disbursements of counsel. The Company has also agreed to pay Lazard a success fee of $5 million upon the completion of the Recapitalization against which the retainer and financial advisory fees and expense reimbursements will be credited. The Company has agreed to indemnify Lazard and its affiliates, their respective directors, officers, partners, agents and employees and each person, if any, controlling Lazard or any of its affiliates against certain liabilities, including certain liabilities under the Federal securities laws, relating to or arising out of its engagement.

OPINION OF VALUATION FIRM

  In order to assist the Board, the Company retained American Appraisal, a nationally recognized independent valuation firm. American Appraisal delivered an oral report to the Board at the March 14, 1994 meeting and a written opinion to the Board and the Company on March , 1994 (the "American Appraisal Opinion"). It is a condition to consummation of the Recapitalization that the Board shall have received an updated opinion from American Appraisal substantially similar to the American Appraisal Opinion as of the Effective Time. See "THE PLAN OF RECAPITALIZATION--Terms and Conditions." The full text of the American Appraisal Opinion, which sets forth the assumptions made, the matters considered and the review undertaken with regard to such opinion is filed as an Exhibit to the Registration Statement of which this Proxy Statement/Prospectus is a part. The summary of the American Appraisal Opinion set forth in this Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of such opinion.

  In rendering the American Appraisal Opinion, American Appraisal valued the assets of the Company (on a consolidated basis) and United (on a consolidated basis), as going concerns, both immediately before and after, and giving effect to, the Recapitalization. The valuation included the aggregate assets of the business enterprise of each of the Company (on a consolidated basis) and United (on a consolidated basis), or total invested capital as represented by the total net working capital, tangible plant, property and equipment and intangible assets of the respective business enterprises. American Appraisal stated that it believed this to be a reasonable basis on which to value the Company and United and that nothing has come to its attention that caused it to believe that each of the Company (on a consolidated basis) and United (on a consolidated basis), before and after the Recapitalization, will not be going concerns.

  The American Appraisal Opinion is subject to the conditions that (i) any sale of each of the Company (on a consolidated basis) or United (on a consolidated basis) will be completed as the sale of an ongoing business entity within a commercially reasonable period and (ii) a "commercially reasonable period" of time means at least twelve months for a willing buyer and a willing seller to agree on price and terms, plus the time necessary to complete the sale of the Company (on a consolidated basis) and United (on a consolidated basis). In connection with the opinion of the fair value of each of the Company (on a consolidated basis) and United (on a consolidated basis), American Appraisal was provided historical and projected operating results. In addition to this information, American Appraisal was provided other operating data and information, all of which has been accepted by American Appraisal, without independent verification, as representing a fair statement of historical and projected results of each of the Company (on a consolidated basis) and United (on a consolidated basis) in the opinion of the management of each of the Company and United. However, the American Appraisal Opinion states that, in the course of its investigation, nothing has led it to believe that its acceptance and reliance on such operating data and information was unreasonable.

  American Appraisal's determination of the fair value of each of the Company (on a consolidated basis) and United (on a consolidated basis) was based on the generally accepted valuation principles used in the market and discounted cash flow approaches, described as follows:

    Market Approach--Based on current stock market prices of publicly held companies whose businesses are similar to that of the Company (on a consolidated basis) and United (on a consolidated basis) and premiums paid over market price by acquirors of total or controlling ownership in such businesses.

    Discounted Cash Flow Approach--Based on the present value of each of the Company's (on a consolidated basis) and United's (on a consolidated basis) future debt-free operating cash flow as estimated by the managements of each of the Company (on a consolidated basis) and United (on a consolidated basis) and contained in Status Quo Scenario C. The present value is determined by discounting the projected operating cash flow at a rate of return that reflects the financial and business risks of each of the Company (on a consolidated basis) and United (on a consolidated basis).

  In determining the amount that would be required to pay the total probable liabilities on the respective dates that the Company's (on a consolidated basis) and United's (on a consolidated basis) liabilities and contingent liabilities become absolute and matured, for purposes of their opinion, American Appraisal applied valuation techniques, including present value analysis, using appropriate rates over appropriate periods to the amounts that will be required from time to time to pay such liabilities and contingent liabilities as they become absolute and matured based on their scheduled maturities.

  In the course of its investigation of identified contingent liabilities, the areas brought to the attention of American Appraisal by the managements of the Company (on a consolidated basis) and United (on a consolidated basis) included, (i) environmental matters, (ii) the adequacy of the corporate insurance program, (iii) tax audit exposure, (iv) the liability for the pension and welfare benefits program, (v) labor and collective bargaining issues and
(vi) various lawsuits and claims filed and/or pending against the Company (on a consolidated basis) and United (on a consolidated basis).

  Reserves for contingent liabilities have been made in the pro forma consolidated balance sheet prepared and furnished to American Appraisal by each of the managements of the Company (on a consolidated basis) and United (on a consolidated basis), and provisions for the ongoing expenses related to these issues have been included with the projection of income and expenses presented in the financial projections, and are considered in American Appraisal's valuation study as ongoing business operating expenses. American Appraisal has taken these identified contingent liabilities into account in rendering the American Appraisal Opinion and has concluded that such liabilities and ongoing expenses do not require any qualification of the American Appraisal Opinion. American Appraisal's conclusion is based on: (i) its review of various acquisition transactions, including leveraged transactions and significant debt-financed recapitalization transactions, involving corporations engaged in businesses similar to those of each of the Company (on a consolidated basis) and United (on a consolidated basis), (ii) the opinion of the managements of each of the Company (on a consolidated basis) and United (on a consolidated basis) that the issues concerning various lawsuits, claims and other identified contingent liabilities do not and are not reasonably likely to have a material adverse effect on the consolidated financial position of each of the Company (on a consolidated basis) and United (on a consolidated basis) and (iii) its discussions with the managements, accountants, consultants and counsel of each of the Company (on a consolidated basis) and United (on a consolidated basis), concerning claims and other contingent liabilities and the possible effect of the foregoing on each of the Company and United as well as its investigation of the various lawsuits.

  American Appraisal assumed that the total liabilities of each of the Company (on a consolidated basis) and United (on a consolidated basis) will be only those liabilities set forth in the financial projections and the pro forma balance sheet of each of the Company (on a consolidated basis) and United (on a consolidated basis) and the identified contingent liabilities referred to in the American Appraisal Opinion. The American Appraisal Opinion states that, in the course of its investigation, nothing came to American Appraisal's attention that caused American Appraisal to believe such assumptions to be unreasonable. The pro forma balance sheet is the unaudited pro forma condensed balance sheet as of December 31, 1993 for each of the Company (on a consolidated basis) and United (on a consolidated basis), each adjusted to give effect to the planned financing of the Recapitalization and restated to reflect the fair value of each of the Company (on a consolidated basis) and United (on a consolidated basis).

  The Company's and United's management has represented to American Appraisal, and American Appraisal has relied on the representations of the managements of the Company and United, that no adverse changes have occurred since the preparation of the Company's and United's pro forma balance sheet and financial analyses that would materially impact its content. The American Appraisal Opinion states that nothing has come to American Appraisal's attention that would lead it to believe that its reliance on such representations is unreasonable.

  In connection with the American Appraisal Opinion, American Appraisal made such reviews, analyses and inquiries as it has deemed necessary and appropriate under the circumstances. Among other things, American Appraisal (i) reviewed the documents related to the Recapitalization and reporting documents filed with the Commission, (ii) reviewed financial analyses and inquired of managements of the Company and United as to the foundation for any such analyses and the basic assumptions made in the preparation of Status Quo Scenario C relating to the type of business, geographic markets, domestic and international economic conditions and capital facilities and working capital requirements, (iii) reviewed audited and unaudited historical income statements, balance sheets and statements of sources and uses of funds of the Company and

United as provided by management and its accountants, (iv) visited the Company's and United's headquarters and selected facilities to discuss historical and estimated operating results and industry data, including the impact of future trends on the industry and the Company and United, as well as the effects of the Recapitalization, (v) reviewed internal financial analyses and other internally generated data of the Company and United including asset valuations, (vi) inquired of managements of the Company and United and their respective financial advisors as to estimated levels of cash and working capital required by the Company and United, (vii) reviewed certain publicly available economic, financial and market information as it relates to the business operations of the Company and United, (viii) reviewed information regarding businesses similar to the Company and United and investigated the financial terms and post-transaction performance of recent acquisitions, (ix) consulted with industry, economic and statistical experts, as necessary, (x) discussed all of the foregoing information, where appropriate, with managements of the Company and United and their respective agents, accountants and financial advisors and (xi) conducted such other studies, analyses and investigations as American Appraisal deemed relevant or necessary for purposes of the opinion.

  American Appraisal assumed, without independent verification, that the pro forma balance sheet and financial analyses provided to American Appraisal have been reasonably prepared and reflect the best available estimates, at the time they were prepared, of the future financial results and condition of the Company and United, and that there has been no material adverse change in the assets, financial condition, business or prospects of the Company and United since the date of the most recent financial statements made available to American Appraisal. American Appraisal stated that nothing has come to its attention that would lead it to believe that the foregoing assumption is unreasonable.

  Although American Appraisal did not independently verify the accuracy and completeness of the Status Quo Scenario C and forecasts, or any of the assumptions, estimates or judgments referred to therein, or the basis therefor, and although no assurances can be given that such Status Quo Scenario C and forecasts can be realized or that actual results will not vary materially from those projected, American Appraisal stated that nothing had come to its attention during the course of its engagement that lead it to believe that any information reviewed by it or presented to it in connection with its rendering of the American Appraisal Opinion is unreasonable or inaccurate in any material respect or that it was unreasonable for it to utilize and rely upon the financial analyses, financial statements, assumptions, description of the business and liabilities, estimates and judgments or statements of the managements of the Company and United and their respective counsel, accountants and financial advisors. The American Appraisal Opinion is necessarily based on business, economic, market and other conditions as they existed at the time of the opinion and as they could be evaluated by American Appraisal at such time.

  The American Appraisal Opinion stated that, based upon and subject to the conditions and assumptions contained therein, (a) the fair value of the aggregate assets of each of the Company (on a consolidated basis) and United (on a consolidated basis) will exceed their total respective liabilities (including, without limitation, subordinated, unmatured, unliquidated and contingent liabilities), (b) the present fair salable value of the aggregate assets of each of the Company (on a consolidated basis) and United (on a consolidated basis) will be greater than their respective probable liabilities on their debts as such debts become absolute and matured, (c) each of the Company (on a consolidated basis) and United (on a consolidated basis) will be able to pay their respective debts and other liabilities, including contingent liabilities and other commitments, as they mature, (d) the capital remaining in each of the Company (on a consolidated basis) and in United (on a consolidated basis) after consummation of the Recapitalization will not be unreasonably small for the businesses in which the Company and United are engaged, as management of the Company and United has indicated such businesses are conducted and as management has indicated the businesses are proposed to be conducted following the consummation of the Recapitalization, and after giving due consideration to the prevailing practices in the industry in which the Company and United will be engaged, (e) the excess of the fair value of the total assets of the Company over the total liabilities, including contingent liabilities, of the Company, is equal to or exceeds the value of the Reclassification Consideration to stockholders plus the stated capital of the Company and (f) the excess of the fair value of the total assets of United over the total liabilities, including contingent liabilities, of United, is equal to or exceeds the value of the stated capital of United.

  American Appraisal indicated that it believed the excess of total assets over pro forma liabilities was approximately $2.5 billion at December 31, 1993, compared to approximately $1.203 billion in stockholders' equity as of such date, determined according to generally accepted accounting principles, so that, giving effect to the Recapitalization, the indicated excess assets of the Company for purposes of Delaware law exceeded $1 billion.

  The American Appraisal Opinion will not be binding on creditors of the Company. Accordingly, there can be no assurance that a court would value the Company's assets on a going-concern basis in order to determine whether the Company was insolvent at the time of the Recapitalization or that, regardless of the method of valuation, a court would not determine that the Company was insolvent at such time. The Board and management believe that the Debentures will be incurred by the Company for proper purposes and in good faith, that the Company will receive reasonably equivalent value or fair consideration for incurring such indebtedness and that, based on present forecasts and other financial information, at the time of the Recapitalization, the Company will be solvent, will have sufficient capital to carry on its business and will be able to pay its debts as they mature. See "--Certain Revenue and Earnings Scenarios" and "UNAUDITED PRO FORMA FINANCIAL INFORMATION."

PURPOSE AND STRUCTURE OF THE RECAPITALIZATION

  The purpose of the Recapitalization is to recapitalize the Company and thereby provide the holders of Old Shares with an opportunity to receive cash, Debentures and Public Preferred Stock for a portion of their Old Shares, while permitting the holders of Old Shares to retain a significant ongoing equity interest in a Company that is expected to have a lower cost structure and be more competitive and to provide performance incentives to the Company's employees by providing them with significant equity participation in the Company through the ESOPs. The Recapitalization is being effected at the present time because the Board believes that it is the best available alternative to maximize value to the Company's stockholders while achieving significant wage concessions and work-rule changes that the Board believes are necessary to position United to compete in the aviation marketplace. See "BACKGROUND OF THE PLAN OF RECAPITALIZATION" and "--Recommendation of the Board."

  The use of shares of Redeemable Preferred Stock has been chosen in order to comply with technical aspects of Delaware law that may be applicable to the Recapitalization. The Company does not intend to send certificates for Redeemable Preferred Stock to the holders of Old Shares, and, in lieu thereof, cash and Debentures will be paid based upon the number of shares of Redeemable Preferred Stock issued in the Reclassification and the redemption price per one one-thousandth of a share of Redeemable Preferred Stock of $25.80 in cash and $31.10 principal amount of Debentures.

  It is expected that if the Plan of Recapitalization is not approved by the Company's stockholders, or if the Recapitalization is not consummated for any other reason, the Company's current management, under the direction of the Board of Directors, will continue to manage the Company as an ongoing business. In such event, management would take other actions intended to achieve a lower cost structure intended to allow the Company to compete effectively in the global aviation marketplace, which may include actions described in this Proxy Statement/Prospectus relating to the "enhanced status quo" alternative or Fundamental Restructuring Plan described under "BACKGROUND OF THE PLAN OF RECAPITALIZATION."

INTERESTS OF CERTAIN PERSONS IN THE RECAPITALIZATION

  In considering the Plan of Recapitalization, stockholders should be aware that the executive officers and the Board members have certain interests, described below, that present them with potential conflicts of interest in connection with the Recapitalization. The Board was aware of these potential conflicts and considered them among the other matters described under "-- Recommendation of the Board."

  The transactions contemplated by the Plan of Recapitalization will constitute a "change in control" under the Employment Agreements (as defined below) with Messrs. Wolf and Pope, the severance agreements entered into by United with all other executive officers, the 1988 Restricted Stock Plan, and the 1981 Stock Program as well as the Retirement Plan for Outside Public Directors (as defined below) and its related trust. See "CERTAIN INFORMATION CONCERNING THE BOARD OF DIRECTORS--Compensation of Directors; Effect of "Change in Control' " and "EXECUTIVE COMPENSATION--Employment Contracts and Change in Control Arrangements."

  The Plan of Recapitalization provides that Messrs. Wolf, Pope and Nagin will retire from all positions they hold with the Company and all of its subsidiaries at or immediately prior to the Effective Time and that no other officer of the Company or United may be terminated for a period of six months following the Effective Time unless such determination is approved by at least two Outside Public Directors (as described in "THE PLAN OF RECAPITALIZATION-- Revised Governance Structure--Public Directors") and the Chief Executive Officer of the Company (Mr. Greenwald).

  Pursuant to agreements originally entered into upon the commencement of their employment in 1987, 1988 and 1988, respectively, with the Company and United as subsequently amended (the "Officer Agreements"), upon their retirements in accordance with the Plan of Recapitalization, each of Messrs. Wolf, Pope and Nagin will be entitled to receive: (1) a cash payment (based on a multiple of three times current salary and deemed bonus) equal to approximately $4.3 million, $1.8 million and $1.1 million, respectively, (2) lifetime travel privileges (and reimbursement of related taxes, with certain limitations in Mr. Nagin's case) on United for each of them and their spouses and other eligible dependents, (3) continued coverage under United's medical and other welfare benefit plans (limited to three years in Mr. Pope's case) and (4) certain other benefits, including certain pension-related benefits, see "EXECUTIVE COMPENSATION--Pension Plan Table."

  The 1988 Restricted Stock Plan provides that all restricted shares awarded thereunder shall vest upon the occurrence of a "change in control." As of April 1, 1994, Messrs. Wolf, Pope, Nagin, Guyette, O'Gorman and George beneficially own 15,000, 28,500, 13,800, 12,000, 7,500 and 11,000 restricted shares, respectively.

  Options to acquire Old Shares awarded under the 1981 Stock Program (the "Options") held by executive officers become exercisable in connection with the occurrence of a "change in control." Upon consummation of the transactions contemplated by the Plan, each Option will automatically be converted into an option to acquire one half (0.5) of a New Share, $31.10 liquidation value of Public Preferred Stock and one one-thousandth of a share of Redeemable Preferred Stock, which will be redeemed immediately after issuance for $25.80 in cash, $15.55 principal amount of Series A Debentures and $15.55 principal amount of Series B Debentures. As of May 31, 1994, Messrs. Wolf, Pope, Nagin, Guyette, O'Gorman and George hold Options (with an exercise price of $163 or less) to purchase respectively 200,000 Old Shares (all currently exercisable and with an average exercise price of $111.70) 170,000 Old Shares, (150,000 of which are currently exercisable and 20,000 of which will become exercisable immediately prior to the Effective Time and with an average exercise price $101.32), 60,000 Old Shares (45,000 of which are currently exercisable and 15,000 of which will become exercisable immediately prior to the Effective Time and with an average exercise price of $107.85), 82,120 Old Shares (67,120 of which are currently exercisable and 15,000 of which will become exercisable immediately prior to the Effective Time and with an average exercise price of $101.59), 60,500 (37,500 of which are currently exercisable and 22,500 of which will become exercisable immediately prior to the Effective Time and with an average exercise price of $134.25) and 56,250 Old Shares (41,250 of which are currently exercisable and 15,000 of which will become exercisable immediately prior to the Effective Time and with an average exercise price of $108.69). In addition, Mr. Wolf has Options to purchase 150,000 Old Shares at prices in excess of $163 and Mr. Pope has Options to purchase 40,000 Old Shares at prices in excess of $163.

  The Company has amended the 1988 Restricted Stock Plan, the 1981 Stock Program and the Incentive Plan, in each case, subject to stockholders' approval and consummation of the transactions contemplated by the Plan of Recapitalization. Each of the amendments is intended to permit awards under the related plan to continue to be deductible by the Company for Federal income tax purposes under Section 162(m) of the Internal Revenue Code. In addition, the amendment to the 1981 Stock Program reserves an additional 1,200,000 New Shares (subject to increase in the event of an adjustment relating to the New Shares described in "THE PLAN OF RECAPITALIZATION-- Establishment of the ESOP--Additional Shares") for issuance upon the exercise of options granted thereunder, and the amendment to the Incentive Plan permits each participant to elect to defer all or any portion of any bonus otherwise payable thereunder.

  See "CERTAIN INFORMATION CONCERNING THE BOARD OF DIRECTORS--Compensation of Directors; Effect of "Change in Control' " for certain information with respect to the effect of the Recapitalization on benefits provided to members of the Company's Board.

CERTAIN RISK FACTORS

  Financial Effects; Delaware Law Considerations. The Recapitalization will immediately change the Company's capitalization to one that is more highly leveraged. On a pro forma book basis at December 31, 1993, the Company would have had approximately $3.482 billion of long-term debt and a deficit of approximately $302 million of stockholders' equity as compared to the approximately $2.702 billion of long-term debt and approximately $1.203 billion of stockholders' equity that was shown on the Company's balance sheet on such date. In addition, if the Recapitalization had occurred as of January 1, 1993, the Company would have reported, on a pro forma basis, a loss from continuing operations of approximately $177 million for the year ended December 31, 1993, as compared to the approximately $31 million loss from continuing operations that was reported for such period excluding non-recurring charges related to the Recapitalization. See "UNAUDITED PRO FORMA FINANCIAL INFORMATION." Given the more leveraged financial structure of the Company following the Recapitalization, certain industry risks could have a greater adverse impact on the Company after the Recapitalization than might have been the case prior to the Recapitalization.

  The Delaware General Corporation Law (the "DGCL") requires that the payments to holders of Old Shares in the Recapitalization be made from "surplus." Valuation of the Company's assets at their fair value (as supported by the American Appraisal Opinion referred to above) would create capital surplus that under the DGCL may be used for such payments. In addition, such payments would not be permitted if after giving effect to them the Company would not be able to pay its debts as they become due in the usual course of business. The Board believes that the Company will be able to pay such debts, based in part on the revenue and earnings scenarios set forth above under "--Certain Revenue and Earnings Scenarios" and on the American Appraisal Opinion referred to above. See "THE PLAN OF RECAPITALIZATION--Terms and Conditions," and "UNAUDITED PRO FORMA FINANCIAL INFORMATION."

 Fraudulent Conveyance

  If a court in a lawsuit by an unpaid creditor or representative of creditors, such as a trustee in bankruptcy, were to find that, at the time the Company distributed to holders of Old Shares the cash and Debentures that such holders are to receive in the Recapitalization, the Company (i) was insolvent, (ii) was rendered insolvent by reason of such distributions, (iii) was engaged in a business or transaction for which the assets remaining with the Company constituted unreasonably small capital to carry on its business or (iv) intended to incur, or believed that it would incur, debts beyond its ability to pay as such debts matured, such court may void the distributions to stockholders and require that such holders return the same (or equivalent amounts) to the Company or to a fund for the benefit of its creditors.

  The measure of insolvency for purposes of the foregoing would vary depending upon the law of the jurisdiction that was being applied. Generally, however, the Company would be considered insolvent if at the time of the Recapitalization the fair value of the Company's assets is less than the amount of the Company's total debts and liabilities or if the Company has incurred debt beyond its ability to repay as such debt matures.

As described in "SPECIAL FACTORS--Opinions of American Appraisal," the American Appraisal Opinion was rendered orally to the Board at the March 14, 1994
meeting and in writing to the Board and the Company on      , 1994. In
rendering the American Appraisal Opinion, American Appraisal valued the assets of the Company (on a consolidated basis) and United (on a consolidated basis), as going concerns, both immediately before and after, and giving effect to, the Recapitalization. The valuation included the aggregate assets of the business enterprise of each of the Company (on a consolidated basis) and United (on a consolidated basis), or total invested capital as represented by the total net working capital, tangible plant, property and equipment and intangible assets of the respective business enterprises. American Appraisal stated that it believed this to be a reasonable basis on which to value the Company and United and that nothing has come to its attention that caused it to believe that each of the Company (on a consolidated basis) and United (on a consolidated basis), before and after the Recapitalization, will not be going concerns.

  As stated in "SPECIAL FACTORS--Opinion of American Appraisal," the American Appraisal Opinion stated that, based upon and subject to the conditions and assumptions contained therein, (a) the fair value of the aggregate assets of each of the Company (on a consolidated basis) and United (on a consolidated basis) will exceed their total respective liabilities (including, without limitation, subordinated, unmatured, unliquidated and contingent liabilities),
(b) the present fair salable value of the aggregate assets of each of the Company (on a consolidated basis) and United (on a consolidated basis) will be greater than their respective probable liabilities on their debts as such debts become absolute and matured, (c) each of the Company (on a consolidated basis) and United (on a consolidated basis) will be able to pay their respective debts and other liabilities, including contingent liabilities and other commitments, as they mature, (d) the capital remaining in each of the Company (on a consolidated basis) and in United (on a consolidated basis) after consummation of the Recapitalization will not be unreasonably small for the businesses in which the Company and United are engaged, as management of the Company and United has indicated such businesses are conducted and as management has indicated the businesses are proposed to be conducted following the consummation of the Recapitalization, and after giving due consideration to the prevailing practices in the industry in which the Company and United will be engaged, (e) the excess of the fair value of the total assets of the Company over the total liabilities, including contingent liabilities, of the Company, is equal to or exceeds the value of the Recapitalization Consideration to stockholders plus the stated capital of the Company and (f) the excess of the fair value of the total assets of United over the total liabilities, including contingent liabilities, of United, is equal to or exceeds the value of the stated capital of United.

  American Appraisal also indicated that it believed the excess of total assets over pro forma liabilities was approximately $2.5 billion at December 31, 1993, compared to approximately $1.203 billion in stockholders' equity as of such date, determined according to generally accepted accounting principles, so that, giving effect to the Recapitalization, the indicated excess assets of the Company for purposes of Delaware law exceeded $1 billion.

 Certain Anti-takeover Effects

  Certain provisions of the governance structure will make it extremely difficult to acquire the Company in a transaction that was not approved by at least one Union designated director or 75% of the vote of the New Shares and the Voting Preferred Stock, even if such transaction might be beneficial to the Company's stockholders. In particular, the "sunset" provision described below in "--Governance Structure" will prevent the occurrence of an acquisition of the Company for an extended period following the Effective Time if the holders of over 90% of the Voting Preferred Stock (as defined below) disapprove such acquisition.

 Investment Values; Future Investments

  Cost savings envisioned by the agreements with ALPA and the IAM and the anticipated productivity increases discussed herein are estimates prepared by the Company for analytical purposes. Such cost savings and anticipated productivity increases could be difficult to achieve, and, even if all proposed plans for employee investments are implemented, the value of the reductions in wages and benefits and, work-rule changes and anticipated productivity increases may not be as significant as currently calculated. Mandated job guarantees may make it difficult to achieve significant additional productivity improvements, and, if additional reductions in wages and benefits and work-rule changes become desirable in management's view, such reductions in wages and benefits and work-rule changes may be more difficult to achieve in light of the long-term nature of the revised collective bargaining agreement with ALPA and the IAM that constitute elements of the Recapitalization (the "Collective Bargaining Agreements").

 Lack of Consensus

  Certain employee groups may not be in favor of the instituted changes and may react in a manner that does not facilitate achievement of the desired results. For example, the AFA has declined to participate in the transaction, certain other employees who will be participating in the wage and benefit reductions and work-rule changes were not in favor of the transaction, and certain union organizing activity, based on opposition to certain aspects of the transaction, has occurred. This lack of consensus may reduce the value of the productivity improvements the Company expects to achieve by virtue of the Recapitalization.

 Management Change

  The current Chairman and Chief Executive Officer of the Company, Mr. Stephen
M. Wolf, President, Mr. John C. Pope, and Executive Vice President--Corporate Affairs and General Counsel, Mr. Lawrence M. Nagin, will retire at the Effective Time. The new chief executive officer selected by ALPA and the IAM, Mr. Gerald M. Greenwald, will be required to implement reductions in wages and benefits and work-rule changes that he did not directly negotiate in an industry in which he has not previously been engaged. In addition, it is possible that the Company may face attrition by officers and other members of management and that the Company's new senior management may face difficulties in implementing strategies or attracting additional management employees.

 Reduced Flexibility

  The corporate governance structure and Collective Bargaining Agreements with ALPA and the IAM may inhibit management's ability to alter strategy in a volatile, competitive industry. Among the more significant constraints are (i) a prohibition on domestic code sharing in excess of 1% of domestic block hours, excluding several small existing agreements without ALPA's consent, (ii) a no layoff promise for all currently employed participating union employees during the five- to six-year investment period and, for pilots, while U2 remains in operation (which constraint is ameliorated as normal attrition reduces the impact of the no-layoff promise), (iii) restrictions on international code sharing, unless the Company can demonstrate that international code sharing arrangements do not cause a reduction in international flying and as long as the Company does not expand code sharing once the Company reduces international flying below a certain level and (iv) an agreement not to sell the Company's Denver pilot training facility and certain maintenance facilities. In addition, the Restated Certificate contains restrictions on the ability of the Company and United to sell assets and issue equity securities absent certain specified Board or stockholder approvals. In most circumstances, the issuance of additional equity securities would not be counted in determining whether the "sunset" (described below under "--Revised Governance Structure") has occurred.

 Implementation of U2

  Although the Company expects to develop U2 as an important component of its competitive posture and has ascribed a significant portion of the value of the transaction to the ability to implement U2, no assurance can be given that the Company will be able to do so effectively or to realize the financial benefits expected to be received by the Company from the implementation of U2. The success of U2 will be based not only upon the nature of the Company's business plan but also upon the strategies and plans implemented by existing low-cost competitors and by new entrants into the low-cost market. In addition, even if the business concept of U2 is successful, (i) U2 will comprise no more than 20% of United's system block hours up to two million block hours systemwide and no more than 25% of the system block hours in excess of two million, (ii) U2 can only operate in markets in the lower 48 states with stage lengths up to 750 nautical miles and cannot fly between United's hub or international gateway cities except for Los Angeles basin--San Francisco bay area service, which excludes U2 from such heavily traveled routes as the transcontinental routes and New York/Chicago, Chicago/Denver and Chicago/Washington Dulles, (iii) U2 cannot operate aircraft larger than a B737-300 and (iv) for the first six years, U2 can only operate up to 90% of monthly block hours in markets previously served (within 24 months) by United. If United's systemwide widebody flying (i.e., flying performed in B-757 or larger aircraft) falls below (i) 95% of the widebody block hours projected in the Company's October 1993 fleet plan for any twelve month period between from the Effective Time through 1999 or (ii) a certain minimum level for any twelve month period between 2000 and 2006, the total flying performed in the U2 operation must be reduced by the shortfall in widebody flying. Even if implemented as planned, U2 will not have costs which are as low as those of certain low-cost competitors. U2 must rely upon factors other than lowest cost to secure market share and be successful.

 Competitive Response

  Even if the Company is able to achieve cost reductions and productivity enhancements, the Company's higher cost competitors may be able to achieve comparable agreements with their labor groups and the Company's low-cost competitors may modify their operations in response to the competitive threat posed by U2 and thus in each case, may eliminate or reduce the competitive gain sought by the Company and lead to reductions in fares and earnings. If the Company's higher cost competitors were to achieve more significant reductions in wages and benefits and work-rule changes than those achieved by the Company, the Company's ability to respond to competition would be hampered by the fixed long-term nature of the agreements that constitute elements of the Recapitalization.

 Labor Protective Provisions

  The Company will continue in effect, or amend to include, certain provisions of agreements with ALPA and the IAM that (i) provide certain rights in the event of a change in control of the Company and (ii) prohibit furloughs, within certain conditions, if the Company disposes of 25 percent or more of its assets or assets which produce 25 percent or more of its block hours. The revised Collective Bargaining Agreements obligate the Company to require any carrier purchasing route authority or aircraft that produce 25 percent or more of the Company's operating revenues or block hours to hire an appropriate number of United employees with seniority credit.

 Tax Deductibility of Employee Stock Ownership Plan Contributions and
Dividends

  Although the Company has attempted to structure the ESOPs so that all amounts contributed thereto and dividends paid with respect to the stock held thereunder will be deductible to the Company for Federal income tax purposes, there are no regulations governing the deductibility of dividends paid on the ESOP Preferred Stock and there can be no assurance that one or more current or future limitations under the Internal Revenue Code will not adversely impact the deductibility of such amounts and dividends. The deductibility of such amounts depends, to some extent, on the conclusions set forth in an opinion rendered to the ESOP Trustee by Houlihan Lokey and there can be no assurance that the IRS will agree with the methodology set forth in such opinion.

 Governance Structure

  Although the Company has attempted to achieve a balanced approach to its corporate governance structure after the Recapitalization, such structure is very unusual in the management of a large, complex public corporation, and it is not certain that the actual operation of the corporate governance process will not result in disputes or inability to achieve results that are in the best interests of the Company or holders of New Shares.

  Under the terms of the Restated Certificate, the participants in the ESOPs (and in certain circumstances the ALPA-MEC, the IAM and the Salaried and Management Director (as defined below)) will continue to hold more than 50% of the voting power of the Company until the equity interest held by the ESOPs and other employee benefit plans sponsored by the Company is less than 20% of the common equity of the Company, all as more fully described in "THE PLAN OF RECAPITALIZATION--Revised Governance Structure--Nondilution." Under current actuarial assumptions, the Company estimates that this "sunset" provision will not become operative until 2016 if additional purchases are not made by eligible employee benefit plans. However, such plans will have the right, and may be expected to, make additional purchases, thereby delaying the occurrence of the "sunset." In addition, the Restated Certificate contains many provisions which may prevent the Company prior to the "sunset" from acting without the consent of one or both of the members of the Board elected by ALPA and the IAM or a 75% vote of holders of New Shares and Voting Preferred Stock. See "THE PLAN OF RECAPITALIZATION--Revised Governance Structure."

 Amendments to Collective Bargaining Agreements; Future Labor Agreements

  There can be no assurance that the new management of the Company in the future will not agree to further amend the collective bargaining agreements with ALPA and the IAM in a manner that reduces or eliminates the cost savings that are the basis of the Recapitalization. However, any such amendment must be approved by the Labor Committee of the Board (which will not include any Union Director (as defined below)). See "THE PLAN OF RECAPITALIZATION--Revised Governance Structure--Committees." In addition, at the end of the current employee investment period, there can be no assurance that the Company's labor agreements will be renegotiated in a manner that continues in subsequent periods the cost savings that are being sought through the Recapitalization or that does not reverse the effect of any cost savings that will have been obtained thereby.

 Possible Effect of Organization of Additional Employees

  In the event any portion of the management and salaried employees that are not currently represented by a union elects union representation pursuant to the Railway Labor Act, the Company would be obligated to bargain with such union over the terms and conditions of employment applicable to such employees, including the terms, if any, of such employees' continuing participation in the ESOPs. This obligation to bargain requires the Company to "exert every reasonable effort" to reach an agreement but does not require it to agree to any change or particular term or condition sought by the union. During the period of negotiation, the Company would be entitled to maintain the then-existing terms of such employees' participation in the ESOPs.

  The ESOPs provide that if any group of employees that are not currently represented by a union becomes covered by a new collective bargaining agreement, such group of employees will not be covered under the ESOPs unless the collective bargaining agreement so provides. Whether any new collective bargaining agreement would provide for continuing participation in the ESOPs by such group of employees is a matter that would be subject to mutual agreement between the Company and the applicable union. The ESOPs provide, however, that if the terms of any employee's employment no longer reflect all of the reductions in wages and benefits and work-rule changes set forth in the Plan of Recapitalization, then such employee shall cease to be covered by the ESOPs.

  As a result, if any new collective bargaining agreement did not reflect the reductions in wages and benefits and work-rule changes required by the Plan of Recapitalization for particular employees, the Company could not agree, without amending the ESOPs, to allow such employees to participate in the ESOPs. If any currently unrepresented employees ceased to participate in the ESOPs under such circumstances, the ESOPs provides that the unrepresented employees from the remaining in the ESOPs would receive the shares previously intended for that newly-represented group. The employment terms, except base pay, for the unrepresented employees remaining in the ESOPs will be subject to change, at the Company's discretion, so long as the net economic value of the unrepresented employees' employment terms is not altered.

 Employee Ownership and Influence

  No assurance can be given that the Company, which will be subject to significant influence by employee groups (including through the right to voting representation in excess of economic equity ownership, Board and Board committee representation, the requirement of approval of certain matters by a Union Director or a 75% vote of the holders of New Shares and Voting Preferred Stock, and participation by Union Directors in the nomination of the Independent Directors (as such terms are defined under "THE PLAN OF RECAPITALIZATION--Revised Governance Structure")), might not take actions that are more favorable to such employee groups than might be taken by a company that was not subject to such influence. The corporate governance structure after the Recapitalization will not, however, relieve the members of the Board of their fiduciary obligations under the DGCL.

 Effect of Adjustment on Trading

  As described under "THE PLAN OF RECAPITALIZATION--Establishment of ESOP-- Additional Shares," the ESOP Preferred Stock being issued to the ESOPs is initially convertible into approximately 53% of the New Shares but, based on the trading prices of the New Shares in the twelve months after the Effective Time (the "Measuring Period"), may become convertible into up to approximately 63% of the New Shares. Such potential adjustment may adversely limit the trading prices of the New Shares during the Measuring Period.

 Financial Reporting; Market Assessment

  The accounting rules governing employers accounting for employee stock ownership plans require that compensation expense be recorded for the ESOP Preferred Stock "committed to be released" during an accounting period based on the fair value of the ESOP Preferred Stock during such period. The difference between the fair value and the initial recorded cost of the ESOP Preferred Stock "committed to be released" is recorded as an adjustment to stockholders' equity. The ESOP Preferred Stock that has been "committed to be released" is considered to be outstanding in the if-converted earnings per share calculation for primary and fully diluted earnings per share if the effect is dilutive. The circular relationship between the employee stock ownership plan accounting charges and the Company's stock price, coupled with the size of the contemplated ESOPs, make future earnings difficult to forecast. In addition, reported book earnings will be depressed in early years due to the mismatch between the term of concessions (which increase earnings) of from five years, nine months to twelve years and the shorter period of only six years over which employee stock ownership plans accounting charges will occur. While it is possible that the equity research community and investors may look through employee stock ownership plans accounting charges, it is also possible that the trading price of the New Shares may be negatively impacted by such accounting treatment.

 Liquidity

  United is a party to a $500 million commercial paper facility through agreements with United Airlines First Funding Corporation ("First Funding") and certain banks. As of the date of this Proxy Statement/Prospectus, approximately $270 million of commercial paper is outstanding thereunder. As a result of provisions in the Second Amended and Restated Credit Agreement, dated as of September 20, 1993 (the "Credit Agreement"), among First Funding, Union Bank as agent and certain other banks, a "change in control" may be deemed to occur as a result of the Recapitalization, and First Funding may be restricted from issuing new commercial paper under the Credit Agreement. Although this will not have an effect on outstanding commercial paper under the Credit Agreement, the Company will need either to renegotiate the Credit Agreement or to obtain an alternate funding source to replace such facility with respect to future fundings. Although the Company does not expect it to be the case, the Company may not be able to renegotiate or to obtain such alternate facility, in which case the Company's liquidity may be impaired.

  Limitations on asset sales and equity issuances included in the Company's Restated Certificate might make it more difficult to raise cash, even if management desired to do so to take advantage of a perceived opportunity.

 Complexity

  Given the complex nature of the various provisions affecting the operation of the Company after the Effective Time, it is possible that the equity research community and investors may find the Company difficult to evaluate, which may have the effect of reducing the trading price of the New Shares from levels that might otherwise prevail. In addition, equity issuances (other than Permitted Bankruptcy Equity (as defined below)) generally will be disregarded when calculating the percentage of Common Equity (as defined below) for "sunset" purposes, which may negatively impact the market value of the New Shares and other equity of the Company.

 Redistribution

  In the Recapitalization, holders of Old Shares (an equity security) will receive Debentures and shares of Public Preferred Stock in addition to New Shares and cash. It is expected that there will exist a period, perhaps of a lengthy duration, during which certain recipients of such securities, concluding that the characteristics thereof are not consistent with their investment criteria, distribute such securities into the marketplace. During such distribution period, the supply of such securities in the market may exceed levels that might otherwise prevail, which would likely have the effect of depressing the price of such securities from levels that might otherwise prevail if such securities were held solely by persons or institutions for whom such securities satisfied their investment criteria. In addition, although the Company expects that it will apply for listing of the Debentures and the Public Preferred Stock on the New York Stock Exchange Inc. (the "NYSE") , there can be no assurance that at or following the Effective Time such securities will be listed on the NYSE or any other securities exchange or that any trading market for the securities will develop.

 Industry Risks

  If the Recapitalization is accomplished, certain risks associated with the aviation industry will continue to face the Company. Given the more leveraged financial structure of the Company following the Recapitalization, certain of these industry risks could have a greater adverse impact on the Company after the Recapitalization than might have been the case prior to the Recapitalization.

 Industry Conditions and Competition

  The airline industry is highly competitive and susceptible to price discounting. United's competitors include major domestic carriers such as American, Delta, and Northwest, major international carriers such as British Airways and Japan Air Lines, and domestic carriers such as Southwest, Continental and other carriers with lower cost structures. Airline profit levels are highly sensitive to, and during the last four years have been significantly impacted by, adverse changes in fuel costs, average yield (fare levels) and passenger demand. Passenger demand and yields have been adversely affected by, among other things, the general state of the economy, the Persian Gulf War and actions taken by carriers with respect to fares. As a result of this adverse operating environment, from 1990 to 1993 the domestic airline industry incurred unprecedented losses. During this period, Eastern Air Lines, Pan American World Airways and Midway Airlines were liquidated, and Continental Airlines, America West Airlines and Trans World Airlines filed for bankruptcy.

  The emergence in recent years of several new carriers, typically with low cost structures, has further increased the competitive pressures on the major U.S. airlines. In some cases, the new entrants have initiated or triggered price discounting. Aircraft, skilled labor and gates at most airports continue to be readily available to start-up carriers. Although new entrant carriers generally commence service with only a few city pairs and have a high rate of failure, the commencement of service by new carriers on United's routes could negatively impact United's operating results. In addition, certain existing U.S. domestic carriers compete primarily by offering low-cost air service on route networks that do not employ hub and spoke systems. These discount air carriers have significantly affected the yields of major domestic carriers such as United and, in certain instances, have made certain markets uneconomical for carriers such as United.

  In the spring of 1992, American introduced a new fare structure followed by a deeply discounted summer sale, steps that were generally matched by other U.S. airlines (including United), resulting in substantially depressed industry yields and significant 1992 losses at all major U.S. airlines (with one exception). American and the rest of the domestic airline industry have abandoned that pricing structure, and fare levels have increased in 1993-1994 from 1992 levels. Nonetheless, discounts continue to exist and may be increased at any time. The introduction of broadly-available, deeply discounted fares by a major U.S. airline would likely result in lower yields for the entire industry and could have a material adverse effect on the Company's operating results.

 Aircraft Fuel

  Since fuel costs constitute a significant portion of the Company's operating costs (approximately 12% during 1993), significant changes in fuel costs would materially affect the Company's operating results. Fuel prices continue to be susceptible to, among other factors, political events, and the Company cannot predict near- or longer-term fuel prices. In the event of a fuel supply shortage resulting from a disruption of imports or otherwise, higher fuel prices or curtailment of scheduled service could result. A one cent change in the cost per gallon of fuel (based on 1993 consumption levels) impacts operating expense by approximately $2.25 million per month.

  In August 1993, the United States increased taxes on fuel, including aircraft fuel, by 4.3c per gallon. Airlines are exempt from this tax increase until October 1, 1995. When implemented, this new tax will increase the Company's annual operating expenses by approximately $75 million based on United's 1993 domestic fuel consumption levels.

 Regulatory Matters

  In the last several years, the Federal Aviation Administration (the "FAA") has issued a number of maintenance directives and other regulations relating to, among other things, collision avoidance systems, airborne windshear avoidance systems, noise abatement and increased inspection requirements. The Company expects to continue incurring costs to comply with the FAA's regulations.

  Additional laws and regulations have been proposed from time to time that could significantly increase the cost of airline operations by, for instance, imposing additional requirements or restrictions on operations. Laws and regulations have also been considered from time to time that would prohibit or restrict the ownership and/or transfer of international airline routes or takeoff and landing slots. Also, the award of international routes to U.S. carriers (and their retention) is regulated by treaties and related agreements between the United States and foreign governments, which are amended from time to time. For example, there are significant aviation issues between the United States and such foreign governments as Germany, Japan and the United Kingdom that, depending on their resolution, may significantly impact the Company's existing operations or curtail potential expansion opportunities in important regions of the world. The Company cannot predict what laws and regulations will be adopted or what changes to international air transportation treaties will be effected, if any, or how they will affect United.

CERTAIN EFFECTS OF THE RECAPITALIZATION

  The Recapitalization will significantly increase the Company's long-term indebtedness, significantly reduce cash reserves and create a substantial negative balance in stockholders' equity. See "--Certain Risk Factors," "THE PLAN OF RECAPITALIZATION" and "UNAUDITED PRO FORMA FINANCIAL INFORMATION."

  As a result of the Recapitalization, a new corporate governance structure will be implemented, a new board of directors will be elected and a new chief executive officer will be appointed. See "--Management Arrangements," "THE PLAN OF RECAPITALIZATION--Revised Governance Structure" and "ELECTION OF DIRECTORS."

  The New Shares will be registered under the Exchange Act, which requires, among other things, that the Company furnish certain information to its stockholders and to the Commission and comply with the Commission's proxy rules in connection with meetings of the Company's stockholders. The Recapitalization will result in the Old Shares becoming eligible for deregistration under the Exchange Act.

  Although the Company will not meet certain normal requirements for NYSE listing following the Recapitalization, such as the requirement of a minimum net worth, the NYSE has informed the Company that it will permit listing (subject to official notice of issuance) of the New Shares immediately following consummation of the Recapitalization.

  Except for the Plan of Recapitalization, there are no present plans or proposals that would result in any material extraordinary corporate transaction, such as a merger, reorganization, liquidation, relocation of operations, or sale or transfer of a material amount of assets involving the Company or its subsidiaries, or any material change in the Company's corporate structure, business or composition of its management of which the current Board is aware.

  The Recapitalization will be accounted for as a redemption of shares that is not subject to purchase accounting and, therefore, assets and liabilities will be carried at their historical cost and there will be no increase in goodwill amortization or other purchase accounting effects (such as increased depreciation charges) resulting from the Recapitalization that would reduce earnings.

MANAGEMENT ARRANGEMENTS

  Under a Retention Agreement, dated as of January 1, 1994, ALPA and the IAM agreed to employ Mr. Gerald Greenwald as a consultant with respect to the transactions contemplated by the Plan of Recapitalization. Mr. Greenwald, the former Vice Chairman of Chrysler Corporation, was previously associated with a transaction proposed in 1990 by an entity controlled by the Company's three principal unions, which transaction was terminated in October 1990.

  Under the Retention Agreement, Mr. Greenwald is entitled to a consulting fee of $80,000 per month from January 1994 to the Effective Time and if the Retention Agreement is terminated under certain circumstances (i.e., termination by the Unions without cause), an additional $1 million payment at the Effective Time. The Retention Agreement contemplates that Mr. Greenwald and the Company will execute a five-year employment agreement (the "Greenwald Agreement"), which agreement will become effective at the Effective Time. Pursuant to the Greenwald Agreement, the Company will pay to Mr. Greenwald at the Effective Time a fee of $1 million. Under the Greenwald Agreement, Mr. Greenwald will receive a salary of $725,000 per year, reduced by 8.25% (equivalent to the salaried and management concession) and a non-guaranteed target bonus of $725,000 per year, which target bonus will be payable if Mr. Greenwald's performance is "consistent with the applicable Board Committee's objectives and directions" and the Company's performance "does not compel" a lesser bonus. In addition, the applicable Board Committee will take into account (i) airline industry trends and (ii) the Company's financial performance (including cumulative profitability since the Effective Time) in determining the extent of Mr. Greenwald's bonus. Pursuant to the Greenwald Agreement, Mr. Greenwald will receive options to acquire 200,000 New Shares, with an exercise price equal to the fair market value of the New Shares on the day following the Effective Time. Fifty percent of such options will vest at the Effective Time and the remainder will vest over 5 years. All options and restricted stock vest on any termination of Mr. Greenwald's employment other than termination by the Company for cause or a voluntary resignation. The options, to the extent vested, will remain outstanding for 10 years, notwithstanding termination of Mr. Greenwald's employment for any reason, including "cause". Mr. Greenwald will also receive 50,000 New Shares of restricted stock, vesting 50% at the Effective Time and the remaining 50% over 5 years. Additional options and restricted stock will be issued to the extent the equity adjustment mechanism is triggered.

  The Greenwald Agreement also entitles Mr. Greenwald to an annual pension equal to the greater of the pension that would accrue under Company plans with credit for 30 years of service or $500,000 per year.

Such pension is payable at any time elected by Mr. Greenwald following retirement or termination of employment. Mr. Greenwald's retirement benefit will continue to be paid to his spouse at 67% of his benefit level under a joint survivor annuity. The Retention Agreement specifies that benefits under such pension must be funded in full at the Effective Time through a trust at an estimated amount of $6.4 million.

  If Mr. Greenwald's employment is terminated by the Company without "cause" or by him for "good reason", his salary and guaranteed $725,000 bonus will continue for 3 years (or, if greater, the remainder of the 5 year contract term). Generally, the Company will not be entitled to a deduction for Federal income tax purposes with respect to the amounts described above to the extent that such amounts exceed $1 million in any year.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  Skadden, Arps, Slate, Meagher & Flom has served as tax counsel to the Company in connection with the Recapitalization. The following expresses Skadden, Arps, Slate, Meagher & Flom's opinion to the Company as to the material Federal income tax consequences that, under currently applicable law, should arise from the Recapitalization. The following discussion is applicable only to public stockholders who are citizens or residents of the United States and are not foreign corporations. The discussion may not be applicable with respect to Old Shares acquired as compensation, including Old Shares acquired upon the exercise of options or Old Shares held under the Company's employee benefit plans, or to Old Shares held as other than capital assets. Moreover, the discussion is not applicable to public stockholders who hold, or who are related within the meaning of Section 318 of the Internal Revenue Code to stockholders who hold, employee stock options of the Company. Furthermore, state and local tax consequences of the Recapitalization are not addressed in the discussion. Stockholders should note that the opinions of Skadden, Arps, Slate, Meagher & Flom are not binding on the Internal Revenue Service or any court, and the Company has not sought, and does not intend to seek, a ruling from the Internal Revenue Service as to the Federal income tax consequences of the Recapitalization.

  STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATION, AS WELL AS TO THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, OR FOREIGN TAX LAWS TO WHICH THEY MAY BE SUBJECT.

  1. The Recapitalization taken as a whole will constitute a "recapitalization" of the Company within the meaning of Section 368(a)(1)(E) of the Internal Revenue Code. Accordingly, the Recapitalization will not be a taxable transaction to the Company, but will be a taxable transaction to the public stockholders with the consequences described below.

  2. A public stockholder whose Old Shares are exchanged for the Recapitalization Consideration in the Recapitalization will realize gain or loss in the Recapitalization measured by the difference, if any, between (i) the fair market value of the Recapitalization Consideration received by such stockholder in the Recapitalization, and (ii) such stockholder's tax basis in the Old Shares exchanged in the Recapitalization. Gain realized by a public stockholder in the Recapitalization will be recognized, but only to the extent such gain does not exceed the sum of (i) the fair market value of the Debentures at the Effective Time and (ii) the amount of cash received by the stockholder in the Recapitalization. Any gain in excess of the sum of (i) the fair market value of the Debentures at the Effective Time and (ii) the amount of cash received by a public stockholder in the Recapitalization, and any loss realized by a public stockholder in the Recapitalization will not be recognized.

  3. The character of any gain recognized by a public stockholder in the Recapitalization will depend upon whether the receipt of Debentures and cash by the stockholder has the effect of a dividend distribution as to such stockholder or is treated as a sale or exchange. If the exchange of Old Shares for Debentures and cash is treated as a sale or exchange, any gain recognized will be capital gain that, in general, will be long-term capital gain if the Old Shares have been held for more than one year at the Effective Time and short-term capital gain if the Old Shares have been held for one year or less at such time.

  Section 302 of the Internal Revenue Code provides guidance as to whether a distribution has the effect of the distribution of a dividend. Under Section 302, a distribution will not have the effect of the distribution of a dividend, and any gain recognized will be capital gain rather than a dividend, if the distribution is not "essentially equivalent to a dividend" or one of several other tests is satisfied. Section 318 of the Internal Revenue Code applies to all of these tests. Under Section 318, a stockholder is deemed to own constructively Old Shares, New Shares, and shares of Public Preferred Stock that are actually owned, and in some cases constructively owned, by certain related individuals and entities or that may be acquired by such stockholder or such related individuals or entities by option or conversion, including through employee stock options. Furthermore, the Section 302 tests are applied after taking into account any related transactions that are part of a single integrated plan. Thus, the issuance of the ESOP Preferred Stock and Voting Preferred Stock to the ESOP pursuant to the Recapitalization will be treated as part of a single integrated recapitalization plan, and it is possible that dispositions or acquisitions by a public stockholder of Old Shares, New Shares, or Public Preferred Stock contemporaneous with the Recapitalization may be considered to be part of the same integrated plan.

  A public stockholder that does not acquire additional Old Shares, New Shares, or Public Preferred Stock in a transaction that may be integrated with the Recapitalization (a "Qualified Public Stockholder") will be entitled to capital gain treatment if, under all of the facts and circumstances, the exchange results in a "meaningful reduction" of the Qualified Public Stockholder's proportionate stock interest in the Company. Based upon a published ruling of the Internal Revenue Service, a Qualified Public Stockholder whose relative stock interest in the Company is "minimal" and who exercises no control over the affairs of the Company will be eligible for capital gain treatment assuming that his percentage ownership in the Company decreases as a result of the Recapitalization.

  It is also possible that a public stockholder may satisfy other "safe harbor" tests that establish whether a distribution does not have the effect of a dividend and should be treated as a sale or exchange. Public stockholders should consult their tax advisors as to whether any such "safe harbor" test may be satisfied.

  If an exchange has the effect of a dividend distribution to a public stockholder, the gain to such stockholder will be treated as a dividend, which is not in excess of each such stockholder's ratable share of the undistributed earnings and profits of the Company. The remainder of any gain will be treated as gain from the exchange of property. A corporate stockholder will generally be entitled to the 70% dividends received deduction with respect to any such dividend. However, under the rules for "extraordinary dividends," a corporate stockholder may be required to reduce its basis in a New Share or share of Public Preferred Stock immediately before any sale or disposition of such stock under Section 1059 of the Internal Revenue Code. In general, such basis reduction must occur if a corporate stockholder has not held its Old Share for more than two years before the dividend announcement date and the amount of such dividend equals or exceeds certain threshold percentages of the stockholder's adjusted basis in the Old Share. Corporate stockholders should consult their tax advisors with regard to the application and operation of these rules.

  4. A public stockholder's tax basis in the New Shares and Public Preferred Stock received in the Recapitalization will be equal to the stockholder's tax basis in the Old Shares exchanged therefor in the Recapitalization, increased by the amount of any gain recognized by the stockholder and decreased by the sum of (i) the fair market value of the Debentures and (ii) the amount of cash received. The aggregate basis of the New Shares and Public Preferred Stock will be allocated among the stock received in proportion to the relative fair market values of the New Shares and Public Preferred Stock at the Effective Time. The holding period of such New Shares and Public Preferred Stock will include the holding period of the Old Shares exchanged in the Recapitalization. Gain, loss and tax basis (determined as described above) must be calculated separately for each block of Old Shares (i.e., Old Shares acquired at the same time in a single transaction) held by a public stockholder.

  5. Stockholders of Old Shares who receive Debentures in the Recapitalization will have a basis in such Debentures equal to their fair market value as of the Effective Time.

  6. The excess of net long-term capital gains over net short-term capital losses may be taxed at a lower rate than ordinary income for certain non-corporate taxpayers. A capital gain is long-term if the asset is held for more than one year and is short-term if the asset is held for one year or less. The distinction between capital gain or loss and ordinary income or loss is also relevant for purposes of, among other things, the limitation on the deductibility of capital losses.

  7. The Public Preferred Stock will not be classified as "Section 306 stock" because the holders of Public Preferred Stock will not avoid gain recognition by reason of Section 305(a) of the Internal Revenue Code, the receipt of the Public Preferred Stock will not be substantially the same as the receipt of a stock dividend, and the holders of Public Preferred Stock will not have a basis in such stock which is determined by reference to the basis of Section 306 stock. In addition, the requirements of Section 306(b)(4) of the Internal Revenue Code may be satisfied by holders of Public Preferred Stock stockholders, where receipt and subsequent disposition of the Public Preferred Stock is not pursuant to a plan having as one of its principal purposes the avoidance of Federal income tax.

  8. Stockholders who receive cash in lieu of fractional New Shares, Public Preferred Stock and/or Debentures should be treated as having received the cash in redemption of the fractional security interest. If the cash payment for the fractional security interest exceeds the adjusted tax basis in the fractional security interest, a stockholder should realize gain to the extent of the excess cash. If the cash payment is less than the adjusted basis in the fractional security interest exchanged, a stockholder should realize a loss. Such gain or loss should be capital gain or loss, assuming that the Old Share is held as a capital asset by the stockholder. Stockholders should consult their tax advisors regarding the appropriate treatment of any cash that is received in exchange for fractional security interests.

  9. Dividend and interest payments received by a United States Alien (as defined below) may be subject to United States Federal withholding tax. A United States Alien holder will not be subject to United States Federal income or withholding tax on any gain realized on the taxable sale or exchange of the New Shares, Public Preferred Stock or the Debentures unless either (a) the gain is derived from sources within the United States and the United States Alien is an individual who was present in the United States for 183 days or more during the taxable year or (b) the stock sold or exchanged is a "United States Real Property Interest" as defined in Section 897(c)(l) of the Internal Revenue Code at any time during the five years prior to the sale or exchange of the stock or at any time during the time that the United States Alien held such stock, whichever time is shorter. The New Shares or the Public Preferred Stock will be a United States Real Property Interest only if, at any time during the five years prior to the sale or exchange of such stock or at any time during the period that the United States Alien held such stock, whichever time is shorter, the Company is a "United States real property holding corporation" as defined in Section 897(c)(2) of the Internal Revenue Code and the United States Alien directly or constructively owned more than 5% of that class of stock of the Company being sold or exchanged. The Company is not a "United States real property holding corporation" for Federal income tax purposes.

  A "United States Alien" is any person who, for United States Federal income tax purposes, is a foreign corporation, a nonresident alien individual, a nonresident alien fiduciary or a foreign estate or trust, or a foreign partnership that includes as a member any of the foregoing persons.

  10. Certain non-corporate holders of the New Shares, Public Preferred Stock or Debentures may be subject to backup withholding at a rate of 31% on payment of dividends or interest on such securities, as the case may be. Backup withholding will apply only if the holder (i) fails to furnish its Taxpayer Identification Number ("TIN") which, for an individual, would be his or her Social Security number, (ii) furnishes an incorrect TIN, (iii) is notified by the IRS that it has failed to properly report payments of interest or dividends or (iv) under certain circumstances, fails to certify under penalties of perjury that it has furnished a correct

TIN and has not been notified by the IRS that it is subject to backup withholding for failure to report payments of interest or dividends. These backup withholding rules may also apply to payments of cash and Debentures by the Exchange Agent (as defined below) in the Recapitalization (including cash in lieu of a fractional securities interest). Stockholders should consult their tax advisors regarding their qualification for exemption from backup withholding and the procedures for obtaining such an exemption if applicable.

  The amount of any backup withholding from a payment to a holder of the New Shares, Public Preferred Stock or Debentures will be allowed as a credit against such security holder's Federal income tax liability and may entitle such security holder to a refund, provided that the required information is furnished to the IRS.

  11. The Recapitalization will result in an "ownership change" within the meaning of Federal income tax law provisions dealing with net operating loss carryforwards, alternative minimum tax credits and other similar tax attributes. Thus, as a technical matter there will be limitations on the Company's ability to utilize such carryforwards and credits from periods predating the Recapitalization. However, as a practical matter, application of those limitations to the Company is not expected to impair the Company's ability to use its tax attributes.

  THE FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE ARE FOR GENERAL INFORMATION ONLY. EACH STOCKHOLDER SHOULD CONSULT A TAX ADVISOR AS TO THE PARTICULAR CONSEQUENCES OF THE RECAPITALIZATION THAT MAY BE APPLICABLE TO SUCH STOCKHOLDER, INCLUDING THE APPLICATION OF STATE, LOCAL, AND FOREIGN TAX LAWS.

                                   LITIGATION

  Two actions are pending in the Court of Chancery of the State of Delaware in and for New Castle County with respect to the Recapitalization. Both actions are brought as class actions, purportedly on behalf of a class consisting of all stockholders of UAL Corporation.

  The first action, Kaufman et al. v. Wolf et al., Civil Action No. 13312, was commenced by three stockholders of the Company on or about December 30, 1993. Named as defendants, in additional to the Company, ALPA and the IAM, were Stephen M. Wolf, John C. Pope, Neil A. Armstrong, Andrew F. Brimmer, Richard P. Cooley, E. Mandell de Windt, John F. McGillicuddy, Harry Mullikin, James J. O'Connor, Frank A. Olson and Ralph Strangis. The Kaufman complaint alleges, among other things, that defendants have violated their fiduciary duties to the Company stockholders in connection with the proposed transaction between the Company, ALPA and the IAM. The complaint seeks, among other things, an injunction against the consummation of the Agreement in Principle, an order rescinding the transaction if it has been consummated and an award of unspecified damages in favor of plaintiffs and the class.

  The second action, Krasner v. UAL Corp. et al., Civil Action No. 13316, was commenced by a stockholder of the Company on or about January 6, 1994. Named as defendants in addition to the Company, ALPA and the IAM, were Stephen M. Wolf, John C. Pope, Neil A. Armstrong, Andrew F. Brimmer, Richard P. Cooley, Carla A. Hills, Fujio Matsuda, John F. McGillicuddy, Harry Mullikin, James J. O'Connor, Frank A. Olson, Ralph Strangis and Paul E. Tierney, Jr. The Krasner complaint alleges, among other things, that defendants have violated their fiduciary duties in connection with the proposed transaction. It seeks a declaratory judgment that the individual defendants have breached their fiduciary duties to the class, an injunction against the consummation of the transaction and against "the enforcement of any anti-takeover device," an order requiring the individual defendants to "explor[e] third-party interest" in acquiring the Company and to "accept [ ] the highest offer obtainable for the public shareholders or permit [ ] the shareholders to make that decision free from any coercion" and an award of unspecified damages in favor of plaintiff and the class.

  Both the Kaufman action and the Krasner action are at a preliminary stage. Defendants have not responded to the complaint in either action, no discovery has been taken and plaintiffs have not yet moved for class certification.

                         THE PLAN OF RECAPITALIZATION

  The information contained in this Proxy Statement/Prospectus with respect to the Plan of Recapitalization is qualified in its entirety by reference to the complete text of the Plan of Recapitalization, a copy of which is filed as an exhibit to the Registration Statement of which this Proxy Statement/Prospectus is a part and which is incorporated herein by reference.

INVESTMENT FOR UNIONIZED EMPLOYEES

 Wage and Benefit Adjustments

  Employees represented by ALPA and the IAM will receive reductions of 15.7 percent and 9.7 percent, respectively, from basic wage rates in effect at the Effective Time. A 5 percent increase previously scheduled to take effect for IAM-represented employees on May 1, 1994 will be eliminated. ALPA employees participating in U2 will be subject to further wage reductions as described below. However, the normal increases for seniority steps and promotions will be maintained.

  The reduced wage rates will remain in effect for five years, nine months following the Effective Time for ALPA, and six years for the IAM, except that during the fourth and fifth years following the Effective Time each employee group may receive a wage increase. If the parties are unable to negotiate the amount of such an increase, a neutral arbitrator will determine the amount, if any (and not to exceed 5 percent each year), based upon airline industry trends, profitability of the Company and wage rates for other specified major air carriers. In addition, the neutral arbitrator may determine the amount of increase in the ALPA per diem, if any (not to exceed $.25), based upon the same factors.

  Upon the Effective Time, the Company contribution to the self-directed retirement plan provided for each ALPA-represented pilot will be reduced from 9 percent of wages to 1 percent of wages. In addition, the vacation accrual schedule for pilots during their first ten years of employment will be reduced to the vacation accrual schedule for pilots employed by Southwest. For IAM-represented employees, the current half-hour paid lunch period will be eliminated and the standard work day increased to eight hours exclusive of the unpaid lunch period. In addition, the premium for a paid lunch on overtime also will be eliminated.

  All wage and benefit reductions will remain in effect pursuant to the Railway Labor Act until the effective date of the revised collective bargaining agreements negotiated and/or arbitrated pursuant to procedures stated in the Plan of Recapitalization and described in this Proxy Statement/Prospectus.

 AFA Participation

  If the AFA and the Company determine that the AFA will participate in the Recapitalization, flight attendants will incur a combination of wage reductions, benefit changes and work-rule modifications negotiated between management and AFA, and determined by management in its sole judgment to equal $416 million net present value, along with an appropriate agreed upon contribution associated with the competitive action plan contemplated with respect to U2 by the Plan of Recapitalization (the "Competitive Action Plan"). If AFA participates on this basis, the duration of wage and benefit reductions (other than the contribution in respect of the Competitive Action Plan) applicable to the other employee groups will be reduced by nine months.

 Competitive Action Plan

  In addition to wage and benefit reductions affecting all employees, ALPA and IAM have agreed to permit the Company to establish a Competitive Action Plan pursuant to which United would establish an "airline-within-an-airline" currently referred to as "U2," which is designed to compete with existing low-cost carriers in short-haul markets. The Unions will represent U2 employees in the same class and craft, and United and U2 will have the same seniority lists and will remain a single carrier for Federal Aviation Act and Railway Labor

Act purposes. The Company, at its discretion, may establish a distinct U2 corporate division but does not currently plan to establish U2 as a separate subsidiary of either United or the Company.

  The pilot wages and work-rules for the U2 operation are contained in amendments to the ALPA collective bargaining agreement. These work-rule changes are designed to facilitate a high-frequency, rapid turn-around, streamlined service operation. Pursuant to those changes in the ALPA collective bargaining agreement, ALPA-represented pilots in the U2 operation would receive wage rates approximately 7.1 percent less than the reduced mainline United rates for similar equipment in the United operation. Pilots assigned to the U2 operation will also be expected to fly more hours each month. As a result, pilot staffing requirements in the U2 operation are expected to be reduced and U2 pilots should have the opportunity to achieve monthly pay equivalent to comparable mainline United pilots by flying more hours each month. The U2 operation would be subject to modified work-rules designed for the U2 operation. The U2 supplement would have an initial term equivalent to the basic agreement; it would also provide, however, for two renewal periods following the initial term, for a total of 12 years following the Effective Time. With respect to the two renewal periods, certain unresolved economic issues would be submitted to interest arbitration. In such interest arbitrations, the arbitrator would be required to establish the renewal terms on the basis of wages and work-rules then in effect at Southwest or such other short-haul carrier as then operates the largest number of B737 or equivalent aircraft other than American, Delta Air Lines, Continental Airlines, Northwest Airlines and USAir. ALPA-represented employees would be barred from striking over the U2 employment terms determined through interest arbitration under this process.

  U2 would be permitted to operate on any non-stop city pair of 750 nautical miles or less in the contiguous 48 states, using B737-300 or smaller aircraft, subject to the following restrictions: (a) U2 could not operate between United hub cities and/or international gateway cities except the Los Angeles basin and the San Francisco Bay area service, (b) U2 block hours could not exceed 20 percent of United's systemwide block hours up to 2 million block hours per year, and 25 percent of the systemwide block hours thereafter, provided that in the sixth through twelfth years following closing, U2 could begin operation between any city pairs not serviced by United during the prior 24 months, (c) if system widebody block hours (i.e., block hours flown by B757 or larger aircraft) fall below (i) 95% of the widebody block hours projected in the Company's October 1993 fleet plan for any twelve month period from the Effective Time through 1999 or (ii) a certain minimum level for any twelve month period between 2000 and 2006, U2 operations must be reduced by the amount of such shortfall and (d) 10 percent of U2 monthly block hours must be between city pairs not served by United within the prior 24 months.

  To permit rapid implementation of U2, the Competitive Action Plan provides that United pilots can be involuntarily placed into the U2 operation, but such employees must be "red-circled" to maintain the monthly income they would have earned had they remained in their existing positions in the mainline United operation. United pilots who voluntarily bid into or remain in the U2 operations, and new hires, will not be red-circled.

  IAM-represented employees assigned to the U2 operation will be governed by the same revised Collective Bargaining Agreements as all other IAM-represented employees. The IAM agreements, governing all IAM- represented employees, contain certain specific modifications that can not be amended for 12 years. These include (a) elimination of the paid half-hour lunch period and increasing hours of service to eight hours exclusive of the unpaid lunch and elimination of a paid meal period on overtime, (b) a provision that the Company will assign IAM ramp servicemen at any U.S. station that has a sustained flight level of 40 or more daily departures for a period of six months (and may discontinue such assignments if the flight activity falls below 30 daily departures on a sustained level) and may assign no more than 25 percent of such positions to part-time ramp servicemen and (c) a provision, subject to certain restrictions, that the Company may contract out up to 20 percent of its maintenance work, determined annually on a dollar value basis, subject to the condition that subcontracting will not cause a layoff.

 Job Security Provisions

  The ALPA collective bargaining agreement will be amended to add a new section that would supersede and supplement several existing job security provisions. The principal terms of this new section are as follows:

    (i) All commercial flight operations conducted by United, the Company or any corporate affiliate must be performed by United pilots under the terms of the United-ALPA agreement, except for (a) feeder flying conducted by United Express or similar carriers operating small aircraft, (b) certain domestic code sharing currently in effect and additional domestic code sharing not to exceed 1 percent of the Company's total domestic block hours and (c) international code sharing arrangements with foreign carriers so long as the arrangements do not cause a reduction in international flying and the Company does not expand international code sharing once it reduces international flying below a specified minimum level;

    (ii) United may not transfer aircraft or international routes to other carriers that will use the assets to provide feed to United pursuant to an agreement with United;

    (iii) United may not enter into any successorship transaction unless the successor agrees to adopt the United-ALPA agreement, to employ United pilots pursuant to such agreement, to recognize ALPA and to provide United pilots with seniority credit if the successor is an air carrier;

    (iv) The Company will continue in effect, or amend to include, certain provisions of a Letter of Agreement that (a) provide ALPA with enumerated rights in the event of a change of control of the Company, (b) prohibit furloughs, within certain conditions, if the Company disposes of 25 percent or more of its assets or assets which produce 25 percent or more of its block hours and (c) obligate the Company to require any carrier purchasing aircraft or route authority that produce 25 percent or more of the Company's operating revenues or block hours to hire an appropriate number of United pilots with seniority credit;

    (v) With certain exceptions, the Company may not sell or otherwise dispose of its Denver training center or contract with any person or entity to conduct or supervise United pilot training;

    (vi) The Company may not establish a pilot domicile outside of the United States without ALPA's consent, except for temporary domiciles permitted under the existing agreement; and

    (vii) Subject to specified exceptions, no pilot employed as of the date of closing may be furloughed while the agreement remains in effect.

  The IAM collective bargaining agreements will be amended to provide a number of job security provisions as well. The principal terms of these amendments are as follows:

    (i) Subject to certain exceptions, no IAM represented employee employed as of the date of the Effective Time may be furloughed during the term of the agreement;

    (ii) Subject to certain conditions, the Company may not contract out work if the subcontract would result in the layoff of any IAM-represented employee;

    (iii) The Company may not contract out ramp service work at any station at which it currently employs IAM-represented ramp servicemen;

    (iv) Subject to certain exceptions, the Company may not sell or otherwise dispose of its maintenance facilities in San Francisco, Oakland or Indianapolis, its Miami flight kitchen or its four employee cafeterias;

    (v) The Company may not perform any regularly scheduled heavy maintenance outside the United States without IAM approval;

    (vi) The Company will transfer dispatch work currently performed in London to Chicago-based, IAM-represented dispatchers;

    (vii) The IAM agreements will contain change of control provisions, successorship and code sharing restrictions similar to those provided to ALPA; and

    (viii)At least 80% of maintenance work must be performed by United and not be outsourced.

 No Strike Clauses

  The ALPA and the IAM revised Collective Bargaining Agreements will contain no strike clauses, including a prohibition on sympathy strikes in support of other unions, to be effective until the amendable dates of such agreements.

 Other Collective Bargaining Agreement Modifications

  Both the ALPA and IAM revised Collective Bargaining Agreements will be subject to additional amendments, which do not have any material financial effect, of a type made in the ordinary course of collective bargaining negotiations.

  IAM-represented employees who lose, or have lost, employment with United as a result of the sale of United flight kitchens to Dobbs and Caterair will receive labor protective provisions benefits modeled after the Allegheny-Mohawk Labor Protective Provisions previously utilized by the Civil Aeronautics Board.

INVESTMENT FOR SALARIED AND MANAGEMENT EMPLOYEES

  United will establish employment terms for the employees of United who perform the functions currently performed by the management and salaried employees of United (including any functions that such group of employees begin performing in the future). The basic cost reduction package for United's U.S. based Salaried and Management Employees will be in effect for a period of five years, nine months following the Effective Time, except as noted below. The components of the basic cost reduction package include pay reductions (base pay reduced 8.25%, shift differentials redefined, overtime paid lunch eliminated, four fixed holidays converted to floating holidays for operational employees), changes in work-rules, sick leave policy and management relocation policy and a one-time reduction in force of 127 management employees.

  The Company's United States Salaried and Management Employees may receive an appropriate wage rate increase of not more than 5% beginning in the fourth year (and, if applicable, the fifth year) following the Effective Time through a program determined by management whose criteria are consistent with certain specified standards that take into account (i) airline industry trends, (ii) United's financial performance (including cumulative profitability over the prior three years) and (iii) the wage rate levels for comparable employees of American, Delta Air Lines, Inc., USAir and Northwest Airlines.

  Salaried employees hired February 1, 1994 and later will be hired in accordance with a new hire pay and benefit compensation program. In addition, no wage increase or wage raises, other than increases for legitimate promotions from one job group to another job group, progression type increases and increases resulting from the wage adjustment process outlined above, may be given to Salaried and Management Employees during the basic investment period.

  Salaried and management per capita base payroll may not increase by more than the percentage increase in the IAM per capita base payroll in any investment year (excluding increases resulting from the mid-term wage adjustment process for IAM-represented employees) or by 2% in any investment year (except 1.5% in the fourth and fifth investment years), whichever is less. For the purposes of the foregoing limitation, increases resulting from the wage adjustment process outlined above may not be included.

  United will modify its United States personnel policies to provide that it is United's intention to conduct its business so that any salaried employee whose date of employment is before February 1, 1994 and who is affected when United declares a surplus in his or her organization will not be laid off involuntarily, and the Company will make every reasonable effort to offer surplus employees an opportunity of continued employment in his or her current work status (i.e., full- or part-time), although it may be in a different classification and/or location within the United States. Surplus employees who must relocate in order to continue employment will be eligible for relocation assistance. These provisions do not apply in the case of an employee who is discharged for cause or violation of Company rules, codes or articles of conduct, or in the case of surpluses that result from an act of nature, a labor dispute, government action, revocation of operating certificate, war, unavailability of fuel, or other circumstances beyond the control of the Company. These provisions also do not apply to discharges of employees who are in a probationary period and, unless amended, will not be in effect beyond the five year period (five year and nine month period if the AFA does not participate) following the Effective Time.

  See "SPECIAL FACTORS--Certain Risk Factors--Possible Effect of Organization of Additional Employees" with respect to the possible impact of organization of management and salaried employees.

REVISED GOVERNANCE STRUCTURE

  The information contained in this Proxy Statement/Prospectus with respect to the revised governance structure of the Company is qualified in its entirety by reference to the complete text of the Restated Certificate, a copy of which has been filed as an exhibit to the Registration Statement of which this Proxy Statement/Prospectus is a part and which is incorporated herein by reference, and to the other agreements and documents referred to herein that are filed as exhibits to the Registration Statement of which this Proxy Statement/Prospectus is a part.

 Composition of the Board

  Following the consummation of the Recapitalization, subject to the rights of holders of Series A Preferred Stock and the Public Preferred Stock to elect a total of two directors in the event of certain dividend arrearages (the "Preferred Stock Dividend Default Rights") and prior to the Sunset (as defined below),the Board will consist of 12 directors, who will include (i) five Public Directors (as defined below), (ii) four Independent Directors, (iii) two Union Directors and (iv) one Salaried and Management Director (as defined below) (the Union Directors and the Salaried and Management Director, collectively are referred to as the "Employee Directors"). For information relating to the initial nominees for election as Public Directors and certain other persons chosen to serve as the other directors if the Recapitalization is consummated, see "ELECTION OF DIRECTORS." Following the Sunset, subject to the Preferred Stock Dividend Default Rights and the occurrence of either or both of the ALPA Termination Date and the IAM Termination Date (both as defined below), the Board will consist of 12 directors of whom nine will be elected by the holders of the New Shares and three will be Employee Directors.

 Public Directors

  Until the Sunset, five directors, who are designated as Public Directors (the "Public Directors") will be elected by holders of the New Shares and will consist of (a) three individuals who are not and have never been an officer or employee of, or a provider of professional services to, the Company or any of its subsidiaries (the "Outside Public Directors") and (b) two substantially full-time employees of the Company or any of its subsidiaries, one of whom, in addition, to the fullest extent such additional qualification is permitted by law, will be, at the time of election, the CEO, and the other of whom, in addition, to the fullest extent such additional qualification is permitted by law, will be a senior executive officer of the Company satisfactory to the CEO (the "Management Public Directors"). Until the Sunset, at the expiration of the term of each Outside Public Director and to fill vacancies, Outside Public Directors will be nominated or appointed, as appropriate, by an "Outside Public Director Nomination Committee" comprised of the Outside Public Directors. Any amendment or modification of the rights, powers, privileges or qualifications of the Outside Public Directors or the Outside Public Director Nomination Committee will, in addition to the approval required by law or as described below under the Restated Certificate, require the concurrence of all of the Outside Public Directors or the affirmative vote of at least a majority in voting power of the outstanding capital stock of the Company entitled to vote thereon excluding shares held by the ESOP Trustee. In addition, until the Sunset, Management Public Directors will be nominated or appointed, as appropriate, by a majority vote of the entire Board.

  Mr. John F. McGillicuddy, Mr. James J. O'Connor and Mr. Paul E. Tierney, Jr., who are incumbent members of the Board, have been nominated to be the Outside Public Directors, and Mr. Gerald M. Greenwald has been nominated to be the Management Public Director. The second Management Public Director will be identified prior to or at the Effective Time and will be appointed to the Board at the Effective Time. For additional information on these individuals, see "ELECTION OF DIRECTORS--Nominees for Election as Public Directors."

 Independent Directors

  The four directors designated as Independent Directors (the "Independent Directors") will be elected by the holders of Class I Preferred Stock (as defined below), who will be the Independent Directors. Each Independent Director, upon becoming an Independent Director, acquires a share of Class I Preferred Stock and becomes a party to the Class I Preferred Stockholders' Agreement pursuant to which the stockholders will agree to vote their shares to elect the Independent Directors nominated in accordance with the procedures set forth below and to refrain from transferring their shares of Class I Preferred Stock other than to a person who has been elected to serve as an Independent Director and who agrees to be subject to the provisions of the Class I Preferred Stockholders' Agreement.

  None of the Independent Directors may have, without the consent of both Union Directors and all of the Public Directors, a current or prior material affiliation or business relationship with the Company (other than an affiliation that results from being a member of the Board) or be an officer, director, trustee or official of any labor organization that serves as a collective bargaining "representative" under the Railway Labor Act or the National Labor Relations Act. In addition, generally, at least two of the four Independent Directors at the time of their initial nomination or appointment to the Board must (i) be a senior executive officer of a private or public company with revenues in excess of $1 billion during such company's prior fiscal year and/or (ii) be a member of the board of directors of at least one other public company with a market capitalization in excess of $1 billion as of the date of such company's most recent annual financial statements.

  The Independent Directors will be nominated or appointed, as appropriate, by an "Independent Director Nomination Committee" consisting of the Independent Directors and the Employee Directors. Approval of such nomination or appointment requires a majority of the Independent Directors and the concurrence of at least one Union Director.

  ALPA and the IAM have identified Mr. Duane D. Fitzgerald, Mr. Richard D. McCormick, Mr. John K. Van de Kamp and Mr. Paul A. Volcker as the initial Independent Directors and such identified persons have agreed to serve as the Independent Directors. For additional information on these individuals, see "ELECTION OF DIRECTORS--Other Directors."

 Employee Directors

  The three Employee Directors will be elected as follows: (i) one director (the "ALPA Director") will be elected by the holder of the Class Pilot MEC Junior Preferred Stock, which will be the ALPA-MEC, (ii) one director (the "IAM Director" and, together with the ALPA Director, the "Union Directors") will be elected by the holders of the Class IAM Junior Preferred Stock, which will be the IAM or its designee, and (iii) one director will be elected by the holders of the Class SAM Preferred Stock (as defined below), who will be the Salaried and Management Director and an additional designated stockholder (the "SAM Designated Stockholder"), each selected as described below, voting separately as a class.

  The replacement Salaried and Management Director will be nominated by the System Roundtable. The System Roundtable will establish a selection committee of four employees to select the nominee for Salaried and Management Employee Director from time to time. The SAM Designated Stockholder generally will be the senior executive of United who has primary responsibility for human resources. The Salaried and Management Director will acquire two shares of Class SAM Preferred Stock, and the SAM Designated

Stockholder will acquire one share of Class SAM Preferred Stock upon becoming the Salaried and Management Director and the SAM Designated Stockholder, respectively, and each will become a party to the Class SAM Preferred Stockholders' Agreement pursuant to which the stockholders will agree to vote their shares to elect the Salaried and Management Director nominated by the "System Roundtable" and to refrain from transferring the shares of Class SAM Preferred Stock other than to a person who has been elected to serve as the Salaried and Management Director or to the senior executive of United who has primary responsibility for human resources and, in each case, who agrees to be subject to the provisions of the Class SAM Preferred Stockholders' Agreement. The System Roundtable is a body of Salaried and Management Employees empaneled to review and discuss issues relating to the Company and their effect on Salaried and Management Employees.

  Vacancies of Employee Directors may be filled only by the holder or holders of the class of stock that elected such director.

  The System Roundtable has identified Joseph V. Vittoria as the initial Salaried and Management Director. For additional information on Mr. Vittoria, see "ELECTION OF DIRECTORS--Other Directors."

  The ALPA Director and the IAM Director have not been identified as of the date of this Proxy Statement/Prospectus but will be identified prior to the Effective Time.

 Quorum

  Until the Sunset, a quorum at a Board meeting will exist only if (a) directors with at least a majority of the votes entitled to be cast by the entire Board are present (i.e., seven votes) and (b) unless consented to by the two Union Directors, if less than all votes are present, the number of votes constituting a majority of the votes present is no greater than the sum of (i) two plus (ii) the number of Independent Director votes present at the meeting. For example, if three Independent Directors are present, the total number of Directors present may not be more than nine in order for a quorum to be present.

 Required Board Action

  Except as may be required by law or as set forth in the Restated Certificate (including the matters described below under "--Revised Governance Structure-- Extraordinary Matters" or "--Special Voting Provisions with Respect to Purchase and Sale of Common Stock"), approval of all Board action will require a majority vote of the total number of director votes present at a meeting at which a quorum is present. Until the Sunset, in the event of a vacancy of an Independent Directorship, the remaining Independent Directors will as a group continue to have four votes (divided equally among the remaining Independent Directors). Until the Sunset, in the event of a vacancy on the Board of an Employee Directorship or a Public Directorship, or in the event of a vacancy of an Independent Directorship that immediately prior to the occurrence of such vacancy was held by a member of a Board Committee of which only one Independent Director was a member, then, subject to the fiduciary duties of the remaining Directors or members of such Board Committee, as the case may be, then in office, neither the Board nor such Board Committee may take any action (other than to fill such vacancy) until after the earlier of (i) 20 days following the occurrence of such vacancy and (ii) the time that such vacancy is filled in accordance with the Restated Certificate.

 Term of Office; Resignation; Removal

  Each Director will hold office until the next annual meeting of stockholders and until his or her successor is elected and qualified, subject to such Director's earlier death, resignation or removal. In addition, the term of an Outside Public Director or an Independent Director will automatically terminate if such Director ceases to meet the qualifications of an Outside Public Director or Independent Director, as the case may be. Any Director may resign at any time upon written notice to the Company. Directors may not be removed from office except (i) without cause, by the class of stockholders that elected them, or (ii) "for cause" as determined under the DGCL.

 Selection of Management

  All decisions to hire or fire members of senior management will be taken by the Board or pursuant to the authority typically delegated by it to the CEO. Until the Sunset, hiring a new CEO will require the approval of a majority of the Board following a recommendation by the Executive Committee, which will act as the search committee. If, at the first meeting of stockholders following the hiring of a new CEO (other than the initial CEO following the Effective Time), such CEO is not elected to the Board as a Public Director by the stockholders entitled to vote on such election, such CEO will be removed from office and a successor CEO will be selected. Any successor CEO will be appointed to fill the Public Directorship vacated by the predecessor CEO. Incumbent officers at the Effective Time may not be terminated for a period of six months following the Effective Time unless such termination is approved by two Outside Public Directors and the CEO. As part of the Recapitalization, certain officers have agreed to retire at or prior to the Effective Time. See "SPECIAL FACTORS-- Interests of Certain Persons in the Recapitalization."

 Stockholder Approval Matters

  Stockholder approval will not be a condition to any action of the Company except as required by DGCL or as described below under "--Extraordinary Matters" or "--Special Voting Provisions with Respect to Purchase and Sale of Common Stock". Until the Sunset, except as otherwise required by law or by the Restated Certificate, the presence in person or by proxy of the holders of outstanding shares representing at least a majority of the total voting power of all outstanding shares entitled to vote at a meeting of stockholders will constitute a quorum at a meeting of stockholders.

 ESOP Voting

  Allocated shares held by the Qualified ESOP (as defined in "--Establishment of ESOP--Leveraged ESOP") will be voted by participants, as named fiduciaries under ERISA, on a confidential pass through basis. ALPA may, by a request that must be made no later than April 15, 1994, require that the Company amend the Qualified ESOP to provide that only participants who are employees are entitled to vote allocated shares on a pass through basis. However, the Company is not required to amend the Qualified ESOP in the requested manner if it is determined that such an amendment would not be legally permissible. If the amendment request would not be legally permissible, then the Company would be obligated to cooperate with ALPA to attempt to limit pass through voting to employees by a means other than an amendment to the Qualified ESOP. Unallocated shares and allocated shares which were not voted by the participants in the Qualified ESOP will be voted as described below by those ESOP participants who are employees who choose so to direct State Street. State Street will (except as may be required by law) vote the unallocated and otherwise unvoted shares in the proportions directed by participants who give instructions to State Street with respect to such shares; each participant who is an employee has the right to give such directions to State Street in the proportion that the participant's allocated shares bears to the allocated shares of all participants giving such directions. Shares held by the Supplemental ESOP (as defined in "--Establishment of ESOP--Non-Qualified ESOP") will be voted as instructed by the administrative committee appointed under the Supplemental ESOP. The Supplemental ESOP provides that it shall be amended at the request of ALPA to provide for pass-through voting by participants. (See "--Establishment of ESOP"). The foregoing provisions also govern instructions to be given to State Street in the event of a tender offer (including a Control Transaction, see "--Establishment of ESOP--Control Transaction").

 Extraordinary Matters

  Except as provided below, certain matters described below ("Extraordinary Matters") generally will require, in addition to any voting requirements under the DGCL, approval of at least either three-quarters of the Board (including the concurrence of one Union Director) or three-quarters of the shares present and voting at a stockholder meeting at which a quorum is present. In addition, the vote of at least 66 2/3% of the outstanding voting stock that is not owned by an "interested stockholder" will be required to approve a "business combination" under the DGCL. Extraordinary Matters include:

    (a) Amendments to the Restated Certificate (other than certain technical amendments), substantive amendments to the Bylaws and mergers or consolidations of the Company or any of its subsidiaries or a sale, lease or exchange of all or substantially all of the assets of the Company or United involving a person that has been formed by or is an affiliate of one or more labor groups representing employees of the Company or any of its subsidiaries or a person determined by the Board to be a person in which a substantial group of employees of the Company or any of its subsidiaries, acting as an organized group, owns a majority ownership interest (a "Labor Affiliate") (the Extraordinary Matters described in this paragraph (a) require, in addition to the approvals described above, either (i) six affirmative votes cast by Directors who are not Employee Directors or (ii) the affirmative vote of the majority of the shares of capital stock not held by ESOPs);

    (b) Mergers or consolidations of the Company or any of its subsidiaries or a sale, lease or exchange of all or substantially all of the assets of the Company or United involving a person who is not a Labor Affiliate;

    (c) Dissolutions;

    (d) Entry into any new line of business outside the "airline business" (defined generally as the business of operating a domestic air carrier, together with any business or activities reasonably related to or in support of all of such operations engaged in by the Company or any subsidiary at or immediately prior to the Effective Time), or the making of any investment (in excess of five percent of the total assets of the Company and its subsidiaries on a consolidated basis outside the airline business;

    (e) The making of any domestic airline acquisition or any material investment in another airline including ordinary course investments in excess of one half of one percent of the total assets of the Company and its subsidiaries on a consolidated basis;

    (f) The adoption of any material amendment to the Rights Agreement or taking of any material actions, including the redemption of rights, under the Rights Agreement;

    (g) The sale, lease, exchange, surrender to or at the direction of a lessor, or other disposition (a "Disposition") by the Company or any of its Subsidiaries of assets for "Gross Proceeds" (defined to exclude taxes and sales costs) that, when added to the Gross Proceeds from (i) the Disposition of other such assets during the preceding 365 day period resulting in Gross Proceeds in excess of $5 million and (ii) the Disposition of other such assets during a recently completed preceding twelve calendar month period resulting in Gross Proceeds of $5 million or less, collectively exceeds $200 million; provided that (A) Gross Proceeds will not include Gross Proceeds from any transactions consummated prior to the Effective Time and (B) the $5 million set forth in clauses (i) and (ii) may be increased by action of the Board on an annual basis based on the affirmative vote of at least 75% of the votes entitled to be cast by the entire Board, which must include the concurrence of at least one Union Director; provided, further, that such approval will not be required for certain specified transactions (or count against the $200 million Gross Proceeds calculation above) including: (1) secured aircraft financings, (2) sale-leaseback and leveraged lease transactions, or sales or similar transfers of receivables, for financing purposes, (3) Dispositions of assets if replacement assets (consisting of assets of the same class as the assets being disposed of) generally have been ordered or acquired within the six calendar month period prior to such Dispositions of assets or so ordered or acquired within 365 days following the Disposition of assets for which no replacement assets had been previously acquired, (4) Disposition providing Gross Proceeds in an amount up to 10% of the book value (net of depreciation) of the Company's fixed assets at the time of the most recent quarterly financial statements of the Company if (A) Directors entitled to cast at least 75% of the votes entitled to be cast by the entire Board, including all of the Independent Directors, determine by resolution of the Board that such asset Disposition is necessary to (I) cure a default under material financing agreements binding upon the Company or any of its subsidiaries or any of their respective properties, or avoid a default thereunder that, absent such Disposition, would be reasonably likely to occur within 90 days or (II) remedy a material adverse development in the Company's business or condition, and (B) the Gross Proceeds of such asset Disposition are used to remedy the condition referred to in clause (A) (provided, that the exception afforded by this clause (4) will be available not more than once in any consecutive five-year period), (5) certain ordinary course Dispositions designed to allow the Company and its subsidiaries to continue many of their existing practices without significant restrictions that may involve Dispositions of assets, (6) Dispositions of assets (other than air frames, engines and related spare parts) if (A) made pursuant to a discrete asset management program that provides for the Disposition of not more than an aggregate of $25 million of assets and (B) such discrete asset management program is approved annually by either the Board or the stockholders as an Extraordinary Matter in accordance with the voting thresholds outlined above and (7) Dispositions of assets that individually, or when aggregated with other assets in the same or related Dispositions, are not in excess of a de minimis amount, either with respect to periods prior to December 31, 1994 or pursuant to a distinct asset management program approved in accordance with the procedures set forth in clause (6) above; and

    (h) Approval of the issuance of equity or equity equivalent securities (including convertible debt, but excluding non-voting, non-convertible preferred stock the issuance of which will be permitted without limit) (a "Non-Dilutive Issuance"); provided that such issuance shall not constitute an Extraordinary Matter if any of the following occur: (A) (I) three quarters of the votes entitled to be cast by the entire Board, including all the Independent Directors, determine that such issuance is in the best interests of the Company, (II) such issuance is subject to the First Refusal Agreement (described below under "DESCRIPTION OF SECURITIES--The Common Stock, the Series A Preferred Stock and the Junior Participating Preferred Stock--Common Stock--Right of First Refusal") and (III) if such issuance occurs during the 365-day period commencing on the Effective Time, the Board by the affirmative vote of a majority of the votes entitled to be cast by the Directors present at a meeting of the Board at which a quorum is present, which vote must include the affirmative votes of both Union Directors, approves an equitable adjustment to the conversion rate applicable to the conversion of the ESOP Preferred Stock into New Shares,
  (B) three-quarters of votes entitled to be cast by the entire Board, including all the Independent Directors, determines (I) that the Company is bankrupt (or, absent a material positive change in the Company's results of operations over the immediately succeeding 90 days from the results contained in the Company's regularly prepared projections, that the Company will become bankrupt within 90 days), which determination is confirmed by written opinions of two nationally recognized investment banking firms that further opine (giving effect to the facts and circumstances applicable to the Company, including discussions with prospective equity investors) that the sale of equity securities is necessary to avoid or remedy such insolvency (the "Bankruptcy Opinions") and (II) that, after giving effect to the proposed issuance of additional equity securities (the "Permitted Bankruptcy Equity"), the Company would no longer be or not become "insolvent" in the time frame referred to in the Bankruptcy Opinions (the "Solvency Determination") and such issuance of Permitted Bankruptcy Equity satisfies the following three conditions: (X) such issuance does not exceed the amount determined by the Board to be reasonably necessary to allow the Board to make the Solvency Determination, (Y) a binding commitment for the sale of such Permitted Bankruptcy Equity is entered into within 90 days of the delivery of the Bankruptcy Opinions and (Z) the terms of the First Refusal Agreement have been complied with in all material respects by the Company, or (C) such issuance is pursuant to (I) the exercise, conversion or exchange of equity securities outstanding immediately prior to the Effective Time, (II) the Company's 1981 Stock Program, 1988 Restricted Stock Plan or Incentive Plan, each as amended in accordance with the Plan of Recapitalization, (III) the Director Incentive Plan or (IV) any other equity incentive compensation plan approved by the affirmative vote of three quarters of the votes entitled to be cast by the entire Board, including all the Independent Directors.

 Special Voting Provisions with Respect to Purchase and Sale of Common Stock

  Until the Sunset, any purchases of New Shares by the Company (other than to fulfill its obligations to issue or retain New Shares in connection with the exercise of employee options issued pursuant to employee benefit plans or to retain New Shares in connection with tax withholding obligations in connection with the exercise of employee options or restricted stock), or any sale by the Company of any New Shares to a

Company sponsored pension, retirement or other employee benefit plan for the account of employees (other than pursuant to the First Refusal Agreement or in connection with the creation and operation of the ESOPs to which the ESOP Preferred Stock is issued), whether for cash or non-cash consideration, including, without limitation, concessions, must be approved by a majority of the Board, including at least 80% of the votes of the Public Directors.

 Rights Plan

  The Rights Agreement between the Company and First Chicago Trust Company of New York, dated as of December 11, 1986, as amended (the "Rights Agreement"), which currently contains a "flip-in" trigger for the acquisition of 15% or more of the Old Shares, will be amended to provide that the transactions contemplated by the Recapitalization Agreement will not result in the Rights (as defined in the Rights Agreement) being triggered. In addition, effective immediately prior to the Effective Time, the Rights Agreement will be amended to provide that the ESOP Preferred Stock will have the same number of attached Rights associated as would be attached to the same number of New Shares to which the ESOP Preferred Stock will be convertible.

 Nondilution

  As described under "DESCRIPTION OF SECURITIES--The Voting Preferred Stock-- Voting Rights," at the Effective Time, the holders of Voting Preferred Stock will vote as a single class with the New Shares and will represent approximately 53% of the votes to be cast on matters submitted to the vote of the New Shares and Voting Preferred Stock (other than the election of Directors) and such matters for which a vote by separate class is required under the DGCL. The number of votes represented by such Voting Preferred Stock is subject to increase at the first anniversary of the Effective Time based on the market price of the New Shares during the first year following the Effective Time as described in "--Establishment of ESOP--Additional Shares" (the "Equity Adjustment"). The Voting Preferred Stock will generally continue to represent approximately 53% of the aggregate voting power of the New Shares and the Voting Preferred Stock, as adjusted in accordance with the Equity Adjustment, until the Sunset.

  The "Sunset" will occur when (i) the New Shares issuable upon conversion of the outstanding, ESOP Preferred Stock, plus (ii) any Common Equity held in the ESOPs, in any other employee benefit plans sponsored by the Company or any of its subsidiaries for the benefit of its employees, represent, in the aggregate, less than 20% of the "Common Equity" of the Company. Common Equity is defined as, in the aggregate, the New Shares outstanding at the time in question and the New Shares issuable upon conversion of the ESOP Preferred Stock outstanding at the time in question, together with the New Shares represented by the Permitted Bankruptcy Equity outstanding at the time in question, if any, but excluding any equity or equity equivalent securities (other than Permitted Bankruptcy Equity) issued in connection with a Non-Dilutive Issuance, including, without limitation, any equity or equity equivalent securities outstanding immediately prior to the Effective Time that were not included in the calculation of the Fully Diluted Old Shares as set forth and defined in "-- Terms and Conditions--General."

  If the Sunset occurs, the Company will file a restated certificate of incorporation providing for more customary corporate governance provisions, the number of Directors will remain at twelve (of which three will be Employee Directors), the Outside Public Director Nomination Committee will nominate the Board's nominees for election of directors (other than the Employee Directors) to be elected by the stockholders at a meeting which will be held promptly thereafter and upon the effectiveness of such election the term of the then incumbent Directors will terminate, and there will be no special director or voting rights, except that (a) the ALPA Director will be elected by the holder of the Class Pilot MEC Preferred Stock until there are no longer any persons represented by ALPA (or any successor organization) employed by the Company or any affiliate (the "ALPA Termination Date"), the IAM Director will be elected by the holder of the Class IAM Preferred Stock until there are no longer any persons represented by the IAM (or any successor organization) employed by the Company or any affiliate (the "IAM Termination Date") and the Salaried and Management Director will be elected by the holders of the Class SAM Preferred Stock until the earlier of the ALPA Termination Date and the IAM Termination Date, each voting separately in a class, and (b) the Union Directors would continue to serve on Committees as provided below.

  Under current actuarial assumptions, the Company estimates that the Sunset will occur in the year 2016 if no additional purchases were made by eligible employee trusts and retirement plans. However, employees have the right to, and may be expected to, make additional purchases through such trusts and plans that will have the effect of delaying the Sunset. In certain circumstances described under "DESCRIPTION OF SECURITIES--The Director Preferred Stock-- Unrestricted Trustee Action," the Sunset may not occur until 2010 even though the conditions for the Sunset have occurred.

 Committees

  The Restated Certificate provides that until the Sunset the following committees will constitute the Board Committees: the Audit Committee, the Competitive Action Plan ("CAP") Committee, the Compensation Committee, the Compensation Administration Committee, the Executive Committee, the Independent Director Nomination Committee, the Labor Committee, the Outside Public Director Nomination Committee and the Transaction Committee (collectively, the "Committees"). In addition, the Board may, by resolution passed by the affirmative vote of 80% of the votes of the entire Board, including the affirmative vote of at least one Union Director, designate one or more other committees of the Board. Except as provided below, any act of a Committee will require the affirmative vote of a majority of the votes entitled to be cast by the Directors present at a meeting of such Committee and entitled to vote on the matter in question. The Restated Certificate contains certain provisions relating to the required quorum for committee action.

  The Audit Committee will consist of the four Independent Directors and the three Outside Public Directors or such fewer number of such Directors (in as nearly as practicable that same proportion of Independent Directors and Outside Public Directors) as shall qualify for audit committee membership under applicable rules of the securities exchanges or other similar trading market on which the New Shares are traded. The Audit Committee will be primarily concerned with (i) reviewing the professional services and independence of the Company's independent auditors and the scope of the annual external audit as recommended by the independent auditors, (ii) ensuring that the scope of the annual external audit is sufficiently comprehensive, (iii) reviewing, in consultation with the independent auditors and the internal auditors, the plan and results of the annual external audit, the adequacy of the Company's internal control systems and the results of the Company's internal audits, and
(iv) reviewing, with management and the independent auditors, the Company's annual financial statements, financial reporting practices and the results of each external audit. The Audit Committee will also have the authority to consider the qualifications of the Company's independent auditors, to make recommendations to the Board as to their selection and to review and resolve disputes between such independent auditors and management relating to the preparation of the annual financial statements.

  The CAP Committee will consist of eight Directors, including four Public Directors, two Independent Directors and the two Union Directors. Of the four Public Directors, three will be Outside Public Directors and one shall be the CEO (if the CEO is a Public Director). The two Independent Director members shall be appointed by the Independent Director Nomination Committee which appointment will require the affirmative vote of all of the votes entitled to be cast by the Independent Directors. The function of the CAP Committee will be to oversee implementation of the Company's Competitive Action Plan. The CAP Committee will have the exclusive authority, acting for and on behalf of the Board and consistent with the protection of the interests of the holders of New Shares, to approve on behalf of the Company any and all modifications of or amendments to the Competitive Action Plan. However, to the extent such modifications or amendments relate to changes to any provision of the revised Collective Bargaining Agreements with the IAM and ALPA, the two Union Directors on the CAP Committee will neither be entitled to vote nor be counted in determining the presence of a quorum of such committee in connection therewith.

Notwithstanding the foregoing, only the Labor Committee may approve on behalf of the Company any such changes to such Collective Bargaining Agreements. In addition, the CAP Committee will have the exclusive authority, acting for and on behalf of the Board, to approve on behalf of the Company any and all modifications of or amendments to the salaried and management employee investment described in "--Investment for Management and Salaried Employees". Such modifications or amendments must be approved by the affirmative vote of at least a majority of the votes of the entire CAP Committee, including at least two Union Directors and all of the Outside Public Directors.

  The Compensation Committee will consist of seven Directors, including two Independent Directors, two Public Directors and the three Employee Directors. Of the two Public Directors, one will be an Outside Public Director appointed by the Outside Public Director Nomination Committee, and one will be the CEO (if the CEO is a Public Director). The two Independent Directors members will be appointed by the unanimous approval of the Independent Director Nomination Committee. The principal functions of the Compensation Committee will be to review and recommend to the Board the compensation and benefit arrangements to be established for the officers of the Company and to review general policy matters relating to compensation and benefit arrangements of non-union employees of the Company. The Compensation Committee will also administer the stock option plans and executive compensation programs of the Company, including bonus and incentive plans applicable to officers and key employees of the Company. Subject to the final approval of the Compensation Committee (except as described in the following paragraph) the Compensation Committee may delegate to the Compensation Administration Committee specific responsibilities with respect to the compensation of the CEO.

  The Compensation Administration Committee will consist of two Independent Directors and one Outside Public Director, each of whom will be (a) a "disinterested person" or "disinterested administrator" or any related successor concept under Rule 16b-3 (or any successor provision) promulgated pursuant to Section 16 of the Exchange Act and (b) an "outside director" or any related successor concept under Section 162(m) (or any successor provision) of the Code. The Outside Public Director will be appointed by the Outside Public Director Nomination Committee. The two Independent Directors will be appointed by the Independent Director Nomination Committee, which appointment shall require the affirmative vote of all the Independent Directors. The principal function of the Compensation Administration Committee will be to administer the stock option plans and executive compensation programs of the Company to the extent such functions cannot or are not appropriate to be performed by the Compensation Committee in light of any provision of the Internal Revenue Code, the securities laws, any other applicable law or any regulations promulgated under any of the foregoing. Any action of the Compensation Administration Committee must also be approved by the Compensation Committee, unless such approval would prevent a stock option plan that is intended to qualify under Rule 16b-3 (or any successor provision) from receiving the benefits of Rule 16b-3 or such approval would prevent an executive compensation program (on a component thereof) that is intended to qualify for an exception under Section 162(m) (or any successor provision) from qualifying for such exception.

  The Executive Committee will be comprised of two Independent Directors, two Public Directors (the CEO, if the CEO is a Public Director, and one Outside Public Director) and two Union Directors. Subject to DGCL, the Executive Committee will have all the powers of the Board to manage the affairs of the Company except that it would not have the authority to act with respect to any of the "Extraordinary Matters" discussed above, to take any action as to matters specifically vested in other Committees or take any action that may be taken by the Board only with a vote greater than or additional to a majority of the Board.

  The Labor Committee will consist of three or more Directors, including one Outside Public Director, at least one Independent Director and at least one other Director, as designated by the Board, but will not include any Employee Directors. The Labor Committee will have the exclusive authority on behalf of the Board to approve on behalf of the Company the entering of, or any modification or amendment to, a collective bargaining agreement to which the Company or any of its subsidiaries is a party.

  The Transaction Committee will consist of seven Directors, consisting of the four Independent Directors and the three Outside Public Directors. The function of the Transaction Committee will be to evaluate and advise the Board with respect to any proposed merger or consolidation of the Company or any of its Subsidiaries with or into, the sale, lease or exchange of all or substantially all of the Company's or any of its Subsidiaries' property or assets to, or a significant business transaction with any Labor Affiliate.

 Amendment and Restatement of the Bylaws

  Pursuant to the Plan of Recapitalization the Company's Bylaws will be amended and restated (the "Restated Bylaws"). The Restated Bylaws provide that until the "Sunset" many matters will be governed by the Restated Certificate including, among others: (i) quorum requirements at any meeting of the stockholders, the Board or any Board Committee; (ii) number, composition and term of office of directors; (iii) removal of Directors; (iv) filling of vacancies on the Board and on Board Committees; (v) designation of Board Committees; (vi) the composition, function and powers of the Executive Committee; (vii) the appointment, term of office, filling of vacancies and removal of officers of the Company; and (viii) any substantive amendment to the Restated Bylaws. Furthermore, the Restated Bylaws provide that, subject to certain exceptions, following the "Sunset" many provisions of the existing Bylaws of the Company will be reinstated.

  In addition, the Restated Bylaws provide, among other things, for other changes to the existing Bylaws including, but not limited to the following: (i) the ability, until the "Sunset", of any two directors, the CEO or the secretary of the Company to call a special meeting of the Board; (ii) until the "Sunset", subject to the fiduciary obligations of the directors, the CEO will be elected as one of the Management Public Directors; (iii) the term of the CEO (other than Mr. Greenwald as the initial CEO) will automatically terminate if he is not elected as Management Public Director by the stockholders at the first meeting of stockholders for the election of directors at which he is eligible for nomination as a Management Public Director; and (iv) until the "Sunset", non-substantive amendments to the Restated Bylaws will be adopted either by a majority vote of the entire Board or by 75% in the voting power of the stock entitled to vote at a stockholder meeting in which a quorum is present. In addition, the Restated Bylaws contain other procedural sections, some of which operate only until the "Sunset" and some of which become operative only after the "Sunset".

TERMS AND CONDITIONS

 General

  The Plan of Recapitalization provides for the reclassification of the Old Shares and other amendments to the Company's Certificate of Incorporation and Bylaws. Immediately prior to the Effective Time each outstanding Old Share, including each share of restricted stock issued pursuant to the UAL 1988 Restricted Stock Plan (which will vest upon the Effective Time if not vested prior thereto), together with up to 1,000,000 Old Shares held by the Company as treasury stock or owned by any wholly-owned subsidiary of the Company immediately prior to the Effective Time will, without any further action on the part of the holder thereof, be reclassified as, and converted into, (i) one half (0.5) of a New Share, (ii) $31.10 liquidation value of the Public Preferred Stock and (iii) one one-thousandth of a share of the Redeemable Preferred Stock, which will be immediately redeemed after issuance for $25.80 in cash, $15.55 principal amount of Series A Debentures and $15.55 principal amount of Series B Debentures (collectively, the "Recapitalization Consideration"). The New Shares to be issued in the Recapitalization will represent an equity interest (based on the "Fully Diluted Old Shares" described below and taking into account the 0.5 common stock exchange ratio) immediately after the Recapitalization of 47% of one Old Share's current percentage equity interest. Such equity interest is subject to adjustment as described below under "--Establishment of ESOP--Additional Shares."

  Fully Diluted Old Shares were calculated as follows: the sum of (i) Old Shares outstanding (net of unvested restricted shares), (ii) unvested restricted shares, (iii) net options shares issued assuming the treasury stock method of accounting (pursuant to which the deemed proceeds to the Company from the deemed exercise of in-the-money options are applied to repurchase shares for the treasury at an assumed market price per Old Share of $173) and (iv) shares issuable upon conversion of the Series A Preferred Stock. Due to their high conversion premium, the Air Wis Services, Inc. 7 3/4% Convertible Subordinated Debentures Due 2010 and Air Wis Services, Inc. 8 1/2% Convertible Subordinated Notes Due 1995 were not assumed to be converted and were not included in the calculation of Fully Diluted Old Shares. The number of Fully Diluted Old Shares, as shown below, is fixed for purposes of the Plan of Recapitalization and the issuance of shares of ESOP Preferred Stock to the ESOPs although the actual number of Old Shares that are reclassified pursuant to the Recapitalization may change due to vesting of restricted stock and the exercise of options:

     Old Shares (net)................................................ 24,450,896
     Unvested restricted shares......................................    119,643
     Option shares (net).............................................    521,780
     New Shares upon Conversion of Series A Preferred Stock..........  3,833,866
                                                                      ----------
     Fully Diluted Old Shares........................................ 28,926,185
                                                                      ----------

  To the extent necessary to implement the intended terms of the Public Preferred Stock in accordance with the Restated Certificate, the Company may issue fewer shares of Public Preferred Stock (each with a proportionately greater liquidation value) to a depositary on behalf of holders of depository receipts for depositary shares. In such case, each such depositary share would represent an interest in a fractional share of Public Preferred Stock that would have a liquidation value of $25 and the Company would issue depositary shares only in denominations that represent $25 of liquidation value of the Public Preferred Stock or integral multiples thereof.

 Effective Time

  The Recapitalization, the Stock Issuance, the amendments to the 1981 Stock Program, the 1988 Restricted Stock Plan and the Incentive Plan and the revised Collective Bargaining Agreements with ALPA and the IAM will become effective at such time as the Restated Certificate, which provides for the reclassification of the Old Shares, is duly filed with the Secretary of State of the State of Delaware or at such later time as may be mutually agreed upon by the Company and each of ALPA and the IAM and as is specified in the Restated Certificate (the "Effective Time"). The filing of the Restated Certificate is currently anticipated to be made as promptly as practicable after the Meeting. Such filing shall be made, however, only upon satisfaction or, where permissible, waiver of all conditions contained in the Plan of Recapitalization and provided that the Plan of Recapitalization has not been terminated. See "--Terms and Conditions" and "--Termination."

 Payment for Shares

  As soon as practicable after the Effective Time, the Company will send or cause First Chicago Trust Company of New York (the "Exchange Agent") to send and otherwise make available a letter of transmittal to each record holder of Old Shares as of the Effective Time to be used to transmit a certificate or certificates that immediately prior to the Effective Time represented Old Shares (an "Old Certificate" or "Old Certificates") to the Exchange Agent. Such letter of transmittal will advise the holder of the effectiveness of the Recapitalization and the procedures for surrendering to the Exchange Agent the Old Certificate or Certificates for exchange into Recapitalization Consideration and will specify that the delivery will be effected and the risk of loss and title will pass, only upon proper delivery of the Old Certificate or Certificates to the Exchange Agent. Stockholders should surrender the Old Certificate or Certificates only together with a letter of transmittal. STOCKHOLDERS SHOULD NOT SEND ANY STOCK CERTIFICATES WITH THE ENCLOSED PROXY CARD.

  Each holder of Old Shares that have been converted into the right to receive the Recapitalization Consideration, upon surrender to the Exchange Agent of the Old Certificate or Certificates together with a properly completed letter of transmittal, will be entitled to receive the Recapitalization Consideration for each Old Share formerly represented by such Old Certificate. Until so surrendered, each Old Certificate will, after the Effective Time, represent for all purposes only the right to receive such Recapitalization Consideration. If any payment of the Recapitalization Consideration is to be made to a person other than the registered holder of the Old Shares, the Old Certificates so surrendered must be properly endorsed or otherwise be in proper form for transfer, and any applicable transfer or other taxes must have been paid to the Exchange Agent by the person requesting such payment or such person must have established to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

  In the event any Old Certificate is lost, stolen or destroyed, based on an affidavit to that fact by the person claiming such Old Certificate to be lost, stolen or destroyed, the Company will issue in exchange for such lost, stolen or destroyed Old Certificate the Recapitalization Consideration deliverable in respect thereof. When authorizing such issue of the Recapitalization Consideration in exchange therefor, the Company may, in its discretion and as a condition precedent to the issuance thereof, require the person claiming ownership of such lost, stolen or destroyed Old Certificates to give the Company a bond in such sum as it may direct, or otherwise indemnify the Company in a manner satisfactory to it, against any claim that may be made against the Company with respect to the Old Certificates alleged to have been lost, stolen or destroyed.

  After the Effective Time, there will be no further registration of transfers of Old Shares. If, after the Effective Time, Old Certificates representing Old Shares are presented to the Company or its transfer agent, such Old Certificates will be cancelled and exchanged for the Recapitalization Consideration.

  Fractional New Shares, fractional shares of Public Preferred Stock including depositary shares (based on $25 of liquidation value per whole share) and fractional Debentures (based on $100 principle amount per whole Debenture) will not be issued as part of the Recapitalization and such fractional interests will not entitle the beneficial or record owner thereof to any rights of a stockholder or creditor of the Company. In lieu of any fractional New Shares, fractional shares of Public Preferred Stock and fractional Debentures to which a former holder of Old Shares otherwise would be entitled, such holder will be entitled to receive from the Exchange Agent a cash payment based on pro-rata distribution of the proceeds received by the Exchange Agent from the sale of the aggregate fractional New Shares, fractional shares of Public Preferred Stock and fractional Debentures. Such cash payments will be made to each such holder of Old Shares only upon proper surrender of such holder's Old Certificates formerly representing Old Shares, together with a properly completed and duly executed transmittal letter and any other required documents.

  All Recapitalization Consideration, including cash in lieu of fractional interests, if not claimed at the first anniversary of the Effective Time, will be transferred by the Exchange Agent to the Company, after which time persons entitled thereto may look, subject to applicable escheat and other similar laws, only to the Company for payment thereof. No interest will be paid or accrued on any portion of the Recapitalization Consideration. No dividends or other distributions declared or made after the Effective Time with respect to New Shares with a record date after the Effective Time will be paid to the holder of any unsurrendered Old Certificate or Certificates with respect to the Recapitalization Consideration that such holder is entitled to receive until the holder of such Old Certificate or Certificates has properly surrendered the same.

 Stock Options

  Upon consummation of the Recapitalization, each outstanding employee stock option of the Company granted under any employee stock option or compensation plan or arrangement of the Company will remain outstanding, each such option then held by employees or former employees of the Company, whether or not then vested or exercisable immediately prior to the Effective Time, if provided by the terms thereof (or if accelerated in accordance with the relevant plan) will become fully vested and exercisable and after the Effective Time each option will thereafter represent the right to receive, in exchange for the aggregate exercise price for such option, the Recapitalization Consideration with respect to each Old Share that such holder would have been entitled to receive had such holder been vested in such option and exercised such option in full immediately prior to the Effective Time.

 Convertible Company Securities

  Each share of Series A Preferred Stock and each of the Air Wis Services, Inc. 7 3/4% Convertible Subordinated Debentures Due 2010 and the Air Wis Services, Inc. 8 1/2% Convertible Subordinated Notes Due 1995 (collectively, the "Convertible Company Securities") outstanding immediately prior to the Effective Time will remain outstanding, and each holder of any such Convertible Company Security will have the right to receive the Recapitalization Consideration with respect to each Old Share that such holder would have been entitled to receive had such holder converted such Convertible Company Security in full immediately prior to the Effective Time.

 Treasury Shares

  Pursuant to the Plan of Recapitalization, each Old Share held by the Company as treasury stock or owned by any wholly-owned subsidiary of the Company immediately prior to the Effective Time (the "Treasury Shares"), up to a maximum of 1,000,000 Treasury Shares (the "Retained Treasury Shares") will be reclassified and converted into the Recapitalization Consideration with all Treasury Shares in excess of 1,000,000 being surrendered for cancellation immediately prior to the Effective Time and no payment shall be made with respect thereto. Immediately following the Effective Time, the Company and each of its wholly owned subsidiaries will surrender for cancellation the Public Preferred Stock and Public Redeemable Preferred Stock received upon reclassification of the Retained Treasury Shares and no payment will be made in respect thereof.

 Pricing the Securities

  Under the Plan of Recapitalization, the interest rate on the Series A Debentures has been fixed provisionally at 9.00%, the interest rate on the Series B Debentures has been fixed provisionally at 9.70% and the dividend rate on the Public Preferred Stock has been fixed provisionally at 10.25% (the "Initial Pricing"). On the Trading Day immediately preceding the Announcement Date (as defined below), CS First Boston (in consultation with Lazard) on behalf of the Company and Keilin & Bloom (or such other investment banking firm as may be reasonably selected by the Unions) on behalf of the Unions (the "Primary Banking Firms") will seek to mutually determine the interest or dividend rate that each of the Debentures and the Public Preferred Stock should bear in order to trade at par as of the close of business, New York time, on the last day on which the NYSE is open for business ("Trading Day") immediately preceding the Announcement Date, assuming that the Debentures or the Public Preferred Stock were fully distributed on such Trading Day. If the Primary Banking Firms are unable to agree on the applicable rate of the Public Preferred Stock and the Debentures (the "Applicable Rates") with respect to a specified security, then (i) Salomon Brothers Inc, or such other firm as agreed in writing by the Primary Banking Firms (the "Deadlock Firm"), will render its opinion, on the Trading Day immediately preceding the Announcement Date, as to the Applicable Rate with respect to such securities, and (ii) the Applicable Rate with respect to such Specified Security or Securities will be the average of the two closest rates specified in the opinions of the Primary Banking Firms and the Deadlock Firm, rounded to the nearest one one-hundredth of a percent, provided, however, that, in no event shall the Applicable Rate with respect to the Debentures or the Public Preferred Stock exceed the 10.125% in the case of the Series A Debentures, 10.825% in the case of the Series B Debenture and 11.375% in the case of the Public Preferred Stock. On the Announcement Date, the Company will issue a press release setting forth the adjusted rate for the Debentures and the Public Preferred Stock. "Announcement Date" means a Trading Day that will be not fewer than five calendar days nor more than ten calendar days preceding the date of the Meeting, such date to be disclosed to the Unions not fewer than fifteen calendar days prior thereto.

  The provisional rates of interest that the Debentures will bear and the maximum rates of interest that they may bear upon adjustment are based upon the assumption that the Debentures will not be callable prior to their respective stated maturities. The Plan of Recapitalization provides that the Unions may request, a reasonable period of time prior to the Announcement Date, that either or both of the series of Debentures may be callable pursuant to redemption provisions to be established for each of the Debentures. If so requested, the Primary Banking Firms will establish the incremental increase in pricing resulting from the addition of the call feature on either or both of the series of Debentures, as the case may be, above the Applicable Rate, with any disagreement to be resolved with the assistance of the Deadlock Firm. The Coalition may withdraw the request for a call feature at any time up to the issuance of the press release on the Announcement Date.

 Record and Payment Dates

  The quarterly record dates (and corresponding dividend payment dates) for the payment of dividends on the Public Preferred Stock will be the same as the quarterly record dates (and corresponding dividend payment dates) for the payment of dividends on the Series A Preferred Stock. The semi-annual record dates (and corresponding interest payment dates) for the payment of interest on the Debentures will be the same as two of the quarterly record dates (and corresponding dividend payment dates) for the payment of dividends on the Series A Preferred Stock.

 Representations and Warranties

  The Plan of Recapitalization contains various customary representations and warranties relating to, among other things, (a) on the part of the Company, as to, (i) organization and similar corporate matters, (ii) authorization, execution, delivery, performance and enforceability of the Plan of Recapitalization and related matters, (iii) capital structure, (iv) subsidiaries, (v) documents filed by the Company with the Commission and the accuracy of information contained therein, (vi) absence of material changes with respect to the business of the Company since December 31, 1993, (vii) generally, subject to certain exceptions, compliance with the "status quo" provisions of the Agreement in Principle which are substantially similar to the provisions of the first paragraph under "--Terms and Conditions--Certain Covenants" during the period from December 22, 1993 until March 25, 1994 and
(viii) the opinion of financial advisors as to the fairness of the Recapitalization Consideration, and (b) on the part of each of the Unions, as to, (i) organization and similar matters and (ii) authorization, execution, delivery, performance and enforceability of the Plan of Recapitalization.

 Certain Covenants

  Pursuant to the Plan of Recapitalization, the Company agreed that during the period from the date of the Plan of Recapitalization until the Effective Time, the Company and its subsidiaries will be subject to certain restrictions on their conduct and will generally only take actions in the ordinary course of business consistent with past practice; in particular, the Company and its subsidiaries may not, among other things, without the prior written consent of the Unions, subject to certain agreed upon exceptions: (i) issue, sell, dispose of, pledge or otherwise encumber any equity securities of the Company or any subsidiary (or securities exercisable into or for such securities), (ii) reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire any securities of the Company, (iii) declare or pay any dividend or distribution on the Old Shares, (iv) increase the compensation of any of its directors, officers or key employees, or increase its expenses relating to employee benefits, (v) incur any material amount of long-term indebtedness, make any material loans, advances or capital contributions to any other person, mortgage or pledge any of its material assets or (vi) enter into any agreement or arrangement to do any of the foregoing. The Company also agreed, among other things, subject to certain exceptions until the Effective Time (i) not to take any actions that would violate or be inconsistent with the job protection provisions of the collective bargaining agreements with each of the Unions,
(ii) not to take any action relating to certain matters requiring supermajority votes under the Restated Certificate (as discussed above under "--Governance Provisions--Extraordinary Matters") and (iii) not to alter or amend the Board's resolutions or any of its policies, practices, procedures or employee benefit plans in any manner that would adversely affect the right or ability of the employees of the Company or United to purchase equity securities of the Company. The Company has agreed to restore certain severance benefits to former employees of United who have been terminated as a result of the sale of United's flight kitchens to Dobbs or Caterair. These severance benefits had been in effect from December 22, 1993, upon execution of the Agreement in Principle, until March 15, 1994, when the "status quo" provision of the Agreement in Principle terminated.

  In addition to the covenants described above, the Company agreed to take actions that will facilitate the implementation of the Plan of Recapitalization. In particular, the Company agreed, among other things, (i) subject to receipt of updated fairness opinions from CS First Boston and Lazard, to convene a meeting of stockholders to approve each of the Recapitalization, the Restated Certificate, the election of the initial Public Directors to the Board of Directors of the Company and the issuance of the ESOP Preferred Stock as part of the Recapitalization (the "Shareholder Vote Matters"), the approval of each such matter will be conditioned on approval of all such matters, and amendments to the Company's 1981 Incentive Stock Plan and 1988 Restricted Stock Plan and Incentive Compensation Plan (the "Company Plan Matters"), in connection with which the Company agreed to prepare, file with the Commission and mail to its stockholders this Proxy Statement, (ii) to provide each of ALPA and the IAM and their agents with reasonable access to offices, employees, properties, books and records of the Company and its Subsidiaries in connection with the Plan of Recapitalization and the transactions contemplated thereby, (iii) subject to certain exceptions, not to encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any other person concerning any merger, sale of assets, sale of, or tender or exchange offer for, shares of capital stock or similar transaction, involving a change of control of the Company or all or substantially all of the assets of the Company (an "Acquisition"), (iv) to provide each of ALPA and the IAM with notices of certain significant events,
(v) to amend the directed account plans, 401(k) plans and stock purchase plan maintained by the Company and United (a) to permit employees of the Company and United following the Effective Time to acquire, in addition to amounts held in the ESOPs, the following securities: (X) up to the lesser of (1) 30% of the outstanding New Shares held by persons other than the ESOPs and (2) 20% of the aggregate number of outstanding New Shares and New Shares issuable upon conversion of the ESOP Preferred Stock and (Y) except with respect to the Company's stock purchase plan, up to (1) 20% of the outstanding shares of Public Preferred Stock, (2) 20% of the outstanding principal amount of Series A Debentures and (3) 20% of the outstanding principal amount of Series B Debentures, subject to the following additional limits: (A) no employee group of the Company or its subsidiaries may individually acquire more than 10% of any class of securities referred to in clause (X) and (Y) above through such plans, (B) in the case of the directed account plans, no "Employee Group" (defined as each of ALPA, the IAM and the salaried and management employees) may individually acquire more than 2% of any such class of securities in any monthly subscription period through such plans, (C) no Employee Group may individually acquire more than 2% of the outstanding New Shares held by persons other than the ESOPs (in addition to New Shares received in the Recapitalization) through such plans during the six-month period beginning at the Effective Time and (D) no New Shares may be acquired through such plans during the six-month period ending on the last day of the Measuring Period and
(b) to prohibit employees of the Company and United from acquiring any Old Shares pursuant to the directed account plans, the 401(k) plans and the stock purchase plans from April 19, 1994 until the earlier of the Effective Time and the termination of the Plan of Recapitalization in accordance with its terms,
(vi) to cause United to execute and deliver new collective bargaining agreements or amendments to existing collective bargaining agreements with each of ALPA and the IAM and to establish and cause United to establish appropriate employment terms for the employees of the Company and United who perform the functions currently performed by the salaried and management employees of the Company and United, (vii) to retain an appraisal firm to provide an opinion in writing as to whether the Company would have sufficient surplus under the DGCL to permit the consummation of the Recapitalization (the "Solvency Letter") and that if the appraisal firm concludes that sufficient surplus is so available, the Board will take all lawful and appropriate action to revalue the Company's assets and liabilities to permit consummation of the Recapitalization and
(viii) to execute at the Effective Time the Greenwald Agreement and to perform all of its obligations under such agreement and to execute and deliver prior to the Effective Time all the documents and agreements required to be executed and delivered by the Company pursuant to the Plan of Recapitalization including documents and agreements relating to the Debentures, the purchase of stock by the ESOPs, the establishment of the ESOP Trusts, the retention and conduct of the

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Exchange Agent, the subscription agreements relating to the various classes of stock to be issued as part of the Recapitalization, the amendment to the Rights Agreement, the Class I Stockholders' Agreement and the Class SAM Stockholders' Agreement (collectively, the "Closing Agreements").

  Pursuant to the Plan of Recapitalization, each of ALPA and the IAM agreed, among other things, (i) prior to the Effective Time and after any termination of the Plan of Recapitalization to hold confidential information received from the Company and its subsidiaries in confidence, (ii) to execute and deliver prior to the Effective Time the relevant Collective Bargaining Agreement between each Union and the Company, (iii) not to nominate or cause to be nominated any Outside Public Director and (iv) to use their best efforts to cause any Independent Director vacancy to be filled.

  Pursuant to the Plan of Recapitalization, each of ALPA and the IAM and the Company mutually agreed, among other things, (i) to use their best efforts to consummate the Plan of Recapitalization and (ii) to cooperate in connection with preparation and filing of documents with any governmental agency or authority. In addition, if the AFA will agree to provide, in the sole judgment of the Company, an investment equal to $416 million (present value in January 1994 dollars), then the parties, should an agreement be reached on all aspects of the AFA's participation (e.g., governance), will revise all applicable documents to reduce the investment period for ALPA, the IAM and the salaried and management employees by nine months and to distribute 12.62 percentage points of the ESOP Preferred Stock to the AFA on the following basis: 5.83 percentage points of the ALPA stock, 4.69 percentage points of the IAM stock, and 2.10 percentage points of the salaried and management employee stock.

 Conditions

  Pursuant to the Plan of Recapitalization, the obligation of the Company to file the Restated Certificate at the Effective Time and the obligations of each of the Unions to enter into the revised Collective Bargaining Agreements at the Effective Time are subject to the satisfaction of the following conditions, among others: (i) the Shareholder Vote Matters have been approved and adopted by the stockholders of the Company in accordance with the Certificate of Incorporation and Bylaws of the Company and in accordance with the DGCL, (ii) any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 relating to the Recapitalization has expired or terminated, (iii) the Registration Statement has become effective under the Securities Act and is not the subject of any stop order or governmental proceedings seeking a stop order, (iv) all material actions by or in respect of or filings with any governmental body, agency, official, or authority required to permit the consummation of the Recapitalization have been obtained, (v) the New Shares issuable as part of the Recapitalization (including New Shares issuable upon conversion of the ESOP Preferred Stock and upon conversion of the Convertible Company Securities) have been authorized for listing on the NYSE subject to official notice of issuance, (vi) there has been no change in the DGCL enacted or any applicable decision of a court of competent jurisdiction decided after the date of the Plan of Recapitalization and prior to the Effective Time that would cause the Restated Certificate or Restated Bylaws to fail to comply in any material respect with the applicable provisions of the DGCL, (vii) the ESOP Trustee has received the written opinion of Houlihan Lokey, to the effect that, as of the Effective Time, the acquisition of the ESOP Preferred Stock by the ESOPs is fair, from a financial point of view, to the ESOP participants, (viii) the Board has received an updated Solvency Letter and (ix) (A) there has not been instituted or pending any action, proceeding, application, claim, or counterclaim by any United States Federal, state or local government or governmental authority or agency, including the Department of Transportation, before any court or governmental regulatory or administrative agency, authority or tribunal, that (a) restrains or prohibits or is reasonably likely to restrain or prohibit the making or consummation of, or is reasonably likely to recover material damages or other relief as a result of, the Recapitalization, or the receipt by holders of the Old Shares of the full amount of the Recapitalization Consideration, or restrains or prohibits or is reasonably likely to restrain or prohibit the performance of, or is reasonably likely to recover material damages or other relief as a result of, the Plan of Recapitalization or any of the transactions contemplated thereby or
(b) prohibits or limits or seeks to prohibit or limit the ownership or operation by either Union, the ESOP Trustee, any of the

ESOPs or any participant therein of all or any substantial portion of the capital stock, business or assets of the Company or any of its subsidiaries or compels or seeks to compel either Union, the ESOP Trustee, any of the ESOPs or any participant therein to dispose of or hold separate all or any substantial portion of the capital stock, business or assets of the Company or any of its subsidiaries or imposes or seeks to impose any material limitation on the ability of either Union, the ESOP Trustee, any of the ESOPs or any participant therein, to conduct such business or own such assets, (B) there has not been instituted or be pending any action, proceeding, application, claim or counterclaim by any other person, before any such body, that is reasonably likely to result in any of the consequences referred to in clauses (A)(x) or
(A)(y) above, and (C) there has not been any United States Federal, state or local statute, rule, regulation, decree, order or injunction promulgated, enacted, entered, or enforced by any United States Federal, state or local government agency or authority or court, that has any of the effects referred to in clauses (A)(x) or (A)(y) above, (x) all conditions to the obligations of the parties to the Closing Agreements to consummate such transactions have been satisfied or are capable of being satisfied concurrently upon the occurrence of the Effective Time, (xi) the Closing Agreements will be legal, valid and binding agreements of the Company and the other parties thereto from and after the Effective Time, enforceable against the Company and such other parties in accordance with their term and (xii) Mr. Greenwald (or such other person as will be proposed by the Unions prior to the Effective Time and not found unacceptable by the Company) will be ready, willing and able to assume the office of CEO of the Company and United, or such other person as will be proposed by the Unions prior to the Effective Time and not found unacceptable by the Company will be ready, willing and able to assume the office of CEO of the Company.

  Pursuant to the Plan of Recapitalization, the obligations of each of the Unions to enter into the relevant revised Collective Bargaining Agreements at the Effective Time are subject to the satisfaction of the following further conditions, among others: (i) the Company will perform, both individually and collectively, in all material respects all of its covenants, agreements or other obligations required to be performed by it under the Plan of Recapitalization at the times specified and (ii) the representations and warranties of the Company set forth in the Plan of Recapitalization will be true and correct, both individually and collectively, in all material respects at and as of the Effective Time as if made at and as of such time.

  Pursuant to the Plan of Recapitalization, the obligation of the Company to file the Restated Certificate at the Effective Time is subject to the satisfaction of the following further conditions, among others: (i) each Union will perform, both individually and collectively, in all material respects, all of its covenants, agreements or other obligations required to be performed by it, under the Plan of Recapitalization, at or prior to the Effective Time, (ii) the representations and warranties of ALPA and the IAM set forth in the Plan of Recapitalization will be true and correct, both individually and collectively, in all material respects, at and as of the Effective Time as if made at and as of such time, (iii) the Board will receive the written opinions of each of CS First Boston and Lazard, each dated as of the Announcement Date, confirming their earlier opinions, to the effect that the consideration to be received by the holders of Old Shares in the Recapitalization taken as a whole is fair from a financial point of view to the holders of Old Shares, (iv) the revised Collective Bargaining Agreements have been executed and delivered by ALPA and the IAM and will be in full force and effect as of the Effective Time, (v) the Board will receive the written opinions of Skadden, Arps, Slate, Meagher & Flom relating to the issuance of stock, the ability to revalue surplus under the DGCL, the absence of violation of certain applicable laws resulting from the issuance of the ESOP Preferred Stock, the tax treatment to the Company resulting from the Recapitalization and the deductibility of contributions made to and dividends paid to the ESOP following the Effective Time and (vi) the Company will determine that it is reasonably likely to have sufficient earnings and profits such that, based on the opinion of counsel described in clause (v) above, the dividends paid on the Class 1 ESOP Preferred Stock that are used to repay the debt evidenced by a note to be delivered in connection with the purchase of the ESOP Preferred Stock are reasonably likely to be deductible under Section 404 of the Internal Revenue Code and (vii) the Company will determine that the Company will be reasonably likely to have sufficient surplus (whether revaluation surplus or earned surplus) or net profits under the DGCL to permit the legal payment of dividends on the ESOP Preferred Stock and the Public Preferred Stock when due.

 Termination

  The Plan of Recapitalization will terminate and the Recapitalization will be abandoned (notwithstanding any approval of the Shareholder Vote Matters by the stockholders of the Company) if the Effective Time does not occur by 11:59 p.m. on August 31, 1994 (the "Outside Termination Time"). In addition, the Plan of Recapitalization may be terminated and the Recapitalization may be abandoned at any time prior to the Outside Termination Time and prior to the Effective Time (notwithstanding any approval of the Shareholder Vote Matters by the stockholders of the Company) (a) by mutual written consent of each of ALPA and the IAM and the Company, (b) by either of ALPA and the IAM or the Company if
(i) the stockholders of the Company do not approve the Shareholder Vote Matters at the Meeting or (ii) any court of competent jurisdiction in the United States or other United States Federal, state or local governmental body issues an order, decree or ruling or take any other action restraining, enjoining or otherwise prohibiting the Recapitalization and such order, decree, ruling or other action will become final and nonappealable, (c) by either ALPA and the IAM if (i) the Board withdraws or modifies in a manner materially adverse to such Union its approval or recommendation of the Recapitalization, or the Shareholder Vote Matters or recommends, or fails to recommend against, another Acquisition, (ii) the Board resolves to do any of the foregoing, (iii) the Company breaches, either individually or collectively, in any material respect any of its material representations, warranties, covenants or other agreements contained in the Plan of Recapitalization, (iv) any person acquires "beneficial ownership" (as defined in the Rights Agreement) or the right to acquire beneficial ownership of, or any "group" (as such term is defined in Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) is formed that beneficially owns, or has the right to acquire beneficial ownership of, more than 15% of the then outstanding Old Shares, or becomes an "Acquiring Person" under the Rights Agreement or (v) there occurs a "Share Acquisition Date" or "Distribution Date" as defined under the Rights Agreement or (d) by the Company if (i) either ALPA or the IAM breaches, either individually or collectively, in any material respect, any of their material representations, warranties, covenants or other agreements contained in the Plan of Recapitalization or (ii) the Board withdraws or modifies in a manner adverse to either ALPA or the IAM its approval or recommendation of the Recapitalization or recommends another Acquisition, or resolves to do any of the foregoing.

  Pursuant to the Plan of Recapitalization, if the Effective Time does not occur on or before August 12, 1994, the Company may, by written notice to each of the Unions, terminate its "status quo" obligations described in the first paragraph of "--Terms and Conditions--Certain Covenants," provided that the Company's right to so terminate its obligations will not be available in the event the Company's failure to fulfill any obligation under the Plan of Recapitalization has been the cause of or resulted in the failure of the Effective Time to occur on or before such date. In addition, in the event the Company elects to terminate its obligations in accordance with the preceding sentence, either of the Unions may terminate the Plan of Recapitalization.

  If the Plan of Recapitalization is terminated and abandoned as described in the two preceding paragraphs, the Plan of Recapitalization, subject to certain exceptions, will become void and of no effect with no liability on the part of the Company or either of ALPA or the IAM. However, if the failure of the Effective Time to occur at or prior to the Outside Termination Time results from either (i) a material breach of a specific material representation or warranty contained in the Plan of Recapitalization by one of the parties thereto under circumstances where the breaching party had actual knowledge at the date of the Plan of Recapitalization that such representation or warranty was materially false or misleading or (ii) a material breach of a specific material covenant (a breach described in clause (i) or (ii) as modified by proviso (A) hereto, being called a "Willful Breach") and one of the other parties thereto has established, as determined by a court of competent jurisdiction, that such Willful Breach has occurred, the breaching party will be liable to the other parties thereto, for proximate and provable damages resulting from such Willful Breach (which shall include the reasonable fees and expenses of such non-breaching parties, including reasonable attorney's fees and expenses, incurred in connection with the transactions contemplated thereby other than in connection with any litigation or other dispute between or among parties thereto); provided (A) to the extent that the material breach of a specific material covenant is not determinable solely by an objective fact (e.g.

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

any best efforts obligation or requirement of reasonableness) such breach will be actionable thereunder only if the breaching party knew (or demonstrated reckless disregard for whether) its action or failure to act was in violation of such covenant and (B) such calculation of damages will not include consequential or punitive damages and will be the sole and exclusive remedy of the non-breaching parties in the event of a Willful Breach. With respect to a Willful Breach, "knowledge" (or any corollary thereof) or "reckless disregard" will mean the knowledge or reckless disregard of the senior executives or officials of the Company and United or the Unions, as the case may be, each of whom will conclusively be deemed to have read the Plan of Recapitalization.

 Survival

  The representations and warranties and agreements contained in the Plan of Recapitalization and in any certificate or other writing delivered pursuant thereto will not survive the Effective Time unless expressly provided in such agreement. The following agreements will survive the Effective Time: agreements relating to Recapitalization of Old Shares, redemption of the Redeemable Preferred Stock, surrender and exchange of the Old Shares, issuance of ESOP Preferred Stock, treatment of Options, treatment of Convertible Company Securities, resignation of existing directors and officers of the Company, amendment to the Restated Certificate of Incorporation of United, restrictions on the ability of the employees of the Company or United to purchase equity securities of the Company, amendments to directed account plans, 401(k) plans and stock purchase plans of the Company or United, employment terms of the salaried and management employees, the employment of Greenwald and the Closing Agreements, employee and director benefit plans, agreements, policies and arrangements of the Company or United, prohibition against nominations of Public Directors by the Unions, best efforts by the Unions to fill Independent Director vacancies, certain matters relating to fees and expenses; and certain agreements relating to indemnification (all such surviving agreements being referred to herein as the "Express Agreements"). Except with respect to any Collective Bargaining Agreement with the IAM and ALPA and the Express Agreements, from and after the consummation of each of the transactions contemplated to take place at or about the Effective Time, each of the parties to the Plan of Recapitalization (in their capacities as such) will have fully released, discharged, waived and renounced (collectively, the "Releases") any and all claims, controversies, demands, rights, disputes and causes of action it may have had at or prior to the Effective Time against, and will have agreed not to initiate any suit, action or other proceeding involving, each of the other parties thereto, its officials, officers, directors, employees, accountants, counsel, consultants, advisors and agents and, if applicable, security holders relating to or arising out of the Plan of Recapitalization or the transactions contemplated thereby. However, the foregoing Releases do not apply to any claims, controversies, demands, rights, disputes and causes of action arising from and after the Effective Time (and based on facts and circumstances arising from and after the Effective Time) under any of the documents, instruments or transactions entered into, filed or effected in connection with the Recapitalization (other than the Plan of Recapitalization, to the extent provided in this paragraph).

 Amendments; No Waivers

  The Plan of Recapitalization provides that (a) any provision of the Plan of Recapitalization may be amended or waived prior to the Effective Time if such amendment or waiver is in writing and signed, in the case of an amendment, by the Company and each Union or, in the case of a waiver, by the party against whom the waiver is to be effective; provided that no amendment to or waiver of an Express Agreement will be effective against a person entitled to enforce such Express Agreement unless agreed to in writing by such person, and provided, further, that after the adoption of the Shareholder Vote Matters by the stockholders of the Company, no such amendment or waiver will, without the further approval of such stockholders if and to the extent such approval is required by the DGCL, alter or change (i) the amount or kind of consideration to be received in connection with the Recapitalization, (ii) any term of the Restated Certificate or (iii) any of the terms or conditions of the Plan of Recapitalization if such alteration or change would materially adversely affect the holders of any shares of capital stock of the Company, and (b) no failure or delay by any party in exercising any right, power or privilege under the Plan of Recapitalization will operate as a waiver thereof

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

nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided in the Plan of Recapitalization will be cumulative and, except as set forth in the Plan of Recapitalization, not exclusive of any rights or remedies provided by law.

 Fees and Expenses; Indemnification

  Pursuant to the Plan of Recapitalization, except as agreed by the Company and the Unions in writing or as set forth below, all fees, costs and expenses incurred in connection with the Plan of Recapitalization will be paid by the party incurring such fee, cost or expense. The Company and the Unions agreed that the fees, costs and expenses of the Deadlock Firm and the Solvency Firm will be paid by the Company. The Company and the Unions agreed that the fees of the Company's principal financial and legal advisors to be incurred by the Company in connection with the transactions contemplated by the Plan of Recapitalization, will not exceed $25 million. In addition, the Company has agreed to pay the following fees: (i) up to $4.15 million in fees and expenses payable to counsel, investment banking firms, experts, consultants or others relating to the structuring and establishment of the ESOPs or otherwise benefitting the Company as part of the Recapitalization, (ii) out-of-pocket expenses and fees paid, payable or reimbursable to others by or pursuant to agreements with and among either or both of the Unions (the "Coalition Fees"), subject to the following: (A) prior to the Effective Time, the Company shall pay up to $7 million to or at the direction of ALPA and up to $3 million to or at the direction of the IAM in respect of Coalition Fees, which will represent payment for bona fide services directly related to the transactions contemplated by the Plan of Recapitalization since January 1, 1993 and will not exceed the aggregate time or other customary charges together with disbursement costs of such firms since such date for services of this type and (B) at the Effective Time the Company will pay the balance of the Coalition Fees, subject to an overall limit of $45 million (including the amounts set forth in clause
(A)), of which $31.5 million is to be paid to or at the direction of ALPA and $13.5 million is to be paid to or at the direction of the IAM and (iii) the fees of an executive search firm and related executive expenses, in the event the Company and the Unions determine to retain an executive search firm.

  The Plan of Recapitalization provides that upon the occurrence of a Triggering Event (as defined below), the Company will promptly pay to or at the direction of the Unions any amounts the Company would otherwise have been required to pay pursuant to the last sentence of the previous paragraph had the Effective Time occurred at the time of the occurrence of such Triggering Event. Such amounts would be exclusive of any amounts paid or payable pursuant to indemnification or contribution arrangements. "Triggering Event" means the occurrence of any of the following: (i)(A) following the public announcement of a proposal for an Acquisition, either the stockholders of the Company do not approve the Shareholder Vote Matters at the Meeting or (B) the Board withdraws or modifies in a manner materially adverse to ALPA and the IAM its approval or recommendation of the Recapitalization or the Shareholder Vote Matters or recommends, or fails to recommend against, another Acquisition, (ii) subsequent to the stockholder or Board action referred to in clause (i) above, the Plan of Recapitalization will be terminated (1) by the Company or either Union because the Stockholders of the Company fails to approve the Shareholder Vote Matters,
(2) by the Company because the Board withdraws or modifies in a manner adverse to either Union its approval or recommendation of the Recapitalization or recommends another Acquisition or resolves to do any of the foregoing or (3) by either Union if the Board withdraws or modifies in a manner materially adverse to such Union its approval or recommendation of the Plan of Recapitalization or the Shareholder Vote Matters, or fails to recommend against another acquisition and (iii) within 12 months of the termination of the Plan of Recapitalization in accordance with clause (ii) above, an Acquisition is consummated.

  Pursuant to the Plan of Recapitalization, the Company agreed, subject to certain exceptions, to indemnify the Unions, their controlling persons, and their respective directors, trustees, officers, partners, affiliates, agents, representatives, advisors and employees (a "Union Indemnified Person") against and hold each Union Indemnified Person harmless from any and all liabilities, losses, claims, damages, actions, proceedings, investigations or threats thereof, including expenses (which will include reasonable attorneys' fees, disbursements and other charges) incurred in connection with the defense thereof, based upon, relating to or arising out of the execution, delivery or performance of the Plan of Recapitalization or the transactions contemplated thereby. All rights to indemnification existing in favor of the present or former directors, officers, employees, fiduciaries and agents of the Company or any of its subsidiaries (collectively, the "Company Indemnified Persons") as provided in the Company's Restated Certificate of Incorporation or Bylaws or other agreements or arrangements, or articles of incorporation or by-laws (or similar documents) or other agreements or arrangements of any subsidiary as in effect as of the date of the Plan of Recapitalization with respect to matters occurring at or prior to the Effective Time will survive the Effective Time and will continue in full force and effect. In addition, the Company will provide for a period of not less than six years following the Effective Time, for directors' and officers' liability insurance for the benefit of directors and officers of the Company immediately prior to the Effective Time with respect to matters occurring at or prior to the Effective Time by electing, in its sole discretion, one of the two alternatives set forth below (which election will be reported to the Unions prior to the Effective Time): (i) maintain for a period of not less than six years following the Effective Time, the current policies of directors' and officers' liability insurance with respect to matters occurring at or prior to the Effective Time, provided that in satisfying its obligation under this clause (i), the Company will not be obligated to pay premiums in excess of 150% of the amount per annum the Company paid for the policy year ending during calendar year 1994, which amount has been disclosed to the Unions or (ii) purchase, prior to the Effective Time, run-off coverage for the benefit of directors and officers of the Company immediately prior to the Effective Time for matters occurring at or prior to the Effective Time, which coverage will provide for a separate insurance pool for such directors and officers of at least $75 million in coverage, provided that in satisfying the obligations under this clause (ii), the Company will not pay in excess of an amount set forth in a letter previously delivered by the Company to counsel to the Unions. The Company will also maintain for a period of not less than six years following the Effective Time, the current fiduciaries' liability insurance with respect to matters occurring at or prior to the Effective Time.

  In connection with execution of the Plan of Recapitalization, the Company entered into a letter agreement (the "Indemnity Letter Agreement") with ALPA and the IAM relating to a claim against the IAM by a former financial advisor (the "Former Advisor") against the IAM (the "Claims") for compensation in the event of the occurrence of the Effective Time. The Claims include to the following: (i) the Former Advisor's claim for compensation based on an engagement letter between a corporation on behalf of the Former Advisor, on the one hand, and the IAM and United Employees Acquisition Corp. ("UEAC"), on the other hand, dated as of January 1, 1990, as amended by letter dated June 21, 1990 (collectively the "Engagement Letter"), (ii) claims relating to services performed by the Former Advisor pursuant to the Engagement Letter, and (iii) claims based on any theory of compensation liability relating to facts alleged to have existed at the time the Engagement Letter was entered into (or subsequent performance of services originating from or based on such alleged facts) and relating to services of the same nature and type as contemplated by the Engagement Letter. The Engagement Letter provided for the payment to the Former Advisor of a fee in the amount of $11 million, contingent upon the occurrence of specified circumstances related to the Agreement and Plan of Merger, between the Company and UEAC, dated as of April 9, 1990 ("1990 Merger Agreement"), which $11 million fee was not paid as a result of a failure of the transactions set forth in the 1990 Merger Agreement to occur.

  Pursuant to the Indemnity Letter Agreement, the Company has agreed to indemnify the IAM against the Claims in accordance with the indemnification provisions set forth in the Plan of Recapitalization described above, subject to the terms and conditions set forth in the Indemnity Letter Agreement. The Company's obligation to indemnify the IAM with respect to the Claims is limited to $5.5 million prior to the Effective Time, subject to increase to a maximum of $11 million (including the payment or reimbursement of IAM attorney's fees and disbursements) if the Effective Time occurs. The Company's obligations under the Indemnity Letter Agreement will be reduced by the amount recoverable under any insurance policy, fidelity or indemnity bond issued to or for the benefit of the IAM that may provide insurance or indemnity coverage against any threatened or asserted claim by the Former Advisor against the IAM.

 Parties in Interest

  The Plan of Recapitalization will be binding upon and, other than the provisions relating to fees, expenses and indemnification, inure solely to the benefit of the parties thereto, and, except for the Express Agreements, nothing in the Plan of Recapitalization, express or implied, is intended to confer upon any other person any rights, benefits or remedies. With respect to the Express Agreements, the agreements set forth below are for the benefit of, and may be enforced by, the following parties: (i) the right to receive the Recapitalization Consideration, the prohibition against nomination of Public Directors by ALPA and the IAM and their obligation to use their best efforts to fill Independent Directors vacancies: the holders of New Shares; (ii) treatment of Options: holders of Options; (iii) treatment of Convertible Company
Securities: holders of Company Convertible Securities; (iv) resignation of existing officers and directors prior to the Effective Time and the Company's and United's obligations under their employee and director benefit plans, agreements, policies and arrangements: officers and directors of the Company prior to the Effective Time; (v) establishment by the Company appropriate employment terms for the salaried and management employees: the ESOP Trustee; the Greenwald Agreement: Mr. Greenwald; (vii) payment of fees and expenses and indemnification of the Union Indemnified Persons: the Union Indemnified Persons; and (viii) indemnification of Company Indemnified Persons: Company Indemnified Persons.

 Specific Performance

  Prior to the Effective Time or the termination of the Plan of Recapitalization, the Company and each of the Unions agreed that in the event a Willful Breach is established by a court of competent jurisdiction, the other parties thereto will be entitled to specific performance of the terms thereof that were the subject of such Willful Breach. However, in no event will such remedy of specific performance in any way extend or modify the Outside Termination Time. No other remedy will be available prior to the Effective Time or the termination of the Plan of Recapitalization except that the remedy of damages will be available if such remedy (including the amount of damages) would be available after termination as described under "--Terms and Conditions--Termination."

ESTABLISHMENT OF ESOPS

 General

  As described above under "--Terms and Conditions," preferred stock representing approximately 53% of the voting and equity interests in the Company will be delivered to employees through the ESOPs. Trusts established pursuant to the ESOPs will, as of the Effective Time, acquire non-voting preferred stock (the "ESOP Preferred Stock") convertible into New Shares representing (initially) approximately 53% of the Company, on a fully-diluted basis. (ALPA has the right to elect, prior to April 15, 1994, that certain shares which would have been purchased as of the Effective Time will instead be contributed by the Company over the 69-month period following the Effective Time.) As of the Effective Time, there will also be issued to the ESOP Trustee shares of three classes of voting preferred stock (the "Voting Preferred Stock") the outstanding shares of which will represent (initially) approximately 53% of the voting power of all of the voting stock of the Company. The ESOP Preferred Stock and Voting Preferred Stock held by the ESOP will be allocated to the accounts of employees over the 69-month (72-month for IAM members) period following the Effective Time. Under certain circumstances described under "--Additional Shares," the equity and voting interests represented by the ESOP Preferred Stock and the Voting Preferred Stock can be increased, up to a maximum of 63%.

  Generally speaking, New Shares will be distributed to an employee pursuant to the ESOPs after termination of employment; the New Shares so distributed will be issued upon conversion of the ESOP Preferred Stock and Voting Preferred Stock allocated to accounts of such employee in the ESOPs. Prior to the Sunset, the percentage of the vote controlled by the shares of Voting Preferred Stock held by the ESOP is initially unaffected by distributions to employees. See "-- Revised Goverance Structure--Sunset" and

"DESCRIPTION OF SECURITIES--The Voting Preferred Stock--Voting Rights." Because of certain limitations imposed by the Internal Revenue Code, there are several ESOPs.

  State Street, with the consent of the participating unions, has been retained to act as the ESOP Trustee. The ESOP Trustee retained Houlihan Lokey as an independent financial adviser. The ESOP Trustee has entered into an agreement to purchase the ESOP Preferred Stock at the Effective Time on the terms described below. See "--Establishment of ESOP--Initial Sale of ESOP Convertible Preferred Stock." The obligations of the ESOP Trustee are subject to a number of conditions, including the receipt of an opinion from Houlihan, Lokey that, as of the Effective Time, the transaction is fair from a financial point of view to the ESOP participants, the amount to be paid by the ESOP Trustee for the ESOP Preferred Stock does not exceed the fair market value thereof and the conversion of the ESOP Preferred Stock is reasonable. In addition, the obligations of the ESOP Trustee are subject to the determination by the ESOP Trustee that, as of the Effective Time, the purchase of the ESOP Preferred Stock is prudent and in the best interests of ESOP participants.

 Initial Sale of ESOP Convertible Preferred Stock

  At the Effective Time, the Company will sell an aggregate of 16,307,814 shares of Class 1 ESOP Preferred Stock and Class 2 ESOP Preferred Stock to two trusts established pursuant to the ESOPs.

  Leveraged ESOP. Employee benefits consulting firms representing the Company and ALPA will mutually agree on a number of shares of Class 1 ESOP Preferred Stock (as defined below) to be sold as of the Effective Time to a trust (the "Qualified Trust") established under a tax-qualified employee stock ownership plan (the "Qualified ESOP"). Such shares will be sold to the leveraged portion (the "Leveraged ESOP") of the Qualified ESOP. The number of such shares sold will be no fewer than 11,160,000 and no more than 13,640,000; the number of shares sold will be the highest number possible consistent with certain limitations of the Internal Revenue Code, and is expected to be approximately 12,500,000. The Qualified Trust will purchase the Class 1 ESOP Preferred Stock with a combination of cash and a promissory note at the Effective Time. The cash will be equal to the aggregate par value of the Class 1 ESOP Preferred Stock ($.01 per share) sold to the Qualified Trust. (The Company will contribute such cash as a tax-deductible contribution to the Leveraged ESOP at the Effective Time.) The balance of the purchase price will be paid by a promissory note issued to the Company by the ESOP Trustee in its capacity as trustee of the Qualified Trust.

  The ESOP Trustee is obligated to purchase the ESOP Preferred Stock for $210 per share if either (i) the New Shares trade on a when-issued basis during the three consecutive trading days prior to the Effective time at an Average Closing Price (as defined below) of at least $130 per share, or (ii) if the New Shares do not trade on a when-issued basis, then the Average Closing Price of the Old Shares over such three days must be at least $153 per share. Furthermore, the Company is obligated to sell the ESOP Preferred Stock at $210 per share if either (i) the New Shares trade on a when-issued basis over such three days at an Average Closing Price not in excess of $156, or (ii) if the New Shares do not trade on a when-issued basis, the Average Closing Price of the Old Shares over such three day period does not exceed $166. If the Company or the ESOP Trustee is not obligated to consummate the sale of the ESOP Preferred Stock at $210 per share, then it is expected that the Company and the ESOP Trustee will negotiate to establish an appropriate price.

  The shares of Class 1 ESOP Preferred Stock purchased by the Qualified Trust under the Leveraged ESOP will initially be held in a suspense account and not allocated to the account of employees. The Company will retain a security interest in the shares held in the suspense account. The promissory note will be repaid by the ESOP Trustee using cash received from dividends paid on the Class 1 ESOP Preferred Stock and contributions to the Qualified Trust to be made by the Company; the ESOP Trustee will be obligated to use the dividends and Company contributions to repay the promissory note. It is expected that the entire amount of the Company contributions and the dividends used by the ESOP Trustee to repay the promissory note will be deductible by the Company for Federal income tax purposes, regardless of the portion used to pay interest and the portion used to pay principal. The Company will recognize income equal to the interest paid on the promissory note. Accordingly, the net result of the contributions, dividends and promissory note payments is that the Company expects to receive net tax deductions for Federal income tax purposes equal to the principal amount of the promissory note.

  It is anticipated that the principal of the note will be paid in seven annual payments. The first annual payment will be for the period commencing on the Effective Time and ending December 31, 1994, the second through sixth payments will be for the twelve-month periods ending on each December 31 from 1995 through 1999, and the final payment will be for the period from January 1, 2000 until the end of the 69th month after the Effective Time. (The 69-month period corresponds to the period of system-wide wage reductions for ALPA members, and roughly corresponds to the 72-month period of base wage reductions for IAM Members.) The first and seventh payments will be reduced to correspond to the shorter than full-year periods that such payments represent.

  Each calendar year (corresponding to the principal payments), shares of Class 1 ESOP Preferred Stock will be released from the suspense account, and the Company's security interest in the shares so released will terminate. The shares released for any year will be a fraction of the shares originally purchased. The fraction will be the amount of the principal paid that year divided by the total original principal amount of the loan. Accordingly, it is anticipated that the shares of Class 1 ESOP Preferred Stock will be released from the suspense account on a level annual fashion over 69 months, taking into account the partial periods in 1994 and 2000.

  When the shares are released from the suspense account as a result of any principal payment, they remain in the Qualified Trust but are allocated to individual accounts of employees established under the Leveraged ESOP. The Class 1 ESOP Preferred Stock will be allocated to the accounts of employees such that the shares so allocated when added to the shares allocated under the Non-Leveraged Qualified ESOP and the Supplemental ESOP (see "--Initial Sales of ESOP Convertible Preferred Stock--Non-Qualified ESOP"), will equal 46.23% for the employees who are members of ALPA, 37.13% for employees who are members of the IAM, and 16.64% for non-union employees. The actual allocations for each ESOP will be determined prior to the Effective Time. For the shares released from the suspense account in respect of 1994, allocations within each of these employee groups will be proportional to the compensation (subject to certain tax limits) of all of the participants within that group, except that for the participants who are members of the IAM, the shares will be allocated in proportion to the amount of each individual employee's wage concession. However, for subsequent years, shares equal in value to the dividends paid on shares previously allocated to the accounts of employees will first be allocated from the released shares to the accounts of such employees. The remaining shares released from the suspense account in respect of that year will be allocated to individual employees based upon their relative compensation (or, in the case of IAM members, their relative wage concessions).

  Non-Qualified ESOP. Because of certain limitations imposed by the Internal Revenue Code, the Qualified Trust will not purchase shares representing the entire equity interest (initially 53%) represented by the ESOP Preferred Stock. Accordingly, the ESOP Trustee will purchase as of the Effective Time Class 2 ESOP Preferred Stock to be held in a non-qualified Trust (the "Non-Qualified Trust") established under a non-qualified employee stock ownership plan. The number of shares of Class 2 ESOP Preferred Stock will be equal to 16,307,814, less the number of shares of Class 1 ESOP Preferred Stock sold to the Qualified ESOP. The purchase will be for a combination of cash equal to the aggregate par value ($.01 per share) of Class 2 ESOP Preferred Stock sold to the Non-Qualified Trust (which cash will be contributed by the Company to the Non-Qualified Trust) and a promissory note issued by the ESOP Trustee to the Company. The assets of the Non-Qualified Trust will remain available to the creditors of the Company in the event of the Company's insolvency, and the Company will not have a security interest in the Class 2 ESOP Preferred Stock. It is anticipated that all ESOP Stock reserved for allocation to IAM members will be allocated under the Leveraged ESOP. At any time prior to April 15, 1994, ALPA may elect that, instead of a sale of the Class 2 ESOP Preferred Stock as of the Effective Time as described above, the Class 2 ESOP Preferred Stock shall be contributed by the Company to the ESOP over the 69 month period following the Effective Time.

  Each year, as a portion of the shares of Class 1 ESOP Preferred Stock are released from the suspense account under the Leveraged ESOP, the same proportion of the Class 2 ESOP Preferred Stock will be allocated as described below. In other words, it is anticipated that the Class 2 ESOP Preferred Stock will be allocated over the same 69 months that the Class 1 ESOP Preferred is allocated. To the extent permissible under the Internal Revenue Code, the shares of Class 2 ESOP Preferred Stock will be transferred to the Qualified Trust for allocation to employees' accounts under the non-leveraged portion ("Non-Leveraged Qualified ESOP") of the Qualified ESOP. The shares that cannot be transferred to the Qualified Trust will remain in the Non-Qualified Trust, and will be allocated to the accounts of employees in the Supplemental ESOP. Unlike the Qualified ESOP, the Company will be liable for the benefits of employees under the Supplemental ESOP, although payments from the Non-Qualified Trust will offset the Company's liability.

  In the aggregate, the shares allocated under the Leveraged ESOP, the Non-Leveraged Qualified ESOP, and the Supplemental ESOP will equal 46.23% for the employees who are members of ALPA, 37.13% for the employees who are members of the IAM, and 16.64% for the employees who are not represented by a union (the "Agreed Percentages").

  Allocation of Voting Preferred Stock. When shares of Class 1 ESOP Preferred Stock are released from the suspense account and allocated to accounts of employees, and when shares of Class 2 ESOP Preferred Stock are allocated from the Non-Qualified Trust, the corresponding number of shares of the appropriate class of Voting Preferred Stock will be issued by the Company and contributed to the Non-Leveraged Qualified ESOP (or, to the extent limitations of the Internal Revenue Code require, to the Supplemental ESOP). The additional issuance of shares of Voting Preferred Stock will not affect the percentage of voting power of the Company as a whole controlled in the aggregate by the Voting Preferred Stock, however.

  Distributions. Employees will become entitled to distribution of shares upon termination of employment but can elect to defer distribution until age 70 1/2. Employees will become entitled to transfer shares from the Leveraged ESOP and the Non-Leveraged Qualified ESOP to other Company plans prior to termination of employment upon attainment of age 55 with at least 10 years of participation in the ESOP. (Because of this requirement of 10 years of participation, the first such distributions will not be made until 10 years after the Effective Time.) The transfers prior to termination of employment are required under the Internal Revenue Code for the purpose of allowing employees to diversify their investments. Up to 25% of an employee's account may be diversified at age 55, and an additional 25% may be diversified at age 60. The diversification distribution for an employee will be made by transferring the appropriate amount to the tax-qualified 401(k) plan sponsored by the Company in which the employee participates.

  Prior to any distribution, the shares of Class 1 ESOP Preferred Stock and Class 2 ESOP Preferred Stock (and the corresponding shares of Voting Preferred Stock) allocated to the employee entitled to the distribution will be converted into New Shares. The employee may choose to receive the distribution in the form of the New Shares issued upon conversion or cash, and except for the diversification distributions described above, the employee may elect to receive the distribution in a lump sum or annual installments over five years. Employees who remain employed after age 70 1/2 shall receive annually the minimum payments required by the Internal Revenue Code. If the employee elects to receive cash, the ESOP Trustee will sell the New Shares, and pay the net proceeds of the sale to the employee.

  Each share of the Voting Preferred Stock is convertible into one ten-thousandth of a New Share. Accordingly, when an ESOP participant becomes entitled to receive a distribution of the Voting Preferred Stock, such shares will be converted to New Shares and distributed (either as cash or New Shares). Notwithstanding the conversion of the Preferred Stock upon a distribution or diversification transfer, however, the remaining shares of the Voting Preferred Stock continue to command, in the aggregate, the same percentage vote. This continues as long as the employee plans of the Company contain, in the aggregate, shares representing the equivalent of at least 20% of the equity interests in the Company. See "DESCRIPTION OF SECURITIES--The Voting Preferred Stock--Voting Rights."

 Additional Shares

  If, during the one year "Measuring Period" following the Effective Time, the average actual closing price of the New Shares (the "Average Closing Price") exceeds $170, then the conversion ratio with respect to the Class 1 ESOP Preferred Stock and Class 2 ESOP Preferred Stock will be adjusted to provide that additional New Shares will be issuable upon conversion of the Class 1 ESOP Preferred Stock and Class 2 ESOP Preferred Stock so that all the New Shares issuable upon conversion would exceed approximately 53% of all the New Shares outstanding, up to a maximum of approximately 63% (the "Equity Adjustment"). The following table illustrates the extent to which the conversion ratio will change, based upon the amount by which the Average Closing Price exceeds $170:

                AVERAGE
             CLOSING PRICE         ADJUSTED PERCENTAGE
             -------------         -------------------
               $171.00............     54.51980598%
                172.00............     55.92834891
                173.00............     57.23741548
                174.00............     58.45718433
                175.00............     59.59649123
                176.00............     60.66304348
                177.00............     61.66359447
                178.00............     62.60408685
                178.44............     63.00000000

  The maximum adjustment of up to 63% will be reached if the Average Closing Price equals or exceeds $178.44 per share. If the Average Closing Price does not exceed $170 per share, then no adjustment will be made to the conversion ratio. The Company, ALPA and the IAM have agreed that the Plan of Recapitalization and the related documentation will be amended to provide that if the conversion ratio requires an adjustment because the Average Closing Price exceeds $170, additional shares of ESOP Preferred Stock will be transferred to the ESOPs and, to the extent such documentation is amended, no adjustment will be made to the conversion ratios in respect of the Average Closing Price.

  The aggregate voting power commanded by the Voting Preferred Stock will be increased automatically as the conversion ratio is adjusted (or as additional shares of ESOP Preferred Stock are transferred to the ESOPs).

 Additional Contributions

  If the Company pays a dividend on New Shares while any portion of the promissory note issued by the ESOP Trustee to purchase Class 1 ESOP Preferred Stock remains outstanding, the Company will make an additional contribution in cash to the ESOP. In general the additional contribution would equal the lesser of (1) the dividend paid on each New Share times the number of New Shares into which the shares of Class 1 ESOP Preferred Stock are convertible, or (2) the fixed dividend payable on the Class 1 ESOP Preferred Stock. The additional contribution would be allocated to the accounts of employees and not used to repay the promissory note.

  The fixed dividends on the Class 1 ESOP Preferred Stock will be used to repay the promissory note, but any extraordinary dividends received in excess of the fixed dividend rate will be allocated to the accounts of employees and will not be used to repay the promissory note.

 Control Transactions

  In a Control Transaction (as defined below), participants are entitled, as named fidiciaries under ERISA, to instruct the ESOP Trustee as to whether to tender, sell, convert or otherwise dispose of shares allocated to their accounts under the Qualified ESOP. Furthermore, in a Control Transaction each employee (but not a former employee) who is a participant in the Qualified ESOP may direct the ESOP Trustee whether to tender, sell, convert or otherwise dispose of shares held in the suspense account under the Qualified Trust and shares for which no instructions are received; the ESOP Trustee will tender such shares in the proportion directed by such employees (except when ERISA requires the ESOP Trustee to disregard such directions). A "Control Transaction" is a tender or exchange offer, or other opportunity to dispose of or convert shares of the Company (other than conversions pursuant to distributions to be made under the ESOP), or any transaction or series of related transactions whereby any person or group acquires control of the Company of all or substantially all or the assets of the Company or its subsidiaries.

  Shares held by the Supplemental ESOP will be tendered as directed by the administrative committee thereunder.

  If a Control Transaction results in the sale or exchange of any shares held by the ESOPs, and the proceeds of the sale are (or are used to acquire) "appropriate securities," as defined below, then the ESOP and the promissory note under the Leveraged ESOP shall continue as if the Control Transaction had not occurred. To the extent possible, the proceeds will be used to acquire "appropriate securities." If "appropriate securities" cannot be obtained, then the Company and the Unions will make appropriate arrangements reasonably satisfactory to the Unions to protect the interests of the employees. It is not the present intention of the Company and the Unions that such arrangements will include the forgiveness of any portion of the promissory note. "Appropriate securities" are shares of common stock (or preferred stock which converts into common stock) that may be held as security for a loan to an employee stock ownership plan under the applicable Internal Revenue Code requirements, and that are issued by a public company having a Moody's senior long-term debt rating at least as good as that of the Company and United.

 Participation and Vesting

  Members of the ALPA employee group become participants in the ESOPs immediately upon commencement of employment. IAM and Salaried and Management Employees who are employed at the Effective Time will immediately become participants in the ESOPs. All other members of the IAM employee group become participants upon completing a probationary period of six months. All other Salaried and Management Employees become participants following a one-year waiting period. All shares allocated to the accounts of employees under the ESOP are fully vested.

 Federal Income Tax Matters

  The Qualified ESOP is intended to be qualified under Sections 401 and 501 of the Internal Revenue Code, and the Leveraged ESOP is intended to be qualified under Section 4975 of the Internal Revenue Code. The Company will apply to the IRS for a determination letter to that effect. As a result of such qualification, employer contributions to the Qualified ESOP (including contributions or transfers of shares of Class 2 ESOP Preferred Stock to the Non-Leveraged Qualified ESOP) are deductible for Federal income tax purposes, but ESOP participants are not subject to Federal income tax on such contributions or on income derived from such contributions until distributions are made from the Qualified ESOP. At the time of distribution, certain favorable income tax rules may apply to the determination of such participants' Federal income tax liability with respect to such distribution.

  The Supplemental ESOP and Non-Qualified Trust do not constitute a tax-qualified plan. The Company will not be entitled to a tax deduction until benefits are paid to participants. Any income earned by the Non-Qualified Trust, excluding dividends paid on Company securities, will be taxed to the Company.

  It is expected that the dividends payable on the Class 1 ESOP Preferred Stock will be deductible to the extent used to repay the promissory note issued by the ESOP Trustee.

 Plan Administration

  The Qualified ESOP will be administered by a committee consisting of three appointees of ALPA, two appointees of the IAM and one appointee of the Company; the Supplemental ESOP will be administered by a committee consisting of three members appointed by ALPA and one member appointed by the Company;
provided that if any IAM member is allocated shares under the Supplemental ESOP, then two members appointed by the IAM shall, with respect to the IAM shares, join the committee that administers the Supplemental ESOP. Deadlocks in votes of the committee will be referred for decision to a neutral arbitrator. Except for certain decisions concerning the management of the plan's assets, the member appointed by the Company, the two members appointed by the IAM or a majority of the members appointed by ALPA can require that any committee decision be referred to a neutral arbitrator.

                             ELECTION OF DIRECTORS

NOMINEES FOR ELECTION AS PUBLIC DIRECTORS

  If the Recapitalization is approved, the new structure of the Board will be established and four persons will be eligible for election as "Public Directors". The fifth person to be a Public Director will be identified at or prior to the Effective Time and will be appointed to the Board at the Effective Time.

  Except where authority has been withheld by a stockholder, the enclosed proxy will be voted for the election of the nominees named below for a term of one year and until the successors are duly elected and qualified.

  Each nominee (other than Mr. Greenwald) was previously elected by the stockholders and has served continuously as a director for the period succeeding the date of his or her election. In the event any one or more of the named nominees shall unexpectedly become unavailable before election, votes will be cast pursuant to authority granted by the enclosed proxy for such person or persons as may be designated by the Board. No person, other than the directors of the Company acting solely in that capacity, is responsible for the naming of the nominees.

PUBLIC DIRECTORS

  JOHN F. MCGILLICUDDY, 63. Retired Chairman and Chief Executive Officer, Chemical Banking Corporation (banking and finance). Director since 1984. Mr. McGillicuddy served as Chairman and Chief Executive Officer of Manufacturers Hanover Corporation and Manufacturers Hanover Trust Company from 1979 until the merger of Manufacturers Hanover Corporation and Chemical Banking Corporation on January 1, 1992. Mr. McGillicuddy is also a director of The Continental Corporation and USX Corporation.

  JAMES J. O'CONNOR, 57. Chairman and Chief Executive Officer, Commonwealth Edison Company (electric power utility). Director since 1984. Mr. O'Connor is also a director of American National Can Company, Corning Incorporated, First Chicago Corporation, the Chicago Stock Exchange, Scotsman Industries, Inc. and The Tribune Company.

  PAUL E. TIERNEY, JR., 51. Managing Director, Gollust, Tierney and Oliver, Inc. (investment banking). Director since October 18, 1990. Mr. Tierney is also Chairman of the Board of Directors of Technoserve, Inc., a director of the Argentine Investment Fund, the Straits Corporation and the Overseas Development Council and a Governor of the United Nations Association.

  GERALD GREENWALD, 58. Chairman, Tatra Truck Company, Czech Republic. Mr. Greenwald served as Vice Chairman of the Chrysler Corporation from 1989 to 1990. Prior thereto, Mr. Greenwald was employed by Chrysler for approximately 10 years in a number of senior executive positions. In 1990, Mr. Greenwald was selected to serve as chief executive officer of United Employee Acquisition Corporation in connection with the proposed 1990 employee acquisition of the Company. Following the termination of that proposed transaction, Mr. Greenwald served as a managing director of Dillon Read & Co. Inc. (investment banking) in 1991 and as president of Olympia & York Developments Limited (a real estate development company that was in the process of a bankruptcy restructuring prior to Mr. Greenwald's agreeing to serve as president) from April 1992 until March 1993. Mr. Greenwald currently serves as chairman of the Tatra Truck Company and has served in such capacity since March 1993. Mr. Greenwald previously served for a number of years as a director of GPA Group PLC (international aircraft financing and leasing). Mr. Greenwald has not previously served on the Board.

INDEPENDENT DIRECTORS

  Following is information concerning the other persons who have been chosen to serve as directors of the Company if the Recapitalization is approved, including their names, ages, the class pursuant to which they will serve, principal occupations for the past five years and their directorships with other corporations:

  DUANE D. FITZGERALD, 54. Chairman, President and Chief Executive Officer, Bath Iron Works Corporation (Shipbuilding). Mr. Fitzgerald has not previously served on the Board. Mr. Fitzgerald served as Bath Iron Works' President and Chief Operating Officer from December 1988 until September 1991 when he was appointed to his current positions. Mr. Fitzgerald is also a director of the Shipbuilders Council of America and a trustee of the University of Maine System and of Boston University.

  RICHARD D. MCCORMICK, 53. Chairman of the Board, President and Chief Executive Officer of US West, Inc. (telecommunications) Mr. McCormick has not previously served on the Board. Mr. McCormick has been Chairman of US West since May 1992 and President and Chief Executive Officer since 1991. He served as President and Chief Operating Officer from 1986 to 1991. Mr. McCormick is also a director of Norwest Corporation and Super Valu Stores, Inc.

  JOHN K. VAN DE KAMP, 58. Partner, Dewey Ballantine (law firm). He has not previously served on the Board. Mr. Van de Kamp served as Attorney General of the State of California from 1983 until January 1991. He is also a member of the advisory board of Falcon Classic Cable Companies, Ltd. and a director of Lawry's Restaurants, Inc. In addition, Mr. Van de Kamp serves on the board of directors of the following non-profit organizations: Day One, the Eisenhower World Affairs Institute, the Los Angeles Conservation Corps, the Planning and Conservation League and the Rockefeller Center for Social Sciences at Dartmouth College. He is also President of the Board of Governors of the City Club of Bunker Hill.

  PAUL A. VOLCKER, 66. Chairman, James D. Wolfensohn Inc. (investment banking) and Frederick H. Schultz Professor of International Economic Policy, Princeton University. Mr. Volcker has not previously served on the Board. Mr. Volcker is also a director of Nestle S.A., Municipal Bond Assurance Corp. (MBIA), the American Stock Exchange and Prudential Insurance Co. of America. He is Chairman of the North American Committee of the Trilateral Commission, the Group of 30, the Advisory Boards of the Center for Strategic and International Studies and the Arthritis Foundation; he is co-chairman of the Bretton Woods Committee and the United States Hong Kong Economic Cooperation Committee. Mr. Volcker is also associated as trustee or member of the Board of Directors with the Council on Foreign Relations, the Aspen Institute, the Japan Society, the American Council on Germany and the American Assembly.

  JOSEPH V. VITTORIA, 58. Chairman and Chief Executive Officer, Avis, Inc. since September 1987 (automobile renting and leasing). Mr. Vittoria has not previously served on the Board.

                     MARKET PRICES OF THE SHARES; DIVIDENDS

  The Old Shares are traded principally on the NYSE, and are also listed on the
Chicago Stock Exchange and the Pacific Stock Exchange. As of                  ,
there were       Old Shares outstanding held of record by approximately
holders and as of the Record Date, there were       Old Shares outstanding,
held of record by      holders. The following table sets forth for the periods
indicated the high and low closing sale prices per Old Share on the NYSE Composite Tape.

                                                                HIGH    LOW
                                                                ----    ----
      1992
        First Quarter.......................................... $159     139 1/4
        Second Quarter.........................................  143 3/4 111
        Third Quarter..........................................  119 3/4 103
        Fourth Quarter.........................................  128 1/8 106 1/4
      1993
        First Quarter..........................................  132 1/4 110 3/4
        Second Quarter.........................................  149 3/4 118
        Third Quarter..........................................  150 1/2 121 5/8
        Fourth Quarter.........................................  155 1/2 135 7/8
      1994
        First Quarter..........................................  150     123 3/4
        Second Quarter (through April 8, 1994).................  129 7/8 124 1/4

  On December 22, 1993, the last trading day prior to the public announcement of the Agreement in Principle, the closing sale price for the Old Shares as reported on the NYSE composite tape was $148 1/2 per Old Share. On March 24, 1994, the last trading day prior to the public announcement of the Plan of Recapitalization, the closing sale price for the Old Shares as reported on the
NYSE composite tape was $123 3/4 per Old Share. On                 , the last
trading day prior to the date of this Proxy Statement/Prospectus, the closing
sale price for Old Shares as reported on the NYSE Composite Tape was $     .
HOLDERS OF OLD SHARES SHOULD OBTAIN CURRENT MARKET QUOTATIONS FOR THE OLD SHARES AS ONE OF THE FACTORS RELEVANT TO ASSESSING THE VALUE OF THE NEW SHARES BEFORE VOTING ON THE PLAN OF RECAPITALIZATION. The New Shares are expected to be listed on the NYSE.

  The Company has not paid cash dividends on the Old Shares since 1987. Following consummation of the Recapitalization, it is expected that cash dividends will not be paid on the New Shares for the foreseeable future.

           SELECTED CONSOLIDATED FINANCIAL AND OPERATING INFORMATION

  The following consolidated financial information has been derived from the Company's consolidated financial statements, for each of the fiscal years in the five year period ended December 31, 1993, which statements have been audited by Arthur Andersen, independent public accountants, as indicated in their reports incorporated by reference herein. Reference is made to said reports for the years 1993 and 1992 which include an explanatory paragraph with respect to the changes in methods of accounting for income taxes and postretirement benefits other than pensions as discussed in the notes to the consolidated financial statements for such years. The table also sets forth certain information on a pro forma basis giving effect to the Recapitalization. The following should be read in conjunction with the unaudited pro forma financial statements and notes related thereto included elsewhere herein and the consolidated financial statements and related notes included in the Company's Annual Report on Form 10-K for the year ended December 31, 1993, as amended, incorporated by reference herein.

                                       YEAR ENDED DECEMBER 31,
                         -------------------------------------------------------
                            1993
                          PRO FORMA   1993     1992     1991     1990     1989
                         ----------- -------  -------  -------  -------  -------
                         (UNAUDITED)
                                        (DOLLARS IN MILLIONS)
STATEMENT OF CONSOLI-
 DATED OPERATIONS DATA:
  Operating revenues....   $14,483   $14,511  $12,890  $11,663  $11,037  $ 9,794
  Earnings (loss) from
   operations...........       127       263     (538)    (494)     (36)     465
  Earnings (loss) before
   extraordinary item
   and cumulative effect
   of accounting
   changes..............      (177)      (31)    (417)    (332)      94      324
  Net earnings (loss)...      N.A.       (50)    (957)    (332)      94      324
STATEMENT OF CONSOLI-
 DATED FINANCIAL POSI-
 TION DATA (at end of
 year):
  Total assets..........   $12,115   $12,840  $12,257  $ 9,876  $ 7,983  $ 7,194
  Total long-term debt
   and capital lease
   obligations,
   including current
   portion..............     4,515     3,735    3,783    2,531    1,327    1,405
  Shareholders' equity..      (302)    1,203      706    1,597    1,671    1,564
OTHER DATA:
  Ratio of earnings to
   fixed charges(b).....        (a)       (a)      (a)      (a)    1.16     1.95
UNITED OPERATING DATA:
  Revenue passengers
   (millions)...........        70        70       67       62       58       55
  Average length of a
   passenger trip in
   miles................     1,450     1,450    1,390    1,327    1,322    1,269
  Revenue passenger
   miles (millions).....   101,258   101,258   92,690   82,290   76,137   69,639
  Available seat miles
   (millions)...........   150,728   150,728  137,491  124,100  114,995  104,547
  Passenger load factor.      67.2%     67.2%    67.4%    66.3%    66.2%    66.6%
  Break even passenger
   load factor..........      66.3%     65.6%    70.4%    69.5%    66.5%    63.0%
  Revenue per passenger
   mile.................      12.5c     12.5c    12.2c    12.5c    12.6c    12.2c
  Cost per available
   seat mile............       9.4c      9.3c     9.6c     9.8c     9.6c     8.9c
  Average price per gal-
   lon of jet fuel......      63.6c     63.6c    66.4c    71.6c    80.4c    63.6c

- --------
(a) Earnings were inadequate to cover fixed charges and preferred stock dividends by $99 million in 1993, by $748 million in 1992 and by $599 million in 1991. On a pro forma basis, earnings were inadequate to cover fixed charges by $334 million in 1993.
(b) The ratio of earnings to fixed charges and the ratio of earnings to fixed charges and preferred stock dividends were the same in each period presented.

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

  The following unaudited Pro Forma Condensed Statement of Consolidated Operations for the year ended December 31, 1993 and unaudited Pro Forma Condensed Consolidated Statement of Financial Position as of December 31, 1993 have been prepared to reflect the Recapitalization, including: (i) reclassification of Old Shares into New Shares, Public Preferred Stock and Redeemable Preferred Stock, (ii) redemption of Redeemable Preferred Stock for cash and Debentures and (iii) issuance of ESOP Preferred Stock to the ESOP Trustee for the Qualified ESOP and the Supplemental ESOP. The unaudited Pro Forma Condensed Statement of Consolidated Operations was prepared as if the Recapitalization had occurred on January 1, 1993. The unaudited Pro Forma Condensed Consolidated Statement of Financial Position was prepared as if the Recapitalization occurred on December 31, 1993.

  The unaudited Pro Forma Condensed Statement of Consolidated Operations includes the recurring charges and credits that are directly attributable to the Recapitalization, such as the interest expense arising from the Debentures, the effects of the wage and benefit reductions and work-rule changes resulting from the employee investment, and the employee stock ownership plan accounting charge. No adjustments have been made to the pro forma revenues and expenses to reflect the results of structural changes in operations, such as U2, that might have been made had the changes been consummated on the assumed effective dates for presenting pro forma results. The pro forma financial information does not purport to be indicative of the results of operations or financial position that may be obtained in the future or that would actually have been obtained had such transactions occurred during the periods indicated.

   The pro forma adjustments are based upon available information and upon certain assumptions that the Company believes are reasonable. In addition, this information should be read in conjunction with the Company's Annual Report on Form 10-K for the year ended December 31, 1993, as amended, which is incorporated in this Proxy Statement/Prospectus by reference and which includes the Company's Consolidated Financial Statements and the related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                    UAL CORPORATION AND SUBSIDIARY COMPANIES
            PRO FORMA CONDENSED STATEMENT OF CONSOLIDATED OPERATIONS

                          YEAR ENDED DECEMBER 31, 1993
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                        HISTORICAL    ADJUSTMENTS      PRO FORMA
                                        ----------    -----------      ---------
Operating revenues.....................  $14,511        $   (28)(1)     $14,483
Operating expenses:
 Salaries and related costs............    4,760           (428)(2)(3)
                                                           (191)(1)       4,141
 Employee Stock Ownership Plan
  accounting charge....................                     596 (4)         596
 Other.................................    9,488            131 (1)       9,619
                                         -------        -------         -------
                                          14,248            108          14,356
                                         -------        -------         -------
Earnings (loss) from operations........      263           (136)            127
                                         -------        -------         -------
Other income (expense):
 Interest, net.........................     (209)           (73)(5)
                                                            (27)(6)        (309)
 Other, net............................     (101)                          (101)
                                         -------        -------         -------
                                            (310)          (100)           (410)
                                         -------        -------         -------
Loss from continuing operations
 before income taxes...................      (47)          (236)           (283)
Provision (credit) for income taxes....      (16)           (90)(7)        (106)
                                         -------        -------         -------
Loss from continuing operations........  $   (31)       $  (146)(8)     $  (177)
                                         =======        =======         =======
Loss per share from continuing
 operations............................  $ (5.28)(9)    $(17.90)(10)    $(23.18)
                                         =======        =======         =======


    See accompanying notes to Pro Forma Condensed Statement of Consolidated
                                   Operations

                    UAL CORPORATION AND SUBSIDIARY COMPANIES
                          NOTES TO PRO FORMA CONDENSED
                      STATEMENT OF CONSOLIDATED OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1993

(1) The Company entered into an agreement to sell its U.S. flight kitchens over a period of months beginning in December 1993 through June 1994 and an agreement to acquire catering services for a seven year period. This adjustment eliminates $28 million of sales revenues and $191 million of compensation costs recorded in 1993 relating to the U.S. flight kitchens that were sold and adds estimated incremental catering costs of $131 million.

(2) To adjust compensation expense for the pro forma effect of the wage and benefit reductions and work-rule changes resulting from the employee investment that provide for wage and other compensation savings during the approximately six year period beginning at the Effective Time. The pro forma adjustment represents the estimated savings in the 12 months assuming that such savings had commenced at the beginning of the period. The pro forma adjustment does not include any savings related to U2.

(3) The following reconciles the labor cost savings included in the Pro Forma Condensed Statement of Consolidated Operations to the value of the concessions included in the Company Analysis of employee concessions for 1994 (see "SPECIAL FACTORS--Certain Company Analyses"):

                                                                     (MILLIONS)
     Pro Forma adjustment based on 1993 salaries....................    $428
     Estimated compensation savings based on 1994 salaries..........      68
     Estimated benefits of U2 during the first year.................      64
     Estimated additional severance for flight kitchen employees
      during the first year.........................................     (36)
                                                                        ----
       Estimated 1994 concessions...................................    $524
                                                                        ====
       Estimated six months of concessions included in 1994 analy-
        sis.........................................................    $262
                                                                        ====

(4) To record non-cash compensation for shares of ESOP Preferred Stock committed to be released to employees during the period based on the average fair value of such ESOP Preferred Stock. For purposes of the pro forma adjustment, the average fair value of the ESOP Preferred Stock during the period is assumed to be $210 per share, the initially agreed upon price to be paid by the ESOP Trustee in purchasing the Class 1 ESOP Preferred Stock.

(5) To record the interest expense on the Series A Debentures at an annual estimated interest rate of 9.0% and on the Series B Debentures at an annual estimated interest rate of 9.7%. For purposes of the pro forma adjustment, the interest rate is based on the first pricing; however, as the actual rates will be reset prior to the closing and the reset is limited to an additional 112.5 basis points, the additional annual interest expense could increase by $9 million.

(6) To record foregone interest income due to the reduction in the Company's average investment balance resulting from the Recapitalization. The pro forma adjustment is based on the Company's average earnings rate during 1993.

(7) To adjust the provision (credit) for income taxes to reflect the tax effect of changes to pretax income at the statutory rate in effect during 1993. The book and tax employee stock ownership plan compensation charge are assumed to be the same.

(8) If the Recapitalization is consummated, the Company expects to recognize nonrecurring charges of approximately $44 million relating to additional severance benefits for employees terminated as a result of the sale of the flight kitchens, up to $49.15 million of transaction fees and expenses incurred by ALPA, the IAM and certain advisors in connection with the structuring and establishment of the ESOPs, $30 million for the Company's transaction fees and expenses, $17 million of compensation expense relating to vesting the unvested restricted stock as a result of the change in control, $40 million of compensation expense (based on an estimate of the Old Share price at the Effective Time) relating to the vesting of unvested options and the implementation of a feature that provides for cashless exercise of options in the event of the Recapitalization, and $21 million of payments and benefits to Mr. Greenwald and officers that are retiring at the Effective Time. The total after-tax effect of the nonrecurring charges is $139 million. Due to the nonrecurring nature of these charges, they have been excluded from the Pro Forma Condensed Statement of Consolidated Operations.

(9) The historical loss per share from continuing operations has been adjusted to reflect the 2:1 reverse stock split occurring as part of the Recapitalization.

(10) The pro forma loss per common share is based on an estimated 12,519,891 weighted average shares outstanding and is calculated after preferred stock dividend requirements of $33.2 million on the Series A Preferred Stock and $80.0 million on the Public Preferred Stock. The weighted average shares assume the Series A Preferred Stock does not convert during the first year of the transaction and that all in-the-money options are vested and exercised at the Effective Time using a cashless exercise mechanism. The average shares of ESOP Preferred Stock committed to be released during the year were not included in the calculation as a common stock equivalent because the effect is anti-dilutive. In addition, the pro forma calculations assume no dividends are paid on allocated shares of ESOP Preferred Stock during the year ended December 31, 1993, and accordingly, dividends on ESOP Preferred Stock are not included in the pro forma loss per share.

                    UAL CORPORATION AND SUBSIDIARY COMPANIES

        PRO FORMA CONDENSED STATEMENT OF CONSOLIDATED FINANCIAL POSITION

                               DECEMBER 31, 1993
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                   ASSETS                    HISTORICAL ADJUSTMENTS    PRO FORMA
                   ------                    ---------- -----------    ---------
Current assets:
  Cash and cash equivalents.................  $   437     $             $   437
  Short-term investments....................    1,391       (647)(1a)
                                                            (140)(2)        604
  Other.....................................    1,885         62 (3)      1,947
                                              -------     ------        -------
                                                3,713       (725)         2,988
                                              -------     ------        -------
Operating property and equipment............   12,292                    12,292
Less: Accumulated depreciation
    and amortization........................   (5,086)                   (5,086)
                                              -------     ------        -------
                                                7,206                     7,206
                                              -------     ------        -------
Other assets:
  Other.....................................    1,921                     1,921
                                              -------     ------        -------
                                              $12,840     $ (725)       $12,115
                                              =======     ======        =======
    LIABILITIES AND SHAREHOLDERS' EQUITY
    ------------------------------------
Current liabilities:
  Short-term borrowings, long-term debt
   maturing within one year and current
   obligations under capital leases.........  $   521     $             $   521
  Other.....................................    4,375                     4,375
                                              -------     ------        -------
                                                4,896                     4,896
                                              -------     ------        -------
Long-term debt..............................    2,702        780 (1b)     3,482
                                              -------     ------        -------
Long-term obligations under capital leases..      827                       827
                                              -------     ------        -------
Other liabilities, deferred credits and
 minority interest..........................    3,212                     3,212
                                              -------     ------        -------
Shareholders' equity:
  Series A Preferred Stock, $5 stated value,
   6,000,000 shares issued, $100 liquidation
   value....................................       30        --              30
  Series B Preferred Stock, $.01 stated
   value, [   ] shares issued, $[  ]
   liquidation value........................                 --  (1c)       --
  Class 1 ESOP Preferred Stock, $.01 par,
   [12,557,017] shares issued, $210
   liquidation value........................                 --  (4)        --
  Class 2 ESOP Preferred Stock, $.01 par,
   [3,750,797] shares issued, $210
   liquidation value........................                 --  (4)        --
  Voting Preferred Stock, $.01 par, 3 shares
   issued, $.01 liquidation value...........                 --  (5)        --
  Common stock, $5 par value, 25,489,745
   shares issued and outstanding--
   historical...............................      127       (127)(1c)       --
  Common stock, $.01 par value, 13,006,564
   shares issued and outstanding--pro forma.                --   (1c)       --
  Additional capital invested...............      932       (152)(1c)
                                                           3,425 (4)
                                                              40 (6)      4,245
  Retained earnings (deficit)...............      249     (1,148)(1)
                                                            (139)(7)     (1,038)
  Pension liability adjustment..............      (53)                      (53)
  Unearned compensation.....................      (17)        17 (8)        --
  Unearned ESOP Preferred Stock.............              (3,425)(4)     (3,425)
  Common stock held in treasury, 920,808
   shares--historical, 435,404 shares--pro
   forma ...................................      (65)         4 (9)        (61)
                                              -------     ------        -------
                                                1,203     (1,505)(10)      (302)
                                              -------     ------        -------
                                              $12,840     $ (725)       $12,115
                                              =======     ======        =======

  See the accompanying notes to Pro Forma Condensed Statement of Consolidated
                              Financial Position.

                    UAL CORPORATION AND SUBSIDIARY COMPANIES

                          NOTES TO PRO FORMA CONDENSED
                  STATEMENT OF CONSOLIDATED FINANCIAL POSITION

                               DECEMBER 31, 1993

(1) To record the Recapitalization (as described in "THE PLAN OF RECAPITALIZATION--Terms and Conditions"). The entries assume that (i) all in-the-money employee stock options are vested and exercised at the Effective Time using a cashless exercise mechanism, (ii) treasury stock held by the Company immediately prior to the Effective Time will convert into New Shares that remain outstanding after the Recapitalization and
    (iii) Convertible Company Securities that are outstanding immediately prior to the Effective Time will not convert into the Recapitalization Consideration at the Effective Time.

    (a) To record the cash payment of $25.80 per share to holders of Old Shares upon the redemption of the Redeemable Preferred Stock.

    (b) To record the issuance of $15.55 principal amount of Series A Debentures and $15.55 principal amount of Series B Debentures to holders of Old Shares upon the redemption of the Redeemable Preferred Stock.

    (c) To record the reclassification of Old Shares into New Shares, Public Preferred Stock (Series B Preferred Stock), and Redeemable Preferred Stock. (The pro forma adjustments do not reflect the issuance of Redeemable Preferred Stock because such shares are redeemed for cash and Debentures immediately after issuance. In addition, the pro forma adjustments do not reflect the Public Preferred Stock and Redeemable Preferred Stock issued to the Company upon reclassification of the treasury stock because such shares are surrendered for cancellation immediately after issuance.)

(2) To record the cash impact of the estimated fees and transaction expenses, including expenses for the Company, ALPA and IAM, severance payments to terminated officers and flight kitchen employees and payments relating to the employment agreement with Mr. Greenwald.

(3) To record the tax effects relating to nonrecurring charges recognized as a result of the Recapitalization.

(4) To record the issuance of shares of Class 1 ESOP Preferred Stock to the Qualified Trust and shares of Class 2 ESOP Preferred Stock to the Non-Qualified Trust for an aggregate purchase price of $3.425 billion.

(5) To record the issuance at par of one share of Class P Voting Preferred Stock, one share of Class M Voting Preferred Stock and one share of Class S Voting Preferred Stock to the ESOP Trusts. The remaining Voting Preferred Stock will be issued when it is contributed to Supplemental ESOP Trust.

(6) To account for the cashless exercise of options in the event of the Recapitalization. (Amount of the entry is based on an estimate of the Old Share price at the Effective Time of $163 per share.)

(7) Represents the offset to entries (2), (3), (6), (8) and (9).

(8) To record the vesting of the unvested restricted stock as a result of the Recapitalization.

(9) To record 25,000 restricted shares to Mr. Greenwald that will vest at the Effective Time.

(10)Does not reflect the issuance of four shares of Class I Preferred Stock, one share of Class Pilot MEC Preferred Stock, one share of Class IAM Preferred Stock, and three shares of Class SAM Preferred Stock. These stocks have a $.01 par value and nominal economic value.

NOTE: PRO FORMA FINANCIAL INFORMATION FOR UNITED, WHICH WILL REFLECT, AMONG OTHER THINGS, THE ISSUANCE OF THE DEBENTURES, IS CURRENTLY BEING PREPARED AND WILL BE CONTAINED IN AN AMENDED PROXY STATEMENT/PROSPECTUS.

                    UAL CORPORATION AND SUBSIDIARY COMPANIES

                                 CAPITALIZATION

  The following table sets forth the consolidated capitalization of the Company as of December 31, 1993, as adjusted to give effect to the consummation of the Recapitalization, including (i) reclassification of Old Shares into New Shares, Public Preferred Stock and Redeemable Preferred Stock, (ii) redemption of the Redeemable Preferred Stock for cash and Debentures and (iii) the issuance of ESOP Preferred Stock, Voting Preferred Stock and Director Preferred Stock. The table should be read in conjunction with the Pro Forma Condensed Statement of Consolidated Financial Position included elsewhere in this document.

                                  DECEMBER 31, 1993
                                ----------------------
                                HISTORICAL  PRO FORMA
                                ---------- -----------
                                           (UNAUDITED)
                                    (IN MILLIONS)
Short-term borrowings, long-
 term debt maturing within one
 year and current obligations    $   521     $   521
 under capital leases.........   -------     -------
Long-term debt, excluding por-
 tion due within one year:
  Secured notes...............   $ 1,462     $ 1,462
  Deferred purchase certifi-
   cates......................       178         178
  Debentures..................     1,000       1,780
  Convertible debentures......        36          36
  Promissory notes............        41          41
  Unamortized discount on            (15)        (15)
   debt.......................   -------     -------
                                   2,702       3,482
Long-term obligations under          827         827
 capital leases...............   -------     -------
  Total long-term debt and         3,529       4,309
   capital lease obligations..   -------     -------
Shareholders' equity:
  Series A Preferred Stock, $5
   stated value...............        30          30
  Series B Preferred Stock,
   $.01 stated value..........       --          --
  Class 1 ESOP Preferred
   Stock, $.01 par value......       --          --
  Class 2 ESOP Preferred
   Stock, $.01 par value......       --          --
  Class P, M and S Voting Pre-
   ferred Stock, $.01 par val-
   ue.........................       --          --
  Class I, MEC, IAM, and SAM
   Preferred Stock, $.01 par
   value......................       --          --
  Common stock, $5 par value..       127         --
  Common stock, $.01 par val-
   ue.........................       --          --
  Additional capital invested.       932       4,245
  Retained earnings (deficit)...     249      (1,038)
  Pension liability adjust-
   ment.......................       (53)        (53)
  Unearned compensation.......       (17)        --
  Unearned ESOP Preferred
   Stock......................       --       (3,425)
  Common stock held in trea-         (65)        (61)
   sury.......................   -------     -------
    Total shareholders' equi-      1,203        (302)
     ty.......................   -------     -------
      Total capitalization....   $ 5,253     $ 4,528
                                 =======     =======

                       BENEFICIAL OWNERSHIP OF SECURITIES

FIVE PERCENT BENEFICIAL OWNERS

  The following table shows the number of shares of the Company's voting securities beneficially owned by any person or group known to the Company to be the beneficial owner of more than five percent of the Company's voting securities. Number and percent of shares beneficially owned may include Old Shares issuable upon conversion of Convertible Company Securities, even if not so indicated. Convertible securities not converted prior to the Record Date may not be voted at the Meeting.

                                                     AMOUNT AND
                                                     NATURE OF
   TITLE OF                                          BENEFICIAL    PERCENT
    CLASS     NAME AND ADDRESS OF BENEFICIAL OWNER   OWNERSHIP     OF CLASS
   --------   ------------------------------------   ----------    --------
 Common Stock Sanford C. Bernstein & Co., Inc.       1,632,736(1)     6.7%
               One State Street Plaza
               New York, NY 10004
 Common Stock FMR Corp.                              2,301,068(2)    9.28%
              Edward C. Johnson 3rd
               82 Devonshire Street
               Boston, MA 02109
 Common Stock Wellington Management Co.              2,719,750(3)   10.99%
               75 State Street
               Boston, MA 02109
 Common Stock Vanguard/Windsor Funds, Inc.           2,359,200(4)    9.65%
               P.O. Box 823
               Valley Forge, PA 19482
 Common Stock AXA Assurances I.A.R.D. Mutuelle       3,005,010(5)    12.2%
              AXA Assurances Vie Mutuelle
               La Grande Arche
               Pardi Nord
               92044 Paris La Defense France
              Alpha Assurances I.A.R.D. Mutuelle
              Alpha Assurances Vie Mutuelle
               101-100 Terrasse Boieldieu
               92042 Paris La Defense France
              Uni Europe Assurance Mutuelle
               24, Rue Drouot
               75009 Paris France
              AXA
               23, Avenue Matignon
               75008 Paris France
              The Equitable Companies Incorporated
               787 Seventh Avenue
               New York, New York 10019

- --------
(1) Based on Schedule 13G dated February 14, 1994, in which the beneficial owner reported that as of December 31, 1993, it had sole dispositive power over 1,632,736 Old Shares and sole voting power over 882,770 of such Old Shares.
(2) Based on an Amendment to Schedule 13G dated April 8, 1994, in which FMR Corp. reported that as of March 31, 1994, it had sole voting power for 58,682 Old Shares and sole dispositive power for all Old Shares beneficially owned, and Mr. Edward C. Johnson 3rd reported that as of March 31, 1994, he had sole voting and sole dispositive power for all Old Shares beneficially owned. Includes beneficial ownership of 284,355 Old Shares issuable upon conversion of Series A Preferred Stock.
(3) Based on Schedule 13G dated February 10, 1994, in which the beneficial owner reported that as of December 31, 1993, it had shared dispositive power over 2,719,750 Old Shares and shared voting power over 188,716 of such Old Shares. Beneficial ownership of certain of these Old Shares was also reported by another entity. See footnote (4) below.
(4) Based on Schedule 13G dated February 10, 1994, in which the beneficial owner reported that as of December 31, 1993, it had sole voting power and shared dispositive power over 2,359,200 Old Shares. Beneficial ownership of some or all of these Old Shares was also reported by another entity. See footnote (3) above.
(5) Based on Schedule 13G dated April 8, 1994 in which each of AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, Alpha Assurances I.A.R.D. Mutuelle, Alpha Assurances Vie Mutuelle, Uni Europe Assurance Mutuelle, AXA and The Equitable Companies Incorporated reported that as of March 31, 1994 it had sole voting power for 1,738,465 Old Shares and sole dispositive power for 3,005,009 Old Shares.

SECURITIES BENEFICIALLY OWNED BY DIRECTORS AND EXECUTIVE OFFICERS

  The following table sets forth the number of Old Shares beneficially owned as of April 1, 1994, by each director and executive officer included in the Summary Compensation Table, and by all directors and executive officers of the Company, as a group. Unless indicated otherwise by footnote, the owner exercises sole voting and investment power over the securities (other than unissued securities, the ownership of which has been imputed to such owner).

                                                           NUMBER OF
                                                             SHARES
                                                          BENEFICIALLY  PERCENT
      NAME OF DIRECTOR OR EXECUTIVE OFFICER AND GROUP        OWNED      OF CLASS
      -----------------------------------------------     ------------  --------
      Neil Armstrong.....................................     1,021(1)     *
      Andrew F. Brimmer..................................       450(2)     *
      Richard P. Cooley..................................     1,300        *
      Carla A. Hills.....................................       300        *
      Fujio Matsuda......................................       422        *
      John F. McGillicuddy...............................     1,300        *
      Harry Mullikin.....................................     1,300        *
      James J. O'Connor..................................       700        *
      Frank A. Olson.....................................       800        *
      John C. Pope.......................................   189,348(3)     *
      Ralph Strangis.....................................       500        *
      Paul E. Tierney, Jr................................   168,559(4)     *
      Stephen M. Wolf....................................   339,985(5)    1.4
      Joseph R. O'Gorman.................................    50,690(6)     *
      James M. Guyette...................................    83,911(7)     *
      Lawrence M. Nagin..................................    62,440(8)     *
      Directors and Executive Officers as a Group (17
       persons)..........................................   959,133(9)    3.7%

- --------
   *Less than 1%
(1) Includes 721 Old Shares held by Lorian, Inc. Pension Trust in which Mr. Armstrong is beneficiary.
(2) Includes 30 Old Shares owned by Dr. Brimmer's wife.
(3) Includes 150,000 Old Shares which Mr. Pope has the right to acquire within 60 days of April 1, 1994 by the exercise of stock options.
(4) Includes 16,600 Old Shares held by a trust in which Mr. Tierney is administrator, co-trustee and beneficiary; 34,109 Old Shares held by a corporation of which he is a director and 50% shareholder and 12,500 Old Shares held by a charitable foundation of which he is a director.
(5) Includes 250,000 Old Shares which Mr. Wolf has the right to acquire within 60 days of April 1, 1994 by the exercise of stock options.
(6) Includes 37,500 Old Shares which Mr. O'Gorman has the right to acquire within 60 days of April 1, 1994 by the exercise of stock options.
(7) Includes 67,120 Old Shares which Mr. Guyette has the right to acquire within 60 days of April 1, 1994 by the exercise of stock options.
(8) Includes 45,000 Old Shares which Mr. Nagin has the right to acquire within 60 days of April 1, 1994 by the exercise of stock options.
(9) Includes 572,970 Old Shares which persons in the group have the right to acquire within 60 days of April 1, 1994, by the exercise of stock options and the 30 Old Shares referred to in note (2) above.

             CERTAIN INFORMATION CONCERNING THE BOARD OF DIRECTORS

  The Board of Directors of the Company held a total of 24 meetings during 1993. During their periods of service all directors attended 75 percent or more of the total of such meetings and meetings of Board committees of which they were members, other than Mr. Cooley who attended approximately 74 percent of such meetings.

  The standing committees of the Board of Directors of the Company during 1993 consisted of the Executive, Audit, Compensation, Nominating and Pension and Welfare Plans Oversight Committees.

  Set forth below is a brief description of the functions performed, the names of the committee members, and the number of meetings held by each committee during 1993.

EXECUTIVE COMMITTEE

  The Executive Committee is authorized by the Bylaws of the Company to exercise the powers of the Board of Directors in the management of the business and affairs of the Company, with certain exceptions. The Executive Committee held four meetings in 1993.

  The members of the Committee are:

  Neil A. Armstrong    Paul E. Tierney, Jr.
  Frank A. Olson        Stephen M. Wolf, Chairman
  Ralph Strangis

AUDIT COMMITTEE

  The Audit Committee is authorized by the Board to review with the Company's independent public accountants the annual financial statements of the Company prior to publication, to review the work of and approve non-audit services performed by such independent accountants and to make annual recommendations to the Board for the appointment of independent public accountants for the ensuing year. The Committee reviews the effectiveness of the financial and accounting functions, organization, operations and management of the Company and its subsidiaries and affiliates and the investment policies of the Company. The Audit Committee held two meetings in 1993.

  The members of the Committee are:

  James J. O'Connor, Chairman   Fujio Matsuda
  Neil A. Armstrong             Paul E. Tierney, Jr.
  Richard P. Cooley

COMPENSATION COMMITTEE

  The Compensation Committee reviews and approves the compensation and benefits of all officers of the Company and the senior officers of its subsidiaries and reviews general policy matters relating to compensation and benefits of employees of the Corporation and its subsidiaries. The Committee also administers the 1981 Stock Program and the 1988 Restricted Stock Plan. The Compensation Committee held seven meetings in 1993.

  The members of the Committee are:

  John F. McGillicuddy, Chairman    Harry Mullikin
  Fujio Matsuda

NOMINATING COMMITTEE

  The Nominating Committee considers possible candidates for election to the Board and makes recommendations of nominees to the Board. The Nominating Committee will consider nominees recommended by stockholders, who may submit such recommendations by addressing a letter to the Chairman of the Nominating Committee, UAL Corporation, P.O. Box 66919, Chicago, Illinois 60666. The Nominating Committee held one meeting in 1993.

  The members of the Committee are:

  Richard P. Cooley, Chairman   Carla A. Hills       John F. McGillicuddy
  Andrew F. Brimmer             Ralph Strangis

PENSION AND WELFARE PLANS OVERSIGHT COMMITTEE

  The Pension and Welfare Plans Oversight Committee exercises oversight with respect to compliance by the Company and its subsidiaries with laws governing employee benefit plans under the Employees' Retirement Income Security Act of 1974 ("ERISA"). Reports of the subsidiaries concerning ERISA employee benefit plan matters are reviewed by the Committee and the Committee periodically reports its actions, findings and recommendations to the Board. The Committee held one meeting in 1993.

  The members of the Committee are:

  Harry Mullikin, Chairman    Andrew F. Brimmer
  Carla A. Hills              James J. O'Connor

COMPENSATION OF DIRECTORS; EFFECT OF "CHANGE IN CONTROL"

  The directors receive an annual retainer of $20,000 and are paid $1,000 for each meeting attended. The Chairmen of the Audit, Compensation, Nominating and Pension and Welfare Plans Oversight Committees receive an additional retainer of $3,000 per year. Each member of a committee receives a fee of $1,000 for each committee meeting attended. In support of a cost reduction effort announced in January 1993, directors' compensation as reported above was reduced 10%. Directors also receive 100 Old Shares annually. Directors who are officers of the Company or of any subsidiary do not receive any retainer fee, meeting fee or Old Shares for their service on the Board of Directors or any committee.

  Non-employee directors are eligible to participate in a retirement income plan (the "Retirement Plan") if they have at least five years of service on the date of retirement and are not otherwise eligible to receive pension benefits from the Company or any of its subsidiaries. If a retiring director has at least ten years of service and is age 70 or over at retirement, he or she is entitled to a life annuity equal to the greater of $20,000 per year or the annual retainer fee at retirement. Reduced benefits are available if the director has less than ten years of service or if retirement occurs before age
70. For these purposes, a director who is a director at the time of a "change in control" of the Company is credited with three additional years of service, is deemed to have satisfied the five-year minimum service requirement and is deemed to be three years older than his or her actual age. Surviving spouse benefits are available in some cases. A trust (the "Trust") has been created to serve as a source of payments of benefits under this retirement plan. The Trust becomes irrevocable upon the occurrence of a "change in control."

  Under the Company's travel policy for directors (the "Travel Policy"), each director of the Company, his or her spouse and their eligible dependent children are entitled to free transportation on United. The directors are reimbursed by the Company for additional income taxes resulting from the taxation of these benefits. The average cost of supplying these benefits for each director in 1993, including cash payments made in January, 1994 for income tax liability, was $25,300. The Company also has a policy pursuant to which each director is entitled to free cargo shipment on United. A director (and his or her spouse and eligible dependent children) serving as such at the time of a "change in control" is entitled to continue such benefits thereafter for life.

  The transactions contemplated by the Plan of Recapitalization will constitute a "change in control" for purposes of the Travel Policy, the Retirement Plan and the Trust.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  Mr. Strangis is a member of the law firm of Kaplan, Strangis & Kaplan, P.A., which has represented, and may continue to represent, the Company and its affiliates in connection with various legal matters.

                             EXECUTIVE COMPENSATION

                 UAL CORPORATION COMPENSATION COMMITTEE REPORT

PHILOSOPHY

  The Company's officer compensation program is designed to attract, retain and motivate top quality and experienced officers. The program provides industry competitive compensation opportunities, supports a pay-for-performance culture and emphasizes pay-at-risk. The program is heavily oriented toward incentive compensation that is tied to the annual and longer-term financial performance of the Company and to its longer-term return to stockholders.

COMPONENTS

  There are two components to the executive compensation program:

  . Cash compensation.

  .Stock compensation.

  The cash compensation program is comprised of base salary and annual cash incentive compensation. Base salaries are competitive with other large domestic air carriers, which include the three largest of the five carriers on the Relative Market Performance Graph below. Base salaries are substantially less than other corporations of comparable size.

  Annual incentive compensation provides an opportunity for additional earnings. An annual incentive pool is created based upon the Company's earnings; each year the Compensation Committee approves a schedule of annual incentive pool funding relative to specified earnings targets. The CEO recommends to the Committee incentive awards for each officer based upon an assessment of each such officer's contribution over the preceding year. The assessment is based on, among other things, an appraisal prepared annually for each officer on his or her managerial skills and the performance by him or her of assigned responsibilities. Before making a recommendation, the CEO will discuss such appraisals with other members of senior management and will consider these discussions, along with an overall assessment of Company performance and industry competitive data, in making a recommendation to the Compensation Committee on incentive awards for each officer. The Compensation Committee determines the award for the CEO based upon a comparable process and makes a final determination on incentive awards for all other officers.

  The stock compensation program is comprised of stock options and restricted stock. Stock compensation gives each officer the opportunity to become a stockholder of the Company. Stock grants are set in consideration of airline industry practice using the same industry peer group for base salary and annual incentive compensation. Stock grants are also set in consideration of individual performance and contribution. The CEO recommends to the Compensation Committee stock option and/or restricted stock grants for each officer; there are no specific target award levels or weighting of factors considered in determining stock grants. The Compensation Committee determines stock awards for the CEO based upon a comparable process and makes a final determination on stock awards for all other officers. Options and restricted shares typically are granted in alternating years (options in one year, restricted stock in the next year, etc.).

  Stock options may not be granted at less than fair market value on the date of grant. Stock options carry a ten-year term and have exercise vesting restrictions that lapse ratably over a four-year period. Restricted shares have vesting restrictions of up to 5 years.

  The officer compensation program in total, although primarily focused on promoting pay-for-performance and emphasizing pay-at-risk, is heavily oriented toward stockholder interests through the use of long-term stock incentives that create a direct linkage between executive rewards and increased stockholder value. The long-term incentive component, which is comprised totally of stock-based incentives, represents over half of the total income opportunity for the officers.

CEO COMPENSATION

  At Mr. Wolf's request, his salary, upon joining United in 1987, was set at $575,000, which was $75,000 less than his predecessor was paid. During 1992, Mr. Wolf's base salary was increased for the first time since joining the Company in 1987 to $675,000. This increase was based primarily on a qualitative review of performance factors and his contributions and leadership in among other things, creating the most comprehensive route structure of any carrier in the world. Further, additional factors considered were that his salary of $575,000 approximated the bottom tenth percentile of other chief executive officers at U.S. companies exceeding $10 billion in annual revenue and that his salary had not been increased since joining the Company in 1987.

  On February 14, 1993, in support of a cost reduction effort, Mr. Wolf rescinded his raise of $100,000 and returned to his 1987 starting salary of $575,000. On October 27, 1993, the Compensation Committee approved an increase in Mr. Wolf's pre-reduction salary by $50,000, to $725,000. This increase was based primarily on a qualitative review of performance factors and his continuing contributions and leadership during an extremely difficult time in the airline industry, and as an attempt to partially close the gap between his salary and that of CEOs of other large corporations, especially in light of the fact that he had foregone salary increases during most of his six year tenure at the Company. On November 1, 1993, Mr. Wolf's salary was reinstated to its 1992 rate of $675,000 per annum, but Mr. Wolf asked the Compensation Committee to defer his October 1993 increase, which was subsequently implemented on April 1, 1994.

  Mr. Wolf received no cash incentive award for 1993 performance. No stock options or restricted stock were granted to Mr. Wolf during 1993.

COMPENSATION FOR THE OTHER NAMED OFFICERS

  Base salary rates for the other named executive officers were reduced 5% from their 1992 levels in February 1993 in support of a cost reduction effort. Base salaries remained at the reduced levels until September 1993 (November 1993 for Mr. Pope), at which time they were restored to their 1992 levels. In keeping with the Compensation Committee's philosophy of providing compensation to attract, retain and motivate top quality and experienced officers, increases averaging 6.3% were implemented in recognition of a negative competitive differential in salary levels at the Company as compared to other large corporations and because of cost of living increases. None of the other named executive officers received a cash incentive award for 1993 performance. Each received a restricted stock grant, subject to the normal restricted stock grant terms described earlier pursuant to the Company's normal grant schedule, the amount of which took into consideration the need for a retention mechanism due to the fact that no payments had been made under the Incentive Plan for three years.

COMMITTEE ACTIONS REGARDING CHANGES IN CONTROL

  As described below under "--Employment Contracts and Change in Control Arrangements," during 1993 the Compensation Committee, as part of an overall review and after consultation with an independent compensation and benefits consultant and with outside counsel, determined to authorize, and the Company and United thereafter entered into, amendments to the Company's employment contract with Mr. Wolf (originally entered into in 1987) and to an employment contract and severance agreements with other named executive officers, new severance agreements with additional executive officers and amendments to agreements with Company officers to provide for the automatic vesting of outstanding stock options, and the confirmation of such treatment for restricted stock awards, upon a "change in control" of the Company.

  These changes were made in connection with the first overall review of these arrangements in over three years and were intended in part to achieve greater uniformity in the treatment of the Company's executive officers. The Compensation Committee believes it is important to take steps to maintain a stable management team. Revising, amending and adding these various agreements was an important step in this endeavor. These changes also achieved greater uniformity in severance and change in control policy than had previously existed.

OMNIBUS BUDGET RECONCILIATION ACT OF 1993

  The Compensation Committee reviewed and discussed the impact of Section 162(m) of the Internal Revenue Code on the Company's executive compensation programs. As a result of this review, the Company, as an integral part of and conditional upon approval of the Recapitalization, is proposing changes to its incentive compensation program for named executive officers. These changes will make the program totally formula-based and will bring the program fully into compliance with the proposed regulations. The Company is also proposing a change to its stock incentive compensation program to place a per person cap on stock grants and to provide performance-based restricted stock awards to the named executive officers. These changes will cause all future incentive compensation awards thereunder to be in full compliance with the proposed regulations.

COMPENSATION CONSULTANT AND COMPETITIVE DATA

  The Committee consults with independent compensation advisors on executive compensation matters. The Committee also has access to competitive data on compensation levels for officer positions.

                     UAL CORPORATION COMPENSATION COMMITTEE

  John F. McGillicuddy, Chairman    Fujio Matsuda     Harry Mullikin

                           SUMMARY COMPENSATION TABLE

                                  ANNUAL                         LONG-TERM
                               COMPENSATION                     COMPENSATION
                             ----------------               --------------------
                                              OTHER ANNUAL   RESTRICTED   STOCK      ALL OTHER
  NAME AND PRINCIPAL         SALARY   BONUS   COMPENSATION     STOCK     OPTIONS    COMPENSATION
       POSITION         YEAR   ($)     ($)       ($)(1)     AWARDS($)(2)   (#)         ($)(3)
  ------------------    ---- ------   -----   ------------  ------------ -------    ------------
Stephen M. Wolf--       1993 604,134        0   122,173(4)           0         0       29,821
 Chairman and           1992 625,000        0    25,515              0         0       30,985
 Chief Executive Offi-  1991 575,000        0        --              0   225,000(5)        --
 cer

John C. Pope--          1993 487,846        0    17,235      1,995,000         0       16,651
 President and          1992 458,333        0    12,492              0   110,000(5)    14,599
 Chief Operating Offi-  1991 375,000  140,000        --      1,848,438         0           --
 cer

Joseph R. O'Gorman--    1993 314,348        0     7,548        855,000         0        4,024
 Executive Vice Presi-  1992 300,000        0    18,379              0    30,000        7,094
 dent                   1991 233,385   30,000        --        867,000    30,000           --

James M. Guyette--      1993 310,749        0     5,183        855,000         0       10,708
 Executive Vice Presi-  1992 300,000        0       327              0    30,000        7,874
 dent                   1991 275,000   90,000        --        739,375         0           --

Lawrence M. Nagin--     1993 306,439        0     8,482        855,000         0       10,645
 Executive Vice         1992 290,000        0    21,596              0    30,000        8,187
 President--            1991 265,000   80,000        --      1,035,125         0           --
 Corporate Affairs and
 General Counsel

- --------
(1) Except as otherwise indicated, amounts specified represent tax gross-ups during the fiscal year associated with travel privileges.
(2) The restricted stock granted in 1993 vests 20% per year, from the time of grant, over a five year period. All restricted stock granted in 1991 vests 100% after five years, except that the grant to Mr. O'Gorman vests 25% per year, from the time of grant, over a four year period. The number and aggregate value, respectively, of restricted holdings at fiscal year-end is: Wolf 15,000 Old Shares, $2,190,000; Pope 32,000 Old Shares, $4,672,000;
    O'Gorman 10,500 Old Shares, $1,533,000; Guyette 13,500 Old Shares, $1,971,000; Nagin 15,300 Old Shares, $2,233,800. No dividends have been paid on these Old Shares, but officers have a right to retain any dividends paid on restricted shares.
(3) Amounts represent the total reportable compensation attributable to the split-dollar insurance program. None of the above individuals received other compensation not reported elsewhere on this statement in excess of the lesser of $50,000 or 10% of salary and bonus.
(4) Includes $39,243 attributable to tax gross-ups during the fiscal year associated with travel privileges, $16,180 attributable to financial planning, travel, certain insurance and automobile benefits, and the balance attributable to club membership costs and dues.
(5) The 225,000 Old Share option granted to Mr. Wolf in 1991 and the 110,000 Old Share option granted to Mr. Pope in 1992 were granted with exercise prices in excess of the then current market price. In Mr. Wolf's case, 75,000 of the Options are exercisable at $147.875 on May 29, 1993, 50,000 at $170.056 on May 29, 1994, 50,000 at $195.565 on May 29, 1995, and 50,000
    at $224.899 on May 29, 1996. In Mr. Pope's case, 50,000 Options are exercisable at $124.00 on April 29, 1994, 20,000 at $142.60 on April 29,
    1995, 20,000 at $163.99 on April 29, 1996, and 20,000 at $188.59 on April
    29, 1997.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

                                                NUMBER OF UNEXERCISED   VALUE OF UNEXERCISED IN-
                           SHARES                  OPTIONS/SARS AT      THE-MONEY OPTIONS/SARS AT
                         ACQUIRED ON                  FY-END(#)               FY-END ($)(1)
                          EXERCISE    VALUE   ------------------------- -------------------------
          NAME               (#)     REALIZED EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
          ----           ----------- -------- ----------- ------------- ----------- -------------
Stephen M. Wolf.........       0       N/A      181,250      168,750     6,034,766      966,797
John C. Pope............       0       N/A       87,500      122,500     5,783,594    1,812,531
Joseph R. O'Gorman......       0       N/A       22,500       37,500       187,500      517,500
James M. Guyette........       0       N/A       52,120       30,000     2,764,936      881,719
Lawrence M. Nagin.......       0       N/A       31,250       28,750     1,450,000      838,750
___________

(1) Market value of the Company's common stock at December 31, 1993, minus exercise price of options/SARs.

                             PENSION PLAN TABLE

                                   YEARS OF SERVICE
               --------------------------------------------------------------
REMUNERATION     15         20         25         30         35         40
- ------------   -------   --------   --------   --------   --------   --------
  375,000      $90,000   $120,000   $150,000   $180,000   $210,000   $240,000
  425,000      102,000    136,000    170,000    204,000    238,000    272,000
  475,000      114,000    152,000    190,000    228,000    266,000    304,000
  525,000      126,000    168,000    210,000    252,000    294,000    336,000
  575,000      138,000    184,000    230,000    276,000    322,000    368,000
  625,000      150,000    200,000    250,000    300,000    350,000    400,000
  675,000      162,000    216,000    270,000    324,000    378,000    432,000
  725,000      174,000    232,000    290,000    348,000    406,000    464,000
  775,000      186,000    248,000    310,000    372,000    434,000    496,000
  825,000      198,000    264,000    330,000    396,000    462,000    528,000

  The above illustration is based on retirement at age 65 and selection of a straight life annuity (other annuity options are available, which would reduce the amounts shown above). The amount of the normal retirement benefit under the plan is the product of 1.6% times years of credited participation in the plan times final average compensation (highest five of last ten years of covered compensation). The retirement benefit amount is not offset by the participant's Social Security benefit. Compensation covered by the plan includes salary and cash bonuses. Credited years of participation with the Company and United for persons named in the cash compensation table are as follows: Mr. Wolf--5 years; Mr. Pope--5 years; Mr. Guyette--25 years; Mr. O'Gorman--21 years; and Mr. Nagin--4 years. The amounts shown do not reflect limitations imposed by Internal Revenue Code on retirement benefits which may be paid under plans qualified under the Internal Revenue Code. United has agreed to provide under non-qualified plans the portion of the retirement benefits earned under the pension plan which would otherwise be subject to Internal Revenue Code limitations.

  The Company has agreed to supplement Messrs. Wolf's and Pope's benefits under the qualified pension plan and United has agreed to supplement Messrs. Nagin's and O'Gorman's benefits under the qualified pension plan, in each case by granting them credit for their prior airline service--22 years for Mr. Wolf, 10 years for Mr. Pope, 6 years for Mr. O'Gorman, and 8 years for Mr. Nagin. Mr. Wolf's benefit will be offset by retirement benefits he is entitled to under any of the plans of his prior employers except Tiger International, Inc.

  Pursuant to the Officer Agreements, upon their retirements in accordance with the Plan of Recapitalization, each of Messrs. Wolf, Pope and Nagin will be entitled to receive a cash payment in an amount calculated to be sufficient to provide additional annual retirement income commencing at age 56 (age 55 in the case of Mr. Pope) of approximately $240,000, $12,000 and $32,000, respectively.

                               UAL CORPORATION
                         RELATIVE MARKET PERFORMANCE
                           TOTAL RETURN 1989--1993


                            [GRAPH APPEARS HERE]


                              1988 1989 1990 1991 1992 1993
                              ---- ---- ---- ---- ---- ----
         UAL Corp. .......... 100  156  101  133  115  133
         S&P 500............. 100  132  127  166  179  197
         D-J Airline
          Group(1)........... 100  116   93  125  127  156

                                        Source: Compustat Database
(1) Alaska Air, AMR, Delta, Southwest, USAir.

EMPLOYMENT CONTRACTS AND CHANGE IN CONTROL ARRANGEMENTS

  The Company and United originally entered into the Officer Agreements with Mr. Wolf and Mr. Pope when they joined the Company in 1987 and 1988, respectively, (as subsequently amended and restated, the "Employment Agreements").

  In the event of a change in control of the Company or United followed by the termination of his employment, Mr. Wolf would be entitled to a payment equal to from one to three times his salary and anticipated bonus deemed equal to his salary, depending upon the circumstances of his termination, together with certain other amounts. In the event of a change in control of the Company or United followed by a termination of his employment, Mr. Pope would be entitled to a payment equal to from one to three times his salary and anticipated bonus of not less than $100,000, depending upon the circumstances of his termination, together with certain other amounts.

  The Employment Agreements also provide for the continuance of certain specified employee benefits for a period of years equal to the number of years of compensation included in the severance payment and, depending on the circumstances applicable to an executive, possibly beyond that time.

  Each other executive officer of United is a party to a severance agreement (the "Severance Agreements") with United that provides certain benefits if the executive's employment with United is terminated (1) by the Company without "cause" (as defined in the Severance Agreements) or (2) by the executive for "good reason" (as defined in the Severance Agreements) in either case, within three years following a "change in control" (as defined in the Severance Agreements). Upon such a termination of employment, the executive officer will be entitled to receive (1) a cash payment equal to 3 times the sum of (a) the greater of the executive's base salary as in effect on the date of the change in control or as in effect on the date his or her employment terminates plus
(b) the average of the greater of the bonuses paid to the executive with respect to the three years preceding the change in control or the bonuses paid to the executive with respect to the three years preceding his or her termination of employment, (2) continuation of travel privileges (and partial tax reimbursement) on United for the executive and his or her spouse and other dependents for three years following termination of employment (and for life thereafter if the executive would have qualified for retiree travel privileges had his or her employment continued during such three-year period), (3) coverage under United's medical and other welfare benefits for a period of three years following the date of termination (and for life thereafter if the executive would have qualified for retiree medical benefits had his or her employment continued during such three-year period), (4) a lump sum payment equal to the value of the pension benefits (including any early retirement benefits) that the executive officer would have earned under United's pension plans and arrangements had the executive officer continued to be employed for an additional three years and (5) a lump sum payment equal to the amounts that United would have paid on behalf of the executive officer with respect to split dollar life insurance policies in effect for the executive.

  Pursuant to the Officer Agreements, upon their retirements, in accordance with the Plan of Recapitalization, each of Messrs. Wolf, Pope, and Nagin will be entitled to receive a cash payment in respect of certain split dollar life insurance policies in effect for them of approximately $195,000, $160,000 and $140,000 respectively.

  During 1993 the Company amended stock option and restricted stock agreements with each of the named executive officers to provide for the automatic vesting of outstanding stock options, and for confirmation of such treatment for restricted stock awards, upon a change in control.

RULE 405 DISCLOSURE

  Form 5s for 1993, with respect to one exempt transaction each, were inadvertently filed late for Messrs. O'Gorman and Wolf due to an error in the Company's recordkeeping. The Company, and not the individuals, takes responsibility for effecting these filings.

           APPROVAL OF AMENDMENTS TO THE 1981 INCENTIVE STOCK PROGRAM

  ON MARCH 25, 1994, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDED, IN CONNECTION WITH THE APPROVAL OF THE RECAPITALIZATION, THAT THE STOCKHOLDERS VOTE FOR APPROVAL OF AMENDMENTS (THE "1981 STOCK PROGRAM AMENDMENT") TO THE 1981 INCENTIVE STOCK PROGRAM (THE "1981 STOCK PROGRAM") TO ADD 1,200,000 NEW SHARES (SUBJECT TO ADJUSTMENT AS HEREINAFTER DESCRIBED) TO THE MAXIMUM NUMBER OF SHARES WITH RESPECT TO WHICH GRANTS MAY BE MADE UNDER THE 1981 STOCK PROGRAM.

  The full text of the 1981 Stock Program Amendment is filed as an exhibit to the Registration Statement. The following summary of the 1981 Stock Program is qualified in its entirety by the full text of the 1981 Stock Program and the 1981 Stock Program Amendment.

  ADMINISTRATION. The 1981 Stock Program is administered by the Compensation Committee of the Board. Upon consummation of the Plan of Recapitalization, the 1981 Stock Program will be administered by the Compensation Committee.

  SHARES SUBJECT TO PROGRAM. As initially approved by the stockholders on April 29, 1982, 1,300,000 shares of common stock were issuable under the 1981 Stock Program. On April 24, 1986 and April 25, 1991,

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an additional 2,000,000 and 1,000,000 shares, respectively, were authorized for issuance under the 1981 Stock Program. The amendments recommended by the Board would make 1,200,000 (subject to adjustment if additional shares become issuable to the employee groups in accordance with the Plan of Recapitalization) New Shares available for issuance under the 1981 Stock Program. Stock issuable under the 1981 Stock Program may be newly issued or treasury shares. The Compensation Committee may at any time and from time to time, in its sole discretion, allocate any or all of such shares for issuance pursuant to grants of incentive stock options ("ISOs"), under Section 422 of the Internal Revenue Code, stock options not intended to qualify under Section 422 of the Internal Revenue Code ("NQSOs") and stock appreciation rights ("SARs").

  PARTICIPATION. Options and SARs are granted by the Compensation Committee only to officers and key employees (including officers who may also be directors) of the Company or any of its subsidiaries. There is currently no specific limitation on the number of New Shares that may be optioned to any individual (or made subject to an SAR) under the 1981 Stock Program. The amendments recommended by the Board would limit the number of New Shares with respect to which options may be granted under the 1981 Stock Program to any individual during any two-year period to 125,000 (250,000 with respect to grants made to any new employee as a condition of employment), subject to adjustment if additional shares become issuable to the employee groups in accordance with the Plan of Recapitalization.

  STOCK OPTIONS. The option price for ISOs and NQSOs may not be less than 100% of the fair market value of the common stock on the date of grant. The closing price of the common stock on the New York Stock Exchange on [ ], 1994 was $[ ]. The duration of options granted under the 1981 Stock Program cannot exceed ten years.

  STOCK APPRECIATION RIGHTS. SARs may be granted exercisable in cash, or in common stock, or in a combination of cash and common stock. SARs may be granted to any participant in the 1981 Stock Program independent of or in tandem with an NQSO. On exercise of an SAR, the holder will receive up to 100% of the appreciation in fair market value of the shares subject to the SAR. In the case of a tandem SAR, the appreciation shall be measured from the option price. All of the SARs which have been issued under the 1981 Stock Program have been tandem SARs. Exercise of an SAR reduces the number of shares reserved for issuance under the 1981 Stock Program by the number of shares with respect to which the SAR is exercised.

  AMENDMENT AND TERMINATION OF PROGRAM. The Board may amend the 1981 Stock Program from time to time or terminate the 1981 Stock Program at any time, but may not reduce the then existing amount of any participant's options or SARs or adversely change the terms and conditions thereof without the participant's consent. No amendment may without stockholder approval, (i) materially increase the benefits accruing to participants, (ii) materially increase the number of shares which may be issued, or (iii) materially modify the requirements as to eligibility for participation in the 1981 Stock Program. The Plan of Recapitalization will automatically terminate on December 8, 2001.

  FEDERAL INCOME TAX CONSEQUENCES. The Company has been advised by counsel that the Federal income tax consequences to the participants in the 1981 Stock Program and the affiliate of the Company employing them under the now applicable provisions of the Internal Revenue Code and the regulations thereunder are substantially as follows.

  With respect to NQSOs and SARs, an optionee is not deemed to receive any income at the time an NQSO or SAR is granted nor is his employer entitled to a deduction at that time. However, when any part of the NQSO or SAR is exercised the optionee is deemed to have received ordinary income (i) in the case of an NQSO, in an amount equal to the difference between the option price and the fair market value of the shares acquired upon such exercise and (ii) in the case of an SAR, in an amount equal to the sum of the fair market value of the shares and any cash received. The optionee's employer is entitled to a tax deduction in an amount equal to the amount of ordinary income realized by the optionee.

  With respect to ISOs, an optionee is not deemed to receive any income at the time an ISO is granted or exercised, and his employer is not entitled to any deduction. If the optionee disposes of the stock prior to the expiration of the holding period required by Section 422 of the Internal Revenue Code, he will have ordinary income in the year of disposition equal to the excess of the amount received for the shares over the option price, and his employer is entitled to a tax deduction at such time in an amount equal to the amount of ordinary income realized by the optionee. If the optionee disposes of the stock after expiration of the holding period required by Section 422 of the Internal Revenue Code, the excess of the amount received for the shares over the option price will be taxed as long term capital gain and no deduction will be available to the employer.

  Special rules apply in the case of individuals subject to Section 16(b) of the Exchange Act. In particular, under current law any shares received pursuant to the exercise of a stock option or SAR, absent an election by the optionee to include in his income at the time of exercise the excess of the value of shares received over the option price, are treated as restricted as to transferability and subject to a substantial risk of forfeiture for a period of six months after the date of grant of the option. Accordingly, the amount of ordinary income recognized, and the amount of the employer's deduction, are determined as of such later date.

  The Board of Directors recommends a vote FOR the approval of the amendments to the 1981 Stock Program.

            APPROVAL OF AMENDMENTS TO THE 1988 RESTRICTED STOCK PLAN

  ON MARCH 25, 1994, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDED IN CONNECTION WITH THE APPROVAL OF THE RECAPITALIZATION THAT THE STOCKHOLDERS VOTE FOR APPROVAL OF AMENDMENTS (THE "1988 RESTRICTED STOCK PLAN AMENDMENTS") TO THE 1988 RESTRICTED STOCK PLAN (THE "1988 RESTRICTED STOCK PLAN") TO PRESERVE, TO THE MAXIMUM EXTENT POSSIBLE, THE DEDUCTIBILITY BY THE COMPANY OF AMOUNTS AWARDED UNDER THE PLAN.

  The full text of the 1988 Restricted Stock Plan Amendment is filed as an exhibit to the Registration Statement. The following summary of the 1988 Restricted Stock Plan is qualified in its entirety by the full text of the 1988 Restricted Stock Plan and the 1988 Restricted Stock Plan Amendment.

  SHARES. A maximum of 500,000 Old Shares may be awarded under the 1988 Restricted Stock Plan. Upon consummation of the Plan of Recapitalization, the Old Shares remaining to be issued under the 1988 Restricted Stock Plan will be converted into New Shares. Shares awarded under the 1988 Restricted Stock Plan (the "Restricted Stock") may only be treasury shares. Shares of Restricted Stock that are forfeited under the 1988 Restricted Stock Plan may subsequently be awarded to other participants under the 1988 Restricted Stock Plan.

  The closing price of the common stock on the NYSE on [     ], 1994 was
[     ].

  PARTICIPATION. Restricted Stock may be awarded under the 1988 Restricted Stock Plan to key employees, including officers, of the Corporation and its subsidiaries. The 1988 Restricted Stock Plan currently imposes no limit on the number of officers and other key employees to whom Restricted Stock may be awarded or on the number of shares that may be granted to any individual. The 1988 Restricted Stock Plan Amendments would limit the number of New Shares that may be awarded under the 1988 Restricted Stock Plan to any individual during any two-year period to 30,000 (60,000 with respect to grants made to any new employee as a condition of employment), subject to adjustment if additional shares become issuable to the employee groups in accordance with the Plan of Recapitalization.

  ADMINISTRATION. The 1988 Restricted Stock Plan is administered by the Compensation Committee of the Board. Upon consummation of the Plan of Recapitalization, the Plan will be administered by the

Compensation Committee of the Board. No member of the Compensation Committee is an employee of the Company or of any of its subsidiaries. Under the 1988 Restricted Stock Plan, no member of the Compensation Committee shall be eligible to be selected to participate in the 1988 Restricted Stock Plan at any time while he is serving on the Compensation Committee.

  RESTRICTIONS. Restricted Stock is awarded under the 1988 Restricted Stock Plan in the discretion of the Compensation Committee. All shares of stock awarded pursuant to the 1988 Restricted Stock Plan (including any shares received by the holders thereof as a result of stock dividends, stock splits or any other forms of recapitalization) shall be subject to the restrictions specified in the 1988 Restricted Stock Plan. Restricted Stock certificates shall remain in the custody of the Company and shall bear a legend that such Restricted Stock may not be sold or encumbered until all restrictions are terminated or expire. Restrictions expire ten years after award unless the Compensation Committee determines in its discretion to accelerate or terminate the period of restriction. Restrictions expire upon a Change in Control, as defined in the 1988 Restricted Stock Plan. In addition, the restrictions expire if the Company is dissolved, or is not the surviving corporation in a merger or consolidation, unless the surviving corporation agrees to exchange the Restricted Stock for its shares having an equivalent value. Participants, as owners of the awarded shares, shall have all other stockholder rights, including the right to vote shares of Restricted Stock and to receive dividends and other distributions, if any, during the restriction period. The 1988 Restricted Stock Plan Amendments would permit the Committee to provide that the "Restricted Period" with respect to any Restricted Shares shall lapse based upon the attainment by the Company of one or more target levels of pre-tax income (as determined under generally accepted accounting principles but without regard to any items (whether gains or losses) otherwise included therein relating to (1) the ESOPs or the ESOP Trusts, (2) any event or occurrence that the Committee determines to be either not directly related to the operations of the Company or not within the reasonable control of the Company's management, (3) the 1988 Restricted Stock Plan and (4) the Company's Incentive Compensation Plan (as defined below)). Such target level(s) shall be determined by the Compensation Committee on or before the allocation of such Restricted Shares, shall relate to such period or periods of time as the Compensation Committee shall prescribe and may provide that any period in which such pre-tax income is less than zero may be disregarded.

  AMENDMENT. The 1988 Restricted Stock Plan may be amended, suspended or terminated by the Board, provided that no such action shall increase the maximum number of shares that may be awarded pursuant to the Plan of Recapitalization, render any Compensation Committee member eligible to receive Restricted Stock while a Compensation Committee member, or adversely affect awards already made without the participant's consent.

  ADJUSTMENTS. In case of a stock split, stock dividend, merger, consolidation, reorganization, recapitalization or other change in corporate structure of the Company, appropriate adjustments will be made by the Compensation Committee in the number and kind of shares subject to the 1988 Restricted Stock Plan.

  FEDERAL INCOME TAX CONSEQUENCES. No income will be recognized by a participant upon receipt of any award of Restricted Stock, unless the participant files an election with the IRS within 30 days of the award to recognize such income. If the participant makes such an election, the Company would be entitled to a deduction for payment of compensation, assuming compliance with applicable withholding requirements, and the participant would be required to report as ordinary income, the fair market value of the Restricted Stock on the award date. In the absence of such an election, the participant's income and the Company's corresponding deduction are deferred until the restrictions cease to apply, at which time the amount of the income and deduction would be based on the fair market value of the shares at the time the restrictions cease to apply.

  Unless the election referred to above is made, dividends received with respect to Restricted Stock prior to the time the restrictions cease to apply would be taxed as ordinary income to the participant and would be deductible by the Company as payment of compensation, assuming compliance with applicable withholding requirements. Dividends received with respect to shares after such an election has been made or after the

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

restrictions cease to apply would be taxed as dividends to the participant and would not be deductible by the Company.

           APPROVAL OF AMENDMENTS TO THE INCENTIVE COMPENSATION PLAN

  ON MARCH 25, 1994 THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDED IN CONNECTION WITH THE APPROVAL OF THE RECLASSIFICATION THAT THE STOCKHOLDERS VOTE FOR APPROVAL OF AMENDMENTS (THE "INCENTIVE PLAN AMENDMENT") TO THE COMPANY'S INCENTIVE COMPENSATION PLAN (THE "INCENTIVE PLAN") TO PRESERVE, TO THE MAXIMUM EXTENT POSSIBLE, THE DEDUCTIBILITY BY THE COMPANY OF AMOUNTS PAID THEREUNDER.

  The full text of the Incentive Compensation Amendment is filed as an exhibit to the Registration Statement. The following summary of the Incentive Compensation Plan is qualified in its entirety by the full text of the Incentive Plan and the Incentive Plan Amendment.

  Key employees and officers of the Company and its subsidiaries are eligible to participate in the Incentive Plan. The grant of awards and the size thereof depends upon the degree to which the Company's financial targets, as approved by the Compensation Committee, are reached or exceeded and the extent to which individual performance objectives set by management (or by the Compensation Committee in the case of the Company's CEO) are attained or exceeded. Performance is measured annually and awards are vested in the year awarded. Awards are paid in the year awarded.

  Pursuant to the Incentive Plan Amendment, awards under the Incentive Plan with respect to any participant who is a "covered employee" (as defined in Section 162(m)(3) of the Internal Revenue Code) with respect to the applicable award year (i) may not exceed $900,000 and (ii) shall be determined by reference to a formula which shall define the award by reference to the attainment by the Company of one or more target levels of pre-tax income (as determined under generally accepted accounting principles but without regard to any items (whether gains or losses) otherwise included therein relating to (1) the ESOPs or the ESOP Trusts, (2) any event or occurrence that the Compensation Committee determines to be either not directly related to the operations of the Company or not within the reasonable control of the Company's management, (3) the Incentive Plan and (4) the Company's 1988 Restricted Stock Plan) for such award year. Such target level(s) and the formula referred to above shall be determined by the Compensation Committee prior to the commencement of such award year (or at such later time as may be permissible under Section 162(m) of the Internal Revenue Code). Notwithstanding the foregoing, the Compensation Committee may reduce the award otherwise determined pursuant to such formula in its sole discretion.

  The Incentive Plan Amendment further provides that payment of an award may be deferred, pursuant to a prior election by a participant, to a period selected by the participant. The Incentive Plan may be amended, modified or terminated by the Board in its discretion.

  Amounts paid under the Incentive Plan should be taxable as ordinary income to the participant and deductible by the Company, in each case, in the year in which the amounts are paid.

  The Board of Directors recommends a vote FOR approval of the amendments to the Incentive Plan.

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

                           DESCRIPTION OF SECURITIES

THE DEBENTURES

  The Series A Debentures and the Series B Debentures will be issued under an Indenture dated as of July 1, 1991 (the "Indenture") between United, as issuer, and The Bank of New York, as Trustee (the "Indenture Trustee"). A copy of the Indenture has been filed as an exhibit to the Registration Statement of which this Proxy Statement/Prospectus is a part. The statements herein relating to the Debentures and the Indenture are summaries and reference is made to the provisions of the Indenture, including the definitions therein of certain terms capitalized in this Proxy Statement/Prospectus. Where the summaries do not make a distinction between the Series A Debentures and the Series B Debentures, such summaries refer to either series. Whenever particular Sections or defined terms of the Indenture are referred to herein, such sections or defined terms are incorporated herein by reference.

 General

  The Series A Debentures will bear interest at a rate per annum that has been fixed provisionally at 9.00%, and the Series B Debentures will bear interest at a rate per annum that has been fixed provisionally at 9.70%. As provided in the Plan of Recapitalization, the rates of interest proposed to be borne by the Series A Debentures and the Series B Debentures may be adjusted in advance of the Meeting to rates that would permit the Series A Debentures and the Series B Debentures to trade at par, on a fully distributed basis, as of the date on which such determination is made, although the interest rates to be borne by the Debentures may not be adjusted above 10.125% in the case of the Series A Debentures and 10.825% in the case of the Series B Debentures. The Company will make a public announcement of the rates of interest to be borne by the Series A Debentures and the Series B Debentures at least five days in advance of the Meeting. See "THE PLAN OF RECAPITALIZATION--Terms and Conditions--Pricing the Securities." The Plan of Recapitalization also provides that, at the request of the Unions, either or both series of Debentures may be made redeemable prior to their respective final stated maturity at the option of United. See "--The Debentures--Redemption." Interest on the Debentures will be paid semi-annually beginning in 1994 to holders of record on the record date for such payment. The Series A Debentures will mature in 2004. The Series B Debentures will mature in 2014. Prior to the Effective Time, the Company will establish the semi-annual interest payment dates, the specific final maturity dates and the maximum aggregate principal amount of each series of Debenture. The Debentures will bear interest from the date of their original issuance or the most recent interest payment date from which interest has been paid.

  The Debentures will be unsecured and unsubordinated obligations of United and will rank on a parity with all other unsecured and unsubordinated indebtedness
of United. As of        , 1994 United had outstanding $             aggregate
principal amount of indebtedness that will rank pari passu with the Debentures offered hereby. The Indenture does not limit the right of United to incur
additional senior indebtedness. As of      , 1994, senior indebtedness of
United on a consolidated basis aggregated approximately $    .

 Redemption

  The Debentures will not be subject to any sinking fund or other obligation of United to redeem or retire the Debentures. The Debentures may not be called for redemption prior to their respective final stated maturities. The Plan of Recapitalization provides that either or both series of Debentures may be made redeemable at the option of United prior to their respective final stated maturities if the Unions so request a reasonable period of time prior to the Announcement Date. See "THE PLAN OF RECAPITALIZATION--Terms and Conditions-- Pricing the Securities."

 Payment, Registration, Transfer and Exchange

  Payments in respect of the Debentures will be made at the office or agency of United maintained for that purpose as United may designate from time to time, except that, at the option of United, interest payments, if any, on the Debentures may be made by checks mailed by the Indenture Trustee to the holders of Debentures entitled thereto at their registered addresses. (Sections 3.7(a) and 9.2 of the Indenture.) Payment of any installment of interest on Debentures will be made to the persons in whose names such Debentures are registered at the close of business on the regular record date for such interest. (Sections 3.7(a) of the Indenture.)

  Debentures will be transferable or exchangeable at the agency of United maintained for such purpose as designated by United from time to time. (Sections 3.5 and 9.2 of the Indenture.) Debentures may be transferred or exchanged without service charge, other than any tax or other governmental charge imposed in connection therewith. (Section 3.5 of the Indenture.)

 Consolidation, Merger or Sale by United

  The Indenture provides that United may merge or consolidate with or into any other corporation or sell, convey, transfer or otherwise dispose of all or substantially all of its assets to any person, firm or corporation, if (i)(a) in the case of a merger or consolidation, United is the surviving corporation or (b) in the case of a merger or consolidation where United is not the surviving corporation and in the case of such a sale, conveyance or other disposition, the successor or acquiring corporation is a corporation organized and existing under the laws of the United States of America or a State thereof and such corporation expressly assumes by supplemental indenture all the obligations of United under the Debentures and the Indenture, (ii) immediately after giving effect to such merger or consolidation, or such sale, conveyance, transfer or other disposition, no Default or Event of Default has occurred and is continuing and (iii) certain other conditions are met. In the event a successor corporation assumes the obligations of United, such successor corporation will succeed to and be substituted for United under the Indenture and under the Debentures and all obligations of United will terminate. (Section
7.1 of the Indenture.)

 Events of Default, Notice and Certain Rights on Default

  The Indenture provides that, if an Event of Default occurs with respect to the Debentures of either series and is continuing, the Indenture Trustee for such series or the holders of at least 25% in aggregate principal amount of all of the outstanding Debentures of that series, by written notice to United (and to the Indenture Trustee for such series, if notice is given by such holders of Debentures), may declare the principal of all the Debentures of that series to be due and payable. (Section 5.2 of the Indenture.)

  Events of Default with respect to Debentures of either series are defined in the Indenture as being: (i) default for 30 days in payment of interest on any Debentures of that series when due, (ii) default for 10 days in payment of principal, premium, if any, at its maturity or on redemption or otherwise, of any Debentures of that series when due, (iii) default for 60 days after notice to United by the Indenture Trustee for such series, or by the holders of at least 25% in aggregate principal amount of the Debentures of such series then outstanding, in the performance of any other agreement in the Debentures of that series, in the Indenture or in any supplemental indenture, (iv) default resulting in acceleration of other indebtedness of United for borrowed money where the aggregate principal amount so accelerated exceeds $100 million and such acceleration is not rescinded or annulled within 10 days after the written notice thereof to United by the Indenture Trustee or to United and the Indenture Trustee by the holders of at least 25% in aggregate principal amount of the Debentures of such series then outstanding, provided that such Event of Default will be cured or waived if the default that resulted in the acceleration of such other indebtedness is cured or waived, and (v) certain events of bankruptcy, insolvency or reorganization of United. (Section 5.1 of the Indenture.)

  The Indenture provides that the Indenture Trustee for either series of Debentures will, within 90 days after the occurrence of a Default with respect to Debentures of that series, give to the holder of the Debentures of that series notice of all uncured Defaults known to it; provided that, except in the case of default in payment on the Debentures of that series, the Indenture Trustee may withhold the notice if and so long as a committee of its responsible officers in good faith determines that withholding such notice is in the interest of the holders of the Debentures of that series. (Section 6.5 of the Indenture.) "Default" means any event that is, or, after notice or passage of time or both, would be, an Event of Default. (Section 1.1 of the Indenture.)

  The Indenture provides that the holders of a majority in aggregate principal amount of the Debentures of each series affected (with each such series voting as a class) may direct the time, method and place of conducting any proceeding for any remedy available to the Indenture Trustee for such series or exercising any trust or power conferred on such Indenture Trustee. (Section 5.8 of the Indenture.)

  The Indenture includes a covenant that United will file annually with the Indenture Trustee a certificate as to United's compliance with all conditions and covenants of the Indenture. (Section 9.7 of the Indenture.)

  The holders of a majority in aggregate principal amount of either series of Debentures by notice to the Indenture Trustee for such series may waive, on behalf of the holders of all Debentures of such series, any past Default or Event of Default with respect to that series and its consequences except a Default or Event of Default in the payment of the principal of, premium, if any, or interest on any Debenture and certain other defaults. (Section 5.7 of the Indenture.)

 Modification of the Indenture

  The Indenture contains provisions permitting United and the Indenture Trustee to enter into one or more supplemental indentures without the consent of the holders of any of the Debentures (i) to evidence the succession of another corporation to United and the assumption of the covenants of United by a successor to United, (ii) to add to the covenants of United or surrender any right or power of United, (iii) to add additional Events of Default with respect to any series, (iv) to secure the Debentures, (v) to evidence and provide for successor Indenture Trustees, (vi) to correct or supplement any inconsistent provisions or to make any other provisions with respect to matters or questions arising under the Indenture, provided that such action does not adversely affect the interests of any holder of Debentures of any series issued under the Indenture, or (vii) to cure any ambiguity or correct any mistake. (Section 8.1 of the Indenture.)

  The Indenture also contains provisions permitting United and the Indenture Trustee, with the consent of the holders of a majority in aggregate principal amount of the outstanding Debentures of each series affected by a supplemental indenture, to execute such supplemental indenture to add any provisions to or to change or to eliminate any of the provisions of the Indenture or any supplemental indenture or to modify the rights of the holders of Debentures of such series, except that no such supplemental indenture may, without the consent of the holder of each Debenture so affected, (i) change the time for payment of principal or interest on any Debenture, (ii) reduce the principal of, or any installment of interest on, any Debenture, (iii) reduce the amount of premium, if any, payable upon the redemption of any Debenture, (iv) change the coin or currency in which any Debenture or any premium or interest thereon is payable, (v) impair the right to institute suit for the enforcement of any payment on or with respect to any Debenture, (vi) reduce the percentage in principal amount of the outstanding Debentures of any series the consent of whose holders is required for modification or amendment of the Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults, (vii) change the obligation of United to maintain an office or agency in the places and for the purposes specified in the Indenture or
(viii) modify the provisions relating to waiver of certain defaults or any of the foregoing provisions. (Section 8.2 of the Indenture.)

 Defeasance and Covenant Defeasance

  United may elect either (i) to defease and be discharged from any and all obligations with respect to the Debentures of any series (except as described below) ("defeasance") or (ii) to be released from its obligations with respect to certain covenants applicable to the Debentures of any series ("covenant defeasance"), upon the deposit with the Indenture Trustee for such series (or other qualifying trustee), in trust for such purpose, of money and/or Government Obligations that through the payment of principal and interest in accordance with their terms will provide money in the amount sufficient to pay the principal of, premium, if any, and interest on such Debentures to their respective final stated maturity or redemption, as the case may be. Upon the occurrence of a defeasance, United will be deemed to have paid and discharged the entire indebtedness represented by such Debentures and to have satisfied all of its other obligations under such Debentures (except for (i) the rights of holders of such Debentures to receive, solely from the trust funds deposited to defease such Debentures, payments in respect of the principal of, premium, if any, and interest on such Debentures when such payments are due and (ii) certain other obligations as provided in the Indenture). Upon the occurrence of a covenant defeasance, United will be released only from its obligations to comply with certain covenants contained in the Indenture relating to such Debentures, will continue to be obligated in all other respects under such Debentures and will continue to be contingently liable with respect to the payment of principal, premium, if any, and interest with respect to such Debentures.

  The conditions to both defeasance and covenant defeasance are as follows: (i) such defeasance or covenant defeasance must not result in a breach or violation of, or constitute a Default or Event of Default under, the Indenture, or result in a breach or violation of, or constitute a default under, any other material agreement or instrument of United, (ii) certain bankruptcy related Defaults or Events of Default with respect to United must not have occurred and be continuing during the period commencing on the date of the deposit of the trust funds to defease such Debentures and ending on the 91st day after such date,
(iii) United must deliver to the Indenture Trustee an Opinion of Counsel to the effect that the holders of such Debentures will not recognize income, gain or loss for Federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to Federal income tax on the same amounts and in the same manner and at all the same times as would have been the case if such defeasance or covenant defeasance had not occurred (such Opinion of Counsel, in the case of defeasance, must refer to and be based upon a ruling of the IRS or a change in applicable Federal income tax law occurring after the date of the Indenture) and (iv) United must deliver to the Indenture Trustee an Officers' Certificate and an Opinion of Counsel with respect to compliance with the conditions precedent to such defeasance or covenant defeasance and with respect to certain registration requirements under the Investment Company Act of 1940, as amended. (Article 4 of the Indenture.) The Indenture requires that a nationally recognized firm of independent public accountants deliver to the Indenture Trustee a written certification as to the sufficiency of the trust funds deposited for the defeasance or covenant defeasance of such Debentures. The Indenture does not provide the holders of such Debentures with recourse against such firm. In the event that Government Obligations deposited with the Indenture Trustee for the defeasance of such Debentures decrease in value or default subsequent to their being deposited, United will have no further obligation, and the holders of such Debentures will have no additional recourse against United, as a result of such decrease in value or default. As described above, in the event of a covenant defeasance, United remains contingently liable with respect to the payment of principal, premium, if any, and interest with respect to such Debentures.

  United may exercise its defeasance option with respect to such Debentures notwithstanding its prior exercise of its covenant defeasance option. If United exercises its defeasance option, payment of such Debentures may not be accelerated because of a Default or an Event of Default. If United exercises its covenant defeasance option, payment of such Debentures may not be accelerated by reason of a Default or an Event of Default with respect to the covenants to which such covenant defeasance is applicable. However, if such acceleration were to occur, the realizable value at the acceleration date of the money and Government Obligations in the defeasance trust could be less than the principal and interest then due on such Debentures, in that the required deposit in the defeasance trust is based upon scheduled cash flow rather than market value, which will vary depending upon interest rates and other factors.

 The Indenture Trustee

  The Bank of New York is the Indenture Trustee under the Indenture. United and the Company also maintain banking and other commercial relationships with The Bank of New York and its affiliates in the ordinary course of business and The Bank of New York acts as trustee under several indentures for United and the Company.

THE CAPITAL STOCK OF THE COMPANY

  As of the date of this Proxy Statement/Prospectus, the Company's current Amended and Restated Certificate of Incorporation authorizes the issuance of 125,000,000 shares of Old Shares and 16,000,000 shares of preferred stock. As
of [date] there were outstanding (a)            Old Shares, (b) 6,000,000
shares of Series A Preferred Stock, (c) employee stock options (the "Employee
Stock Options") to purchase an aggregate of            Old Shares (of which
options to purchase an aggregate of            Old Shares were currently
exercisable) and (d) rights to purchase an aggregate of             shares of
Junior Participating Preferred Stock. The Company has designated 1,250,000 shares of a series of preferred stock as Junior Participating Preferred Stock, which are reserved for issuance upon exercise of certain preferred share purchase rights associated with each outstanding Old Share (the "Rights"), as described below.

  Upon consummation of the Recapitalization, the authorized capital stock of the Company will consist of (i) 100,000,000 New Shares, par value $0.01 per share, (ii) 16,000,000 shares of serial preferred stock, without par value (the "Serial Preferred Stock"), of which (a) 6,000,000 shares will be designated as
Series A Preferred Stock, (b)            shares will be designated Public
Preferred Stock, (c)            shares will be designated Junior Participating
Preferred Stock and (d)      shares will be designated Redeemable Preferred
Stock, (iii)      shares of Class 1 ESOP Preferred Stock, par value $0.01 per
share, (iv)       shares of Class 2 ESOP Preferred Stock, par value $0.01 per share, (v) 7,650,000 shares of the Class P Preferred Stock, par value $0.01 per share, (vi) 6,150,000 shares of the Class M Preferred Stock, par value $0.01 per share, (vii) 2,800,000 shares of the Class S Preferred Stock, par value $0.01 per share, (ix) ten shares of the Class I Preferred Stock, par value $0.01 per share, (x) one share of the Class Pilot MEC Preferred Stock, par value $0.01 per share, (xi) one share of the Class IAM Preferred Stock, par value $0.01 per share and (xii) ten shares of the Class SAM Preferred Stock, par value $0.01 per share. The serial preferred stock not otherwise designated may be issued from time to time in one or more series, without stockholder approval, with such powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations, or restrictions thereof as may be adopted by the Board of Directors or a duly authorized committee thereof.

  Upon consummation of the Recapitalization, assuming that (i) none of the Employee Stock Options is exercised, (ii) none of the Series A Preferred Stock is converted and (iii) none of the ESOP Preferred Stock is converted, the
outstanding capital stock of the Company will consist of (a)            New
Shares, (b) 6,000,000 shares of Series A Preferred Stock, (c)            shares
of Public Preferred Stock, (d)           shares of ESOP Preferred Stock, (e)
      shares of Voting Preferred Stock and (f)       shares of Director
Preferred Stock. Upon consummation of the Transaction, assuming that (I) all the Employee Stock Options are exercised, (II) all the Series A Preferred Stock is converted and (III) none of the ESOP Preferred Stock is converted, the
outstanding capital stock of the Company will consist of (A)            New
Shares, (B)            shares of Public Preferred Stock, (C)           shares
of ESOP Preferred Stock, (D)       shares of Voting Preferred Stock and (E)
     shares of Director Preferred Stock. In either case, all the shares of Exchangeable Preferred Stock that are issued will be exchanged for cash and Debentures immediately upon issuance.

THE PUBLIC PREFERRED STOCK

  The summary of terms of the Public Preferred Stock contained in this Proxy Statement/Prospectus does not purport to be complete and is subject to, and is qualified in its entirety by, the provisions of the Restated Certificate that will become effective in connection with the consummation of the Recapitalization. A copy

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

of the Restated Certificate has been filed as an exhibit to the Registration Statement of which this Proxy Statement/Prospectus is a part.

 General

  As part of the Recapitalization, each outstanding Old Share will, without further action on the part of the holder thereof, be reclassified and converted into, among other things, $31.10 liquidation value (1.244 shares) of Public Preferred Stock. To the extent necessary to implement the intended terms of the Public Preferred Stock in accordance with the Restated Certificate the Company may issue fewer shares of Public Preferred Stock (each with a proportionately greater liquidation value) to a depository on behalf of holders of depository receipts for depository shares. Each such depository share would represent an interest in a fractional share of Public Preferred Stock that would have a liquidation value of $25. When issued, the Public Preferred Stock will be validly issued, fully paid and nonassessable. The holders of the Public Preferred Stock will not have any preemptive rights with respect to any shares of capital stock of the Company or any other securities of the Company convertible into or carrying rights or options to purchase any such shares. The Public Preferred Stock will not be subject to any sinking fund or other obligation of the Company to redeem or retire the Public Preferred Stock. Unless redeemed by the Company, the Public Preferred Stock will have perpetual maturity.

 Ranking

  The Public Preferred Stock will rank on a parity with the Series A Preferred Stock and the Redeemable Preferred Stock and will rank senior to the New Shares, the ESOP Preferred Stock, the Voting Preferred Stock, the Director Preferred Stock (as defined below) and any shares of Junior Participating Preferred Stock (as defined below) issued pursuant to the Rights with respect to payment of dividends and amounts payable upon liquidation, dissolution or winding up.

  While any shares of Public Preferred Stock are outstanding, the Company may not authorize the creation or issue of any class or series of stock that ranks senior to the Public Preferred Stock as to dividends or upon liquidation, dissolution or winding up without the consent of the holders of 66 2/3% of the outstanding shares of Public Preferred Stock. The Company may create additional classes or series of preferred stock or authorize, or increase the authorized amount of, any shares of any class or series of preferred stock ranking on a parity with or junior to the Public Preferred Stock without the consent of any holder of Public Preferred Stock. See "--The Public Preferred Stock--Voting Rights."

 Dividends

  Holders of shares of Public Preferred Stock will be entitled to receive, when, as and if declared by the Board of the Company out of assets of the Company legally available therefor, cumulative cash dividends at a rate per annum that has been fixed provisionally at 10.25% of the $25 liquidation value thereof (or $2.5625 per share) per annum. As provided in the Plan of Recapitalization, the dividend rate proposed to be borne by the Public Preferred Stock may be adjusted in advance of the Meeting to a rate that would permit the Public Preferred Stock to trade at par, on a fully distributed basis, as of the date such determination is made, although the dividend rate to be borne by the Public Preferred Stock may not be adjusted above 11.375%. The Company will make a public announcement of the revised dividend rate at least five days in advance of the Meeting. See "THE PLAN OF RECAPITALIZATION--Terms and Conditions--Pricing the Securities." Dividends on the Public Preferred Stock will be payable quarterly in arrears on February 1, May 1, August 1 and
November 1 of each year, commencing     ,1994 (and, in the case of any accrued
but unpaid dividends, at such additional times and for such interim periods, if any, as determined by the Board of Directors), at such annual rate. Each such dividend will be payable to holders of record as they appear on the stock records of the Company at the close of business on such record dates, which will not be more than 60 days or less than 10 days preceding the payment dates corresponding thereto, as may be fixed by the Board of Directors of the Company or a duly authorized committee thereof. Dividends will accrue from the date of the original issuance of the Public Preferred Stock (the "Issue Date"). Dividends will be cumulative from such date, whether or not in any dividend period or periods there are assets of the Company legally available for the payment of such dividends.

  Each share of Public Preferred Stock issued after the Issue Date (whether issued upon transfer of or in exchange for an outstanding share of Public Preferred Stock or issued for any other reason) will be entitled to receive, when, as and if declared by the Board, dividends with respect to each Dividend Period, starting with the Issue Date, for which full dividends have not been paid prior to the date upon which such share of Public Preferred Stock was issued. Any share of Public Preferred Stock that is issued after the record date with respect to any dividend payment and before such dividend is paid will not be entitled to receive the dividend paid to holders of Public Preferred Stock as of such record date.

  The regularly quarterly dividend payment dates with respect to Public Preferred Stock coincide with the regular dividend payment dates on the Series A Preferred Stock, and two of the dividend payment dates with respect to the Public Preferred Stock will coincide with the regular semi-annual interest payment dates on the Debentures. The Plan of Recapitalization provides that the Company will use the same record date with respect to regular quarterly dividend payments on the Public Preferred Stock and the Series A Preferred Stock. It also provides that the Company will use the same record date with respect to the Public Preferred Stock, the Series A Preferred Stock and the Debentures when the regular dividend payment dates coincide with the regular interest payment date.

  Accumulations of dividends on shares of Public Preferred Stock will not bear interest. Dividends payable on the Public Preferred Stock for any period greater or less than a full dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends payable on the Public Preferred Stock for each full dividend period will be computed by dividing the annual dividend rate by four.

  Except as provided in the next sentence, no dividend will be declared or paid on any Parity Stock (as defined below) unless full cumulative dividends have been paid on the Public Preferred Stock for all prior dividend periods. If accrued dividends on the Public Preferred Stock for all prior dividend periods have not been paid in full, then any dividend declared on the Public Preferred Stock for any dividend period and on any Parity Stock will be declared ratably in proportion to accrued and unpaid dividends on the Public Preferred Stock and such Parity Stock.

  The Company will not (i) declare, pay or set apart funds for the payment of any dividend or other distribution with respect to any Junior Stock (as defined below) or (ii) redeem, purchase or otherwise acquire for consideration any Junior Stock or Parity Stock through a sinking fund or otherwise (except by conversion into or exchange for shares of Junior Stock and other than a redemption or purchase or other acquisition of New Shares made for purposes of an employee incentive or benefit plan of the Company or any subsidiary), unless all accrued and unpaid dividends with respect to the Public Preferred Stock and any Parity Stock at the time such dividends are payable have been paid or funds have been set apart for payment of such dividends.

  For purposes of the description of the Public Preferred Stock, (i) the term "dividend" does not include dividends payable solely in shares of Junior Stock on Junior Stock, or in options, warrants or rights to holders of Junior Stock to subscribe for or purchase any Junior Stock, (ii) the term "Parity Stock" means any other class or series of preferred stock ranking on a parity with the Public Preferred Stock as to the payment of dividends and amounts payable upon liquidation, dissolution or winding up and (iii) the term "Junior Stock" means the New Shares, the ESOP Preferred Stock, the Voting Preferred Stock, the Director Preferred Stock, any shares of Junior Participating Preferred Stock issued pursuant to the Rights and any other class or series of capital stock of the Company now or hereafter issued and outstanding that ranks junior as to the payment of dividends or amounts payable upon liquidation, dissolution or winding up to the Public Preferred Stock.

 Redemption

  The Public Preferred Stock is not redeemable prior to the fifth anniversary of the Issue Date. On and after such date, the Public Preferred Stock is redeemable at the option of the Company, in whole or in part, at the redemption price of $25 per share, plus, in each case, all dividends accrued and unpaid on the Public Preferred Stock up to the date fixed for redemption, upon giving notice as provided below.

  If fewer than all of the outstanding shares of Public Preferred Stock are to be redeemed, the shares to be redeemed will be determined pro rata or by lot or in such other manner as is prescribed by the Company's Board.

  At least 30 days but not more than 60 days prior to the date fixed for the redemption of the Public Preferred Stock, a written notice will be mailed to each holder of record of Public Preferred Stock to be redeemed, notifying such holder of the Company's election to redeem such shares, stating the date fixed for redemption thereof and calling upon such holder to surrender to the Company on the redemption date at the place designated in such notice the certificate or certificates representing the number of shares specified therein. On or after the redemption date, each holder of Public Preferred Stock to be redeemed must present and surrender his certificate or certificates for such shares to the Company at the place designated in such notice and thereupon the redemption price of such shares will be paid to or on the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate will be canceled. Should fewer than all the shares represented by any such certificate be redeemed, a new certificate will be issued representing the shares not redeemed.

  From and after the redemption date (unless the Company defaults in payment of the redemption price), all dividends on the shares of Public Preferred Stock designated for redemption in such notice will cease to accrue, and all rights of the holders thereof as stockholders of the Company, except the right to receive the redemption price thereof (including all accrued and unpaid dividends up to the redemption date), will cease and terminate. Such shares may not thereafter be transferred (except with the consent of the Company) on the Company's books, and such shares may not be deemed to be outstanding for any purpose whatsoever. On the redemption date, the Company must pay any accrued and unpaid dividends in arrears for any dividend period ending on or prior to the redemption date. In the case of a redemption date falling after a dividend payment record date and prior to the related payment date, the holders of Public Preferred Stock at the close of business on such record date will be entitled to receive the dividend payable on such shares on the corresponding dividend payment date, notwithstanding the redemption of such shares following such dividend payment record date. Except as provided for in the preceding sentences, no payment or allowance will be made for accrued dividends on any shares of Public Preferred Stock called for redemption.

  At its election, the Company, prior to the redemption date, may deposit the redemption price of the shares of Public Preferred Stock so called for redemption in trust for the holders thereof with a bank or trust company, in which case such notice to holders of the shares of Public Preferred Stock to be redeemed will (i) state the date of such deposit, (ii) specify the office of such bank or trust company as the place of payment of the redemption price and
(iii) call upon such holders to surrender the certificates representing such shares at such place on or after the date fixed in such redemption notice (which may not be later than the redemption date), against payment of the redemption price (including all accrued and unpaid dividends up to the redemption date). Any moneys so deposited which remain unclaimed by the holders of Public Preferred Stock at the end of two years after the redemption date will be returned by such bank or trust company to the Company.

 Liquidation Preference

  The holders of shares of Public Preferred Stock will be entitled to receive, in the event of any liquidation, dissolution or winding up of the Company, $25 per share plus an amount per share equal to all dividends (whether or not earned or declared) accrued and unpaid thereon to the date of final distribution to such holders (for purposes of the description of the Public Preferred Stock, the "Liquidation Preference"), and no more.

  Until the holders of the Public Preferred Stock have been paid the Liquidation Preference in full, no payment will be made to any holder of Junior Stock upon the liquidation, dissolution or winding up of the Company. If, upon any liquidation, dissolution or winding up of the Company, the assets of the Company, or proceeds thereof, distributable among the holders of the shares of Public Preferred Stock are insufficient to pay in full the Liquidation Preference and the liquidation preference with respect to any other shares of Parity Stock, then such assets, or the proceeds thereof, will be distributed among the holders of shares of Public Preferred Stock and any such Parity Stock ratably in accordance with the respective amounts that would be payable on such shares of Public Preferred Stock and any such Parity Stock if all amounts payable thereon were paid in full. Neither a consolidation or merger of the Company with another corporation nor a sale or transfer of all or substantially all of the Company's assets will be considered a liquidation, dissolution or winding up, voluntary or involuntary, of the Company.

 Voting Rights

  Except as indicated below, or except as otherwise from time to time required by applicable law, the holders of shares of Public Preferred Stock will not have any voting rights, and their consent will not be required for taking any corporate action. When and if the holders of the Public Preferred Stock are entitled to vote, each share will be entitled to one vote.

  If the equivalent of six quarterly dividends payable on the Public Preferred Stock have not been declared and paid or set apart for payment, whether or not consecutive, the number of directors of the Company will be increased by two and the holders of all Public Preferred Stock and any other series of Serial Preferred Stock (as defined below) in respect of which such a default exists, voting as a class without regard to series, will be entitled to elect two additional directors at the next annual meeting or a special meeting called for that purpose and each subsequent meeting, until all cumulative dividends have been paid in full.

  The affirmative vote or consent of the holders of 66 2/3% of the outstanding shares of the Public Preferred Stock will be required for any amendment of the Restated Certificate that alters or changes the powers, preferences, privileges or rights of the Public Preferred Stock so as to materially adversely affect the holders thereof. The affirmative vote or consent of the holders of shares representing 66 2/3% of the outstanding shares of the Public Preferred Stock will be required to authorize the creation or issue of, or reclassify any authorized stock of the Company into, or issue or authorize any obligation or security convertible into or evidencing a right to purchase, any additional class or series of stock ranking senior to the Public Preferred Stock.

  Except as required by law, the holders of Public Preferred Stock will not be entitled to vote on any merger or consolidation involving the Company or a sale of all or substantially all of the assets of the Company.

 Transfer Agent, Registrar and Dividend Disbursing Agent

  The transfer agent, registrar, dividend disbursing agent and redemption agent for the shares of Public Preferred Stock will be [First Chicago Trust Company of New York] (in such capacity, the "Transfer Agent"). First Chicago Trust Company of New York serves as transfer agent for the Old Shares and the Series A Preferred Stock and will serve as transfer agent for the New Shares.

THE REDEEMABLE PREFERRED STOCK

  The summary of terms of the Redeemable Preferred Stock contained in this Proxy Statement/Prospectus does not purport to be complete and is subject to, and is qualified in its entirety by, the provisions of the Restated Certificate.

 General

  The Redeemable Preferred Stock will be issued in units equal to one one-thousandth of a share, and as part of the Recapitalization, each outstanding Old Share will, without further action on the part of the holder thereof, be reclassified and converted into, among other things, one one-thousandth of a share of Redeemable Preferred Stock. When issued, the Redeemable Preferred Stock will be validly issued, fully paid and nonassessable.

 Redemption

  Each one one-thousandth of a share of Redeemable Preferred Stock will be redeemable, and immediately upon the issuance thereof the Company will redeem each one one-thousandth of a share of Redeemable Preferred Stock that is issued, for (i) $25.80 in cash, (ii) $15.55 principal amount of Series A Debentures and (iii) $15.55 principal amount of Series B Debentures. Fractional shares of Redeemable Preferred Stock will be issued, and immediately redeemed, in the Recapitalization. The Series A Debentures and Series B Debentures will be issued to holders of Redeemable Preferred Stock only in principal amounts equal to integral multiples of $100. In lieu of issuing Series A Debentures and Series B Debentures other than in integral multiples of $100, the Company will pay to each holder of Redeemable Preferred Stock an amount of cash that is equal to the portion of the Series A Debentures and Series B Debentures, to which such holder would be entitled but for the immediately preceding sentence, that is not an integral multiple of $100. See "THE PLAN OF RECAPITALIZATION-- Terms and Conditions--Payment for Shares." At the time of the redemption, the rights of all holders of Redeemable Preferred Stock will cease as stockholders of the Company with respect to such shares (except the right to receive cash and Debentures as provided above), and the person entitled to receive the cash and Debentures upon the exchange will be treated for all purposes as the owner of such cash and the registered holder of such Debentures as of the date of such exchange.

 Ranking

  The Redeemable Preferred Stock will rank on a parity with the Series A Preferred Stock and the Public Preferred Stock and will rank senior to the New Shares, the ESOP Preferred Stock, the Voting Preferred Stock, the Director Preferred Stock and any shares of Junior Participating Preferred Stock issued pursuant to the Rights with respect to amounts payable upon liquidation, dissolution or winding up.

 Dividends

  Holders of shares of Redeemable Preferred Stock will not be entitled to receive any dividends.

 Liquidation Preference

  The holders of a share of Redeemable Preferred Stock, or any fraction thereof, will be entitled to receive, in the event of any liquidation, dissolution or winding up of the Company, for each one one-thousandth of a share of Redeemable Preferred Stock, $28.50 in cash, $15.55 principal amount of Series A Debentures and $15.55 principal amount of Series B Debentures (for purposes of the description of the Redeemable Preferred Stock, the "Liquidation Preference"), and no more.

  Until the holders of the Redeemable Preferred Stock have been paid the Liquidation Preference in full, no payment will be made to any holder of Junior Stock (as defined below) upon the liquidation, dissolution or winding up of the Company. If, upon any liquidation, dissolution or winding up of the Company, the assets of the Company, or proceeds thereof, distributable among the holders of the shares of Redeemable Preferred Stock are insufficient to pay in full the Liquidation Preference and the liquidation preference with respect to any other shares of Parity Stock (as defined below), then such assets, or the proceeds thereof, will be distributed among the holders of shares of Redeemable Preferred Stock and any such Parity Stock ratably in accordance with the respective amounts that would be payable on such shares of Redeemable Preferred Stock and any such Parity Stock if all amounts payable thereon were paid in full. Neither a consolidation or merger of the Company with another corporation nor a sale or transfer of all or substantially all of the Company's assets will be considered a liquidation, dissolution or winding up, voluntary or involuntary, of the Company.

  For purposes of the description of the Redeemable Preferred Stock, (i) the term "Parity Stock" means any other class or series of preferred stock ranking on a parity with the Redeemable Preferred Stock as to the payment of dividends and amounts payable upon liquidation, dissolution or winding up and (ii) the term "Junior Stock" means the New Shares, the ESOP Preferred Stock, the Voting Preferred Stock, the Director Preferred Stock, any shares of Junior Participating Preferred Stock issued pursuant to the Rights and any other class or series of capital stock of the Company now or hereafter issued and outstanding that ranks junior as to the payment of dividends and amounts payable upon liquidation, dissolution or winding up to the Redeemable Preferred Stock.

 Voting Rights

  Except as otherwise from time to time required by applicable law, the holders of shares of Redeemable Preferred Stock will not have any voting rights and their consent will not be required for taking any corporate action. When and if the holders of the Redeemable Preferred Stock are entitled to vote, each share will be entitled to one vote.

THE ESOP PREFERRED STOCK

  The summary of terms of the ESOP Preferred Stock contained in this Proxy Statement/Prospectus does not purport to be complete and is subject to, and is qualified in its entirety by, the provisions of the Restated Certificate.

 General

  The ESOP Preferred Stock will consist of two similar classes of Preferred Stock of the Company that will be designated as Class 1 ESOP Convertible Preferred Stock (the "Class 1 ESOP Preferred Stock") and Class 2 ESOP Convertible Preferred Stock (the "Class 2 ESOP Preferred Stock" and, together with the Class 1 ESOP Preferred Stock, the "ESOP Preferred Stock"). Where the summaries do not make a distinction between the Class 1 ESOP Preferred Stock and the Class 2 ESOP Preferred Stock, such summaries refer to either class.

  Up to     shares of Class 1 ESOP Preferred Stock and up to     shares of
Class 2 ESOP Preferred Stock will be issued to the ESOP Trustee in connection with the Recapitalization. See "THE PLAN OF RECAPITALIZATION--Establishment of ESOP." The shares of the ESOP Preferred Stock will be convertible into New Shares as described below. If all the shares of ESOP Preferred Stock to be issued in connection with the Recapitalization were to be converted into New Shares immediately upon issuance, such New Shares would constitute approximately 53% of the New Shares (including New Shares issuable upon exercise of the ESOP Preferred Stock) that would be outstanding at that time, on a fully diluted basis based on the treasury stock method. If the New Shares maintain an average fair market value that exceeds $170 per share during the year following the Issue Date that is established under the Plan of Recapitalization, the number of New Shares into which the ESOP Preferred Stock can be converted will be increased above 53% of the New Shares, (including New Shares issuable upon exercise of the ESOP Preferred Stock) that would be outstanding at that time, on a fully diluted basis based on the treasury stock method, up to a maximum of approximately 63%. It is expected that instead of an adjustment to the conversion ratio, additional shares may be transferred to the ESOP's in order to give effect to the increased equity percentage. See "THE PLAN OF RECAPITALIZATION--Establishment of ESOP--Additional Shares."


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

 Ranking

  The ESOP Preferred Stock will rank junior to the Series A Preferred Stock, the Public Preferred and the Redeemable Preferred Stock and will rank senior to the New Shares, the Voting Preferred Stock, the Director Preferred Stock and any shares of Junior Participating Preferred Stock issued pursuant to the Rights with respect to payment of dividends and amounts upon liquidation, dissolution or winding up. The Class 1 ESOP Preferred Stock will rank senior to the Class 2 ESOP Preferred Stock with respect to the payment of Fixed Dividends (as defined below) and the Class 1 ESOP Preferred Stock will rank on a parity with the Class 2 ESOP Preferred Stock as to the payment of Participating Dividends (as defined below) and as to amounts payable upon liquidation, dissolution or winding up.

 Dividends

  Holders of Class 1 ESOP Preferred Stock will be entitled to receive, when, as and if declared by the Board of Directors of the Company out of assets of the Company legally available therefor, cumulative cash dividends at a rate per
annum of $   per share of Class 1 ESOP Preferred Stock (the "Fixed Dividend").
The Fixed Dividends on the Class 1 ESOP Preferred Stock will cease to accrue on March 31, 2000. Under certain circumstances, any Fixed Dividends that remain accrued and unpaid on April 1, 2000 will not prevent the payment of dividends on any capital stock of the Company that ranks junior to the Class 1 ESOP Preferred Stock with respect to the payment of dividends, although such accrued and unpaid Fixed Dividends will remain a part of the Liquidation Preference (as defined below) payable in respect of the Class 1 ESOP Preferred Stock upon any liquidation, dissolution or winding up of the Company. In addition, if during any 12-month period ending on the annual dividend payment date, holders of the New Shares receive any cash dividends or cash distributions thereon, and the aggregate amount of such dividends and distributions that would have been received, during such period, by the holder of a share of Class 1 ESOP Preferred Stock had such share of Class 1 ESOP Preferred Stock been converted into New Shares exceeds, the amount of the Fixed Dividend paid on such share of Class 1 ESOP Preferred Stock, then the holders of the Class 1 ESOP Preferred Stock will be entitled to receive an additional cash dividend in an amount equal to such excess (the "Participating Dividend"), although the aggregate amount of the Fixed Dividend and the Participating Dividend paid on any share of Class 1 ESOP Preferred Stock with respect to any annual dividend period may not exceed 12 1/2% of the fair market value of the New Shares into which such share of Class 1 ESOP Preferred Stock is convertible.

  Holders of Class 2 ESOP Preferred Stock will not be entitled to receive any Fixed Dividend. If during any 12-month period ending on the annual dividend payment date, holders of the New Shares receive any cash dividends or cash distributions thereon, then the holders of the Class 2 ESOP Preferred Stock will be entitled to receive a cash dividend in an amount equal to the dividend they would have received had their shares of Class 2 ESOP Preferred Stock been converted into and were outstanding as New Shares at all relevant times, although the aggregate amount of the dividend paid on any share of Class 2 ESOP Preferred Stock with respect to any annual dividend period may not exceed 12 1/2% of the fair market value of the New Shares into which it is convertible.

  If the holders of the New Shares receive cash dividends and cash distributions that exceed 12 1/2% of the fair market value of such shares, such excess will be applied to adjust the Conversion Rate (as defined below) on the ESOP Preferred Stock.

  Except as described above, the Company will not (i) declare, pay or set apart funds for the payment of any dividend or other distribution with respect to any Junior Stock (as defined below) or (ii) redeem, purchase or otherwise acquire for consideration any Junior Stock or Parity Stock (as defined below) through a sinking fund or otherwise (except by conversion into or exchange for shares of Junior Stock and other than a redemption or purchase or other acquisition of New Shares made for purposes of an employee incentive or benefit plan of the Company or any subsidiary), unless all accrued and unpaid dividends with respect to the

ESOP Preferred Stock and any Parity Stock at the time such dividends are payable have been paid or funds have been set apart for payment for payment of such dividends.

  For purposes of the description of the ESOP Preferred Stock, (i) the term "dividend" does not include dividends payable solely in shares of Junior Stock on Junior Stock, or in options, warrants or rights to holders of Junior Stock to subscribe for or purchase any Junior Stock, (ii) the term "Parity Stock" means any class or series of preferred stock ranking on a parity with the ESOP Preferred Stock as to payment of dividends (with respect to such dividends) or amounts payable upon liquidation, dissolution or winding up (with respect to such amounts) and (iii) the term "Junior Stock" means the New Shares, the Voting Preferred Stock, the Director Preferred Stock any shares of Junior Participating Preferred Stock issued pursuant to the Rights and any other class or series of capital stock of the Company now or hereafter issued and outstanding that ranks junior as to the payment of dividends (with respect to such dividends) or amounts payable upon liquidation, dissolution or winding up (with respect to such amounts) to the ESOP Preferred Stock.

 Conversion

  The ESOP Preferred Stock will be convertible, in whole or in part, at any time and from time to time, into New Shares initially at the rate (for purposes of the description of ESOP Preferred Stock, the "Conversion Rate") of one New Share for each share of ESOP Preferred Stock converted. The Conversion Rate will be adjusted if there occurs an Equity Adjustment unless the Additional Shares are transferred to the ESOP, as described under "THE PLAN OF RECAPITALIZATION--Establishment of ESOP--Additional Shares." In addition, the Conversion Rate on the ESOP Preferred Stock will be adjusted upon the occurrence of variety of events, including, without limitation, a distribution of capital stock to holders of New Shares, a subdivision, recombination or reclassification of the New Shares, the issuance to holders of New Shares right to subscribe for equity securities at a price per New Share that is less than the fair market value of a New Share, the issuance of New Shares or securities representing a right to acquire New Shares at a price per New Share that is less than the fair market value of a New Share, the payment of cash dividends and cash distributions to holders of New Shares that exceed in the aggregate 12 1/2% of the fair market value of the New Shares, the payment of any non-cash dividend or distribution to holders of New Shares and certain Pro Rata Repurchases of New Shares.

 Redemption

  The ESOP Preferred Stock will not be redeemable.

 Liquidation Preference

  The holders of shares of ESOP Preferred Stock will be entitled to receive, in the event of any liquidation, dissolution or winding up of the Company, $ per share plus an amount per share equal to all dividends (whether or not earned or declared) accrued and unpaid thereon to the date of final distribution to such holders, including, without limitation, Fixed Dividends in respect of the Class 1 ESOP Preferred Stock that are accrued and unpaid as of April 1, 2000 (but that will not prevent the payment of dividends on any capital stock of the Company that ranks junior to the Class 1 ESOP Preferred Stock with respect to the payment of dividends) (for purposes of the description of the ESOP Preferred Stock, the "Liquidation Preference"), and no more.

  Until the holders of the ESOP Preferred Stock have been paid the Liquidation Preference in full, no payment will be made to any holder of Junior Stock upon the liquidation, dissolution or winding up of the Company. If, upon any liquidation, dissolution or winding up of the Company, the assets of the Company, or proceeds thereof, distributable among the holders of the shares of ESOP Preferred Stock are insufficient to pay in full the Liquidation Preference and the liquidation preference with respect to any other shares of Parity Stock, then such assets, or the proceeds thereof, will be distributed among the holders of shares of ESOP Preferred Stock and any such Parity Stock ratably in accordance with the respective amounts that would be payable on such shares of ESOP Preferred Stock and any such Parity Stock if all amounts payable thereon, were paid in full. Neither a consolidation or merger of the Company with another corporation nor a sale or transfer of all or substantially all of the Company's assets will be considered a liquidation, dissolution or winding up, voluntary or involuntary, of the Company.

 Voting Rights

  Except as otherwise from time to time required by applicable law, the holders of shares of ESOP Preferred Stock will not have any voting rights, and their consent will not be required for taking any corporate action. When and if the holders of ESOP Preferred Stock are entitled to vote, each share will be entitled to one vote.

 Consolidation, Merger, etc.

  Upon the occurrence of certain mergers and other similar transactions, the holders of the ESOP Preferred Stock will be entitled to receive depending on the circumstances either (i) a preferred stock having the same powers, preference and relative, participating, optional or other special rights as the class of ESOP Preferred Stock they held prior to such merger or other transaction or (ii) the consideration receivable by the holders of the number of New Shares into which such shares of ESOP Preferred Stock could have been converted immediately prior to such merger or other transaction.

THE VOTING PREFERRED STOCK

  The summary of terms of the Voting Preferred Stock contained in this Proxy Statement/Prospectus does not purport to be complete and is subject to, and is qualified in its entirety by, the provisions of the Restated Certificate.

 General

  The Voting Preferred Stock will consist of three similar classes of Preferred Stock of the Company that will be designated as Class P ESOP Voting Junior Preferred Stock, which will be allocated to ESOP accounts of employees represented by ALPA (the "Class P Voting Preferred Stock"), Class M ESOP Voting Junior Preferred Stock, which will be allocated to ESOP accounts of employees represented by the IAM (the "Class M Voting Preferred Stock") and Class S ESOP Voting Junior Preferred Stock, which will be allocated to Salaried and Management Employee's accounts (the "Class S Voting Preferred Stock" and, together with the Class P Voting Preferred Stock and the Class M Voting Preferred Stock, the "Voting Preferred Stock"). Where the summaries do not make a distinction between the Class M Voting Preferred Stock, the Class P Voting Preferred Stock and the Class S Voting Preferred Stock, such summaries refer to any such class.

  One share of Class P Voting Preferred Stock, one share of Class M Voting Preferred Stock and one share of Class S Voting Preferred Stock will be issued to the ESOP Trustee in connection with the Recapitalization at the Effective Time. See "THE PLAN OF RECAPITALIZATION--Establishment of ESOP."

 Voting Rights

  The Voting Preferred Stock will vote with the holders of the New Shares as a single class on all matters (except as to such matters as to which a separate class vote may be required by the DGCL), except that until the Termination Date, holders of the Voting Stock will not be entitled to vote to elect members of the Board of Directors. Until the Termination Date, the Voting Preferred Stock will represent the right to cast in the aggregate approximately 53% of the votes of all classes of capital stock that will vote together with the New Shares as a single class (other than for the election of members to the Board of Directors), subject to reduction for the number of New Shares that have been issued upon conversion of shares of the ESOP Preferred Stock that continue to be held by the ESOP. If the fair market value of the New Shares exceeds $170 per share during the year following the Effective Time, the number of votes represented by the Voting Preferred Stock will be increased above approximately 53% of the New Shares (including New Shares issuable upon exercise of the ESOP Preferred Stock that would be outstanding), to up to a maximum of approximately 63%. See "THE PLAN OF RECAPITALIZATION--Establishment of ESOP--Additional Shares."

  The voting power of the Voting Preferred Stock will be held in the Agreed Percentages. Accordingly, by way of example, assuming that the Voting Preferred Stock in the aggregate has the right to cast approximately 53% of the voting power of the Company on a fully diluted basis based on the treasury stock method, the Class P Voting Preferred Stock will be entitled to cast approximately 24.5%, the Class M Voting Preferred Stock will be entitled to cast approximately 19.7%, and the Class S Voting Preferred Stock will be entitled to cast approximately 8.8%, subject to reduction as noted above.

  After the Termination Date, each class of Voting Preferred Stock will represent the right to cast in the aggregate the number of votes that is equal to the relevant Agreed Percentage of the number of New Shares into which the ESOP Preferred Stock can be converted.

 Other

  The Voting Preferred Stock will not be entitled to receive any dividends. The Voting Preferred Stock will be convertible into New Shares at the rate of one ten-thousandth of a New Share for each share of Voting Preferred Stock converted. All the Voting Preferred Stock will be converted into New Shares automatically upon the occurrence of an Uninstructed Trustee Action (as defined below) or at such time when none of the ESOP Preferred Stock remains outstanding. The Voting Preferred Stock will have a liquidation preference of $0.01 per share.

  Upon the occurrence of certain mergers and other similar transactions, the holders of the Voting Preferred Stock will be entitled to receive a preferred stock having the same powers, preference and relative, participating, optional or other special rights as the class of Voting Preferred Stock they held prior to such merger or other transaction except that such preferred stock will not control 53% of the vote.

THE DIRECTOR PREFERRED STOCK

  The summary of terms of the Director Preferred Stock contained in the Proxy Statement/Prospectus does not purport to be complete and is subject to, and is qualified in its entirety by, the provisions of the Restated Certificate.

 General

  The Director Preferred Stock will consist of four classes of Preferred Stock of the Company that will be designated as the Class I Junior Preferred Stock (the "Class I Preferred Stock"), the Class Pilot MEC Junior Preferred Stock (the "Class Pilot MEC Preferred Stock"), the Class IAM Junior Preferred Stock (the "Class IAM Preferred Stock") and the Class SAM Junior Preferred Stock (the "Class SAM Preferred Stock" and, together with the Class I Preferred Stock, the Class Pilot MEC Preferred Stock and the Class IAM Preferred Stock, the "Director Preferred Stock"). Where the summaries do not make a distinction among the several classes of Director Preferred Stock, such summaries refer to any of them.

  Each of the Classes of Director Preferred Stock has the power to elect one or more members of the Board of Directors. None of the classes of Directors Preferred Stock will bear dividends. Each class of Director Preferred Stock will have a liquidation preference of $0.01 per share.

  Each of the Class Pilot MEC Preferred Stock, the Class IAM Preferred Stock and the Class SAM Preferred Stock provides that upon the consolidation, merger or similar transaction involving the Company or United, pursuant to which the outstanding New Shares are to be exchanged for or converted into securities of a successor or resulting company or cash or other property, the Class Pilot MEC Preferred Stock, the

Class IAM Preferred Stock and the Class SAM Preferred Stock, respectively, will be converted into, or exchanged for, preferred stock of such successor or resulting company having, in respect of such company, the same powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, that the original the Class Pilot MEC Preferred Stock, the IAM Preferred Stock and the Class SAM Preferred Stock had, respectively.

 Class I Preferred Stock

  The Class I Preferred Stock will be issued initially to Duane D. Fitzgerald, Richard D. McCormick, John K. Van de Kamp and Paul A. Volcker who will serve as the Independent Directors of the Company immediately following consummation of the Recapitalization. The Restated Certificate authorizes the issuance of 10 shares of Class I Preferred Stock, although the Company expects that no more than four shares will be outstanding at any time. The shares of Class I Preferred Stock will be issued to the initial holders thereof pursuant to a subscription agreement for a purchase price that is equal to the $0.01 liquidation value thereof.

  The initial holders of the Class I Preferred Stock will enter into a Stockholder's Agreement among themselves, ALPA, the IAM and the Company (the "Class I Preferred Stockholder's Agreement"), pursuant to which the holders agree to vote their shares to elect the Independent Directors nominated pursuant to the provisions described in "THE PLAN OF RECAPITALIZATION--Revised Governance Structure-- Independent Directors", and to refrain from transferring the shares of Class I Preferred Stock other than to a person who has been elected to serve as one of the Independent Directors and who agrees to be subject to the provisions of the Class I Preferred Stockholders' Agreement. Both the Restated Certificate and the Class I Preferred Stockholders' Agreement provide that the Company will redeem the shares of Class I Preferred Stock held by any holder thereof who votes contrary to the Class I Preferred Stockholder's Agreement or who purports to transfer the share of Class I Preferred Stock to any person other than an Independent Director. Any share of Class I Preferred Stock redeemed as provided in the immediately prior sentence may be reissued as provided in the Restated Certificate or the Class I Preferred Stockholders' Agreement. All shares of the Class I Preferred Stock will be redeemed automatically upon the occurrence of the Sunset, and following such redemption, none of the shares of Class I Preferred Stock may be reissued.

 Class Pilot MEC Preferred Stock and Class IAM Preferred Stock

  The Restated Certificate authorizes the issuance of one share of each of the Class Pilot MEC Preferred Stock and the Class IAM Preferred Stock. The share of the Class Pilot MEC Preferred Stock will be issued to the ALPA MEC, and the share of Class IAM Preferred Stock will be issued to the IAM, each pursuant to a subscription agreement for a purchase price equal to the $0.01 liquidation value thereof. Each of the Class Pilot MEC Preferred Stock and the Class IAM Preferred Stock will have the right to elect one Employee Director, and the shares of such stock will be redeemed automatically upon the purported transfer thereof to any person other than the holder thereof authorized under the Restated Certificate. The Class Pilot MEC Preferred Stock will be redeemed automatically upon the occurrence of the ALPA Termination Date. The Class IAM Preferred Stock will be redeemed automatically upon the occurrence of the IAM Termination Date.

 Class SAM Preferred Stock

  The Class SAM Preferred Stock will be issued initially to the person nominated to serve as the Salaried and Management Director of the Company immediately following consummation of the Recapitalization and to an additional holder (the "Designated Holder"). The Restated Certificate authorizes the issuance of ten shares of Class SAM Preferred Stock, although the Company expects that no more than three shares will be outstanding at any time. Two shares of Class SAM Preferred Stock will be held by the Salaried and Management Director, and one share will be issued to the Designated Holder, pursuant to a subscription agreement for a purchase price that is equal to the $0.01 liquidation value thereof.

  The initial holders of the Class SAM Preferred Stock will enter into a Stockholders' Agreement among themselves and the Company (the "Class SAM Preferred Stockholders' Agreement"), pursuant to which the holders agree to vote their shares to elect the Salaried and Management Director nominated by the System Roundtable, and to refrain from transferring the shares of Class SAM Preferred Stock other than to a person who has been elected to serve as the Salaried and Management Director or another person designated by the System Roundtable to be the Designated Holder, each of whom must agree to be subject to the provisions of the Class SAM Preferred Stockholders' Agreement. The Class SAM Preferred Stockholders' Agreement provides that in most instances the Designated Holder will be the senior executive of United who has primary responsibility for human resources. Both the Restated Certificate and the Class SAM Preferred Stockholders' Agreement provide that the Company will redeem the shares of Class SAM Preferred Stock of any holder who votes contrary to the instructions given by the SRT or who purports to transfer the share or shares of Class SAM Preferred Stock to any person other than the Salaried and Management Director or another person designated by the System Roundtable. Any share of Class SAM Preferred Stock that is redeemed as provided in the immediately prior sentence may be reissued as provided in the Restated Certificate and the Class SAM Preferred Stockholders' Agreement. All shares of the Class SAM Preferred Stock will be redeemed automatically upon the earlier to occur of the ALPA Termination Date and the IAM Termination Date, and following such redemption, none of the shares of Class SAM Preferred Stock may be reissued.

 Uninstructed Trustee Actions

  Under certain circumstances, described below, (i) the Voting Preferred Stock will cease to vote and (ii) the right to cast the votes that the holder of the voting Preferred Stocks would otherwise have entitled to cast will be transferred 46.23% to the holder of the Class Pilot MEC Preferred Stock, 37.13% to the holder of the Class IAM Preferred Stock and 16.64% to the holders of the Class SAM Preferred Stock.

  In connection with (i) a stockholder vote on a transaction involving a merger of the Company or United or a change of control of the Company or United, or
(ii) if the trustee under either ESOP enters into a binding commitment with respect to any such transaction or (iii) if the trustee disposes of 10% or more of the common equity initially represented by the ESOP Preferred Stocks, (x) if the trustee either (1) fails to solicit timely instructions from the Plan participants or the Committees or (2) fails to act in accordance with the instructions received, (y) if the merger or change of control transaction would have been approved or if the trustee disposes of 10% of the common equity initially represented by the ESOP Preferred Stocks and (z) (I) the trustee solicited instructions, failed to follow them and such transaction would not have been approved if the trustee had followed the instructions, (II) the trustee failed to follow instructions and the transaction would not have been approved had the trustee cast all the votes represented by securities in the Plan against the transaction or (III) the trustee failed to follow instructions or to solicit instructions with respect to a matter upon which no vote is required (the occurrence of the conditions set forth in clauses (x), (y) and (z) being referred to as an "Uninstructed Trustee Action"), the voting rights of the Voting Preferred Stocks will be transferred from the Voting Preferred Stock to the Class Pilot MEC Preferred Stock, the Class IAM Preferred Stock and the Class SAM Preferred Stock in the proportions referred to above. In addition, if the trustee fails to solicit instructions or disregards instructions received in respect of a vote on a transaction which, if consummated, would constitute an Uninstructed Trustee Action, then the voting power of the Voting Preferred Stock will shift to the Class Pilot MEC Preferred Stock, the Class IAM Preferred Stock and the Class SAM Preferred Stock and the transaction must be approved by the vote of the Class Pilot MEC Preferred Stock, the Class IAM Preferred stock and the Class SAM Preferred Stock voting together as a class with the New Shares, in addition to any other vote required by the Restated Certificate, stock exchange requirements or applicable law.

  In addition, if the Termination Date occurs directly or indirectly as a result of an Uninstructed Trustee Action (or for any reason within one year after an Uninstructed Trustee Action), the voting power to which the Class Pilot MEC Preferred Stock, the Class IAM Preferred stock and the Class SAM Preferred Stock succeed as a result of an Uninstructed Trustee Action will survive until the anniversary of the Issue Date that occurs in the year 2010.

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

THE COMMON STOCK, THE SERIES A PREFERRED STOCK AND THE JUNIOR PARTICIPATING PREFERRED STOCK

  The following descriptions do not purport to be complete and are subject to, and qualified in their entirety by reference to, the more complete descriptions thereof set forth in the following documents, all of which have been filed as exhibits to the Registration Statement of which this Proxy Statement/Prospectus is a part: (i) the Company's current Amended and Restated Certificate of Incorporation, (ii) its current By-Laws, (iii) the Restated Certificate that will become effective upon the consummation of the Recapitalization, (iv) the By-Laws that will become effective upon the consummation of the Recapitalization and (v) the Rights Agreement, as amended, between the Company and First Chicago Trust Company of New York, as Rights Agent, pursuant to which shares of Series C Junior Participating Preferred Stock ("Junior Participating Preferred Stock") are issuable. Where the descriptions do not make a distinction between the Old Shares and the New Shares, such descriptions are applicable to both.

 Common Stock

  Dividend Rights. Holders of Old Shares are entitled to, and holders of New Shares will be entitled to, receive dividends when, as and if declared by the Board of Directors out of funds legally available therefor, provided that, so long as any shares of preferred stock are outstanding, no dividends (other than dividends payable in common stock) or other distributions may be made with respect to the Old Shares (or, after the Effective Time, New Shares) unless full cumulative dividends on the shares of preferred stock have been paid. The Company has not paid cash dividends on the Old Shares since the third quarter of 1987.

  As a holding company, the Company relies on distributions from United to pay dividends on its capital stock. There are currently no contractual restrictions on United's ability to pay dividends to the Company.

  Voting Rights. Holders of Old Shares are, and holders of New Shares will be, entitled to one vote per share in the election of directors and on any question arising at any stockholders' meeting, voting as a single class. Upon consummation of the Recapitalization, the holders of the New Shares will be entitled to vote as a class in the election of Public Directors will not vote in the election of other Directors and will vote together as a class with the holders of the Voting Preferred Stock on most other matters. See "--The Voting Preferred Stock--Voting Rights."

  Right of First Refusal. In connection with the Recapitalization, the Company will enter into a First Refusal Agreement with ALPA, the IAM and the Salaried/Management Director (solely as the representative of the Salaried and Management Employees) pursuant to which the Company will agree that, if it proposes to issue any New Shares or other securities that are exchangeable for or convertible into New Shares (collectively, the "Equity Securities"), it must first offer such Equity Securities to ALPA and the IAM on behalf of the employees represented thereby and to the Salaried and Management Employees on the same terms and conditions upon which the Company proposes to sell such Equity Securities to a third party. Under the First Refusal Agreement, the members of ALPA will be entitled to purchase 46.23% of the Equity Securities offered, the members of the IAM will be entitled to purchase 37.13% of the Equity Securities offered and the salaried and management employees will be entitled to purchase 16.64% of the Equity Securities offered.

 Series A Preferred Stock

  Dividends. Holders of shares of Series A Preferred Stock are entitled to receive, when, as and if declared by the Board of Directors of the Company out of assets of the Company legally available therefor, cumulative cash dividends at the rate per annum of $6.25 per share of Series A Preferred Stock. Dividends on the Series A Preferred Stock are payable quarterly in arrears. Dividends on the Series A Preferred Stock are cumulative, and accumulations of dividends on shares of Series A Preferred Stock do not bear interest.

  Except as provided in the next sentence, no dividend will be declared or paid on any Parity Stock (as defined below) unless full cumulative dividends have been paid on the Series A Preferred Stock for all prior

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

dividend periods. If accrued dividends on the Series A Preferred Stock for all prior dividend periods have not been paid in full then any dividend declared on the Series A Preferred Stock for any dividend period and any dividend on any Parity Stock will be declared ratably in proportion to accrued and unpaid dividends on the Series A Preferred Stock and such Parity Stock.

  The Company will not (i) declare, pay or set apart funds for the payment of any dividend or other distribution with respect to any Junior Stock (as defined below) or (ii) redeem, purchase or otherwise acquire for consideration any Junior Stock or Parity Stock through a sinking fund or otherwise (except by conversion into or exchange for shares of Junior Stock and other than a redemption or purchase or other acquisition of shares of common stock of the Company made for purposes of an employee incentive or benefit plan of the Company or any subsidiary), unless all accrued and unpaid dividends with respect to the Series A Preferred Stock and any Parity Stock at the time such dividends are payable have been paid or finds have been set apart for payment of such dividends.

  For purposes of the description of the Series A Preferred Stock, (i) the term "dividend" does not include dividends payable solely in shares of Junior Stock on Junior Stock, or in options, warrants or rights to holders of Junior Stock to subscribe for or purchase any Junior Stock, (ii) the term "Parity Stock" means any class or series of preferred stock ranking on a parity with the Series A Preferred Stock as to payment of dividends and amounts payable upon liquidation, dissolution or winding up and (iii) the term "Junior Stock" means the common stock (Old Shares or New Shares), the ESOP Preferred Stock, the Voting Preferred Stock, the Director Preferred Stock, any shares of Junior Participating Preferred Stock issued pursuant to the Rights, and any other class or series of capital stock of the Company now or hereafter issued and outstanding that ranks junior as to the payment of dividends or amounts payable upon liquidation, dissolution or winding up to the Series A Preferred Stock.

  Redemption. The Series A Preferred Stock is not redeemable prior to May 1, 1996. On and after such date, the Series A Preferred Stock is redeemable at the option of the Company, in whole or in part, initially at $104.375 per share and thereafter at prices declining ratably on each May 1 to $100.00 per share on and after May 1, 2003, plus, in each case, all accrued and unpaid dividends. Unless converted by the holders or redeemed by the Company, the Series A Preferred Stock will have perpetual maturity.

  Liquidation Preference. The holders of shares of Series A Preferred Stock will be entitled to receive, in the event of any liquidation, dissolution or winding up of the Company, $100 per share plus an amount per share equal to all dividends (whether or not earned or declared) accrued and unpaid thereon to the date of final distribution to such holders (for purposes of the description of the Series A Preferred Stock, the "Liquidation Preference"), and no more.

  Until the holders of the Series A Preferred Stock have been paid the Liquidation Preference in full, no payment will be made to any holder of Junior Stock upon the liquidation, dissolution or winding up of the Company. If, upon any liquidation, dissolution or winding up of the Company, the assets of the Company, or proceeds thereof, distributable among the holders of the shares of Series A Preferred Stock are insufficient to pay in full the Liquidation Preference and the liquidation preference with respect to any other shares of Parity Stock, then such assets, or the proceeds thereof, will be distributed among the holders of shares of Series A Preferred Stock and any such Parity Stock ratably in accordance with the respective amounts which would be payable on such shares of Series A Preferred Stock and any such Parity Stock if all amounts payable thereon were paid in full. Neither a consolidation or merger of the Company with another corporation nor a sale or transfer of all or substantially all of the Company's assets will be considered a liquidation, dissolution or winding up, voluntary or involuntary, of the Company.

  Voting Rights. Except as indicated below, or except as otherwise from time to time required by applicable law, the holders of shares of Series A Preferred Stock will not have any voting rights, and their consent will not be required for taking any corporate action. When and if the holders of the Series A Preferred Stock are entitled to vote, each share will be entitled to one vote.

  If the equivalent of six quarterly dividends payable on the Series A Preferred Stock or any other series of Serial Preferred Stock of the Company have not been declared and paid or set apart for payment, whether or not consecutive, the number of directors of the Company will be increased by two and the holders of all such series in respect of which such a default exists, voting as a class without regard to series, will be entitled to elect two additional directors at the next annual meeting and each subsequent meeting, until all cumulative dividends have been paid in full.

  The affirmative vote or consent of the holders of 66 2/3% of the outstanding shares of the Series A Preferred Stock, voting separately as a class with all other affected series of Serial Preferred Stock that is also a Parity Stock, will be required for any amendment of the New Certificate which alters or changes the powers, preferences, privileges or rights of the Series A Preferred Stock so as to materially adversely affect the holders thereof. The affirmative vote or consent of the holders of shares representing 66 2/3% of the outstanding shares of the Series A Preferred Stock and any other series of Parity Stock, voting as a single class without regard to series, will be required to authorize the creation or issue of, or reclassify any authorized stock of the Company into, or issue or authorize any obligation or security convertible into or evidencing a right to purchase, any additional class or series of stock ranking senior to all such series of Parity Stock.

  Except as required by law, the holders of Series A Preferred Stock will not be entitled to vote on any merger or consolidation involving the Company or a sale of all or substantially all of the assets of the Company.

  Conversion Rights. Shares of Series A Preferred Stock are convertible, in whole or in part, at any time at the option of the holders thereof, into Old Shares. As of the date of this Proxy Statement/Prospectus, the conversion price is $156.50 per Old Share (equivalent to a rate of approximately [0.639] Old Shares for each share of Series A Preferred Stock), subject to adjustment as set forth in the Restated Certificate ("Conversion Price"). Upon consummation of the Recapitalization, each share of Series A Preferred Stock will receive, upon conversion thereof, in respect of each Old Share into which such share of Series A Preferred Stock was convertible immediately prior to the Effective time of the Recapitalization, 0.5 New Shares, $28.50 in cash, $15.55 principal amount of Series A Debentures, $15.55 principal amount of Series B Debentures and $31.10 liquidation value of Public Preferred Stock. The right to convert shares of Series A Preferred Stock called for redemption will terminate at the close of business on the day preceding a redemption date.

 Junior Participating Preferred Stock

  General. The Company has designated 1,250,000 shares of a series of Serial Preferred Stock as Junior Participating Preferred Stock and such shares are reserved for issuance upon exercise of the Rights associated with each share of Common Stock. See "--The Common Stock, the Series A Preferred Stock and the Junior Participating Preferred Stock--Preferred Share Purchase Rights." As of the date of this Proxy Statement/Prospectus, there are no shares of Junior Participating Preferred Stock outstanding.

  Ranking. The Junior Participating Preferred Stock ranks junior to all other series of preferred stock as to dividends and amounts payable upon any voluntary or involuntary liquidation, dissolution or winding up of the Company unless the terms of any such other series shall provide otherwise.

  Dividends. Holders of shares of Junior Participating Preferred Stock will be entitled to receive, when, as and if declared by the Board of Directors of the Company out of funds legally available therefor, cumulative cash dividends payable quarterly on the fifteenth day of January, April, July and October in each year (each such date being a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share of fraction of a share of Junior Participating Preferred Stock, in an amount per share equal to the greater of (a) $10.00 or (b) subject to certain provisions for adjustment set forth in the Restated Certificate, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of common stock or a subdivision of the outstanding shares of common stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Junior Participating Preferred Stock.

  The Company must declare a dividend or distribution on the Junior Participating Preferred Stock immediately after it declares a dividend or distribution on common stock (other than a dividend payable in shares of common stock), provided that in the event no dividend or distribution has been declared on common stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $10.00 per share on the Junior Participating Preferred Stock will nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

  The Restated Certificate sets forth certain restrictions imposed upon the Company whenever quarterly dividends or other distributions payable on Junior Participating Preferred Stock are in arrears, including, but not limited to, restrictions on the Company's ability to declare or pay dividends on, make any other distributions on, redeem or purchase or otherwise acquire for consideration shares ranking junior to or on a parity with the Junior Participating Preferred Stock either as to dividends or amounts payable upon liquidation, dissolution or winding up of the Company.

  Redemption. When issued and outstanding, the shares of Junior Participating Preferred Stock will not be redeemable.

  Liquidation Preference. Subject to (a) the rights of holders of preferred stock of the Company ranking senior to Junior Participating Preferred Stock as to dividends and amounts payable upon any voluntary or involuntary liquidation, dissolution or winding up and (b) any other provision of the Restated Certificate, upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, no distribution shall be made (1) to the holders of shares of stock ranking junior (either as to dividends or amounts payable upon any voluntary or involuntary liquidation, dissolution or winding up) to the Junior Participating Preferred Stock unless, prior thereto, the holders of shares of Junior Participating Preferred Stock will have received $100.00 per share, plus accrued and unpaid dividends to the date of such payment, provided that the holders of shares of Junior Participating Preferred Stock will be entitled to receive an aggregate amount per share, subject to certain provisions for adjustment set forth in the Restated Certificate, equal to 100 times the aggregate amount to be distributed per share to holders of common stock, or (2) to the holders of stock ranking on a parity (either as to dividends or amounts payable upon any voluntary or involuntary liquidation, dissolution or winding up) with the Junior Participating Preferred Stock, except distributions made ratably on Junior Participating Preferred Stock and all other such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such voluntary or involuntary liquidation, dissolution or winding up.

  Voting Rights. Except as indicated below or as expressly required by applicable law, the holders of Junior Participating Preferred Stock will not have voting rights.

  Subject to certain provisions for adjustment set forth in the Restated Certificate, each share of Junior Participating Preferred Stock will entitle the holder thereof to 100 votes on all matters submitted to a vote of the stockholders of the Company. Except as indicated below or expressly required by applicable law, the holders of Junior Participating Preferred Stock and the holders of shares of common stock will vote together as one class on all matters submitted to a vote of stockholders of the Company.

  If the equivalent of six quarterly dividends payable on the Junior Participating Preferred Stock or any other series of Serial Preferred Stock of the Company have not been declared and paid or set aside for payment, whether or not consecutive, the number of directors of the Company will be increased by two and the holders of all such series in respect of which such a default exists, voting as a class without regard to series, will be entitled to elect two additional directors at the next annual meeting and each subsequent meeting, until all cumulative dividends have been paid in full or until noncumulative dividends have been paid regularly for at least a year.

  Consolidation, Merger, Etc. In the event of any consolidation, merger, combination or other transaction in which shares of common stock are exchanged for or changed into other stock, securities, cash or other property, each share of Junior Participating Preferred Stock shall be similarly exchanged or changed in an amount per share equal to 100 times the aggregate amount of stock, securities, cash or other property, as the case may be, for or into which each share of common stock is exchanged or changed.

 Preferred Share Purchase Rights

  A Right is associated with, and trades with, each Old Share outstanding. Similarly, a Right will be associated with, and trade with, each New Share outstanding. As long as the Rights are associated with the New Share, each newly issued New Share issued by the Company, including New Shares into which the ESOP Preferred Stock and the Series A Preferred Stock are convertible, will include one Right. Moreover, the Rights Agreement will be amended such that a Right will be associated with each share of ESOP Preferred Stock outstanding. Each Right will entitle its holder to purchase one one-hundredth of a share of Junior Participating Preferred Stock for $185 (subject to adjustment). Subject to amendment, the Rights are not exercisable until 10 business days after any person or group announces its beneficial ownership of 15% or more of the Common Stock. The Rights Agreement will be amended to provide that the transactions contemplated by the Recapitalization, including without limitation, the issuance of the ESOP Preferred Stock and the Voting Preferred Stock to the ESOP and the Class Pilot MEC Preferred Stock, the Class IAM Preferred Stock and the Class SAM Preferred Stock to the respective holders thereof, will not cause the Rights to become exercisable as a result thereof. See "THE PLAN OF RECAPITALIZATION--Revised Governance Structure--Rights Plan."

  If any person or group acquires 15% or more of the New Shares outstanding, each Right holder (except the acquiring party) has the right to receive, upon exercise, New Shares (or, under certain circumstances, cash, property or other Company securities) having a market value of three times the exercise price of the Right. If, after the Rights become exercisable, the Company is involved in a merger where it does not survive or survives with a change or exchange of its New Shares or the Company sells or transfers more than 50% of its assets or naming power, each Right will be exercisable for common stock of the other party to such transaction having a market value of three times the exercise price of the Right. The Company has the right to redeem the Rights for $.05 per Right prior to the time that they become exercisable. The Rights will expire on December 31, 1996.

  The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire the Company on terms not approved by the Company's Board of Directors, except pursuant to an offer conditioned on a substantial number of Rights being acquired. The Rights should not interfere with any merger or other business combination approved by the Company's Board of Directors since the Rights may be redeemed or their terms amended by the Company as described above.

                             STOCKHOLDER PROPOSALS

PROPOSAL CONCERNING CUMULATIVE VOTING

  Ms. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue, N.W., Suite 215, Washington, D.C. 20037, owner of 53 Old Shares, has given notice that she will introduce the following resolution at the Meeting:

    RESOLVED: "That the stockholders of UAL Corp., assembled in Annual Meeting in person and by proxy, hereby request the Board of Directors to take the necessary steps to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit."

    REASONS: "Many states have mandatory cumulative voting, so do National
  Banks."

    "In addition, many corporations have adopted cumulative voting."

    "Last year the owners of . . . shares, representing approximately 23.3% of shares voting, voted FOR this proposal."

    "If you AGREE, please mark your proxy FOR this resolution."

       THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE AGAINST THE PROPOSAL.

PROPOSAL CONCERNING CONTINGENT EXECUTIVE COMPENSATION AGREEMENTS

  The Board of Trustees of the National Electrical Benefit Fund, 1125 15th Street, N.W., Washington, D.C. 20005, owner of 14,000 Old Shares, has given notice that it will introduce the following resolution at the Meeting:

    BE IT RESOLVED: That the shareholders of UAL Corporation ("United" or "Company") request that the Board of Directors in the future refrain from entering into agreements providing executive compensation contingent on a change in control of the Company unless such agreements or arrangements are specifically submitted to the shareholders for approval.

                              SUPPORTING STATEMENT

    The Company has contingency employment arrangements with certain senior executives, including Messrs. Wolf, Pope, and Nagin, which provide compensation contingent upon a change in control of the Company. The agreements provide that if an executive's employment is involuntarily terminated after a change of control of the Company that executive will be entitled to payment of lucrative severance compensation. In the case of Mr. Wolf, such payments may amount to several million dollars (approximately $3,400,000). Both Mr. Wolf's and Mr. Pope's agreements also provide for vesting of unvested stock options, vesting of supplemental retirement credits, and certain other benefits of an unspecified nature. Mr. Nagin's agreement would provide payment of three times his base salary, as well as payment for and the vesting of certain other unspecified benefits. As described on pages 19, 23 & 24 of the Company's 1993 Proxy Statement, these so-called "golden parachutes" may amount to millions of dollars in guaranteed compensation for the affected executives. These employment agreements with the "golden parachute" provisions were adopted without consideration by the Company's shareholders. Golden parachutes, as defined in this proposal, are payments contingent on change in control.

    Lucrative severance pay to corporate executives triggered by a change in control of the corporation, commonly referred to as "golden parachutes," is a controversial matter. Golden parachutes introduce an inappropriate element of personal consideration for managers that potentially conflicts with their fiduciary responsibility to shareholders. We believe this may cause managers to operate in a manner which fails to maximize value for shareholders in the event of a potential takeover. Such a situation, we believe, is fundamentally unfair to shareholders, the ultimate owners of the Company. Moreover, it is our opinion that special compensation arrangements for a favored few executives undoubtedly has a corrosive impact on the morale and attitude of the remainder of employees who do not share such privileged status. Shareholders, as owners concerned with the long-term productive and financial performance of the Company, should be concerned with this type of disparity.

    A study by the United Shareholders Association also provides justification for the submission of golden parachute arrangements to shareholders for consideration. The study of 1,000 major U.S.

  corporations found that the average annualized two-year return was 20 percent higher for the 559 companies without such plans for management.

    We believe that the issue of whether the Company should, in the future, provide management with golden parachutes is of such critical importance that shareholders should make this decision. We believe shareholder approval is one of the best ways available to address potential conflicts of interest that may arise between the Board and top executives on one hand, and shareholders on the other hand, when a change of control is threatened.

    Accordingly, we urge your approval of this Proposal.

       THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE AGAINST THE PROPOSAL.

PROPOSAL CONCERNING CONFIDENTIAL VOTING

  The Central Pension Fund of the International Union of Operating Engineers and Participating Employers, 4115 Cheseapeake Street, N.W., Washington, D.C. 20016, owner of 4,722 Old Shares, has given notice that it will introduce the following resolution at the Meeting:

    BE IT RESOLVED: That the stockholders of United Air Lines Corporation (or "Company") recommend that the Board of Directors take the necessary steps to adopt and implement a policy of confidential voting at all meetings of its stockholders which includes the following provisions:

  1. that the voting of all proxies, consents and authorizations be secret, and that no such document shall be available for examination nor shall the vote or identity of any shareholder be disclosed except to the extent necessary to meet the legal requirements, if any, of the Company's state of incorporation;

  2. that the receipt, certification and tabulation of such votes shall be performed by independent election inspectors; and

  3. that confidential voting shall be suspended in the case of a proxy contest, where non-management groups have access to voting results.

                              SUPPORTING STATEMENT

    It is the proponents' belief that it is vitally important that a system of confidential proxy voting be established at the Company. Confidential balloting is a basic tenet of our political electoral process ensuring its integrity. The integrity of corporate board elections should also be protected against potential abuses given the importance of corporate policies and practices to corporate owners and our national economy.

    The implementation of a confidential voting system would enhance shareholder rights in several ways. First, in protecting the confidentiality of the corporate ballot, shareholders would feel free to oppose management nominees and issue positions without fear of retribution. This is especially important for professional money managers whose business relationships can be jeopardized by their voting positions.

    The second important benefit of confidential voting would be to invigorate the corporate governance process at the Company. We believe that shareholder activism would be promoted within the Company. It is our belief that shareholders empowered with a free and protected vote would be more active in the proposing of corporate policy resolutions and alternate board candidates.

    Finally, it is our belief that the enhancement of the proxy voting process would change the system where too often shareholders vote "with their feet" not with their ballots. This change would help to develop a long-term investment perspective where corporate assets could be deployed and used in a more effective and efficient manner.

    Confidential voting is gaining popularity. By 1993, 94 major U.S. publicly-traded companies had adopted confidential proxy voting procedures for corporate elections, up from 74 in 1992. The list of Fortune 500 companies with confidential voting includes: AT&T, U.S. West, American Express, American Brands, Coca Cola, CitiCorp., Gillette, Exxon, Sara Lee, J.P. Morgan, Bear Stearns, General Electric, General Mills, General Motors, Colgate-Palmolive, American Home Products, Honeywell, Avon Products, 3M, DuPont, Boeing, Lockheed, Rockwell International, Amoco, Mobil, Eastman Kodak, IBM, Xerox and many others. It's time for the Company to do the same.

    For the reasons outlined above, we urge you to VOTE FOR THIS PROPOSAL.

       THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE AGAINST THE PROPOSAL.

                               FEES AND EXPENSES

  All expenses of the Company and certain expenses of the Coalition (see "THE PLAN OF RECAPITALIZATION--Terms and Conditions--Fees and Expenses; Indemnification") incurred in connection with the Recapitalization will be paid by the Company. The estimated fees and expenses to be incurred in connection with the Recapitalization are as follows:

   Coalition expense amounts .......................................... $
   Financial advisory fees and expenses................................
   Accounting fees and expenses........................................
   Legal fees and expenses.............................................
   Commission filing fee...............................................
   Printing and mailing expenses.......................................
   Exchange agent fees and expenses....................................
   Employee stock ownership plan fees and expenses.....................
   Solvency and surplus opinion fees and expenses......................
   Miscellaneous expenses..............................................
                                                                        --------
     Total............................................................. $
                                                                        ========

                         INDEPENDENT PUBLIC ACCOUNTANTS

  The Board, at the recommendation of the Audit Committee, has appointed, subject to approval by the stockholders, the firm of Arthur Andersen & Co., as independent public accountants, to examine the financial statements of the Company for the year 1994. It is anticipated that a representative of Arthur Andersen & Co. will be present at the meeting and will have the opportunity to make a statement, if he desires to do so, and will be available to respond to appropriate questions at that time.

  The affirmative vote of a majority of Old Shares present at the meeting is necessary for approval of this proposal. If the stockholders do not approve the appointment of Arthur Andersen & Co., the selection of independent public accountants will be reconsidered by the Board.

  THE BOARD RECOMMENDS A VOTE FOR THE APPROVAL OF THE APPOINTMENT OF ARTHUR ANDERSEN & CO. AS INDEPENDENT PUBLIC ACCOUNTANTS FOR THE COMPANY FOR 1994.

                       DISCRETIONARY AUTHORITY OF PROXIES

  The Board of Directors of the Company does not know of any matters, other than as described in the Notice of Meeting attached to this Proxy Statement/Prospectus, that are to come before the Meeting. If a proxy is given to vote in favor of the Plan of Recapitalization, the persons named in such proxy will have authority to vote in accordance with their best judgment on any other matter that is properly presented at the Meeting for action, including, without limitation, any proposal to adjourn the Meeting or otherwise concerning the conduct of the Meeting.

  In the event that a quorum is not present at the time the Meeting is convened, or if for any other reason the Company believes that additional time should be allowed for the solicitation of proxies, the Company may adjourn the Meeting with a vote of the stockholders. The persons named in the accompanying form of proxy will vote any Shares for which they have voting authority in favor of such adjournment. The Company has made no determination whether it would adjourn the Meeting to allow additional time for the solicitation of proxies should an insufficient number of favorable votes be received to approve and adopt the Plan of Recapitalization.


                                    EXPERTS

  The consolidated financial statements and related schedules of the Company and United as of December 31, 1993 and 1992 and for each of the three years in the period ended December 31, 1993, incorporated by reference in this Proxy Statement/Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen & Co., independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report. Reference is made to said report which includes an explanatory paragraph with respect to the changes in methods of accounting for income taxes and postretirement benefits other than pensions as discussed in the notes to the consolidated financial statements.

                                 LEGAL OPINION

  The validity of the New Shares, Debentures and Public Preferred Stock issuable pursuant to the Recapitalization will be passed upon by Skadden, Arps, Slate, Meagher & Flom. Such counsel have assumed that the Company will not be rendered insolvent as a result of the Recapitalization.

                               PROXY SOLICITATION

  Proxies are being solicited by and on behalf of the Board. All expenses of this solicitation including the cost of preparing and mailing this Proxy Statement/Prospectus will be borne by the Company. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of the Company in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for out-of-pocket expenses, in connection with such solicitation. Arrangements will also be made with custodians, nominees and fiduciaries for forwarding of proxy solicitation material to beneficial owners of Old Shares held of record by such persons, and the Company may reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith. To assure the presence in person or by proxy of the largest number of stockholders possible, the Company has engaged Georgeson & Co. to solicit proxies on behalf of the Company. The Company has
agreed to pay such firm a proxy solicitation fee of $          and to reimburse
such firm for its reasonable out-of-pocket expenses.

                       PROPOSALS FOR 1995 ANNUAL MEETING

  Stockholder proposals intended to be presented at the 1995 Annual Meeting
must be received by           , by the Secretary of the Company (at the address
set forth on page iii of this Proxy Statement/Prospectus), for inclusion in the proxy statement and form of proxy relating to that meeting.

                                 OTHER MATTERS

  The Board does not know of any other business which may be presented for consideration at the meeting. If any business not described herein should come before the meeting, the persons named in the enclosed proxy will vote on those matters in accordance with their best judgment.

                                                                       Annex I
March 24, 1994




Board of Directors
UAL Corporation
1200 East Algonquin Road
Elk Grove Township, IL 60007


Gentlemen and Madam:

You have requested our opinion as to the fairness, from a financial point of view, to the holders (the "Common Stockholders") of shares of common stock, par value $5.00 per share ("Old Shares"), of UAL Corporation, a Delaware corporation ("UAL"), of the consideration to be received by such Common Stockholders in connection with the proposed recapitalization of UAL (the "Transaction"), as set forth in, and pursuant to the terms of, the Agreement and Plan of Recapitalization dated as of March 25, 1994 (the "Recapitalization Agreement"), between UAL and the Airline Pilots Association, International, and the International Association of Machinists and Aerospace Workers (together with other participating employees, the "Participating Employees").

We understand that the Transaction, as more specifically set forth in the Recapitalization Agreement, provides that, in exchange for certain labor concessions by the Participating Employees, UAL will issue common stock to certain employee trusts/ESOPs equal to a minimum of 53% and a maximum of 63% of the common stock of UAL. We also understand that in the Transaction the current Common Stockholders of UAL will receive, for each Old Share held, one-half of a new share of common stock, par value $.01 per share, of UAL (representing an equity interest immediately after the Transaction of approximately 47% of one Old Share's current percentage equity interest in UAL, subject to possible reduction), $31.10 liquidation value of Series B Preferred Stock, without par value, of UAL, and one-thousandth of a share of redeemable preferred stock of UAL, which will be redeemed immediately after issuance for $25.80 in cash, $15.55 principal amount of Series A Debentures due 2004 of United Air Lines, Inc. ("United") and $15.55 principal amount of Series B Debentures due 2014 of United. The Series B Preferred Stock, the Series A Debentures and the Series B Debentures are referred to herein as the "Securities".

In arriving at our opinion, we have reviewed and analyzed the Recapitalization Agreement, as well as certain publicly available business and financial information relating to UAL. We have also reviewed certain other information, including financial forecasts provided to us by UAL. We have met with UAL's management to discuss the past and current operations and financial condition and prospects of UAL. We have also considered certain financial and stock market data for UAL and we have compared that data with similar data for other publicly held companies in businesses similar to those of UAL, and we have considered the financial terms of certain other business combinations that have recently been effected. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that we deemed relevant. In addition, we have reviewed the alternative of not effecting a reorganization or similar transaction and UAL implementing various operating strategies considered by it which, if fully implemented, might result in a greater value to Common Stockholders than the Transaction; however, we understand and have assumed for purposes of this opinion that the board of directors of UAL has determined, in light of various factors relating to the implementation of such operating strategies and the availability of the Transaction, not to pursue such implementation.

In connection with our review, we have not independently verified any of the foregoing information and have relied on its being complete and accurate in all material respects. With respect to the financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of UAL's management as to the future financial performance of UAL. We express no view as to such forecasts or the assumptions on which they are based. We have not made an independent evaluation or appraisal of the assets or liabilities of UAL, nor have we been furnished with any such appraisals. We were not requested to, and did not, solicit third party offers to acquire all or any part of UAL, nor, to our knowledge, has any interest in making such an offer been presented by any third party, including in response to the public disclosure regarding discussions between UAL and the Participating Employees. We have assumed that the results expected by UAL's management to be obtained from the Transaction, including those arising from the Participating Employees' labor concessions, will be realized. Our opinion is necessarily based solely upon information available to us and business, market, economic and other conditions as they exist on, and can be evaluated as of, the date hereof. Our opinion does not address UAL's underlying business decision to effect the Transaction.

Pursuant to the Recapitalization Agreement, the interest and dividend rates for the Securities were initially set upon the execution of the Recapitalization Agreement. The interest or dividend rate on each such Security will be reset, as of a date to be determined that is not fewer than five calendar days and not greater than ten calendar days prior to the meeting of the Common Stockholders of UAL at which the Transaction will be voted upon, to the rate required to cause each such security to trade at 100% of its aggregate principal amount (in the case of the debentures) or at 100% of its aggregate liquidation preference (in the case of the preferred stock) (collectively, "par"), on a fully distributed basis, as of such date, subject to a limitation specified in the Recapitalization Agreement on the amount that such rates can increase. Our opinion is based on such final rates being set so that the Securities would trade, as of such date, on a fully distributed basis, at par. It should be noted that our opinion does not represent our view as to what the trading value of the Securities actually will be when the Securities are issued to the Common Stockholders following consummation of the Transaction. The actual trading value of the Securities could be higher or lower depending upon changes in interest rates, dividend rates, market conditions, general economic conditions and other factors that generally influence the price of securities. Because of the large aggregate amount of the Securities being issued to stockholders of UAL and other factors, such Securities may trade initially, and for an extended period thereafter, at prices below those at which they would trade on a fully distributed basis. Furthermore, any valuation of securities is only an approximation, subject to uncertainties and contingencies all of which are difficult to predict and beyond our control.

We have acted as financial advisor to UAL in connection with the Transaction and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Transaction. We will also receive a fee for rendering this opinion and other additional services currently being rendered to UAL. In the ordinary course of our business, we actively trade the debt and equity securities of UAL for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

It is understood that this opinion is only for the information of the Board of Directors of UAL. However, this opinion may be included in its entirety in any proxy statement from UAL to its Common Stockholders. This opinion may not, however, be summarized, excerpted from or otherwise publicly referred to without our prior written consent, which will not unreasonably be withheld. In addition, we may not be otherwise publicly referred to without our prior consent, which will not unreasonably be withheld.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the consideration to be received by the Common Stockholders of UAL in the Transaction, taken as a whole, is fair to such Common Stockholders from a financial point of view.


Very truly yours,

CS FIRST BOSTON CORPORATION



By:
     -------------------------------

                                                                      Annex II
March 24, 1994




Board of Directors
UAL Corporation
1200 East Algonquin Road
Elk Grove Township, IL 60007


Gentlemen and Madam:

You have requested our opinion as to the fairness, from a financial point of view, to the holders (the "Common Stockholders") of shares of common stock, par value $5.00 per share ("Old Shares"), of UAL Corporation, a Delaware corporation ("UAL"), of the consideration to be received by such Common Stockholders in connection with the proposed recapitalization of UAL (the "Transaction"), as set forth in, and pursuant to the terms of, the Agreement and Plan of Recapitalization dated as of March 25, 1994 (the "Recapitalization Agreement"), between UAL and the Airline Pilots Association, International, and the International Association of Machinists and Aerospace Workers (together with other participating employees, the "Participating Employees").

We understand that the Transaction, as more specifically set forth in the Recapitalization Agreement, provides that, in exchange for certain labor concessions by the Participating Employees, UAL will issue common stock to certain employee trusts/ESOPs equal to a minimum of 53% and a maximum of 63% of the common stock of UAL. We also understand that in the Transaction the current Common Stockholders of UAL will receive, for each Old Share held, one-half of a new share of common stock, par value $.01 per share, of UAL (representing an equity interest immediately after the Transaction of approximately 47% of one Old Share's current percentage equity interest in UAL, subject to possible reduction), $31.10 liquidation value of Series B Preferred Stock, without par value, of UAL, and one-thousandth of a share of redeemable preferred stock of UAL, which will be redeemed immediately after issuance for $25.80 in cash, $15.55 principal amount of Series A Debentures due 2004 of United Air Lines, Inc. ("United") and $15.55 principal amount of Series B Debentures due 2014 of United. The Series B Preferred Stock, the Series A Debentures and the Series B Debentures are referred to herein as the "Securities".

In arriving at our opinion, we have reviewed and analyzed the Recapitalization Agreement, as well as certain publicly available business and financial information relating to UAL. We have also reviewed certain other information, including financial forecasts provided to us by UAL. We have met with UAL's management to discuss the past and current operations and financial condition and prospects of UAL. We have also considered certain financial and stock market data for UAL and we have compared that data with similar data for other publicly held companies in businesses similar to those of UAL, and we have considered the financial terms of certain other business combinations that have recently been effected. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that we deemed relevant. In addition, we have reviewed the alternative of not effecting a reorganization or similar transaction and UAL implementing various operating strategies considered by it which, if fully implemented, might result in a greater value to Common Stockholders than the Transaction; however, we understand and have assumed for purposes of this opinion that the board of directors of UAL has determined, in light of various factors relating to the implementation of such operating strategies and the availability of the Transaction, not to pursue such implementation.

In connection with our review, we have not independently verified any of the foregoing information and have relied on its being complete and accurate in all material respects. With respect to the financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of UAL's management as to the future financial performance of UAL. We express no view as to such forecasts or the assumptions on which they are based. We have not made an independent evaluation or appraisal of the assets or liabilities of UAL, nor have we been furnished with any such appraisals. We were not requested to, and did not, solicit third party offers to acquire all or any part of UAL, nor, to our knowledge, has any interest in making such an offer been presented by any third party, including in response to the public disclosure regarding discussions between UAL and the Participating Employees. We have assumed that the results expected by UAL's management to be obtained from the Transaction, including those arising from the Participating Employees' labor concessions, will be realized. Our opinion is necessarily based solely upon information available to us and business, market, economic and other conditions as they exist on, and can be evaluated as of, the date hereof. Our opinion does not address UAL's underlying business decision to effect the Transaction.

Pursuant to the Recapitalization Agreement, the interest and dividend rates for the Securities were initially set upon the execution of the Recapitalization Agreement. The interest or dividend rate on each such Security will be reset, as of a date to be determined that is not fewer than five calendar days and not greater than ten calendar days prior to the meeting of the Common Stockholders of UAL at which the Transaction will be voted upon, to the rate required to cause each such Security to trade at 100% of its aggregate principal amount (in the case of the debentures) or at 100% of its aggregate liquidation preference (in the case of the preferred stock) (collectively, "par"), on a fully distributed basis, as of such date, subject to a limitation specified in the Recapitalization Agreement on the amount that such rates can increase. Our opinion is based on such final rates being set so that the Securities would trade, as of such date, on a fully distributed basis, at par. It should be noted that our opinion does not represent our view as to what the trading value of the Securities actually will be when the Securities are issued to the Common Stockholders following consummation of the Transaction. The actual trading value of the Securities could be higher or lower depending upon changes in interest rates, dividend rates, market conditions, general economic conditions and other factors that generally influence the price of securities. Because of the large aggregate amount of the Securities being issued to stockholders of UAL and other factors, such Securities may trade initially, and for an extended period thereafter, at prices below those at which they would trade on a fully distributed basis. Furthermore, any valuation of securities is only an approximation, subject to uncertainties and contingencies all of which are difficult to predict and beyond our control.

We have acted as financial advisor to UAL in connection with the Transaction and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Transaction. A portion of this fee relates to the rendering of this opinion.

It is understood that this opinion is only for the information of the Board of Directors of UAL. However, this opinion may be included in its entirety in any proxy statement from UAL to its Common Stockholders. This opinion may not, however, be summarized, excerpted from or otherwise publicly referred to without our prior written consent, which will not unreasonably be withheld. In addition, we may not be otherwise publicly referred to without our prior consent, which will not unreasonably be withheld.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the consideration to be received by the Common Stockholders of UAL in the Transaction, taken as a whole, is fair to such Common Stockholders from a financial point of view.


Very truly yours,



- -------------------------------
Lazard Freres & Co.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Section 145 of the General Corporation Law of Delaware empowers each of the Registrants to indemnify, subject to the standards herein prescribed, any person in connection with any action, suit or proceeding brought or threatened by reason of the fact that such person is or was a director, officer, employee or agent of a Registrant or was serving as such with respect to another corporation or other entity at the request of a Registrant. Article Sixth (b) of each of the Registrants' Restated Certificates of Incorporation provides that each person who was or is made a party to (or is threatened to be made a party to) or is otherwise involved in any action, suit or proceeding by reason of the fact that such person is or was a director or officer of the applicable Registrant shall be indemnified and held harmless by the applicable Registrant to the fullest extent authorized by the General Corporation Law of Delaware against all expense, liability and loss (including, without limitation, attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred by such person in connection therewith. The rights conferred by Article Sixth (b) are contractual rights and include the right to be paid by the applicable Registrant the expenses incurred in defending such action, suit or proceeding in advance of the final disposition thereof.

  Article SIXTH (a) of each of the Registrants' Restated Certificate of Incorporation and the proposed Restated Certificate of Incorporation of UAL provides that the applicable Registrant's directors will not be personally liable to the applicable Registrant or its stockholders for monetary damages resulting from breaches of their fiduciary duty as directors except for liability (a) for any breach of the duty of loyalty to the applicable Registrant or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under
Section 174 of the General Corporation Law of Delaware, which makes directors liable for unlawful dividends or unlawful stock repurchases or redemptions or
(d) for any transaction from which directors derive improper personal benefit.

  The Registrants maintain directors and officers liability insurance covering all directors and officers of the Registrants against claims arising out of the performance of their duties.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

   EXHIBIT
     NO.                                DESCRIPTION
   -------                              -----------
     2.1   Agreement and Plan of Recapitalization dated as of March 25, 1994, among UAL, Air Line Pilots Association, International UAL-MEC and
            the International Association of Machinists and Aerospace Workers,
            including all schedules and exhibits thereto (filed as Exhibit 10.1 to UAL's Form 8-K dated March 28, 1994 and incorporated herein by reference).
     2.2   Letter agreement dated as of March 25, 1994, among UAL, Air Line
            Pilots Association, International UAL-MEC and the International
            Association of Machinists and Aerospace Workers (filed as Exhibit
            10.2 to UAL's Form 8-K dated March 28, 1994 and incorporated herein by reference).
     2.3   Letter agreement dated as of March 25, 1994, between UAL and State
            Street Bank and Trust Company (filed as Exhibit 10.3 to UAL's Form
            8-K dated March 28, 1994 and incorporated herein by reference).
     4.1   UAL's Proposed Restated Certificate of Incorporation, to be filed in connection with the consummation of the Recapitalization (filed as
            Schedule 1.1 to Exhibit 10.1 of UAL's Form 8-K dated March 28, 1994 and incorporated herein by reference).

   EXHIBIT
     NO.                                DESCRIPTION
   -------                              -----------
     4.2   UAL's Proposed Restated Bylaws, to be adopted in connection with the consummation of the Recapitalization (filed as Schedule 2.2 to
            Exhibit 10.1 of UAL's Form 8-K dated March 28, 1994 and
            incorporated herein by reference).
     4.3   Rights Agreement, dated as of December 11, 1986 between UAL and
            Morgan Shareholder Services Trust Company, as Rights Agent (filed as Exhibit 4.1 of UAL's Annual Report on Form 10-K for the year ended December 31, 1992 and incorporated herein by reference;
            Amendment Nos. 1, 2, 3 and 4 thereto filed, respectively, as (i)
            Exhibit 2 to UAL's Form 8 dated February 26, 1988, (ii) Exhibit 3 to Registrant's Form 8 dated July 28, 1989, (iii) Exhibit 4 to
            Registrant's Form 8 dated September 26, 1989, and (iv) Exhibit to
            UAL's Form 8 dated February 3, 1993, and each incorporated herein by reference; Proposed Amendment No. 5 thereto filed as Schedule
            3.18 to Exhibit 10.1 of UAL's Form 8-K dated March 28, 1994 and incorporated herein by reference).
     4.4   Indenture dated as of July 1, 1991 between United and The Bank of
            New York providing for the Issuance of Senior Debt Securities in
            Series (filed as Exhibit 4(a) of United's Registration Statement
            Form S-3 (No. 33-57192) and incorporated by reference herein).
     4.5   Form of Officer's Certificate relating to United's Series A
            Debentures due 2004 and United Series B Debentures due 2014 (filed as Schedule 1.3 to Exhibit 10.1 of UAL's Form 8-K dated March 28,
            1994 and incorporated herein by reference).
    *5.1   Opinion of Skadden, Arps, Slate, Meagher & Flom as to the legality of the Securities dated as of April  , 1994.
    *8.1   Tax Opinion of Skadden, Arps, Slate, Meagher & Flom dated as of
            April  , 1994.
    12.1   UAL's Calculation of Pro Forma Ratio of Earnings to Fixed Charges.
    12.2   UAL's Calculation of Pro Forma Ratio of Earnings to Fixed Charges
            and Preferred Stock Dividend Requirements.
   *12.3   United's Calculation of Pro Forma Ratio of Earnings to Fixed
            Charges.
    23.1   Consent of Arthur Andersen & Co. dated as of April 11, 1994.
    23.2   Consent of KPMG Peat Marwick dated as of April 11, 1994.
    23.3   Consent of CS First Boston Corporation dated as of April 12, 1994.
    23.4   Consent of Lazard Freres & Co. dated as of April 12, 1994.
    23.5   Consent of American Appraisal Associates, Inc. dated as of April 11,
            1994.
   *23.6   Consent of Skadden, Arps, Slate, Meagher & Flom, included as part of
            Exhibit 5.1.
    23.7   Consent of John F. McGillicuddy
    23.8   Consent of James J. O'Connor
    23.9   Consent of Paul E. Tierney
    23.10  Consent of Gerald Greenwald
    23.11  Consent of Duane D. Fitzgerald
    23.12  Consent of Richard D. McCormick
    23.13  Consent of John K. Van de Kamp
    23.14  Consent of Paul A. Volcker
    23.15  Consent of Joseph V. Vittoria
    24.1   Power of Attorney (See page II-4)
    24.2   Power of Attorney (See page II-6)
   *25.1   Form T-1 Statement of Eligibility under the Trust Indenture Act of
            1939, as amended, by The Bank of New York, as Trustee under the
            Indenture dated as of July 1991 between United and The Bank of New
            York Providing for the Issuance of Senior Debt Securities in
            Series.
    99.1   Opinion of American Appraisal Associates, Inc. dated as of March 14,
            1994 (filed as Schedule 5.9 to Exhibit 10.1 of UAL's Form 8-K dated
            March 28, 1994 and incorporated herein by reference).
    99.2   Retention Agreement dated January 1, 1994 between Air Line Pilots
            Association, International, the International Association of
            Machinists and Aerospace Workers and Gerald Greenwald, attaching
            Employment Agreement between UAL Corporation and Gerald Greenwald to be entered into at the Effective Time.

- --------
* To be filed by amendment.

ITEM 22. UNDERTAKINGS

  (a) Each of the undersigned Registrants hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change of such information in the Registration Statement;

    (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b) Each of the undersigned Registrants hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of a Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrants pursuant to the foregoing provisions, or otherwise, the Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a Registrant of expenses incurred or paid by a director, officer or controlling person of such Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the applicable Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  (d) Each of undersigned Registrants hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, 13, or 16 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

  (e) Each of the undersigned Registrants hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN ELK GROVE TOWNSHIP, ILLINOIS, ON THE 12 DAY OF APRIL, 1994.

                                          UAL Corporation


                                          By         /s/ John C. Pope
                                            -----------------------------------
                                                       JOHN C. POPE
                                               PRESIDENT AND CHIEF OPERATING
                                                          OFFICER

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES NOTED ON THIS 12 DAY OF APRIL, 1994.

  THE UNDERSIGNED DIRECTORS AND OFFICERS OF UAL CORPORATION HEREBY APPOINT STEPHEN M. WOLF AND JOHN C. POPE, EACH OF THEM, AS ATTORNEYS FOR THE UNDERSIGNED, WITH FULL POWER OF SUBSTITUTION FOR AND IN THE NAME, PLACE AND STEAD OF THE UNDERSIGNED, TO SIGN AND FILE WITH THE COMMISSION ANY AND ALL AMENDMENTS AND EXHIBITS TO THIS REGISTRATION STATEMENT ON FORM S-4, WITH FULL POWER AND AUTHORITY TO DO AND PERFORM ANY AND ALL ACTS AND THINGS WHATSOEVER REQUISITE AND NECESSARY OR DESIRABLE IN CONNECTION THEREWITH.

              SIGNATURE                         TITLE                DATE
              ---------                         -----                ----

         /s/ Stephen M. Wolf            Director, and           April 12, 1994
- -------------------------------------    Chairman and Chief
           STEPHEN M. WOLF               Executive Officer

          /s/ John C. Pope              Director, and           April 12, 1994
- -------------------------------------    President and Chief
            JOHN C. POPE                 Operating Officer
                                         (principal
                                         accounting officer
                                         and principal
                                         financial officer)

                                        Director                April  , 1994
- -------------------------------------
          NEIL A. ARMSTRONG

        /s/ Andrew F. Brimmer           Director                April 12, 1994
- -------------------------------------
          ANDREW F. BRIMMER

        /s/ Richard P. Cooley           Director                April 12, 1994
- -------------------------------------
          RICHARD P. COOLEY

         /s/ Carla A. Hills
- -------------------------------------   Director                April 12, 1994
           CARLA A. HILLS

          /s/ Fujio Matsuda             Director                April 12, 1994
- -------------------------------------
            FUJIO MATSUDA

             SIGNATURES                         TITLE                DATE

      /s/ John F. McGillicuddy          Director                April 12, 1994
- -------------------------------------
        JOHN F. MCGILLICUDDY

                                        Director                April  , 1994
- -------------------------------------
           HARRY MULLIKIN

        /s/ James J. O'Connor           Director                April 12, 1994
- -------------------------------------
          JAMES J. O'CONNOR

         /s/ Frank A. Olson             Director                April 12, 1994
- -------------------------------------
           FRANK A. OLSON

         /s/ Ralph Strangis             Director                April 12, 1994
- -------------------------------------
           RALPH STRANGIS

      /s/ Paul E. Tierney, Jr.          Director                April 12, 1994
- -------------------------------------
        PAUL E. TIERNEY, JR.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN ELK GROVE TOWNSHIP, ILLINOIS, ON THE 12 DAY OF APRIL, 1994.

                                          United Air Lines, Inc.


                                          By         /s/ John C. Pope
                                            -----------------------------------
                                                        JOHN C. POPE
                                               PRESIDENT AND CHIEF OPERATING
                                                           OFFICER

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES NOTED ON THIS 12 DAY OF APRIL, 1994.

  THE UNDERSIGNED DIRECTORS AND OFFICERS OF UNITED AIR LINES, INC. HEREBY APPOINT STEPHEN M. WOLF AND JOHN C. POPE, EACH OF THEM, AS ATTORNEYS FOR THE UNDERSIGNED, WITH FULL POWER OF SUBSTITUTION FOR AND IN THE NAME, PLACE AND STEAD OF THE UNDERSIGNED, TO SIGN AND FILE WITH THE COMMISSION ANY AND ALL AMENDMENTS AND EXHIBITS TO THIS REGISTRATION STATEMENT ON FORM S-4, WITH FULL POWER AND AUTHORITY TO DO AND PERFORM ANY AND ALL ACTS AND THINGS WHATSOEVER REQUISITE AND NECESSARY OR DESIRABLE IN CONNECTION THEREWITH.

              SIGNATURE                         TITLE                DATE
              ---------                         -----                ----

         /s/ Stephen M. Wolf            Director, and           April 12, 1994
- -------------------------------------    Chairman and Chief
           STEPHEN M. WOLF               Executive Officer
                                         (principal
                                         executive officer)

          /s/ John C. Pope              Director, President     April 12, 1994
- -------------------------------------    and Chief Operating
            JOHN C. POPE                 Officer (principal
                                         financial officer)

        /s/ Lawrence M. Nagin           Director, and           April 12, 1994
- -------------------------------------    Executive Vice
          LAWRENCE M. NAGIN              President--
                                         Corporate Affairs
                                         and General Counsel

        /s/ James M. Guyette            Director, and           April 12, 1994
- -------------------------------------    Executive Vice
          JAMES M. GUYETTE               President--
                                         Marketing and
                                         Planning

         /s/ Paul G. George             Director, and Senior    April 12, 1994
- -------------------------------------    Vice President--
           PAUL G. GEORGE                Human Resources

     /s/ Joseph R. O'Gorman, Jr.        Director, and           April 12, 1994
- -------------------------------------    Executive Vice
       JOSEPH R. O'GORMAN, JR.           President--
                                         Operations

        /s/ Frederic F. Brace           Vice President--        April 12, 1994
- -------------------------------------    Corporate
          FREDERIC F. BRACE              Development and
                                         Controller
                                         (principal
                                         accounting officer)

                                 EXHIBIT INDEX

 EXHIBIT
   NO.                             DESCRIPTION                             PAGE
 -------                           -----------                             ----
    2.1  Agreement and Plan of Recapitalization dated as of March 25,
          1994, among UAL, Air Line Pilots Association, International
          UAL-MEC and the International Association of Machinists and
          Aerospace Workers, including all schedules and exhibits
          thereto (filed as Exhibit 10.1 to UAL's Form 8-K dated March
          28, 1994 and incorporated herein by reference).
    2.2  Letter agreement dated as of March 25, 1994, among UAL, Air
          Line Pilots Association, International UAL-MEC and the
          International Association of Machinists and Aerospace Workers
          (filed as Exhibit 10.2 to UAL's Form 8-K dated March 28, 1994 and incorporated herein by reference).
    2.3  Letter agreement dated as of March 25, 1994, between UAL and
          State Street Bank and Trust Company (filed as Exhibit 10.3 to
          UAL's Form 8-K dated March 28, 1994 and incorporated herein by reference).
    4.1  UAL's Proposed Restated Certificate of Incorporation, to be
          filed in connection with the consummation of the
          Recapitalization (filed as Schedule 1.1 to Exhibit 10.1 of
          UAL's Form 8-K dated March 28, 1994 and incorporated herein by reference).
    4.2  UAL's Proposed Restated Bylaws, to be adopted in connection with the consummation of the Recapitalization (filed as
          Schedule 2.2 to Exhibit 10.1 of UAL's Form 8-K dated March 28,
          1994 and incorporated herein by reference).
    4.3  Rights Agreement, dated as of December 11, 1986 between UAL and
          Morgan Shareholder Services Trust Company, as Rights Agent
          (filed as Exhibit 4.1 of UAL's Annual Report on Form 10-K for the year ended December 31, 1992 and incorporated herein by reference; Amendment Nos. 1, 2, 3 and 4 thereto filed,
          respectively, as (i) Exhibit 2 to UAL's Form 8 dated February
          26, 1988, (ii) Exhibit 3 to Registrant's Form 8 dated July 28,
          1989, (iii) Exhibit 4 to Registrant's Form 8 dated September
          26, 1989, and (iv) Exhibit to UAL's Form 8 dated February 3,
          1993, and each incorporated herein by reference; Proposed
          Amendment No. 5 thereto filed as Schedule 3.18 to Exhibit 10.1 of UAL's Form 8-K dated March 28, 1994 and incorporated herein by reference).
    4.4  Indenture dated as of July 1, 1991 between United and The Bank of New York providing for the Issuance of Senior Debt
          Securities in Series (filed as Exhibit 4(a) of United's
          Registration Statement Form S-3 (No. 33-57192) and
          incorporated by reference herein).
    4.5  Form of Officer's Certificate relating to United's Series A
          Debentures due 2004 and United Series B Debentures due 2014
          (filed as Schedule 1.3 to Exhibit 10.1 of UAL's Form 8-K dated
          March 28, 1994 and incorporated herein by reference).
   *5.1  Opinion of Skadden, Arps, Slate, Meagher & Flom as to the
          legality of the Securities dated as of April  , 1994.
   *8.1  Tax Opinion of Skadden, Arps, Slate, Meagher & Flom dated as of
          April  , 1994.
   12.1  UAL's Calculation of Pro Forma Ratio of Earnings to Fixed
          Charges.
   12.2  UAL's Calculation of Pro Forma Ratio of Earnings to Fixed
          Charges and Preferred Stock Dividend Requirements.
  *12.3  United's Calculation of Pro Forma Ratio of Earnings to Fixed
          Charges.

 EXHIBIT
   NO.                             DESCRIPTION                             PAGE
 -------                           -----------                             ----
  23.1   Consent of Arthur Andersen & Co. dated as of April  , 1994.
  23.2   Consent of KPMG Peat Marwick dated as of April 11, 1994.
  23.3   Consent of CS First Boston Corporation dated as of April  ,
          1994.
  23.4   Consent of Lazard Freres & Co. dated as of April  , 1994.
  23.5   Consent of American Appraisal Associates, Inc.
 *23.6   Consent of Skadden, Arps, Slate, Meagher & Flom, included as part of Exhibit 5.1.
  23.7   Consent of John F. McGillicuddy.
  23.8   Consent of James T. O'Connor.
  23.9   Consent of Paul E. Tierney.
  23.10  Consent of Gerald Greenwald.
  23.11  Consent of Duane D. Fitzgerald.
  23.12  Consent of Richard D. McCormick.
  23.13  Consent of John K. Van de Kamp.
  23.14  Consent of Paul A. Volcker.
  23.15  Consent of Joseph V. Vittoria.
  24.0   Power of Attorney (See Page II-4)
  24.2   Power of Attorney (See page II-6)
 *25.1   Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, by The Bank of New York, as Trustee under the Indenture dated as of July 1991 between United and The
          Bank of New York Providing for the Issuance of Senior Debt
          Securities in Series.
  99.1   Opinion of American Appraisal Associates, Inc. dated as of
          March 14, 1994 (filed as Schedule 5.9 to Exhibit 10.1 of UAL's
          Form 8-K dated March 28, 1994 and incorporated herein by
          reference).
  99.2   Retention Agreement dated January 1, 1994 between Air Line
          Pilots Association, International, the International
          Association of Machinists and Aerospace Workers and Gerald
          Greenwald, attaching Employment Agreement between UAL
          Corporation and Gerald Greenwald to be entered into at the
          Effective Time.

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* To be filed by amendment.